SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2023
Commission File No. 1-442
THE BOEING COMPANY 401(k) RETIREMENT PLAN
THE BOEING COMPANY
929 Long Bridge Drive
Arlington, Virginia 22202

The Boeing Company 401(k) Retirement Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2023 and 2022 and for the Year Ended December 31, 2023, Supplemental Schedules as of December 31, 2023, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY 401(k) RETIREMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2023 and 2022	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2023	3
Notes to Financial Statements as of December 31, 2023 and 2022 and for the Year Ended December 31, 2023	4
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2023	18
Form 5500, Schedule H, Line 4(a) - Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2023	204
SIGNATURE	205

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Participants and Plan Administrator of
The Boeing Company 401(k) Retirement Plan
Arlington, Virginia

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company 401(k) Retirement Plan, (the "Plan") as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2023 and Schedule of Delinquent Participant Contributions for the year ended December 31, 2023 have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including its form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Deloitte & Touche LLP
Chicago, Illinois
June 12, 2024

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2023 AND 2022

(Dollars in millions)	2023	2022
ASSETS:
Investments — interest in Master Trust	$71,387	$62,726

Receivables:
Employer contributions	236	197
Notes receivable from participants	623	580

Total receivables	859	777

NET ASSETS AVAILABLE FOR BENEFITS	$72,246	$63,503
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2023

(Dollars in millions)
Net Master Trust activity	$10,849
Interest income from notes receivable from participants	29
Contributions:
Employer — Boeing common stock	1,554
Participant	2,401
Total contributions	3,955
Benefits paid	6,090
NET INCREASE	8,743

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	63,503
End of year	$72,246
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2023 AND 2022 AND FOR THE YEAR ENDED DECEMBER 31, 2023
(Dollars in millions)
1.    DESCRIPTION OF PLAN
The following description of The Boeing Company 401(k) Retirement Plan (the “Plan”) provides only general information. Participants, as defined by the Plan (“Members” or “Participants”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) or one of its adopting subsidiaries becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the applicable custom target date fund.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution for certain Members. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. During 2023 and 2022, Boeing’s contributions were made in the form of shares of Company common stock and immediately transferred to other investment funds in accordance with Members’ current investment elections.
Employer contributions receivables as of December 31, 2023 and 2022, included the following:

	2023	2022
Nonelective contribution equal to 2% of certain Members eligible compensation	$195	$173
Employer-matching true-up contributions	27	24
Student loan matching contributions	14	—
Total receivables: Employer contributions	$236	$197
Members may elect to change their contribution percentages. These changes are effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.

Members’ Accounts — Individual accounts are maintained for each Member. Each Member’s account is credited with the Member’s contributions, Boeing’s contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is the Boeing Stock Fund, as of December 31, 2023 and 2022. The Boeing Stock Fund consists of Boeing common stock and cash held in the cash sweep fund. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, Boeing’s contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, for certain Members, employer-matching contributions will be suspended for six months following the hardship withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will generally be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time. Qualified reservist distributions, active military leave distributions and withdrawals upon disability are also available to eligible Members.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may generally have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2023, with loans maturing at various dates through December 2043.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 73, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.
Plan Amendments — Effective January 1, 2023, the Plan document was updated to incorporate certain legally required or administrative changes consistent with the SECURE 2.0 Act of 2022, to reflect certain collectively bargained changes, to make certain clarifying changes and to update certain administrative aspects of the Plan, and to retroactively amend the Plan’s compensation conversion rules as permitted by applicable correction rules.
Subsequent Events — Subsequent events were evaluated through June 12, 2024, the date the financial statements were issued. No events occurred that require additional disclosure or adjustments to the Plan’s financial statements.
2.    SUMMARY OF ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Market risks include global events, such as a pandemic or international conflict, which could impact the value of investment securities. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:
•Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.

•Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.
•Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.
•Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.
•Mutual funds, which are registered investment companies, are valued at the daily closing price as reported by the fund. Funds held by the Master Trust are open-ended funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price.
•Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.
•Other investments include physical commodities and over-the-counter (“OTC”) derivatives, such as options and swap contracts. Physical commodities are valued on a market approach using the front month futures contract for the specific commodity. The derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include cash and cash collateral. Cash collateral is related to the collateral posted on derivatives.
Valuation Oversight — Plan management has implemented processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The valuation framework has a set of processes that provides for oversight and validation of the fair value methodologies as well as valuations.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is composed of the Managing Directors of Trust Investments, including Risk Management and Trust Operations and each of the Investment teams, along with the Director of Actuarial Services and Enterprise Benefits Accounting. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:
•Review and approve annually the Trust Investments valuation practices, and review valuation practices used by third parties
•Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement
•Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period
•Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Contributions — Contributions from Members and the matching contributions from the Company are recorded in the year in which the employee contributions are withheld from compensation.

Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.
3.    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the Stable Value Fund (“SVF”), which is managed by Goldman Sachs Asset Management, L.P. (“GSAM”). The SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the SVF, but rather are amortized, over the duration of the underlying assets or other agreed upon period, through adjustments to the future crediting rate. Primary variables impacting the future crediting rate of the SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the SVF’s investment portfolios and the associated wrap contract book value, the timing and amount of participant contributions and withdrawals made to or from the SVF, the percentage of the SVF invested in cash, and SVF expenses, among other factors. The issuer guarantees (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus credited interest, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM (the global investment management business of Prudential Financial), and Western Asset Management Co. In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each wrap contract issuer; each contract provides an interest rate floor of 0%. Such contract crediting rates are reset on a monthly basis while the crediting rate for the SVF is reset on a daily basis.
Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the SVF to transact at contract value or may allow for the termination of the wrap contract at less than contract value. The Company does not believe that any events are probable of occurring that could limit the ability of the SVF to transact at contract value.
4.    MASTER TRUST

The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2023 and 2022.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2023, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2023 and 2022, are as follows:

	2023	2022
ASSETS:
Investments — at fair value:
Common/collective trusts	$41,439	$35,169
Common and preferred stock	7,280	5,821
Government and agency securities	565	462
Corporate bonds	456	481
Mortgage and asset-backed securities	447	272
Boeing common stock	8,444	6,652
Mutual funds	48	86
Short-term investments	40	97
Other investments	14	22
Total investments — at fair value	58,733	49,062
Investments — at contract value:
Synthetic GICs/SVF	12,536	13,474
Total Master Trust investments	71,269	62,536
Cash and cash equivalents	139	148
Receivables:
Receivables for securities sold	68	56
Accrued investment income	30	25
Other	7	97
Total receivables	105	178
Total assets	71,513	62,862

LIABILITIES:
Payables for securities purchased	68	65
Accrued investment and administration expenses	26	32
Other	32	39
Total liabilities	126	136
NET ASSETS	$71,387	$62,726

The statement of changes in net assets for the Master Trust for the year ended December 31, 2023 is as follows:

Net appreciation of investments	$10,317
Interest income	502
Dividend income	126
Investment income	628
Net investment income	10,945
Amounts received from participating plan	4,195
Deductions:
Amounts paid to participating plan	6,383
Investment and administration expenses	96
Total deductions	6,479

Increase in net assets	8,661
Beginning of year	62,726
End of year	$71,387
5.    FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2022. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2023
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$7,279	$—	$1	$—	$7,280
Government and agency securities	—	564	1	—	565
Corporate bonds	—	453	3	—	456
Mortgage and asset-backed securities	—	428	19	—	447
Boeing common stock	8,444	—	—	—	8,444
Mutual funds	48	—	—	—	48
Short-term investments	—	37	3	—	40
Other investments	—	14	—	—	14
Total investments in the fair value hierarchy	15,771	1,496	27	—	17,294
Investments measured at net asset value:
Common/collective trusts	—	—	—	41,439	41,439
Total investments — at fair value	15,771	1,496	27	41,439	58,733
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	12,536	12,536
Cash and cash equivalents	—	—	—	139	139
Receivables:
Receivables for securities sold	—	—	—	68	68
Accrued investment income	—	—	—	30	30
Other	1	6	—	—	7
Total receivables	1	6	—	98	105
Total assets	15,772	1,502	27	54,212	71,513

Liabilities:
Payables for securities purchased	—	—	—	68	68
Accrued investment and administration expenses	—	—	—	26	26
Other	1	11	—	20	32
Total liabilities	1	11	—	114	126

NET ASSETS	$15,771	$1,491	$27	$54,098	$71,387

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2022
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,793	$28	$—	$—	$5,821
Government and agency securities	—	460	2	—	462
Corporate bonds	—	474	7	—	481
Mortgage and asset-backed securities	—	227	45	—	272
Boeing common stock	6,652	—	—	—	6,652
Mutual funds	86	—	—	—	86
Short-term investments	—	79	18	—	97
Other investments	—	22	—	—	22
Total investments in the fair value hierarchy	12,531	1,290	72	—	13,893
Investments measured at net asset value:
Common/collective trusts	—	—	—	35,169	35,169
Total investments — at fair value	12,531	1,290	72	35,169	49,062
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	13,474	13,474
Cash and cash equivalents	—	—	—	148	148
Receivables:
Receivables for securities sold	—	—	—	56	56
Accrued investment income	—	—	—	25	25
Other	1	96	—	—	97
Total receivables	1	96	—	81	178
Total assets	12,532	1,386	72	48,872	62,862

Liabilities:
Payables for securities purchased	—	—	—	65	65
Accrued investment and administration expenses	—	—	—	32	32
Other	2	31	—	6	39
Total liabilities	2	31	—	103	136

NET ASSETS	$12,530	$1,355	$72	$48,769	$62,726
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Master Trust net assets at fair value classified within Level 3 consisted of common and preferred stock, government and agency securities, corporate bonds, mortgage and asset-backed securities, and short-term investments. Such amounts were 0.04% and 0.11% of the Master Trust’s net assets as of December 31, 2023 and 2022, respectively.
Level 3 Transfers — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. There were no significant transfers into or out of Level 3 for the years ended December 31, 2023 and 2022.

6.     DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal between the Master Trust and a counterparty. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures and swaps are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Equity swaps generally exchanges the return on a stock or stock index for the return of another financial instrument such as a different stock or equity index or LIBOR.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal between the Master Trust and a counterparty. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2023 and 2022, the Master Trust has invested in derivative contracts. The fair value of these contracts is included in the Master Trust’s statements of net assets, as discussed in Note 4, and was not material.
Derivative contracts realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2023 was not material.
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2023 and 2022. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2023
Forward contracts	$—	$—	$223	$—	$—	$—	$223
Futures	3,838	—	6	255	—	—	4,099
Options	96	—	2	—	—	—	98
Swaps	531	45	5	—	—	—	581
TBAs	—	—	—	—	—	389	389
Total	$4,465	$45	$236	$255	$—	$389	$5,390
December 31, 2022
Forward contracts	$—	$—	$1,243	$—	$—	$—	$1,243
Futures	4,353	—	5	237	33	—	4,628
Options	186	—	—	—	—	—	186
Swaps	348	69	5	3	—	—	425
TBAs	—	—	—	—	—	1,330	1,330
Total	$4,887	$69	$1,253	$240	$33	$1,330	$7,812
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2023 and 2022, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.
7.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2023 and 2022, to Form 5500:

	2023	2022
Net assets available for benefits per the financial statements	$72,246	$63,503
Amounts allocated to withdrawing Members	(109)	(117)
Net assets available for benefits per Form 5500	$72,137	$63,386
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2023, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$6,090
Amounts allocated to withdrawing Members — December 31, 2023	109
Amounts allocated to withdrawing Members — December 31, 2022	(117)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(2)
Total benefit payments per Form 5500	$6,080
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 30 days of the expected payment date and did not bring loan payments current within 90 days of the end of the calendar quarter in which the payment was missed, Members failed to repay the loan in full within 30 days after the end of the repayment period, or Members whose loans are in default and have not reached a distributable event and are not eligible for an in-service withdrawal in the amount of the defaulted loan balance.
8.    RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2023 and 2022, the Plan held approximately 32 million and 35 million shares of common stock of the Company, with a cost basis of $5,527 and $5,616, respectively. During the years ended December 31, 2023 and 2022, purchases of shares by the Plan totaled $72 and $185, respectively, and sales of shares by the Plan totaled $2,116 and $1,326, respectively. Boeing contributed $1,554 in Company common stock to the Plan during the year ended December 31, 2023.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund if Newport determines it is in the best interests of the Members. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.
9.    NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS
The Company remitted a portion of the March 20, 2023 and March 27, 2023 participant contributions of twenty two thousand three hundred and seventy-two dollars on April 6, 2023, which was later than required by the Department of Labor (“DOL”) Regulation 2510.3-102. The Company filed Form 5330 with the IRS and paid the required excise tax on the transaction in September 2023. In addition, participant accounts were credited with the amount of investment income that would have been earned had the participant contribution been remitted on a timely basis.
10.    VOLUNTARY COMPLIANCE RESOLUTION
The Company determined that between the 2017 and 2020 plan years four Members received participant loans in excess of the limits established by the Plan document and Internal Revenue Code Section 72(p)(2)(A). These transactions constituted a prohibited transaction under Title I of ERISA. In accordance with the Internal Revenue Service’s (“IRS”) Employee Plans Compliance Resolution System, the Company took remedial actions to correct the Plan’s operational failure under the IRS’s Voluntary Correction Program. The Company submitted its request to the IRS on February 28, 2022, and received a compliance statement from the IRS dated May 2, 2023, which concluded that the IRS agrees with the corrective actions made by the Company.
11.    TAX STATUS
The IRS has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2020.
12.     PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Member and employer contributions, including any income earned, will be distributed to the Members.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULES
THE BOEING COMPANY 401(k) RETIREMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2023

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1 800 FLOWERS COM INC CL A COM STK	**	$22,638
1166 AVE OF THE 5.6896% DUE 10-13-2037	**	1,948,642
1166 AVE OF THE 5.6896% DUE 10-13-2037	**	1,158,251
1CMO BENCHMARK MORTGAGE TRUST SER 20-B21 CL A5 2.014% DUE 12-15-2053 BEO	**	7,883,570
1ST INDL RLTY TR INC COM	**	5,214,330
1ST PACIFIC CO USD0.01	**	252,510
1ST SOURCE CORP COM	**	523,454
2SEVENTY BIO INC COM	**	44,596
2U INC COM	**	53,505
361 DEGREES INTERN HKD0.10	**	128,427
3650R 2021-PF1 COML MTG TR COML MTG PASSTHRU CTF CL 2.372% 11-15-2054	**	4,637,214
37 INTERACTIVE ENTERTAINMENT NETWORK TECHNOLOGY GROUP CO LTD 'A'CNY1	**	2,414,979
3I GROUP ORD GBP0.738636	**	3,970,297
3M CO 2.375% DUE 08-26-2029	**	53,147
3M CO 3.7% DUE 04-15-2050/03-27-2020 REG	**	142,919
4IMPRINT GROUP ORD GBX38.461538	**	907,898
5TH 3RD BK CIN OH 3.85% DUE 03-15-2026	**	1,281,400
77TH BANK NPV	**	96,269
8X8 INC NEW COM	**	268,516
A&D HOLON HOLDINGS CO LTD NPV	**	42,180
A.P. MOLLER-MAERSK SER'B'DKK1000	**	3,049,234
A10 NETWORKS INC COM	**	2,161,974
A2A SPA EUR0.52	**	244,166
AALBERTS NV EUR0.25	**	105,819
AAPICO HITECH THB1(NVDR)	**	13,946
AARONS CO INC COM	**	223,551
ABB LTD CHF0.12 (REGD)	**	6,346,739
ABBISKO CAYMAN LTD USD0.00001	**	152,852
ABBOTT LAB COM	**	12,388,489
ABBVIE INC 2.6% DUE 11-21-2024 REG	**	16,030,129
ABBVIE INC 3.2% 11-21-2029	**	467,975
ABBVIE INC 3.2% 11-21-2029	**	7,041,152
ABBVIE INC 3.2% DUE 05-14-2026	**	6,063,605
ABBVIE INC 3.6% 05-14-2025	**	7,144,706
ABBVIE INC 3.85% DUE 03-15-2025 REG	**	444,008
ABBVIE INC 4.05% DUE 11-21-2039 REG	**	453,166
ABBVIE INC 4.25% DUE 11-14-2028	**	248,933
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	120,712
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	268,249
ABBVIE INC 4.4% DUE 11-06-2042	**	232,659
ABBVIE INC COM USD0.01	**	37,825,852
ABBVIE INC FIXED 2.95% DUE 11-21-2026	**	2,360,087
ABC-MART INC NPV	**	190,584

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ABERCROMBIE & FITCH CO CL A CL A	**	453,010
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	391,944
ABN AMRO BK N V 6.339% DUE 09-18-2027	**	4,499,835
ABSA GROUP LTD ZAR2	**	291,388
ACADEMEDIA AB NPV	**	535,635
ACADIA HEALTHCARE CO INC COM	**	1,211,734
ACCENTURE PLC CLS A	**	59,772,255
ACCESS GROUP INC DEL 2005-A ASSET BKD CTF CL A-3 FLTG 07-25-2034 REG	**	855,168
ACCREDITED MTG LN TR 2004-3 MTG PASSTHRUCTF CL 2A2 10-25-2034 REG	**	223,378
ACCUNIA EUROPEAN CLO I DESIGNATED ACTIVITY COMPANY 07/2030	**	200,932
ACE HARDWARE IDR10	**	680,827
ACE INA HLDGS INC 3.35% DUE 05-03-2026	**	38,845
ACER INC TWD10	**	366,374
ACERINOX SA EUR0.25	**	235,166
ACM AUTO TR 2023-1 NT CL A 144A 6.61% 01-22-2030	**	720,043
ACM AUTO TR 2023-1 NT CL B 144A 7.26% 01-22-2030	**	1,272,760
ACTER GROUP CORPOR TWD5	**	433,766
ACUITY BRANDS INC COM	**	6,639,155
ADAPTIVE BIOTECHNOLOGIES CORP COM USD0.0001	**	167,943
ADASTRIA CO LTD	**	810,948
ADDLIFE AB SER'B'NPV	**	349,113
ADDUS HOMECARE CORP COM STK	**	1,579,379
ADENTRA INC COM NPV	**	36,368
ADIDAS AG	**	935,992
ADIENT PLC ADIENT PLC LTD COM	**	3,193,026
ADLINK TECHNOLOGY TWD10	**	106,896
ADOBE INC 2.3% DUE 02-01-2030	**	448,548
ADOBE INC COM	**	29,677,867
ADR AMBEV SA SPONSORED ADR	**	874,689
ADR ARM HLDGS PLC SPONSORED ADR NEW	**	3,661,365
ADR ASCENDIS PHARMA A/S SPONSORED ADR	**	3,126,835
ADR ASML HLDG NV NY REG 2012 (POST REV SPLIT)	**	11,415,111
ADR ASTRAZENECA PLC SPONSORED ADR UNITEDKINGDOM	**	9,072,786
ADR AUTOHOME INC SPONSORED ADR REPST CL A	**	2,074,981
ADR AVADEL PHARMACEUTICALS PLC SPONSOREDADR	**	713,032
ADR BICYCLE THERAPEUTICS PLC SPONSORED ADS REPSTG 1 SHS	**	146,448
ADR BP P L C SPONSORED ADR	**	4,855,853
ADR CEMEX SAB DE CV	**	1,007,957
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	**	835,988
ADR ENDAVA PLC ADS	**	2,267,148
ADR GERDAU S A SPONSORED ADR REPRESENTING PFD SHS	**	2,206,968
ADR GOLD FIELDS LTD NEW SPONSORED ADR	**	832,260
ADR GRAVITY CO LTD SPONSORED ADR NEW	**	131,538
ADR GSK PLC	**	2,812,854
ADR HELLO GROUP INC ADR	**	90,962
ADR ICICI BK LTD	**	1,174,072
ADR I-MAB SPONSORED ADS	**	10,175
ADR IMMUNOCORE HLDGS PLC ADS	**	276,013

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR ITAU UNIBANCO HLDG SA SPONSORED ADR REPSTG 500 PFD PFD ADR	**	1,171,749
ADR JOYY INC ADS REPSTG COM CL A	**	305,293
ADR KB FINL GROUP INC SPONSORED ADR REPSTG 1 COM SH ADR	**	558,743
ADR LEGEND BIOTECH CORP SPON ADS EACH REP 2 ORD SHS	**	2,151,439
ADR LVMH MOET HENNESSY LOUIS VUITTON ADR	**	5,836,016
ADR MINISO GROUP HLDG LTD SPONSORED ADS REPSTG ORD SHS	**	1,102,436
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	**	12,744,392
ADR NICE LTD SPONSORED ADR	**	3,126,721
ADR NOVO-NORDISK A S ADR	**	15,705,365
ADR PDD HOLDINGS INC SPON ADS EACH REP 4 ORD SHS	**	1,748,843
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	2,668,926
ADR RIO TINTO PLC SPONSORED ADR	**	7,373,997
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	**	2,553,490
ADR RYANAIR HLDGS PLC SPONSORED ADR NEW	**	7,625,391
ADR SILICON MOTION TECHNOLOGY CORP SPONSORED ADR REPSTG SHS	**	218,918
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	**	371,136
ADR STRUCTURE THERAPEUTICS INC SPONSOREDADR	**	242,685
ADR TAIWAN SEMICONDUCTOR MANUFACTURING ADS REP 5 TWD10	**	10,578,152
ADR TAL ED GROUP ADS REPSTG COM SHS ADR	**	389,080
ADR TDCX INC ADS	**	10,190
ADR TRIP COM GRP LTD	**	324,738
ADR UNILEVER PLC SPONSORED ADR NEW	**	9,182,112
ADR UP FINTECH HLDG LTD SPONSORED ADR REPSTG CL A ORD SHS	**	119,517
ADR VIPSHOP HLDGS LTD SPONSORED ADR	**	3,202,608
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	**	4,141,200
ADR WEIBO CORP SPONSORED ADR	**	144,496
ADR WNS HLDGS LTD SPONSORED ADR	**	6,363,229
ADR YALLA GROUP LTD SPONSORED ADS	**	39,551
ADTRAN HLDGS INC FORMERLY ACORN COM	**	300,874
ADVANCE AUTO PTS INC COM	**	1,879,114
ADVANCED MICRO DEVICES INC COM	**	59,462,246
ADVENTIST HLTH 2.952% DUE 03-01-2029	**	4,898,713
AECI ZAR1	**	575,990
AECOM	**	4,534,431
AEDAS HOMES SA EUR1	**	83,244
AEHR TEST SYS COM	**	183,163
AEP TEX CENT CO 3.85% DUE 10-01-2025	**	1,712,843
AEP TEX INC 3.45% DUE 01-15-2050	**	238,723
AEP TEX INC 4.15% DUE 05-01-2049	**	202,063
AEP TEXAS CENT CO FIXED 3.95% DUE 06-01-2028	**	3,092,092
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	730,368
AERCAP HOLDINGS N.V. EUR0.01	**	9,697,274
AERCAP IRELAND CAP / GLOBA 3.3% DUE 01-30-2032 BEO	**	697,063
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	479,849
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	4,323,214
AERCAP IRELAND CAP 2.875% DUE 08-14-2024	**	686,581
AERCAP IRELAND CAP 4.875% DUE 01-16-2024	**	2,418,450
AERCAP IRELAND CAP DESIGNATED 1.75% 01-30-2026	**	492,332

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AERCAP IRELAND CAP DESIGNATED ACTIVITY C6.1% 01-15-2027	**	745,936
AERCAP IRELAND CAP DESIGNATED ACTIVITY C6.5% DUE 07-15-2025 REG	**	860,948
AERCAP IRELAND CAP DESIGNATED SR NT 144A6.45% 04-15-2027	**	4,212,558
AERCAP IRELAND CAP/GLOBA 1.65% DUE 10-29-2024 BEO	**	456,443
AERCAP IRELAND CAP/GLOBA 1.65% DUE 10-29-2024 BEO	**	3,200,028
AERCAP IRELAND CAP/GLOBA 1.65% DUE 10-29-2024 BEO	**	1,541,099
AERCAP IRELAND CAP/GLOBA 1.75% DUE 10-29-2024 BEO	**	193,098
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	1,512,187
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	1,740,914
AERCAP IRELAND FIXED 4.45% DUE 10-01-2025	**	981,220
AEROVIRONMENT INC COM	**	527,351
AERSALE CORP COM	**	2,567,691
AES CORP 5.45% 06-01-2028	**	610,438
AES CORP COM	**	4,347,882
AES CORP SR NT 1.375% 01-15-2026	**	1,137,543
AETNA INC NEW 6.75% DUE 12-15-2037	**	101,207
AFFILIATED MANAGERS GROUP INC COM STK	**	175,799
AFFIRM HLDGS INC CL A CL A	**	286,634
AFLAC INC 1.125% DUE 03-15-2026	**	1,469,650
AGCO CORP COM	**	2,820,719
AGILENT TECHNOLOGIES INC COM	**	12,745,714
AGILON HEALTH INC COM	**	822,527
AGL CAP CORP 5.875% DUE 03-15-2041	**	25,512
AGL CLO 13 LTD / AGL CLO 13 LLC SR SECD NT CL A-1 FLTG RATE 6.73942% 10-20-2034	**	3,948,163
AGNC INVT CORP COM	**	227,003
AGREE RLTY CORP COM	**	7,506,662
AGRICULTURAL BANK OF CHINA CMN STK	**	3,075,319
AGUAS ANDINAS S.A. COM NPV SER'A'	**	51,109
AI HOLDINGS CORPOR NPV	**	44,796
AIA ENGINEERING INR2	**	237,428
AIA GROUP LTD NPV	**	8,545,739
AIB GROUP PLC ORD EUR0.625	**	2,157,019
AICA KOGYO CO NPV	**	290,424
AICHI STEEL CORP NPV	**	65,311
AIG GLOBAL FDG SR .9% DUE 09-22-2025	**	1,284,933
AIG GLOBAL FDG SR 5.9% DUE 09-19-2028	**	582,627
AIG GLOBAL FDG SR VAR RT 6.645113% DUE 09-25-2026	**	2,275,554
AIMS APAC REIT MANAGEMENT LTD	**	148,124
AIR FRANCE-KLM EUR1 (POST CONSOLIDATION)	**	519,198
AIR LEASE CORP 1.875% 08-15-2026	**	510,704
AIR LEASE CORP 2.1% DUE 09-01-2028 REG	**	437,990
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	120,044
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	2,129,807
AIR LEASE CORP CL A CL A	**	2,935,590
AIR LEASE CORP MED 3.25% DUE 10-01-2029	**	497,470
AIR LEASE CORP MED 5.85% DUE 12-15-2027	**	410,665
AIR LEASE CORP MED FIXED 5.3% DUE 02-01-2028	**	951,379
AIR LEASE CORP MED TERM NTS BOOK ENTRY 2.875% 01-15-2032	**	1,186,778

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AIR LIQUIDE(L') EUR5.50	**	15,170,111
AIR PRODS & CHEMS INC 1.5% DUE 10-15-2025 REG	**	612,752
AIRBNB INC CL A COM USD0.0001 CL A	**	7,158,377
AIT CORPORATION NPV	**	63,663
AIXTRON SE ORD NPV	**	1,058,548
AJ BELL PLC ORD GBP0.000125	**	429,732
AKCANSA CIMENTO SA TRY1	**	24,867
AKER SOLUTIONS ASA	**	2,597,323
AKERO THERAPEUTICS INC COM	**	209,963
AKTIA BANK PLC NPV	**	20,333
AKZO NOBEL NV EUR0.50(POST REV SPLIT)	**	4,061,334
AL BABTAIN POWER SAR10	**	327,351
AL HAMMADI COMPANY FOR DEV & INV SAR10.00	**	56,627
ALABAMA PWR CO 3.45% DUE 10-01-2049	**	264,161
ALABAMA PWR CO 3.75% DUE 09-01-2027	**	1,612,155
ALAMOS GOLD INC COM NPV	**	170,281
ALBA PLC FLT 15/12/2038	**	240,522
ALBEMARLE CORP 4.65% 06-01-2027	**	1,028,706
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	**	574,698
ALBERTA PROV CDA USD BD 1.3% DUE 07-22-2030 REG	**	812,708
ALCHIP TECHNOLOGIE TWD10	**	533,553
AL-DAWAA MEDICAL SERVICES CO SAR10	**	317,588
ALDREES PETROLEUM SAR10	**	194,621
ALECTOR INC COM	**	271,128
ALEXANDRIA REAL 3.8% DUE 04-15-2026	**	243,358
ALEXANDRIA REAL 4% DUE 02-01-2050	**	237,989
ALEXANDRIA REAL ESTATE E 2.0% DUE 05-18-2032	**	1,470,541
ALEXANDRIA REAL ESTATE EQUITIES 1.875% DUE 02-01-2033	**	97,510
ALEXANDRIA REAL ESTATE EQUITIES 2.95% 03-15-2034	**	355,183
ALFA FINANCIAL SOF ORD GBP0.001	**	34,210
ALFRESA HOLDINGS NPV	**	474,268
ALI AL GHANIM SONS KWD0.100	**	472,490
ALIBABA GROUP HOLDING LTD	**	2,106,814
ALIGN TECHNOLOGY INC COM	**	505,256
ALIMENTATION 3.55% DUE 07-26-2027	**	481,394
ALIMENTATION 3.55% DUE 07-26-2027	**	4,476,960
ALIMENTATION COUCHE-TARD INC SR NT 144A 3.439% 05-13-2041	**	419,174
ALIOR BANK SA PLN10.00	**	12,561
ALKAMI TECHNOLOGY INC COM	**	1,345,269
ALKANE RESOURCES LTD COMSTK	**	68,259
ALKERMES PLC SHS	**	337,679
ALLEGRO MICROSYSTEMS INC DEL COM	**	805,182
ALLETE INC COM NEW	**	3,497,373
ALLIENT INC COM NPV	**	9,848
ALLISON TRANSMISSION HOLDING	**	927,900
ALLY FINL INC 5.8% DUE 05-01-2025	**	200,204
ALLY FINL INC 6.848% 01-03-2030	**	822,363
ALPEK SA DE CV 3.25% DUE 02-25-2031 BEO	**	5,423,597

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALPHA & OMEGA SEMICONDUCTOR LTD COM STK	**	163,605
ALPHA METALLURGICAL RES INC COM	**	368,745
ALPHA NETWORKS INC TWD10	**	215,254
ALPHA SERVICES AND HOLDINGS SA EUR0.3(REV SPLIT)	**	1,026,096
ALPHA SYSTEMS INC NPV	**	45,134
ALPHABET INC 1.1% DUE 08-15-2030	**	398,247
ALPHABET INC 1.9% DUE 08-15-2040	**	340,984
ALPHABET INC CAP STK USD0.001 CL C	**	36,666,604
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	160,910,867
ALPHABET INC FIXED .45% DUE 08-15-2025	**	206,562
ALPHAPOLIS CO LTD NPV	**	22,860
ALPS LOGISTICS NPV	**	36,524
ALSEA SAB DE CV COM NPV	**	573,233
ALSO HOLDING AG CHF1 (REGD)	**	34,892
ALTEK CORP TWD10	**	150,907
ALTIUM LTD NPV	**	1,596,327
ALTRIA GROUP INC 2.45% DUE 02-04-2032	**	2,327,657
ALTRIA GROUP INC 6.2% 11-01-2028	**	11,834,579
ALTRIA GROUP INC 6.2% DUE 02-14-2059	**	64,311
ALTRIA GROUP INC FIXED 2.35% DUE 05-06-2025	**	241,139
ALTRIA GROUP INC FIXED 3.4% DUE 05-06-2030	**	689,744
ALTRIA GROUP INC FIXED 4.4% DUE 02-14-2026	**	1,059,522
AMADEUS IT GROUP EUR0.01	**	5,038,738
AMANO CORPORATION NPV	**	367,435
AMATA CORP THB1(NVDR)	**	432,216
AMAZON COM INC 1.2% DUE 06-03-2027	**	658,905
AMAZON COM INC 1.5% DUE 06-03-2030	**	424,040
AMAZON COM INC 1.5% DUE 06-03-2030	**	279,866
AMAZON COM INC 2.1% DUE 05-12-2031 BEO	**	327,765
AMAZON COM INC 2.5% DUE 06-03-2050	**	347,017
AMAZON COM INC 3.0% 04-13-2025	**	2,518,811
AMAZON COM INC 3.15% DUE 08-22-2027 BEO	**	6,844,535
AMAZON COM INC COM	**	192,378,527
AMAZON COM INC FIXED 4.25% DUE 08-22-2057	**	110,889
AMAZON COM INC NT .45% 05-12-2024	**	2,429,317
AMAZON.COM INC 3.3% 04-13-2027	**	932,971
AMAZON.COM INC 3.45% 04-13-2029	**	213,282
AMAZON.COM INC 3.95% 04-13-2052	**	659,234
AMBEA AB NPV	**	390,242
AMCOR FLEXIBLES NORTH AMER INC SR NT 4% 05-17-2025	**	6,250,446
AMDOCS ORD GBP0.01	**	3,899,943
AMEDISYS INC COM	**	2,094,172
AMER ELEC PWR CO INC COM	**	3,911,555
AMERANT BANCORP INC CL A CL A	**	1,375,576
AMEREN CORP 5.7% 12-01-2026	**	4,226,168
AMEREN ILL CO 3.8% DUE 05-15-2028	**	5,075,722
AMERESCO INC	**	186,061
AMERICAN AIRLS INC 16-3 AA PTT 04-15-2030	**	35,799

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICAN AIRLS PASS THRU 2016-2 AA 3.2% DUE 12-15-2029	**	675,665
AMERICAN AXLE & MFG HLDGS INC COM	**	402,053
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	7,312,028
AMERICAN ELEC PWR CO INC 2.031% DUE 03-15-2024 REG	**	1,507,514
AMERICAN ELEC PWR CO INC 5.2% 01-15-2029	**	1,445,560
AMERICAN EXPRESS CO	**	27,848,840
AMERICAN EXPRESS CO 2.55% DUE 03-04-2027BEO	**	15,798,679
AMERICAN EXPRESS CO 4.42% 08-03-2033	**	3,906,596
AMERICAN EXPRESS CO 6.338% DUE 10-30-2026	**	4,227,349
AMERICAN EXPRESS CR A/C MASTER SER 22-2 CL A 0% 05-17-2027	**	2,870,228
AMERICAN EXPRESS CR ACCOUNT MASTER TR SER 23-3 CL A 5.23% 09-15-2028	**	6,379,902
AMERICAN EXPRESS CR ACCOUNT MASTER TR 2022-3 ASSET BACKED CL A 3.385% 08-16-2027	**	9,147,515
AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST SER 23-1 CL A 4.87% DUE 05-15-2028	**	15,318,505
AMERICAN HOMES 4 RENT COMMON STOCK	**	574,137
AMERICAN HONDA FIN CORP MED TERM NTS BOO5.25% 07-07-2026	**	2,748,730
AMERICAN HONDA FIN FLTG RT 11-22-2024	**	6,358,445
AMERICAN HONDA FINANCE 5.8% 10-03-2025	**	974,661
AMERICAN INTERNATIONAL GROUP INC COM	**	18,048,600
AMERICAN MUN PWR OHIO INC REV 6.449% 02-15-2044 BEO TAXABLE	**	5,546,626
AMERICAN TOWER CORP	**	9,281,545
AMERICAN TOWER CORP 3.65% DUE 03-15-2027	**	1,249,152
AMERICAN TOWER CORP 5.25% 07-15-2028	**	298,875
AMERICAN TOWER CORP NEW 1.875% DUE 10-15-2030	**	615,559
AMERICAN TOWER CORP NEW 2.3% 09-15-2031	**	4,139,265
AMERICAN TOWER CORP NEW 5.9% 11-15-2033	**	2,439,874
AMERICAN VANGUARD CORP COM	**	679,142
AMERICAN WELL CORP COM CL A COM CL A	**	96,302
AMERICAN WTR WKS CO INC NEW COM	**	382,243
AMERICAS CAR-MART INC COM	**	1,463,876
AMERICREDIT .89% DUE 10-19-2026	**	477,439
AMERICREDIT 1.17% DUE 08-18-2027	**	2,132,144
AMERICREDIT 1.41% DUE 08-18-2027	**	3,717,433
AMERICREDIT 1.48% DUE 02-18-2026	**	84,063
AMERICREDIT 1.59% DUE 10-20-2025	**	661,761
AMERICREDIT 2.32% DUE 07-18-2025	**	113,485
AMERICREDIT 2.45% DUE 11-18-2026	**	4,239,696
AMERICREDIT 2.58% DUE 09-18-2025	**	4,958,040
AMERICREDIT 5.81% DUE 05-18-2028	**	1,421,956
AMERICREDIT AUTOMOBILE RECEIVABLES AUTO RECEIVABLES BACKED NT 5.62% 11-18-2027	**	1,056,262
AMERICREDIT AUTOMOBILE RECEIVABLES AUTO RECEIVABLES BACKED NT 5.8% 12-18-2028	**	5,711,183
AMERICREDIT AUTOMOBILE RECEIVABLES TR 20NT CL A-3 4.38% DUE 04-18-2028 REG	**	396,115
AMERIPRISE FINL 3% DUE 04-02-2025	**	2,540,645
AMERIPRISE FINL INC 4.5% 05-13-2032	**	1,788,717
AMERIPRISE FINL INC COM	**	10,969,111
AMERIS BANCORP COM	**	1,263,916
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	1,621,717
AMERN CR ACCEP 4.86% DUE 10-13-2028	**	2,544,366
AMERN CR ACCEP 5.59% DUE 04-12-2029	**	2,975,314

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERN CR ACCEP 5.61% DUE 06-14-2027	**	3,027,135
AMERN CR ACCEP 5.89% DUE 10-13-2026	**	305,278
AMERN CR ACCEP RECEIVABLES TR 7.86% 02-15-2029	**	6,580,729
AMERN CR ACCEP RECEIVABLES TR ASSET BACKED NT CL C 144A .83% 03-15-2027	**	6,884
AMERN CR ACCEP RECEIVABLES TR ASSET BACKED NT CL D 144A 1.77% 12-14-2026	**	693,631
AMERN EXPRESS CO 2.5% DUE 07-30-2024	**	1,432,081
AMERN EXPRESS CO 3% 10-30-2024	**	170,011
AMERN EXPRESS CO FLTG RT 4.99% DUE 05-01-2026	**	805,805
AMERN EXPRESS CO FLTG RT 5.389% DUE 07-28-2027	**	1,202,300
AMERN HONDA FIN 1.3% DUE 09-09-2026	**	447,641
AMERN SOFTWARE INC CL A	**	102,265
AMERN TOWER CORP 1.3% DUE 09-15-2025	**	5,953,042
AMERN TOWER CORP 2.4% DUE 03-15-2025	**	1,241,475
AMERN TOWER CORP 2.95% DUE 01-15-2051	**	434,980
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	2,931,842
AMERN TOWER CORP 3.55% DUE 07-15-2027	**	3,310,487
AMERN TOWER CORP 4.4% DUE 02-15-2026	**	790,104
AMERN TOWER CORP FIXED 1.45% DUE 09-15-2026	**	2,265,768
AMERN WOODMARK CORP COM	**	8,365,785
AMETEK INC NEW COM	**	3,014,354
AMGEN INC 2.2% DUE 02-21-2027	**	1,488,733
AMGEN INC 2.6% DUE 08-19-2026	**	594,113
AMGEN INC 3.2% 11-02-2027	**	1,570,677
AMGEN INC 3.625% DUE 05-22-2024	**	1,906,773
AMGEN INC 3.625% DUE 05-22-2024	**	49,599
AMGEN INC 4.05% DUE 08-18-2029	**	1,220,225
AMGEN INC 5.25% 03-02-2030	**	2,799,878
AMGEN INC 5.25% DUE 03-01-2033	**	533,878
AMGEN INC 5.6% DUE 03-01-2043	**	668,519
AMGEN INC 5.65% 03-02-2053	**	745,041
AMGEN INC 5.711% 03-01-2025	**	8,523,631
AMGEN INC COM	**	9,199,071
AMGEN INC FIXED 5.15% 03-02-2028	**	1,943,822
AMGEN INC FIXED 5.15% 03-02-2028	**	11,373,407
AMGEN INC NEW ISSUE 30YR 4.2% 02-22-2052	**	407,879
AMICUS THERAPEUTICS INC COM	**	288,497
AMIYAKI TEI CO LTD NPV	**	51,550
AMNEAL PHARMACEUTICALS INC COM	**	60,093
AMPHASTAR PHARMACEUTICALS INC DEL COM	**	681,216
AMPHENOL CORP NEW 4.75% DUE 03-30-2026	**	675,715
AMS-OSRAM AG NPV (BR)	**	45,211
AMTRAN TECHNOLOGY TWD10	**	148,307
AMVIS HOLDINGS INC NPV	**	236,597
ANADOLU EFES TRY1	**	416,043
ANALOG DEVICES INC 2.95% DUE 04-01-2025	**	1,114,620
ANALOG DEVICES INC COM	**	22,354,480
ANDERSONS INC COM	**	627,474
ANDHRA PRADESH PAP SHS	**	20,132

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ANDREW W MELLON .947% DUE 08-01-2027	**	8,732,357
ANE (CAYMAN) INC. USD0.00002	**	155,704
ANGEL ONE LTD	**	550,286
ANGIODYNAMICS INC COM STK	**	222,052
ANGLO AMERN CAP 4% DUE 09-11-2027	**	374,897
ANGLO AMERN CAP 4.75% DUE 04-10-2027	**	799,835
ANHEUSER BUSCH INBEV FIN INC 4.625 DUE 02-01-2044 REG	**	191,028
ANHEUSER BUSCH INC 4.439% DUE 10-06-2048	**	277,310
ANHEUSER-BUSCH 3.5% DUE 06-01-2030	**	1,973,827
ANHEUSER-BUSCH 4.375% DUE 04-15-2038	**	542,001
ANHEUSER-BUSCH INBEV WORLDWIDE INC 4.75% 01-23-2029	**	1,799,087
ANHUI CONCH CEMENT 'H'CNY1	**	502,488
ANHUI GENUINE NEW MATERIALS CO LTD (STOCK CONNECT)	**	297,158
ANHUI HENGYUAN STOCK CONNECT	**	526,762
ANI PHARMACEUTICALS INC COM	**	1,720,203
ANIMA HLDG SPA NPV	**	322,298
ANNALY CAPITAL MANAGEMENT INC COM NEW COM USD0.01(POST REV SPLT)	**	446,110
ANTARES HLDGS LP 2.75% 01-15-2027	**	5,584,791
ANTARES HLDGS LP SR NT 144A 3C7 7.95% 08-11-2028	**	828,307
ANTERO MIDSTREAM CORPORATION COM USD1.00	**	466,091
ANTERO RES CORP COM	**	1,058,181
ANTHEM INC 3.35% DUE 12-01-2024	**	73,586
ANTHEM INC 3.35% DUE 12-01-2024	**	539,632
ANTHEM INC NT 1.5% 03-15-2026	**	8,616,524
ANTHEM INC NT 4.1% 05-15-2032	**	583,591
ANZ NEW ZEALAND 2.166% DUE 02-18-2025	**	2,642,526
AOKI HOLDINGS INC NPV	**	87,408
AON CORP/AON GLOBAL HLDGS PLC 2.85% 05-28-2027	**	1,839,430
AON PLC	**	17,379,423
AON PLC 3.875% DUE 12-15-2025	**	63,664
AON PLC 4.25% DUE 12-12-2042	**	52,581
AOYAMA TRADING CO NPV	**	586,973
AP MEMORY TECHNOLO TWD5	**	702,954
APA CORP COM	**	18,926,700
APELLIS PHARMACEUTICALS INC COM	**	535,388
APEX HEALTHCARE NPV	**	26,661
APG SGA SA CHF2.60	**	8,697
API GROUP CORPORATION COM USD0.0001	**	3,765,518
APOLLO GLOBAL MANAGEMENT INC COM USD0.00001	**	15,326,866
APOLLO TYRES COMMON STK	**	10,405
APPFOLIO INC COM CL A COM CL A	**	2,793,841
APPLE INC 1.125% DUE 05-11-2025	**	2,280,342
APPLE INC 1.65% DUE 05-11-2030	**	6,029,102
APPLE INC 2.45% DUE 08-04-2026	**	5,645,335
APPLE INC 3.25% DUE 02-23-2026	**	1,683,570
APPLE INC 3.85% DUE 08-04-2046	**	80,231
APPLE INC COM STK	**	131,791,598
APPLE INC FIXED 2.95% 09-11-2049	**	184,343

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
APPLE INC FIXED 3.75% 11-13-2047	**	643,673
APPLIED MATERIALS INC COM	**	7,159,766
APPLOVIN CORP COM CL A COM CL A	**	233,920
APT PIPELINES LTD SR NT 144A 4.2% DUE 03-23-2025 BEO	**	492,474
APT SATELLITE HLDG HKD0.10	**	9,492
AQUARION CO 4% DUE 08-15-2024	**	745,866
ARAB NATIONAL BANK SAR10	**	867,862
ARABIAN CENTRES CO SAR10	**	571,217
ARABIAN DRILLING SAR10	**	547,166
ARAMARK COM	**	335,486
ARCADIS NV COMSTK	**	53,412
ARCADYAN TECHNOLOG TWD10	**	933,318
ARCBEST CORP COM USD0.01	**	1,252,348
ARCELLX INC COM	**	395,493
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	664,514
ARCH RES INC DEL CL A CL A	**	883,133
ARCHER-DANIELS-MIDLAND CO COM	**	7,760,617
ARCOS DORADOS HOLDINGS INC COM NPV CL 'A'	**	1,798,478
ARCUS BIOSCIENCES INC COM	**	151,559
AREIT 2022-CRE7 LLC SR SECD NT CL A 144A7.57376% 06-17-2039	**	1,986,335
ARES FIN CO IV LLC SR NT 144A 3.65% 02-01-2052	**	1,072,566
ARES XLIII CLO LTD / ARES XLIII CLO 6.7356% 07-15-2034	**	1,588,174
ARGAN INC COM	**	210,649
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	273,590
ARI FLEET LEASE TR 3.12% DUE 01-15-2031	**	1,881,079
ARIS WTR SOLUTIONS INC CL A CL A	**	3,368,535
ARISE AB NPV	**	127,301
ARISTA NETWORKS INC COM	**	1,934,008
ARISTOCRAT LEISURE NPV	**	1,498,158
ARIZONA PUB SVC CO 2.6% DUE 08-15-2029	**	3,309,305
ARIZONA PUB SVC CO 3.35% DUE 06-15-2024	**	1,361,149
ARIZONA PUB SVC CO NT 2.2% 12-15-2031	**	2,632,200
ARJO AB SER'B'NPV	**	168,166
ARMSTRONG WORLD INDS INC NEW COM STK	**	6,726,071
ARROW ELECTR INC COM	**	5,702,351
ARROW ELECTRONICS INC NT 2.95% 02-15-2032	**	380,947
ARROW ELECTRS INC FIXED 3.25% DUE 09-08-2024	**	294,574
ARROW ELECTRS INC FIXED 3.875% DUE 01-12-2028	**	17,082
ARTNER CO LTD NPV	**	9,742
ASHLAND INC COM USD0.01	**	5,352,758
ASHOK LEYLAND INR1	**	828,497
ASIA PILE HLDG CO NPV	**	33,410
ASIAN DEVELOPMENT BANK 4.875% 09-26-2028	**	5,537,545
ASIAN INFRASTRUCTURE INVT BK GLOBAL NT .5% DUE 05-28-2025 REG	**	11,515,234
ASMEDIA TECHNOLOGY SHS	**	236,555
ASPEED TECHNOLOGY TWD10	**	101,660
ASPEN TECHNOLOGY INC COM USD0.10	**	1,935,119
ASROCK INCORPORATI TWD10	**	1,264,463

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ASSIC GENERALI SPA NPV	**	45,796
ASSURED GTY US HLDGS INC 6.125% 09-15-2028	**	1,155,621
ASSURED GUARANTY LTD COMMON STK	**	1,647,906
AST BACKED SECS FLTG RT 5.99034% DUE 03-25-2036	**	1,871,260
ASTEC INDS INC COM	**	286,477
ASTRA OTOPARTS	**	73,803
ASTRAZENECA PLC 3.375% DUE 11-16-2025	**	8,206,116
ASTRAZENECA PLC FIXED 2.125% DUE 08-06-2050	**	202,170
ASURANSI TUGU INDONESI	**	30,884
ASUSTEK COMPUTER TWD10	**	3,859,794
AT&T INC 1.65% DUE 02-01-2028	**	864,517
AT&T INC 1.7% DUE 03-25-2026 BEO	**	1,329,076
AT&T INC 2.3% DUE 06-01-2027	**	3,256,278
AT&T INC 2.55% DUE 12-01-2033	**	7,656,487
AT&T INC 2.75% DUE 06-01-2031	**	878,117
AT&T INC 3.5% DUE 09-15-2053 REG	**	6,473,455
AT&T INC 3.55% DUE 09-15-2055	**	224,845
AT&T INC 3.65% DUE 09-15-2059	**	3,647,155
AT&T INC 4.25% DUE 03-01-2027	**	1,543,511
AT&T INC 4.5% DUE 05-15-2035	**	612,221
AT&T INC CORP 3.875% 01-15-2026	**	1,860,906
ATCO LTD CLASS I NON-VOTING COM NPV	**	35,192
ATEA PHARMACEUTICALS INC COM	**	18,273
ATHENE GLOBAL FDG MEDIUM TERM SR TRANCHE# TR 00796 1.73% 10-02-2026	**	316,282
ATHENE HLDG LTD 5.875% 01-15-2034	**	808,662
ATI INC COM	**	2,419,959
ATLANTA BRAVES HLDGS INC COM SER C	**	472,189
ATLAS ENERGY SOLUTIONS INC NEW CL A	**	186,458
ATMOS ENERGY CORP 1.5% DUE 01-15-2031	**	162,899
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	86,150
ATMOS ENERGY CORP COM	**	4,867,800
ATOSS SOFTWARE AG NPV	**	81,498
ATRAE INC NPV	**	21,404
ATRICURE INC COM STK	**	1,791,638
ATTENDO AB NPV	**	430,491
AUDIX CORP TWD10	**	107,082
AURAS TECHNOLOGY TWD10	**	298,627
AURORA INNOVATION INC CL A COM	**	1,471,917
AUROTEK CORP TWD10	**	19,863
AUSTRALIA & NEW 5.375% 07-03-2025	**	2,133,709
AUSTRALIA & NEW ZEALAND BKG GROUP LTD DISC COML PAPER 4/2 YRS 1&2 06-07-2024	**	4,025,186
AUSTRALIA(CMNWLTH) 0.5% SNR 21/09/2026 AUD1000	**	251,090
AUSTRALIA(CMNWLTH) 1% SNR 21/11/2031 AUD1000	**	220,099
AUSTRALIA(CMNWLTH) 1.25% SNR 21/05/32 AUD1000	**	55,398
AUSTRALIA(CMNWLTH) 2.5% SNR 21/05/2030 AUD100	**	380,438
AUSTRALIA(CMNWLTH) IDX/LKD SNR 21/11/27 AUD100	**	2,553,392
AUSTRALIA(COMWLTH OF) 4.5% BDS 21/04/2033 AUD1000	**	355,909
AUTODESK INC COM	**	1,394,653

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AUTONATION INC COM	**	1,975,768
AUTOSPORTS GROUP LIMITED NPV	**	31,474
AUTOZONE INC 1.65% 01-15-2031	**	341,368
AUTOZONE INC 3.75% DUE 04-18-2029	**	3,167,285
AUTOZONE INC 5.05% 07-15-2026	**	966,414
AUTOZONE INC FIXED 3.625% DUE 04-15-2025	**	4,369,999
AVANGRID INC 3.15% 12-01-2024	**	297,877
AVANGRID INC 3.2% DUE 04-15-2025 REG	**	1,457,123
AVANT GROUP CORPORATION NPV	**	89,770
AVEX INC	**	874,286
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,650,327
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,795,944
AVIATION CAP GROUP 4.375% DUE 01-30-2024	**	3,494,400
AVIENT CORPORATION	**	5,498,298
AVIS BUDGET RENT 5.2% DUE 10-20-2027	**	2,403,552
AVIS BUDGET RENT 5.78% DUE 04-20-2028	**	1,417,543
AVIS BUDGET RENT 5.78% DUE 04-20-2028	**	1,620,049
AVIS BUDGET RENT 5.81% DUE 12-20-2029	**	1,434,577
AVIS BUDGET RENT CAR FDG AESOP LLC 1.38%08-20-2027	**	973,473
AVNET INC 6.25% 03-15-2028	**	1,704,645
AVOLON HLDGS FDG 2.125% DUE 02-21-2026	**	486,660
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	1,350,511
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	964,651
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	483,118
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	2,488,060
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	653,357
AVOLON HLDGS FDG 5.5% DUE 01-15-2026	**	1,341,678
AXALTA COATING SYSTEMS LTD COM USD1.00	**	534,892
AXCELIS TECHNOLOGIES INC COM NEW COM NEW	**	840,651
AXELL CORP NPV	**	32,145
AXIAL RETAILING INC	**	35,367
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	1,717,411
AXON ENTERPRISE INC COM	**	3,843,434
AXONICS INC COM	**	520,741
AXSOME THERAPEUTICS INC. COM	**	234,472
AXWAY SOFTWARE EUR2	**	44,736
AYALA LAND INC PHP1	**	438,720
AYGAZ TRY1	**	16,213
AZEK CO INC CL A CL A	**	8,217,439
AZTECH GLOBAL LTD NPV ORD	**	44,205
B & M EUROPEAN VALUE RETAIL SA ORD GBP0.1	**	130,253
B A T CAP CORP 2.259% DUE 03-25-2028	**	411,978
B A T CAP CORP 2.259% DUE 03-25-2028	**	11,633,909
B A T CAP CORP 2.789% DUE 09-06-2024	**	293,868
B A T CAP CORP 3.222% 08-15-2024	**	3,305,178
B A T CAP CORP 4.54% 08-15-2047	**	61,622
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	**	2,215,417
B A T CAP CORP FIXED 3.734% DUE 09-25-2040	**	140,072

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	297,349
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	1,987,590
B2 GOLD CORP COMMON STOCK	**	730,851
BA CR CARD TR SR 22-A1 CL A1 3.53% DUE 11-15-2027 REG	**	6,695,216
BA CREDIT CARD TRUST SR 23-A1 CL A1 4.79% 05-15-2028	**	10,661,317
BABCOCK & WILCOX ENTERPRISES INC COM NEWCOM NEW	**	28,248
BACARDI LTD 4.45% DUE 05-15-2025	**	788,939
BAE SYS PLC 3.4% DUE 04-15-2030	**	535,985
BAIC MOTOR CORPORATION LIMITED 'H'CNY1	**	454,333
BAIRONG INC COMSTK	**	556,656
BAKER HUGHES A GE CO LLC/BAKER HUGHES 4.08% 12-15-2047	**	595,051
BAKER HUGHES CO	**	18,221,238
BAKER HUGHES LLC/CO-OBL 2.061% 12-15-2026	**	1,051,305
BALBOA BAY LN FDG 2021-2 LTD / SR SECD NT CL A-1 FLTG RATE 6.74741% 01-20-2035	**	652,204
BALFOUR BEATTY GBP0.50	**	841,434
BALMER LAWRIE INV INR10	**	36,506
BALT GAS & ELEC CO 2.4% DUE 08-15-2026	**	5,570,279
BALT GAS & ELEC CO 3.2% DUE 09-15-2049	**	164,773
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	19,937
BAMLL COML MTG FLTG RT 6.49848% DUE 09-15-2038	**	4,723,790
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	3,815,156
BANCA MEDIOLANUM BANCA MEDIOLANUM SPA	**	1,243,696
BANCA MONTE DEI 0.875% 08/10/2026 .875% 08/10/2027	**	412,479
BANCA MONTE DEI ORDSHR	**	616,455
BANCO BILBAO VIZCAYA ARGENTARIA S A SR NON PFD FXD TO FXD RATE 5.862 09-14-2026	**	2,613,003
BANCO BPM NPV	**	125,168
BANCO COM POR SA NPV	**	63,676
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR SA	**	124,368
BANCO SANTANDER S 2.706% DUE 06-27-2024	**	7,142,480
BANCO SANTANDER S A 2.749% DUE 12-03-2030	**	166,453
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	1,254,448
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	3,666,848
BANCO SANTANDER SA 5.588% 08-08-2028	**	816,440
BANCO SANTANDER SA 5.588% 08-08-2028	**	816,440
BANCO SANTANDER SA 6.607% 11-07-2028	**	2,984,306
BANCO SANTANDER SA SR NON PFD FIXED-FIXED RATE 1.722% 09-14-2027	**	180,947
BANCO SANTANDER SA SR NON PFD FIXED-FIXED RATE 1.722% 09-14-2027	**	3,799,894
BANCO SANTANDER SA SR NON PFD FIXED-FIXED RATE 4.175% 03-24-2028	**	3,274,045
BANCO SANTANDER SA SR NT NON PFD 1.849% 03-25-2026	**	185,198
BANCO SANTANDER SA SR NT NON PFD 1.849% 03-25-2026	**	370,396
BANCO SANTANDER SA SR NT NON PFD 2.958% 03-25-2031	**	8,777,080
BANCO SANTANDER SA U S DISC COML PAPER PROGRAM 4/2 05-07-2024	**	2,719,420
BANCORP INC DEL COM STK	**	763,102
BANDWIDTH INC CL A CL A	**	232,446
BANGCHAK CORPORATI THB1(NVDR)	**	370,864
BANGCHAK SRIRACHA PCL THB4.9338 (NVDR)	**	39,571
BANGKOK AIRWAYS THB1 (NVDR)	**	58,048
BANGKOK BANK THB10 (NVDR)	**	4,852,841

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK 2017-BNK4 3.357% DUE 05-15-2050	**	149,265
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	2,645,937
BANK 2018-BNK10 COML MTG PASSTHRU CTF CL3.641% 02-15-2061	**	4,653,746
BANK AMER CORP 3.093% DUE 10-01-2025	**	7,843,451
BANK AMER CORP .976% 04-22-2025	**	3,523,752
BANK AMER CORP .981% 09-25-2025	**	7,721,635
BANK AMER CORP 2.015% DUE 02-13-2026	**	18,300,545
BANK AMER CORP 2.496% 02-13-2031	**	567,536
BANK AMER CORP 2.572% DUE 10-20-2032 BEO	**	2,849,259
BANK AMER CORP 2.592% DUE 04-29-2031	**	966,645
BANK AMER CORP 2.687% DUE 04-22-2032	**	12,687,833
BANK AMER CORP 3.194% 07-23-2030	**	1,298,045
BANK AMER CORP 3.366% 01-23-2026	**	244,194
BANK AMER CORP 3.366% 01-23-2026	**	9,767,746
BANK AMER CORP 3.419% 12-20-2028	**	376,619
BANK AMER CORP 3.419% 12-20-2028	**	23,014,252
BANK AMER CORP 3.5% DUE 04-19-2026	**	1,703,633
BANK AMER CORP 3.593% 07-21-2028	**	8,011,177
BANK AMER CORP 3.705% BNDS 04-24-2028	**	553,341
BANK AMER CORP 3.841% 04-25-2025	**	278,200
BANK AMER CORP 3.95% DUE 04-21-2025	**	1,868,489
BANK AMER CORP 4% DUE 01-22-2025	**	4,375,563
BANK AMER CORP 4.25% DUE 10-22-2026	**	166,992
BANK AMER CORP 4.376% 04-27-2028	**	670,776
BANK AMER CORP 4.45% DUE 03-03-2026	**	3,363,841
BANK AMER CORP 5.819% 09-15-2029	**	3,442,755
BANK AMER CORP BDS 4 04-01-2024	**	4,552,220
BANK AMER CORP CORP BD 4.125 DUE 01-22-2024 REG	**	2,028,336
BANK AMER CORP FLTG RT 1.658% DUE 03-11-2027	**	8,088,636
BANK AMER CORP FLTG RT 5.933% DUE 09-15-2027	**	816,601
BANK AMER CORP FLTG RT 5.933% DUE 09-15-2027	**	3,715,533
BANK AMER CORP SR NT 2.972% 02-04-2033	**	1,182,580
BANK AMER CORP STEP CPN 6.40146% DUE 02-05-2026	**	249,620
BANK ISLAM MALAYSI NPV	**	69,354
BANK MONTREAL 5.266% 12-11-2026	**	760,572
BANK MONTREAL 5.266% 12-11-2026	**	3,184,262
BANK MONTREAL CHICAGO BRH INSTL CTF DEP 10-11-2023 5.85% DUE 07-12-2024	**	3,725,189
BANK MONTREAL MEDIUM TERM SR NTS 1.85% 05-01-2025	**	1,773,888
BANK MONTREAL MONTREAL BRH IBN CP 11-07-2023 FLTG RT 11-05-2024	**	5,633,556
BANK MONTREAL QUE 5.3% 06-05-2026	**	2,396,384
BANK MONTREAL QUE FIXED 5.203% DUE 02-01-2028	**	2,594,355
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	8,516,398
BANK NEW YORK MELLON CORP 4.947% DUE 04-26-2027	**	3,586,970
BANK NEW YORK MELLON CORP COM STK	**	15,136,140
BANK NOVA SCOTIA B C 1.3% DUE 06-11-2025BEO	**	947,726
BANK NOVA SCOTIA B C 5.25% 06-12-2028	**	7,751,655
BANK NOVA SCOTIA B C SR MEDIUM-TERM NT SER I 6.437825% 06-12-2025	**	1,762,889
BANK NOVA SCOTIA B C SR NT .7% 04-15-2024	**	1,767,667

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK OF AMERICA CORP	**	11,130,629
BANK OF AMERICA CORP 1.734% 07-22-2027	**	733,234
BANK OF AMERICA CORP 1.734% 07-22-2027	**	2,976,930
BANK OF AMERICA CORP 2.299% 07-21-2032	**	2,505,905
BANK OF AMERICA CORP 2.884% 10-22-2030	**	2,393,375
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	**	2,248,639
BANK OF AMERICA CORP MTN 1.197% 10-24-2026	**	8,301,659
BANK OF AMERICA CORPORATION 1.319% 06-19-2026	**	5,711,274
BANK OF AMERICA CORPORATION 2.551% DUE 02-04-2028 BEO	**	672,039
BANK OF AMERICA CORPORATION 2.651% 03-11-2032	**	3,720,834
BANK OF AMERICA CORPORATION 2.676% DUE 06-19-2041/06-19-2020 REG	**	467,077
BANK OF AMERICA CORPORATION 3.458% 03-15-2025	**	905,685
BANK OF AMERICA CORPORATION 4.078% 04-23-2040	**	875,773
BANK OF AMERICA CORPORATION 5.08% DUE 01-20-2027	**	538,996
BANK OF AMERICA CORPORATION 5.08% DUE 01-20-2027	**	3,463,551
BANK OF AMERICA CORPORATION 5.202% DUE 04-25-2029	**	1,286,950
BANK OF AMERICA CORPORATION MTN 1.53% DUE 12-06-2025/06-06-2022 REG	**	10,468,652
BANK OF AMERICA CORPORATION MTN 3.384% DUE 04-02-2026	**	194,543
BANK OF AMERICA CORPORATION MTN 3.384% DUE 04-02-2026	**	2,694,421
BANK OF AMERICA NA 5.526% 08-18-2026	**	6,029,783
BANK OF GEORGIA GR ORD GBP0.01	**	209,585
BANK OF MONTREAL 5.2% DUE 12-12-2024	**	2,357,000
BANK OF NOVA SCOTIA 1.45% DUE 01-10-2025	**	1,537,821
BANK OF NOVA SCOTIA 3.45% 04-11-2025	**	459,914
BANK OF NOVA SCOTIA 3.45% 04-11-2025	**	5,542,457
BANK OF NOVA SCOTIA 4.75% DUE 02-02-2026	**	2,462,165
BANK OF QINGDAO CO 'H' CNY1	**	48,193
BANK PEKAO SA PLN1.00	**	2,259,183
BANK SER 2017-BNK8 CL A-3 3.229% 11-15-2050	**	1,541,920
BANK ST PETERSBURG COM	**	688,377
BANNERMAN ENERGY LTD NPV	**	29,596
BANPU PUBLIC CO THB1(NVDR)	**	1,100,870
BARCLAYS PLC 2.279% DUE 11-24-2027	**	1,043,332
BARCLAYS PLC 4.972% 05-16-2029	**	7,132,916
BARCLAYS PLC 5.501% DUE 08-09-2028	**	3,386,547
BARCLAYS PLC 6.692% 09-13-2034	**	1,391,825
BARCLAYS PLC DUE 11-02-2028/05-02-2023 BEO	**	4,492,171
BARCLAYS PLC FIXED 2.645% DUE 06-24-2031	**	8,443,580
BARCLAYS PLC FIXED 3.932% DUE 05-07-2025	**	993,095
BARCLAYS PLC FIXED 3.932% DUE 05-07-2025	**	5,164,092
BARCLAYS PLC FIXED 5.829% 05-09-2027	**	5,661,802
BARCLAYS PLC FLTG RT 6.49% DUE 09-13-2029	**	3,438,517
BARINGS LN FLTG RT 5.90771% DUE 01-20-2034	**	9,999,164
BARNES GROUP INC COM	**	3,895,174
BAROQUE JAPAN LTD NPV	**	416,889
BARRETT BUSINESS SVCS INC COM	**	411,322
BASE RESOURCES LTD NPV	**	146,120
BAT CAPITAL CORPORATION 6.343% DUE 08-02-2030	**	1,072,273

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BAT INTL FINANCE PLC 5.931% 02-02-2029	**	7,723,876
BATTALION CLO XI LTD / BATTALION 0% 04-24-2034	**	1,723,584
BAWAG GROUP AG COMMON STOCK	**	752,775
BAXALTA INC 4% DUE 06-23-2025	**	2,695,038
BAXTER INTL INC FIXED 1.322% DUE 11-29-2024	**	2,022,278
BAYER AG NPV (REGD)	**	2,434,102
BAYVIEW MSR 3% DUE 11-25-2051	**	1,844,092
BBCMS MTG TR 1.617% DUE 10-15-2053	**	5,306,953
BCA MPS 2.625% SNR 28/04/25 EUR1000	**	107,838
BCO DE SABADELL EUR0.125	**	735,027
BEACON ROOFING SUPPLY INC COM	**	368,008
BEAR STEARNS ARM FLTG RT 3.77329% DUE 05-25-2034	**	3,251
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	58,111
BEAZLEY PLC (UK) ORD GBP0.05	**	689,655
BECTON DICKINSON & 3.363% DUE 06-06-2024	**	1,503,388
BECTON DICKINSON & 3.734% DUE 12-15-2024	**	68,887
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	419,141
BECTON DICKINSON & CO 4.693% 02-13-2028	**	1,651,436
BECTON DICKINSON & CO COM	**	73,393
BEIERSDORF AG EUR1	**	9,923,297
BEIJING CAISHIKOU A CNY1	**	284,810
BEIJING ROBOROCK 'A'CNY1	**	283,125
BEIJING URBAN CONSTRUCTION COMSTK	**	58,828
BELL CANADA FIXED .75% DUE 03-17-2024	**	1,817,192
BELLRING BRANDS INC COM USD0.01	**	1,467,509
BEML LTD INR10	**	144,939
BENCHMARK 2020-B20 1.94539999962% DUE 10-15-2053	**	3,134,366
BENCHMARK 2021-B24 2.0103% DUE 03-15-2054	**	4,500,416
BENCHMARK 2021-B27 1.792% DUE 07-15-2054	**	6,185,180
BENCHMARK 2021-B27 2.163% DUE 07-15-2054	**	3,963,070
BENCHMARK 2021-B29 FLTG RT 2.284% DUE 09-15-2054	**	3,617,583
BENCHMARK 2021-B30 2.329% DUE 11-15-2054	**	3,286,596
BENCHMARK 2023-B38 MTG TR MTG PASS THRU CTF CL A-2 5.62599992752% 04-15-2056	**	5,088,226
BENTLEY SYS INC CL B CL B	**	3,899,829
BERKLEY W R CORP COM	**	3,229,641
BERKSHIRE HATHAWAY 3.125% DUE 03-15-2026	**	947,893
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	**	379,792
BERKSHIRE HATHAWAY ENERGY CO 3.7% 07-15-2030	**	1,808,691
BERKSHIRE HATHAWAY FIN CORP 2.85% DUE 10-15-2050	**	175,844
BERKSHIRE HATHAWAY FINANCE CORP 3.85% 03-15-2052	**	714,470
BERKSHIRE HATHAWAY INC COM USD0.0033 CLASS'B'	**	4,925,831
BERMAZ AUTO BERHAD NPV	**	253,925
BERRY CORPORATION	**	227,730
BERRY GLOBAL INC 1.57% DUE 01-15-2026	**	13,186,258
BEST BUY INC COM STK	**	4,327,632
BEWITH INC NPV	**	16,159
BFF BANK S.P.A.	**	3,158,914
BHARTI AIRTEL LTD COMSTK	**	738,025

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BHP BILLITON FIN USA LTD 5.25% 09-08-2026	**	1,290,843
BHP BILLITON FIN USA LTD 5.25% 09-08-2033	**	129,921
BIDVEST GROUP ZAR0.05	**	121,058
BIG COML MTG TR FLTG RT 6.67506% DUE 02-15-2039	**	5,164,218
BIGCOMMERCE HLDGS INC COM SER 1 COM SER 1	**	300,920
BIJOU BRIGITTE NPV	**	32,779
BINGGRAE KRW5000	**	305,418
BIOGAIA AB SER'B'NPV	**	218,460
BIOGEN INC COMMON STOCK	**	6,441,562
BIO-TECHNE CORP COM	**	1,155,702
BIRLASOFT LIMITED	**	374,659
BJS WHSL CLUB HLDGS INC COM	**	3,199,680
BK AMER N A INSTL 5.8% DUE 04-11-2024	**	3,923,369
BK HANDLOWY W WARS PLN4.00	**	210,704
BK NEW YORK MELLON 1.6% DUE 04-24-2025	**	220,784
BK NEW YORK MELLON 4.289% DUE 06-13-2033	**	3,080,341
BK NEW YORK MELLON FLTG RT 3.992% DUE 06-13-2028	**	5,857,705
BK NEW YORK MELLON FLTG RT 4.414% DUE 07-24-2026	**	657,072
BK NOVA SCOTIA B C 4.5% DUE 12-16-2025	**	245,882
BK OF AMER CR CARD FIXED 4.98% DUE 11-15-2028	**	3,307,460
BK OF AMER CR CARD SER 22-A2 CL A2 FIXED 5% DUE 04-17-2028	**	3,628,928
BK RAKYAT IDR50	**	1,611,344
BKW AG CHF2.50	**	365,735
BLACK HILLS CORP 1.037% DUE 08-23-2024 BEO	**	3,844,828
BLACKBAUD INC COM	**	689,959
BLACKROCK INC COM STK	**	9,575,993
BLOCK FINL LLC 3.875% DUE 08-15-2030	**	1,373,476
BLOCK INC	**	2,935,046
BLUE BIRD TBK PT IDR100	**	138,264
BLUE OWL CAP INC COM CL A	**	196,963
BLUEBIRD BIO INC COM	**	19,392
BLUEPRINT MEDICINES CORP COM	**	1,387,382
BLUESCOPE STEEL NPV	**	5,171,884
BM TECHNOLOGIES INC COM USD	**	1,080
BMW VECHICLE LEASE TR SER 23-1 CL A2 5.27% DUE 02-25-2025	**	623,585
BMW VEH LEASE TR 2022-1 SR 22-1 CL A-3 1.1% 03-25-2025	**	491,203
BMW VEH OWNER TR 2022-A CL A3 3.21% 08-25-2026	**	10,784,873
BMW VEH OWNER TR 5.47% DUE 02-25-2028	**	1,946,356
BNK FINANCIAL GROUP INC	**	442,482
BNP PARIBAS MEDIUM FIXED 3.8% DUE 01-10-2024	**	2,943,704
BNP PARIBAS NEW YORK BRH 3/A3 DISC COML PAPER YRS 1&2 08-02-2024	**	5,926,558
BNP PARIBAS SR NON VAR RT 1.323% DUE 01-13-2027	**	3,841,945
BOARDWALK 3.4% DUE 02-15-2031	**	1,254,316
BOARDWALK 5.95% DUE 06-01-2026	**	60,860
BOARDWALK PIPELINES LP 4.8% 05-03-2029	**	98,051
BOARDWALK R/EST IN TRUST UNITS	**	362,489
BOCA COML MTG TR FLTG RT 7.10276% DUE 05-15-2039	**	2,734,515
BOCA COML MTG TR FLTG RT 7.65226% DUE 05-15-2039	**	2,431,492

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BODYCOTE PLC ORD GBP0.1727272	**	103,760
*BOEING CO COM	**	8,444,283,754
BOIRON EUR1	**	15,239
BOISE CASCADE CO COM	**	3,254,698
BON SECOURS MERCY 1.35% DUE 06-01-2025	**	1,166,718
BONESUPPORT HLG AB NPV	**	348,842
BOOKING HLDGS INC COM	**	3,497,559
BOOT BARN HLDGS INC COM	**	4,105,816
BORAL FIN PTY LTD 3.75% 05-01-2028	**	120,018
BORAL LIMITED NPV	**	78,302
BORG WARNER INC COM	**	1,784,326
BOSS ENERGY LTD	**	646,220
BOSTON BEER INC CL A CL A	**	634,849
BOSTON SCIENTIFIC CORP COM	**	5,741,053
BOX INC CL A CL A	**	1,515,830
BOYD GAMING CORP COM	**	2,569,702
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	313,819
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	856,642
BP CAP MKTS AMER 2.772% DUE 11-10-2050	**	188,140
BP CAP MKTS AMER 2.939% DUE 06-04-2051	**	434,947
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	527,374
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	613,671
BP CAP MKTS AMER 3.937% DUE 09-21-2028	**	1,763,832
BP CAP MKTS AMER 4.234% DUE 11-06-2028	**	994,410
BP CAP MKTS AMER 4.234% DUE 11-06-2028	**	1,329,526
BP CAP MKTS AMER INC 3.119% 05-04-2026	**	241,908
BP CAP MKTS AMER INC CORP BOND 3.41% 02-11-2026	**	820,480
BPCE S A MEDIUM 1% DUE 01-20-2026	**	883,789
BPCE S A MEDIUM 1% DUE 01-20-2026	**	2,899,934
BPCE SR NON PFD FLTG RT 2.045% DUE 10-19-2027	**	1,275,738
BPCE SR NON PFD VAR RT 5.975% DUE 01-18-2027	**	413,357
BPCE SR NON PFD VAR RT 5.975% DUE 01-18-2027	**	4,219,265
BPER BANCA NPV	**	640,529
BPR TR 2021-TY FLTG RT 6.59848% DUE 09-15-2038	**	3,053,646
BRAMBLES LTD NPV	**	2,306,961
BREEDON GRP PLC ORD GBP0.01	**	674,851
BRIDGE 2022-SFR1 TR SINGLE FAMILY RENT PASSTHRU 4.15% 11-17-2037	**	2,354,355
BRIDGEBIO PHARMA INC COM	**	357,880
BRIDGECREST 6.8% DUE 08-15-2029	**	899,986
BRIDGECREST 7.1% DUE 08-15-2029	**	2,567,504
BRIDGEPOINT GROUP ORD GBP0.00005	**	86,490
BRIGADE ENTERPRISE INR10	**	244,184
BRIGHTCOVE INC	**	21,740
BRIGHTHOUSE FINL INC COM	**	1,734,982
BRIGHTVIEW HLDGS INC COM	**	2,761,213
BRISTOL MYERS FIXED 2.9% DUE 07-26-2024	**	1,679,869
BRISTOL MYERS FIXED 3.4% DUE 07-26-2029	**	1,330,342
BRISTOL MYERS SQUIBB CO .75% DUE 11-13-2025	**	1,721,192

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BRISTOL MYERS SQUIBB CO COM	**	16,543,062
BRISTOL MYERS SQUIBB CO CORP 3.2% 06-15-2026	**	1,006,495
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	185,834
BRIXMOR OPER 2.5% DUE 08-16-2031	**	167,863
BRIXMOR OPER 4.125% DUE 06-15-2026	**	1,186,721
BRIXMOR OPER PARTNERSHIP LP SR NT 2.25% 04-01-2028	**	222,228
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	11,797,720
BRIXMOR PPTY GROUP INC COM	**	2,538,897
BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3.125% 01-15-2025	**	4,891,583
BROADCOM INC 3.459% 09-15-2026	**	6,126,028
BROADCOM INC 4.3% DUE 11-15-2032 BEO	**	1,440,669
BROADCOM INC COM	**	9,833,046
BROOKFIELD CAP FIN LLC 6.087% 06-14-2033	**	1,776,545
BROOKFIELD FIN INC 3.5% DUE 03-30-2051	**	1,836,083
BROOKFIELD FIN INC 3.9% DUE 01-25-2028	**	192,655
BROOKFIELD FIN INC FIXED 4.7% 09-20-2047	**	89,869
BROOKFIELD FIN LLC 4% DUE 04-01-2024	**	516,581
BROTHER INDUSTRIES NPV	**	620,971
BROWN & BROWN INC 2.375% DUE 03-15-2031	**	348,992
BRUNELLO CUCINELLI EUR100	**	351,654
BRUNSWICK CORP COM	**	2,060,775
BSE LIMITED INR2	**	99,697
BSTN PPTYS INC	**	552,659
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	258,590
BSTN SCIENTIFIC 1.9% DUE 06-01-2025	**	1,764,634
BSTN SCIENTIFIC 2.65% DUE 06-01-2030	**	50,980
BUDWEISER BREWING COM	**	606,627
BUILDERS FIRSTSOURCE INC COM STK	**	8,043,169
BUMBLE INC COM CL A COM CL A	**	1,803,852
BUNGE LTD FIN CORP FIXED 1.63% DUE 08-17-2025	**	1,869,752
BUNGE LTD FIN CORP FIXED 2.75% 05-14-2031	**	610,470
BURCKHARDT COMPRES CHF	**	235,534
BURE EQUITY AB NPV	**	58,420
BURFORD CAPITAL LTD ORD NPV (DI)	**	357,162
BURJEEL HOLDING CO AED0.1	**	264,725
BURL NORTHN SANTA 4.375% DUE 09-01-2042	**	230,808
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	87,296
BURLINGTN N SANTA FIXED 4.05% DUE 06-15-2048	**	434,088
BURLINGTON NORTHN SANTA 4.55 09-01-2044	**	74,875
BURLINGTON NORTHN SANTA FE LLC 3.3% 09-15-2051	**	457,839
BURLINGTON STORES INC COM	**	2,618,673
BUSINESS BRAIN SHO NPV	**	27,859
BUSINESS ENGINEERI NPV	**	35,069
BUTTERFLY NETWORK INC CL A CL A	**	107,636
BUY TO OPEN REPO W/DEUTSCHE 5.32% FROM 12-29-2023 TO 01-02-2024	**	21,000,000
BW LPG LTD USD0.01	**	6,061,520
BWAY 2021-1450 MTG FLTG RT 6.69764% DUE 09-15-2036	**	1,829,490
BWX TECHNOLOGIES INC COM	**	7,316,589

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BX 2021-21M MTG TR FLTG RT 6.17748% DUE 10-15-2036	**	330,898
BX 2021-21M MTG TR FLTG RT 6.17748% DUE 10-15-2036	**	1,323,591
BX 2023-DELC MTG FLTG RT 8.02316% DUE 05-15-2038	**	2,374,453
BX COML MTG TR 2.843% DUE 03-09-2044	**	1,926,217
BX COML MTG TR 2021-CIP 6.36848% 12-15-2038	**	3,328,522
BX COML MTG TR FLTG RT 6.13598% DUE 10-15-2038	**	3,003,670
BX TR 2021-ACNT FLTG RT 6.69748% DUE 11-15-2038	**	492,155
BX TR 2021-LGCY COML MTG PASS THRU CTF CL A 5.95348% 10-15-2036	**	1,941,977
BX TR 2021-SDMF FLTG RT 6.18548% DUE 09-15-2034	**	5,674,809
BX TR 2022-FOX2 6.08236% DUE 04-15-2039	**	1,614,340
BX TR 2022-LBA6 FLTG RT 6.33316% DUE 01-15-2039	**	5,713,474
BX TR 2022-PSB 7.78416% 08-15-2039	**	1,269,997
BXCOMMERCIAL MTG FLTG RT 7.09458% DUE 12-09-2040	**	2,401,486
BXSC COML MTG TR 2022-WSS COML MTG PASS THRU CTF CL B 7.426% 03-15-2035	**	2,966,125
BYD COMPANY LTD 'H'CNY1	**	892,355
BYD ELECTRONIC INT NPV	**	656,204
BYTES TECHNOLOGY G ORD GBP0.01	**	117,386
C AND D PROPERTY MANAGEMENT GROUP CO	**	42,112
C&C INTERNATIONAL KRW100	**	33,334
C3 AI INC CL A CL A	**	607,676
C4 THERAPEUTICS INC COM USD0.0001	**	62,964
CABALETTA BIO INC COM	**	141,171
CABOT CORP COM	**	1,952,230
CACTUS INC CL A CL A	**	2,737,438
CADENCE BK COM	**	4,491,673
CADENCE DESIGN SYS INC COM	**	11,098,533
CAESARS ENTMT INC NEW COM	**	1,544,133
CAIXABANK SA EUR1	**	823,148
CALAVO GROWERS INC COM	**	222,428
CALFRAC WELL SVCS LTD COM NPV	**	285,096
CALIBRE MINING COR COM NPV	**	31,457
CALIFORNIA INSTITUTE OF TECHNOLOGY 3.65%09-01-2119	**	1,228,054
CALIFORNIA RES CORP COM USD0.01	**	1,261,194
CALIFORNIA ST UNIV REV 3.199% 11-01-2027BEO TAXABLE	**	1,390,952
CALIFORNIA ST UNIV REV 3.299% 11-01-2028BEO TAXABLE	**	1,416,194
CALIFORNIA WTR SVC GROUP COM	**	3,891,028
CALL SWO GBP CHASUS33 P 1DSONIA / R 0.82% 317U164I5 16/12/2024	**	10,982
CALL SWO USD GSCMUS33 P 1DSOFR / R 2.697% 317U391O7 04/02/2024	**	6,187
CALL SWO USD GSCMUS33 P 1DSOFR / R 2.697% 317U391O7 04/02/2024	**	64,958
CALL SWO USD GSCMUS33 P 1DSOFR / R 2.721% 317U461O2 04/08/2024	**	1,487
CALL SWO USD NGFPUS33 P 1DSOFR / R 2.785% 317U479O2 04/08/2024	**	2,275
CALL SWO USD NGFPUS33 P 1DSOFR / R 2.835% 317U474O7 04/08/2024	**	2,253
CAMBIUM NETWORKS CORPORATION COM	**	6,000
CAMDEN PPTY TR SH BEN INT	**	7,972,590
CAMECO CORP COM	**	707,659
CAMPBELL SOUP CO 3.95% DUE 03-15-2025	**	196,889
CAMTEK LTD COM STK	**	970,418
CAMURUS AB NPV	**	517,935

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CANADA(GOVT OF) 3.25% BDS 01/12/2033 CAD1	**	1,306,051
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	515,074
CANADIAN IMPERIAL BANK OF COMMERCE 5.001% DUE 04-28-2028	**	2,415,780
CANADIAN IMPERIAL BK COMM TORONTO BRH 5.926% 10-02-2026	**	3,175,448
CANADIAN NATL RY CO COM	**	11,653,816
CANADIAN PAC RY CO 4.7% 05-01-2048	**	273,575
CANARA BANK INR10	**	862,484
CANCOM SE NPV	**	59,103
CANFIN HOMES LTD	**	89,265
CANNY ELEVATOR CO 'A'CNY1 (STOCK CONNECT)	**	725,429
CANTOR FITZGERALD L P SR NT 144A 4.5% 04-14-2027	**	2,881,551
CAP 1 FINL CORP 3.9% DUE 01-29-2024	**	540,000
CAP 1 FINL CORP 7.149% DUE 10-29-2027	**	1,921,409
CAP 1 PRIME AUTO 3.17% DUE 04-15-2027	**	6,908,123
CAP SA COM NPV	**	119,062
CAPCOM CO LTD NPV	**	846,696
CAPGEMINI EUR8	**	10,013,550
CAPITAL ONE FINANCIAL CORP 5.468% DUE 02-01-2029	**	1,257,860
CAPITAL ONE FINANCIAL CORP 6.312% 06-08-2029	**	5,362,408
CAPITAL ONE FINANCIAL CORP 6.377% 06-08-2034	**	721,545
CAPITAL ONE FINL CORP 1.878% 11-02-2027	**	807,218
CAPITAL ONE FINL CORP 2.636% 03-03-2026	**	2,477,336
CAPITAL ONE FINL CORP 4.166% 05-09-2025	**	5,170,950
CAPITAL ONE FINL CORP COM	**	3,081,320
CAPITAL ONE FINL CORP SR NT FIXED / FLTG4.927% 05-10-2028	**	2,271,617
CAPITAL ONE FINL CORP SR NT FIXED / FLTG5.268% 05-10-2033	**	491,489
CAPITAL ONE MULTI-ASSET EXECUTION SER 22-A3 CL A 4.95% DUE 10-15-2027	**	1,745,017
CAPITAL ONE MULTI-ASSET EXECUTION TR SER22-A1 CL A1 2.8% 03-15-2027	**	14,287,767
CAPITAL ONE MULTI-ASSET EXECUTION TR SR 2022-2 NT CL A 3.49% 05-15-2027	**	385,655
CAPITAL ONE MULTI-ASSET EXECUTION TR SR 23-A1CLS A 4.42% 05-15-2028	**	11,627,515
CAPITAL SECURITIES CORP TWD10	**	227,479
CAR GROUP LIMITED NPV	**	123,241
CARA THERAPEUTICS INC COM	**	8,990
CARDINAL HLTH INC	**	453,499
CARDLYTICS INC COM	**	35,790
CARDS II TR .602% DUE 04-15-2027	**	2,709,466
CAREDX INC COM	**	292,740
CARETRUST REIT INC COM	**	2,236,411
CARGO THERAPEUTICS INC COM	**	97,462
CARGOTEC OYJ SER'B'NPV	**	485,339
CARGURUS INC CL A CL A	**	321,908
CARLISLE COMPANIES INC COM	**	1,562,150
CARLSBERG SER'B'DKK20	**	3,866,744
CARLYLE GROUP INC COM	**	15,058,433
CARLYLE US CLO 2017-1 LTD / CARLYLE SR SECD NT CL A-1-R FLTG 6.57942 04-20-2031	**	454,678
CARLYLE US CLO 2017-2 LTD / CARLYLE 0% 07-20-2031	**	1,386,036
CARMAX AUTO OWNER 1.95% DUE 09-15-2027	**	1,401,438
CARMAX AUTO OWNER 3.49% DUE 02-16-2027	**	710,938

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CARMAX AUTO OWNER 3.49% DUE 02-16-2027	**	7,092,937
CARMAX AUTO OWNER FIXED 1.7% DUE 08-16-2027	**	665,243
CARMAX AUTO OWNER FIXED 6% DUE 07-17-2028	**	391,951
CARMAX AUTO OWNER FIXED 6% DUE 07-17-2028	**	3,610,075
CARMAX AUTO OWNER TR 2021-2 ASSET BACKEDNT CL C 1.34% 02-16-2027	**	1,124,731
CARMAX AUTO OWNER TRUST SER 23-3 CL A3 6% 05-15-2028	**	207,241
CARMAX AUTO OWNER TRUST SER 23-3 CL A3 6% 05-15-2028	**	2,090,607
CARMAX AUTO OWNER TRUST SER 22-4 CL A2A 5.34% DUE 12-15-2025 REG	**	439,924
CARMAX AUTO OWNER TRUST SER 22-4 CL A3 5.34% DUE 08-16-2027 REG	**	3,610,671
CARMAX INC COM	**	6,215,173
CARMAX OWNER TR 4.65% DUE 01-16-2029	**	957,651
CARMAX OWNER TR 5.23% DUE 01-15-2026	**	948,024
CARNIVAL PLC ORD USD1.66	**	120,096
CARPENTER TECHNOLOGY CORP COM	**	1,678,172
CARRIAGE SERVICES INC COM	**	130,752
CARRIER GLOBAL CORP 2.722% 02-15-2030	**	358,381
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM	**	4,392,598
CARVANA AUTO 1.31% DUE 01-11-2027	**	5,869,614
CARVANA AUTO 3.35% DUE 02-10-2027	**	699,785
CARVANA AUTO RECEIVABLES TR 2021-N1 ASSET BACKED CTF CL C 1.3% 01-10-2028	**	379,701
CARVANA AUTO RECEIVABLES TR 2021-N4 ASSET BACKED NT CL C 1.72% 09-11-2028	**	291,407
CARVANA AUTO RECEIVABLES TR 2021-P1 ASSET BACKED NT CL A-4 .86% 01-11-2027	**	2,392,786
CARVANA AUTO RECEIVABLES TR 2022-P3 SR 22-P3 CL A3 4.61% DUE 11-10-2027 BEO	**	593,625
CARVANA CO CL A CL A	**	1,303,065
CASELLA WASTE SYS INC CL A COM STK	**	4,155,920
CASEYS GEN STORES INC COM	**	1,021,758
CASSA DEPOSITI E PRESTITI S P A 5.75% 05-05-2026	**	1,099,082
CASTLE BIOSCIENCES INC COM	**	234,143
CATALYST PHARMACEUTICALS INC COM STK USD0.001 STK	**	1,051,163
CATENA AB NPV	**	303,108
CATERPILLAR INC 2.6% DUE 04-09-2030 BEO	**	1,029,377
CATERPILLAR INC COM	**	1,242,405
CATERPILLAR INS 3.4% DUE 05-15-2024	**	337,457
CATRION CATERING HOLDING COMPANY	**	645,348
CAVCO INDS INC DEL COM STK	**	988,907
CBOE GLOBAL MARKETS INC	**	964,224
CBS CORP NEW 2.9% DUE 01-15-2027	**	14,828
CBS CORP NEW 4.6% DUE 01-15-2045	**	76,283
CBS CORP NEW FIXED 3.7% DUE 06-01-2028	**	69,384
CCC INTELLIGENT SOLUTIONS HLDGS INC COM	**	1,492,090
CCK CONSOLIDATED MYR0.50	**	41,762
CCSW CITIUS33 31/07/2029 USD 3MLIBOR /AUD 3MBBSW CCS220625-CCS220	**	4,903
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	5,082
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	2,541
CCSW MSCSUS33 14/10/2030 USD 3MLIBOR /AUD 3MBBSW CCS004144-CCS00413	**	88
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	1,734,203
CD 2017-CD6 MTG TR 3.19% DUE 11-13-2050	**	2,811,159

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CDN IMPERIAL BK 3.45% DUE 04-07-2027	**	2,320,361
CDN PAC RY CO NEW 2.9% DUE 02-01-2025	**	341,553
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JFW0	**	1,106
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG41	**	2,213
CDS CITIUS33 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG66	**	2,213
CDW LLC/CDW FIN FIXED 2.67% DUE 12-01-2026	**	4,820,750
CELANESE US HLDGS 6.05% DUE 03-15-2025	**	55,342
CELESTICA INC SUB ORD VTG SHS NPV	**	306,100
CELLDEX THERAPEUTICS INC NEW SHS	**	379,982
CELLEBRITE DI LTD COM USD0.0001	**	1,042,396
CELSIUS HLDGS INC COM NEW COM NEW	**	1,576,718
CENCORA INC	**	1,032,445
CENOVUS ENERGY INC 2.65% 01-15-2032	**	248,723
CENTAMIN PLC ORD NPV (DI)	**	158,460
CENTENE CORP DEL 3% DUE 10-15-2030	**	866,533
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,215,659
CENTERPOINT ENERGY 3.95% 03-01-2048	**	27,263
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	84,157
CENTERPOINT ENERGY RES CORP 1.75% DUE 10-01-2030	**	249,349
CENTERPOINT ENERGY RES CORP 5.25% 03-01-2028	**	437,177
CENTERRA GOLD INC COM NPV	**	387,942
CENTEX HOME EQTY FLTG RT 6.36534% DUE 10-25-2035	**	41,108
CENTRAL DEPOSITORY INR10	**	368,152
CENTRAL GLASS CO NPV	**	183,363
CENTRAL SEC PATROL NPV	**	46,991
CENTRICA ORD GBP0.061728395	**	2,496,978
CENTRUS ENERGY CORP CL A COM	**	220,469
CENTURY CMNTYS INC COM	**	1,405,105
CES ENERGY SOLUTIO COM NPV	**	1,679,317
CETTIRE LTD NPV	**	32,255
CF JPMCB LIQUIDITY FD	**	639,999,245
CGDB COML MTG TR FLTG RT 7.44764% DUE 11-15-2036	**	943,596
CGI INC 1.45% 09-14-2026	**	1,810,798
CHARTER 2.3% DUE 02-01-2032	**	5,814,854
CHARTER 4.908% DUE 07-23-2025	**	13,403,739
CHARTER 6.384% DUE 10-23-2035	**	1,220,606
CHARTER COMMUNICATIONS INC NEW CL A CL A	**	6,409,333
CHARTER COMMUNICATIONS OPER LLC / 5.05% 03-30-2029	**	1,060,151
CHARTER COMMUNICATIONS OPER LLC / SR SECD NT 4.4% 04-01-2033	**	240,253
CHARTER COMMUNICATIONS OPER LLC 6.15% 11-10-2026	**	4,343,160
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	163,368
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	1,680,767
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.8% DUE 03-01-2050	**	403,029
CHARTER FIXED 3.85% DUE 04-01-2061	**	62,650
CHARTER HALL GROUP NPV (STAPLED)	**	602,615
CHASE AUTO OWNER TR 2023-A ASSET BACKED NT CL A-3 144A 5.68% 01-25-2029	**	1,427,747
CHASE HOME LENDING FLTG RT 3.25% DUE 09-25-2063	**	433,010
CHASE ISSUANCE TRUST SER 23-A CL A 5.16% 09-15-2028	**	9,059,938

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHATHAM LODGING TR COM	**	107,414
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	12,345,432
CHEGG INC COM	**	786,441
CHEMED CORP NEW COM	**	5,615,939
CHENBRO MICOM CO	**	159,235
CHENG DE LOLO CO L 'A'CNY1	**	297,327
CHENG UEI PRECISIO TWD10	**	385,575
CHENGDU KANGHONG COMMON STOCK	**	288,748
CHENNAI PETRO CP INR10(DEMAT)	**	16,318
CHESAPEAKE ENERGY CORP COM NEW 01/2021	**	755,474
CHESTER CNTY PA HLTH & ED FACS AUTH HLTHSYS REV 3.314 06-01-2051 BEO TAXABLE	**	263,029
CHEVRON CORP COM	**	6,819,744
CHEVRON CORP NEW 1.995% DUE 05-11-2027	**	510,798
CHEVRON U S A INC 2.343% DUE 08-12-2050 REG	**	320,562
CHEVRON U S A INC 3.25% 10-15-2029	**	1,901,926
CHEVRON U S A INC 3.9% 11-15-2024	**	4,305,889
CHICAGO ILL TRAN AUTH SALES & TRANSFER T 6.899% 12-01-2022	**	535,544
CHICAGO ILL TRAN AUTH SALES & TRF TAX RCPTS REV TAX-PE FDG-SER A 6.899% 12-01-40	**	432,289
CHICONY ELECTRONI TWD10	**	3,432,658
CHICONY POWER TECH TWD10	**	421,938
CHILE REP 4.95% 01-05-2036	**	1,415,070
CHILE(REP OF) 4.7% SNR 01/09/2030 CLP1000	**	409,540
CHIN WELL HOLDS BERHAD MYR0.50	**	27,666
CHINA AVIATION OIL NPV	**	11,343
CHINA CHUNLAI EDUC HKD0.00001	**	62,332
CHINA CONSTRUCTION BANK HCNY1	**	10,264,652
CHINA MINSHENG BAN 'H'CNY1	**	591,355
CHINA NATIONAL ACCORD MEDICINE 'B'CNY1	**	112,353
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	644,073
CHINA PACIFIC INSU 'H'CNY1	**	2,348,898
CHINA RESOURCES MEDICAL HOLDINGS COMPANYLIMITED	**	214,193
CHINA SANJIANG FIN HKD0.10	**	25,254
CHINA SHINEWAY PHA HKD0.1	**	232,758
CHINA TOBACCO INTL (HK) CO LTD NPV	**	35,392
CHINA YUHUA EDUCAT HKD0.00001	**	208,001
CHIPOTLE MEXICAN GRILL INC COM STK	**	26,370,936
CHIYODA CORP NPV	**	184,069
CHIYODA INTEGRE CO NPV	**	101,219
CHONGQING BAIYA SA A CNY1	**	435,600
CHONGQING RURAL CO CNY1 H SHARE	**	15,867
CHORD ENERGY CORPORATION COM USD0.01	**	1,158,789
CHORI CO LTD NPV	**	26,050
CHOUSHIMARU CO.LTD NPV	**	30,872
CHUBB LTD ORD CHF24.15	**	15,537,952
CHUETSU PULP&PAPER NPV	**	36,644
CHUGOKU ELECTRIC POWER CO INC NPV	**	1,113,019
CI FINANCIAL CO 4.1% 06-15-2051	**	2,963,736
CIA DE SANEAMENTO PRF NPV	**	54,564

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CIA DE SANEAMENTO UNITS (1 COM & 4 PRF)	**	472,318
CIA ENERG MG-CEMIG PRF BRL5.00	**	722,463
CIBUS NORDIC REAL NPV	**	208,785
CIE DE ST-GOBAIN EUR4	**	8,341,630
CIE FINANCIER TRAD CHF2.50 (BR)	**	27,059
CIENA CORP COM NEW	**	466,934
CIGNA CORP 1.25% 03-15-2026	**	1,022,171
CIGNA CORP NEW 3.4% DUE 03-01-2027 BEO	**	1,648,683
CIGNA CORP NEW 3.5% 06-15-2024	**	4,831,560
CIGNA CORP NEW CORP 4.125% 11-15-2025	**	1,540,111
CIGNA CORP NEW CORP 4.375% 10-15-2028	**	7,895,306
CIKARANG LISTRINDO IDR200	**	115,499
CIM TR 2020-R2 FLTG RT 2.581% DUE 10-25-2059	**	3,744,967
CIM TR 2021-R6 FLTG RT 1.425% DUE 07-25-2061	**	754,302
CIM TR 2023-R2 FLTG RT 5.5% DUE 08-25-2064	**	9,357,525
CIN FINL CORP 6.92% DUE 05-15-2028	**	214,621
CINEMARK HLDGS INC COM	**	937,126
CINTAS CORP COM	**	4,501,268
CINTAS CORP NO 2 3.7% DUE 04-01-2027	**	1,525,194
CINTAS CORP NO 2 FIXED 3.45% DUE 05-01-2025	**	1,278,837
CIRRUS LOGIC INC COM	**	625,006
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	120,057
CITIBANK CR CARD ISSUANCE TR NT CL 2018-A7 3.96% 10-13-2030	**	6,844,859
CITIBANK CREDIT CARD ISSUANCE TRUST SER 23-1 CL A1 5.23% 12-08-2027	**	1,665,682
CITIBANK N A 5.803% 09-29-2028	**	3,313,945
CITIC SECURITIES CO LTD H CNY1	**	698,142
CITIC TEL INT HLDGS HKD0.10	**	70,149
CITIGROUP COML MTG 2.646% DUE 07-10-2049	**	1,008,818
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	4,074,927
CITIGROUP COML MTG 3.575% DUE 05-10-2047	**	1,619,517
CITIGROUP COML MTG 3.855% DUE 05-10-2047	**	2,452,090
CITIGROUP COML MTG FLTG RT 5.23149% DUE 11-10-2046	**	87,810
CITIGROUP COML MTG TR 2016-C2 COML MTG PASSTHRU CTF CL D 3.25% 08-10-2049	**	1,245,530
CITIGROUP COML MTG TR 2018-B2 COML MTG PASSTHRU CTF CL 3.788% 03-10-2051	**	2,033,310
CITIGROUP COML MTG TRUST SER 2015-GC27 CL A-AB 2.944% 02-10-2048	**	69,700
CITIGROUP INC 1.122% DUE 01-28-2027	**	1,102,915
CITIGROUP INC 1.281% 11-03-2025	**	1,784,935
CITIGROUP INC 1.462% DUE 06-09-2027 BEO	**	9,635,739
CITIGROUP INC 2.52% 11-03-2032	**	276,648
CITIGROUP INC 2.561% DUE 05-01-2032 BEO	**	1,429,029
CITIGROUP INC 2.572% DUE 06-03-2031	**	14,191,674
CITIGROUP INC 3.106% DUE 04-08-2026	**	9,591,152
CITIGROUP INC 3.2% DUE 10-21-2026	**	314,916
CITIGROUP INC 3.29% 03-17-2026	**	2,190,774
CITIGROUP INC 3.352% 04-24-2025	**	10,052,928
CITIGROUP INC 3.4% DUE 05-01-2026	**	482,647
CITIGROUP INC 3.4% DUE 05-01-2026	**	965,293
CITIGROUP INC 3.7% DUE 01-12-2026	**	737,283

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIGROUP INC 3.785% 03-17-2033	**	1,153,200
CITIGROUP INC 3.887% 01-10-2028	**	387,152
CITIGROUP INC 3.887% 01-10-2028	**	8,367,313
CITIGROUP INC 3.98% 03-20-2030	**	844,874
CITIGROUP INC 4.075% 04-23-2029	**	12,542,630
CITIGROUP INC 4.14% 05-24-2025	**	1,423,401
CITIGROUP INC 4.3% DUE 11-20-2026	**	460,927
CITIGROUP INC 4.4% DUE 06-10-2025	**	1,826,205
CITIGROUP INC 4.412% DUE 03-31-2031	**	1,273,793
CITIGROUP INC 4.45% DUE 09-29-2027	**	879,027
CITIGROUP INC 4.45% DUE 09-29-2027	**	5,537,869
CITIGROUP INC 4.6% DUE 03-09-2026	**	799,867
CITIGROUP INC 4.65% DUE 07-30-2045	**	312,930
CITIGROUP INC 5.5% DUE 09-13-2025	**	2,009,528
CITIGROUP INC 5.61% 09-29-2026	**	8,609,297
CITIGROUP INC COM NEW COM NEW	**	37,451,046
CITIGROUP INC FLTG RT 3.668% DUE 07-24-2028	**	286,114
CITIGROUP INC FLTG RT 3.668% DUE 07-24-2028	**	4,606,440
CITIGROUP INC NEW 2.976% 11-05-2030	**	5,286,458
CITIGROUP INC NT FIXED / FLTG RATE .981%05-01-2025	**	4,640,144
CITIGROUP INC SR NT FIXED/FLTG 3.057% 01-25-2033	**	354,672
CITIGROUP INC SR NT FIXED/FLTG 3.057% 01-25-2033	**	811,900
CITIGROUP MTG LN FLTG RT 2.5% DUE 05-25-2051	**	682,639
CITIGROUP MTG LN FLTG RT 5% DUE 05-25-2051	**	367,345
CITIGROUP MTG LN FLTG RT 6.42534% DUE 11-25-2034	**	308,508
CITIZENS AUTO 5.83% DUE 02-15-2028	**	2,028,743
CITIZENS AUTO 5.84% DUE 01-18-2028	**	2,941,319
CITIZENS FINL GROUP INC COM	**	15,104,251
CLAREMONT MCKENNA 3.775% DUE 01-01-2122	**	1,982,687
CLAS OHLSON AB SER'B'NPV	**	181,394
CLASSYS INC KRW100	**	82,482
CLEAN HBRS INC COM	**	3,861,906
CLEARWATER ANALYTICS HLDGS INC CL A CL A	**	3,240,594
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	**	175,584
CLEVELAND CLIFFS USD0.125	**	462,390
CLI FDG VIII LLC 2.72% DUE 01-18-2047	**	1,739,984
CLOUD MUSIC INC USD0.0001	**	222,980
CME_IRS GOLDUS33 12/11/2024 NOK P 1.993% / R 6MNIBOR SWU00XO33	**	4,775
CME_OIS MSNYUS33 12/21/2052 USD P 1.75% / R 1DSOFR SWU01JI06	**	3,011,030
CMGE TECHNOLOGY GP USD0.0001	**	52,343
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	176,724
CMO ALTERNATIVE LN TR 2006-OA9 MTG CL 2A-1A 0 DUE 07-25-2036 REG	**	62,572
CMO BANK 2017-BNK4 MTG PASS THRU CTF CL A-SB 3.419% DUE 05-15-2050 REG	**	543,879
CMO BANK 2022-BNK39 CL A4 2.854% DUE 02-15-2055 BEO	**	1,760,462
CMO BANK5 SR 23-5YR1 CL A3 6.26% 03-15-2056	**	12,865,699
CMO BARCLAYS COMMERCIAL MORTGAGE SR 22-C17 CL A5 4.441% 09-15-2055	**	7,890,442
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	**	6,908,852
CMO BBMCS MORTGAGE TRUST SER 23-C19 CL A2A 5.756% 04-15-2056	**	5,108,219

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	325,155
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	8,187
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	571
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	12,489
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	76,576
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	831,600
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	18,487
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	**	5,792,972
CMO BENCHMARK 2019-B11 MTG TR SER 2019-B11 CLS A4 3.2805% 05-15-2052	**	7,056,520
CMO BENCHMARK 2020-B16 MTG TR 2.475% 12-15-2057	**	6,316,494
CMO BENCHMARK 2022-B32 MTG TR CL A5 2.9089% DUE 01-15-2055 BEO	**	1,610,729
CMO BENCHMARK MORTGAGE TRUST SER 23-V3 CL A3 FRN 07-15-2056	**	2,542,553
CMO BENCHMARK SER 19-B14 CL A5 3.0486% DUE 12-15-2061	**	8,079,870
CMO BMO MORTGAGE TRUST SER 23-5C2 CL A3 VAR RT 11-15-2056	**	5,098,289
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	9,891
CMO CITIGROUP COML MTG TR 2016-C1 MTG CTF CL A-4 3.209 DUE 05-10-2049 REG	**	3,385,963
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	6,423,417
CMO CITIGROUP COML MTG TR 2016-P3 BNDS 3.495% 04-15-2049	**	950,871
CMO CITIGROUP COML MTG TR 2016-P5 2.684%DUE 10-10-2049 REG	**	7,446,466
CMO CITIGROUP COML MTG TR 2016-P5 COML MTG PASSTHRU CTF CL C DUE 10-10-2049 REG	**	395,083
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	1,482,255
CMO CITIGROUP COML MTG TR SER 2016-P6 CLS A4 3.458% 12-10-2049	**	1,373,561
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035/12-25-2021 BEO	**	4,069
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	4,221,782
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-4 3.378% DUE 12-10-2047 REG	**	6,077,730
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-5 3.644% DUE 12-10-2047 REG	**	2,046,561
CMO COMM 2015-LC19 MTG TR SER 15-LC19 CLA4 3.183% DUE 02-10-2048 REG	**	1,436,529
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	5,596,250
CMO COMM 2019-GC44 MTG TR SER 19-GC44 CLS A3 2.688% DUE 08-15-2057 REG	**	5,085,623
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	**	8,543
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	842,511
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	3,534,188
CMO CSMC 2018-J1 TR CL A-2 FLTGE 02-01-2048	**	3,115,110
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	260,014
CMO CWMBS INC SER 2005-11 CL 3-A-3 FLT RT DUE 04-25-2035 REG	**	29,050
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	1,498,322
CMO FNMA SER 2019 M6 CL A2 3.45% FIXED DUE 01-25-2029 REG	**	397,271
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	1,140
CMO GS MTG SECS TR 2015-GC30 CL A-4 3.382% DUE 05-10-2050	**	6,565,643
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	5,407,688
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	3,891,269
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	**	281,751
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	2,580
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	6,731
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	85,160
CMO J P MORGAN CHASE 2013-C PASSTHRU CTF CL C 12-15-2047 REG	**	248,900
CMO J P MORGAN MTG TR 2004-A3 CL 1-A-1 DUE 07-25-2034 REG	**	38,073
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	38,898

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO JJPMDB COML MTG SECS SER 17-C5 CL A4 3.4141% DUE 03-15-2050 REG	**	5,685,408
CMO JPMBB COML MTG SECS TR 2014-C21 COML CTF CL A-5 3.7748 DUE 08-15-2047 REG	**	7,204,743
CMO JPMBB COML MTG SECS TR 2015-C27 SER 15 -C27 CL A3A1 2.9202% 02-15-2048	**	2,951,141
CMO JPMBB COML MTG SECS TR 2015-C30 COMLMTG PASSTHRU CTF CL B DUE 07-15-2048 REG	**	2,649,502
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	4,839,462
CMO JPMCC COML MTG SECS 2015-JP1 CL A4 3.6498% 01-15-2049	**	3,743,437
CMO JPMCC COML MTG SECS TR 2016-JP2 2.5589% DUE 08-15-2049 BEO	**	6,540,736
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	1,215,023
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	4,448,853
CMO JPMDB COML MTG SECS SR 2017-C7 CL A-5 3.4092% DUE 10-15-2050	**	5,420,917
CMO JPMDB COML MTG SECS TR 2017-C7 CL A-3 10-15-2050	**	8,773,350
CMO JPMDB COML MTG SECS TR 2020-COR7 SR 20-COR7 CL A-4 1.9152% 05-13-2053	**	6,631,420
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	42,528
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	53,767
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	1,754
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	31,852
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	1,252,426
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SERIES 2015-C24 3.732% 05-15-2048	**	4,354,352
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR MTG PASS THRU CTF CL A 02-15-2048	**	7,510,094
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	6,391,218
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	**	3,977,242
CMO MORGAN STANLEY CAP I TR SER 2019-L2 CL A4 4.071% 03-15-2052	**	1,226,034
CMO MORGAN STANLEY CAP I TR SER-2018-H3 CL-A3 3.919% 07-15-2051 REG	**	365,196
CMO MORGAN STANLEY CAPITAL I TRUST SR 2019-H6 CL A2 3.228% 06-15-2052	**	8,505,729
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	33,442
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	115,746
CMO RALI SER 2006-QO7 TR MTG AST BKD PASSTHRU CTF CL III-A-2 DUE 9-25-46 REG	**	30,667
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	1,084
CMO SER 12-CR4 CL A3 2.853% DUE 10-15-2045 REG	**	120,223
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	58,142
CMO SMRT 2022-MINI COML MTG PASSTHRU CTFCL A 144A DUE 01-15-2039 BEO	**	401,253
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	38,586
CMO STRUCTURED ASSET MTG INVTS II INC 2003-AR4 CL A-1 DUE 01-19-2034 REG	**	220,517
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	72,356
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	1,021
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	1,902,365
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	355,714
CMO STRUCTURED AST MTG INVTS II TR 2006-AR5 CL 2-A-1 DUE 06-25-2036 REG	**	615,291
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	1,853
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	601,031
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	16,734
CMO STRUCTURED AST SECS CORP FOR FUTURE IS SER 2003-34A CL 3-A3 4.7 11-25-33 REG	**	82,486
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	32,547
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	3,542,087
CMO WAMU MTG PASS THRU CTFS SER 2006 AR13 CL 2A FLTG RATE DUE 10-25-2046 REG	**	120,890
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	460,197
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR13 CL A-1A1 FLT 10-25-45	**	943,388
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	470,353

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	1,057,576
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	1,690,932
CMO WELLS FARGO COML MTG TR 2016-NXS5 CL A-6 01-15-2059	**	3,700,333
CMO WELLS FARGO COML MTG TR SER 2015-C26 CL A4 3.166% 02-15-2048	**	4,850,636
CMO WELLS FARGO COML SER 2015-LC22 CL ASB 3.571% 09-15-2058 REG	**	1,564,653
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL B DUE 10-14-2057 REG	**	4,281,968
CMO WFRBS COML MTG TR 2014-LC14 CL B VARRT 03-15-2047 REG	**	2,964,347
CMO WFRBS COML MTG TR SER 2014-LC14 CL A-5 FLTG RT 03-15-2047	**	124,357
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	1,726,542
CMS ENERGY CORP COM	**	2,382,961
CN LT & PWR CO 3.2% DUE 03-15-2027	**	4,326,344
CNA FINL CORP 5.5% 06-15-2033	**	826,397
CNH EQUIP TR 2006-B SR 2021-C CL A-3 .81% 11-15-2026	**	987,001
CNH INDL CAP LLC 3.95% 05-23-2025	**	1,876,416
CNH INDL CAP LLC 4.55% 04-10-2028	**	2,137,671
CNH INDL CAP LLC 5.45% 10-14-2025	**	1,274,101
CNH INDUSTRIAL NV COM STK	**	6,987,313
CNX RESOURCES CORPORATION COM	**	853,840
COAL INDIA LTD	**	6,033,839
COCA COLA CO 3.375% DUE 03-25-2027	**	576,624
COCA COLA CO COM	**	27,281,938
COCA-COLA BOTTLERS NPV	**	222,583
COCA-COLA CONSOLIDATED INC COM	**	157,828
COCA-COLA FEMSA S A B DE C V 1.85% DUE 09-01-2032/09-01-2020 REG	**	294,293
COCHIN SHIPYARD LT INR10	**	66,564
COCHLEAR LTD NPV	**	638,498
CODAN LTD NPV	**	649,620
CODEXIS INC COM	**	151,487
COGECO INC SUB-VTG SHS NPV	**	79,776
COGNEX CORP COM	**	130,521
COGNYTE SOFTWARE LTD COM NPV WI	**	106,989
COHEN & STEERS INC COM	**	5,106,171
COHERENT CORP COM	**	637,366
COHERUS BIOSCIENCES INC COM	**	306,713
COLBUN S.A. COM NPV	**	244,684
COLGATE-PALMOLIVE CO COM	**	104,101
COLLEGE AVE STUDENT LNS 2021-B LLC ASSETBACKED NT CL A-2 144A 1.76% 06-25-2052	**	1,475,790
COLLINS FOOD LTD	**	31,444
COLOMBIA REP 7.5% 02-02-2034	**	844,022
COLOPL INC NPV	**	215,892
COLRUYT GROUP N.V	**	694,029
COLUMBIA BKG SYS INC COM	**	4,437,925
COLUMBIA SPORTSWEAR CO COM	**	2,335,931
COM ALCOA CORPORATION COM USD0.01	**	722,636
COMCAST CORP 4.55% 01-15-2029	**	1,169,240
COMCAST CORP 5.25% DUE 11-07-2025 BEO	**	1,183,854
COMCAST CORP 5.35% DUE 11-15-2027 BEO	**	480,994
COMCAST CORP 5.35% 05-15-2053	**	779,272

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMCAST CORP NEW 2.8% DUE 01-15-2051/05-28-2020 REG	**	154,031
COMCAST CORP NEW 2.887% 11-01-2051 BEO	**	279,403
COMCAST CORP NEW 3.15% DUE 03-01-2026	**	475,849
COMCAST CORP NEW 3.25% 11-01-2039	**	349,726
COMCAST CORP NEW 3.375% DUE 08-15-2025	**	913,175
COMCAST CORP NEW 3.45% DUE 02-01-2050	**	316,119
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	481,642
COMCAST CORP NEW 3.75% DUE 04-01-2040	**	77,624
COMCAST CORP NEW 3.95% 10-15-2025	**	4,844,881
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	2,210,707
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	143,719
COMCAST CORP NEW 4.25% DUE 01-15-2033	**	97,327
COMCAST CORP NEW 4.25% DUE 10-15-2030	**	404,688
COMCAST CORP NEW FIXED 2.937% DUE 11-01-2056	**	15,206
COMCAST CORP NEW FIXED 3.3% DUE 04-01-2027	**	771,800
COMCAST CORP NEW FIXED 3.4% DUE 04-01-2030	**	1,771,520
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	468,113
COMCAST CORP NEW-CL A	**	38,912,095
COMERICA INC COM	**	1,993,031
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	4,487,660
COMM 2014-CCRE14 MTG TR 2014-CR14 CL A4 4.236 02-10-2047	**	473,634
COMM 2014-CCRE16 4.05100011826% DUE 04-10-2047	**	1,157,797
COMM 2014-CCRE20 CL A-3 3.326%3.326% DUE 11-10-2047 REG	**	2,018,329
COMM 2014-LC15 MTG 4.006% DUE 04-10-2047	**	557,009
COMM 2015-CCRE22 3.309% DUE 03-10-2048	**	3,395,085
COMM 2015-CCRE23 MTG TR 2015-CR23 CL A-SB 3.257% DUE 05-10-2048	**	641,384
COMM 2015-CCRE26 3.359% DUE 10-10-2048	**	5,402,980
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	836,051
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	938,941
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	5,707,288
COMMERCIAL METALS CO COM	**	251,401
COMMONSPIRIT HEALTH 6.073% 11-01-2027	**	102,965
COMMONSPIRIT HLTH 2.76% DUE 10-01-2024	**	5,279,933
COMMONSPIRIT HLTH 2.782% DUE 10-01-2030	**	563,886
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,272,743
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	**	191,203
COMMONWEALTH FING AUTH PA REV 3.631% 06-01-2029 BEO TAXABLE	**	1,392,333
COMMSCOPE HLDG CO INC COM	**	438,205
COMMVAULT SYS INC COM STK	**	1,128,360
COMP.FIN.RICHEMONT CHF1 (REGD)	**	8,901,603
COMPAL ELECTRONIC TWD10	**	216,841
COMPASS GROUP ORD GBP0.1105	**	10,914,159
COMPASS INC CL A CL A	**	534,747
COMPUCASE ENTERPRI TWD10	**	58,116
COMPUGROUP MEDICAL SE & CO KGA	**	223,566
COMPUTER MODELLING COM NPV	**	183,417
COMPUTER PROGRAMS & SYS INC COM	**	75,992
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	**	47,107

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMTURE CORPORATIO NPV	**	103,611
COMWLTH BK 5.071% DUE 09-14-2028	**	8,601,632
CONAGRA BRANDS INC 1.375% DUE 11-01-2027	**	219,479
CONCENTRIX CORP 6.6% 08-02-2028	**	209,958
CONDUENT INC COM	**	152,121
CONDUIT HLDGS LTD COM SHS USD0.01 (DI)	**	167,000
CONFLUENT INC CL A CL A	**	1,437,392
CONMED CORP COM	**	4,083,847
CONNECTICUT AVENUE SECURITIES SER 15-C03 CLS 1M2 FLTG RT 07-25-2025	**	1,248,238
CONNECTICUT LIGHT & POWER CO 1ST & REF MTG BD 2020 SER A .75% 12-01-2025	**	1,948,552
CONOCOPHILLIPS CO 5.55% 03-15-2054	**	687,392
CONOCOPHILLIPS COM	**	35,861,219
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	72,999
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	104,027
CONSOLIDATED EDISON CO N Y INC 4.125% 05-15-2049 REG	**	125,591
CONSTELLATION 4.5% DUE 05-09-2047	**	536,210
CONSTELLATION BRANDS INC 2.25% DUE 08-01-2031 BEO	**	1,161,292
CONSTELLATION BRANDS INC 3.15% 08-01-2029 BEO	**	162,779
CONSTELLATION ENERGY CORPORATION COM NPV WI	**	171,595
CONSTELLATION ENERGY GENERATION LLC 5.6%DUE 03-01-2028	**	412,316
CONSTELLATION ENERGY GENERATION LLC 5.6%DUE 03-01-2028	**	2,020,348
CONSTELLATION ENERGY GENERATION LLC 5.8%DUE 03-01-2033	**	579,083
CONSTELLATION ENERGY GENERATION LLC 6.5%10-01-2053	**	662,264
CONSTR Y AUX FERRO EUR0.301	**	33,491
CONSTRUCTION PARTNERS INC CL A CL A	**	515,625
CONSUMERS 2023 SECURITIZATION FDG 5.21% 09-01-2031	**	1,842,728
CONSUMERS 2023 SECURITIZATION FDG 5.55% 03-01-2028	**	2,811,490
CONSUMERS ENERGY 4.05% DUE 05-15-2048	**	218,320
CONSUMERS ENERGY CO 4.9% 02-15-2029	**	5,083,651
CONSUMERS ENERGY FIXED 3.75% 02-15-2050	**	123,954
CONSUN PHARMACEUTI HKD0.1	**	238,850
CONTL AIRLS INC 4% DUE 04-29-2026	**	149,946
CONTL RES INC 4.375% DUE 01-15-2028	**	1,201,674
CONTL RES INC FIXED 3.8% DUE 06-01-2024	**	3,377,481
COOPERATIEVE 3.75% DUE 07-21-2026	**	478,929
COOPERATIEVE 4.375% DUE 08-04-2025	**	5,725,490
COOPER-STANDARD HOLDING COM	**	144,283
COPA HOLDINGS SA COM STK	**	857,496
COPART INC COM	**	19,165,811
CORE & MAIN INC COM CL A COM CL A	**	1,236,546
COREBRIDGE FINL INC COM	**	7,885,670
COREBRIDGE FINL INC SR NT 3.65% 04-05-2027	**	4,193,686
CORNING INC 3.9% DUE 11-15-2049	**	242,208
CORNING INC COM	**	4,527,915
CORPORATE OFFICE PPTYS L P 2.25% DUE 03-15-2026	**	74,614
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	161,581
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	2,080,357
CORTEVA INC COM USD0.01 WI	**	4,131,519

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COSMAX INC KRW500	**	440,471
COSTAR GROUP INC COM	**	13,791,365
COSTCO WHOLESALE CORP NEW 1.6% DUE 04-20-2030 REG	**	368,889
COSTCO WHOLESALE CORP NEW COM	**	40,521,651
COSTCO WHSL CORP FIXED 1.375% DUE 06-20-2027	**	1,498,149
COTE D'IVOIRE 5.25% NTS 22/03/2030 EUR	**	596,585
COTE D'IVOIRE 5.875% SNR 17/10/2031 EUR	**	595,865
COTERRA ENERGY INC 3.9% 05-15-2027	**	580,934
COTERRA ENERGY INC 3.9% 05-15-2027	**	1,403,924
COTERRA ENERGY INC 4.375% 03-15-2029	**	2,010,124
COTY INC COM CL A COM CL A	**	2,234,470
COUCHBASE INC COM	**	167,234
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	1,592,801
COURSERA INC COM	**	1,899,267
COVENANT LOGISTICS GROUP INC CL A	**	284,389
COWINTECH CO LTD KRW500	**	66,828
COX COMMUNICATIONS 3.15% DUE 08-15-2024	**	1,523,945
CPS AUTO RECEIVABLES TR 2023-A NT CL A 144A 5.54% 03-16-2026	**	364,888
CR ACCEP AUTO LN .96% DUE 02-15-2030	**	149,623
CR ACCEP AUTO LN .96% DUE 02-15-2030	**	535,142
CR ACCEP AUTO LN 4.95% DUE 08-16-2032	**	1,779,786
CR ACCEP AUTO LN 6.48% DUE 03-15-2033	**	1,618,762
CR ACCEP AUTO LN 7.02% DUE 05-16-2033	**	2,021,667
CR ACCEP AUTO LN 7.71% DUE 07-15-2033	**	1,528,056
CR AGRICOLE S A FLTG RT 1.907% DUE 06-16-2026	**	2,922,119
CR SUISSE AG FIXED 3.625% DUE 09-09-2024	**	4,681,405
CR SUISSE AG NEW 3.7% DUE 02-21-2025	**	6,547,415
CR SUISSE AG NEW 7.95% DUE 01-09-2025	**	511,067
CR SUISSE AG NEW YORK BRH MEDIUM TRANCHE# SB 00771 2.95% 04-09-2025	**	5,629,337
CRA INTL INC COM	**	117,632
CRANE NXT CO COM USD1.00	**	851,685
CREDIT ACCEP AUTO LN TR 2021-3 ASSET BACKED NT CL B 144A 1.38% 07-15-2030	**	3,384,143
CREDIT ACCEP AUTO LN TR 2022-3 ASSET BACKED NT CL A 144A 6.57% 10-15-2032	**	1,171,737
CREDIT SAISON CO NPV	**	660,109
CREDIT SUISSE AG NEW YORK 1.25% 08-07-2026	**	226,737
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER4.75% DUE 08-09-2024 REG	**	616,131
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER5.0% DUE 07-09-2027	**	250,204
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER5.0% DUE 07-09-2027	**	1,187,970
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER7.5% DUE 02-15-2028	**	274,046
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER7.5% DUE 02-15-2028	**	4,603,970
CREDO TECHNOLOGY GROUP HOLDING LTD	**	1,136,113
CREEK & RIVER NPV	**	95,104
CRESTLINE DENALI CLO XV LTD / SR SECD NTCL A-R FLTG 144A 6.60942% 04-20-2030	**	297,749
CRH ORD EUR 0.32	**	454,035
CRINETICS PHARMACEUTICALS INC COM	**	296,630
CRISPR THERAPEUTICS AG COM CHF0.03	**	323,579
CROSS 2023-H2 MTG TR 7.135% 11-25-2068	**	3,294,699
CROWDSTRIKE HLDGS INC CL A CL A	**	10,560,035

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CROWN CASTLE INC 5.6% 06-01-2029	**	486,194
CROWN CASTLE INTL 2.25% DUE 01-15-2031	**	5,547,001
CROWN CASTLE INTL 3.2% DUE 09-01-2024	**	2,832,993
CROWN CASTLE INTL CORP NEW 1.05% DUE 07-15-2026 REG	**	586,658
CROWN CASTLE INTL CORP NEW 1.05% DUE 07-15-2026 REG	**	1,975,684
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	**	7,780,335
CROWN HLDGS INC COM	**	991,165
CRSNT TR 2021-MOON FLTG RT 6.27448% DUE 04-15-2036	**	2,105,998
CRYSTAL INTL GROUP HKD0.01	**	170,096
CS DISCO INC COM	**	69,069
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	**	3,548,506
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	1,468,267
CSAIL 2016-C6 COML 2.9599% DUE 01-15-2049	**	4,915,065
CSAIL 2017-C8 CL A-SB 3.18574% 06-15-2050	**	5,532,068
CSAIL COML MTG TR 2015-C1 CL A-SB COML MTG PASSTHRU 3.3512% DUE 04-15-2050 REG	**	67,920
CSAIL COMMERCIAL MORTGAGE TRUST 19-C16 CL A1 2.3595% 06-15-2029 REG	**	315,730
CSL FIN PLC GTD SR NT 144A 3.85% 04-27-2027	**	811,235
CSMC 2021-NQM7 TR 1.756% DUE 10-25-2066	**	800,738
CSMC 2021-RPL2 TR FLTG RT 1.11456% DUE 01-25-2060	**	249,467
CSMC 2022-RPL4 TR MTG BACKED NT CL A-1 144A 3.90435% 04-25-2062	**	3,621,933
CSN MINERACAO S.A COM NPV	**	656,046
CSR LIMITED NPV	**	526,834
CSSC (HK) SHIPPING NPV	**	40,561
CSTONE REG S	**	31,396
CSWF 2021-SOP2 FLTG RT 6.41452% DUE 06-15-2034	**	983,833
CSWF 2021-SOP2 FLTG RT 6.41452% DUE 06-15-2034	**	4,591,222
CSWF 2021-SOP2 MTG PASSTHRU CTF CL B 144A 6.71452% 06-15-2034	**	3,340,192
CSX CORP 4.75% DUE 11-15-2048	**	238,734
CSX CORP COM STK	**	7,555,113
CTBC FINANCIAL HOLDING CO COM STK 2891	**	1,342,192
CTCI CORP TWD10	**	561,716
CTS CO LTD NPV	**	20,748
CTS EVENTIM AG & C NPV	**	334,830
CTT CORREIOS DE PORTUGAL SA EUR 0.17	**	368,656
CUBE ENTERTAINMENT KRW500	**	82,713
CUBE SYSTEM INC NPV	**	3,905
CUBESMART	**	2,069,296
CUBESMART L P FIXED 2% DUE 02-15-2031	**	346,584
CULLEN / FROST BANKERS INC COM	**	1,783,901
CUMMINS INC	**	9,966,112
CURTISS WRIGHT CORP COM	**	1,879,902
CURY CONST E INCO COM NPV	**	409,986
CUSTOMERS BANCORP INC COM	**	1,353,379
CVR ENERGY INC COM STK	**	476,165
CVS HEALTH CORP 1.75% DUE 08-21-2030	**	41,369
CVS HEALTH CORP 1.875% DUE 02-28-2031	**	164,867
CVS HEALTH CORP 2.7% DUE 08-21-2040	**	379,163

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CVS HEALTH CORP 3.625% DUE 04-01-2027 REG	**	2,201,275
CVS HEALTH CORP 3.875% DUE 07-20-2025	**	830,528
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	68,894
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	3,003,786
CVS HEALTH CORP 5% DUE 12-01-2024	**	1,760,615
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	629,550
CVS HEALTH CORP 5.25% 02-21-2033	**	2,048,009
CVS HEALTH CORP COM	**	14,392,039
CVS HEALTH CORPORATION 2.125% DUE 09-15-2031 BEO	**	157,633
CVS HLTH CORP CDR FIXED 5% DUE 02-20-2026	**	1,532,770
CWABS INC 2004-3 AST BKD CTF CL 1-A 5.87034% 08-25-2034	**	1,638,228
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	1,610,035
CWABS INC FLTG RT 5.95034% DUE 10-25-2034	**	4,579,333
CYBER-ARK SOFTWARE LTD COM ILS0.01	**	4,433,791
CYRELA BRAZIL RLTY S A EMPREENDIMENTOS ECOM NPV	**	151,194
CYTOKINETICS INC COMMON STOCK	**	611,063
CYTOMX THERAPEUTICS INC. COM	**	28,526
CZECH(REP OF) 0.95% SNR 15/05/30 CZK10000	**	117,400
D R HORTON INC 1.3% 10-15-2026	**	1,199,390
D R HORTON INC COM	**	2,880,325
D/S NORDEN DKK1	**	280,789
DAEDUCK CO LTD	**	94,379
DAICEL CORPORATION INDS NPV	**	712,165
DAIHATSU DIESEL NPV	**	127,859
DAI-ICHI LIFE HOLD NPV	**	781,002
DAIKIN INDUSTRIES NPV	**	6,439,974
DAIMLER TRUCKS RETAIL TR 2022-1 ASSET BACKED NT CL A-3 5.23% 02-17-2026	**	1,197,709
DAIMLER TRUCKS RETAIL TR 2022-1 ASSET BACKED NT CL A-4 5.39% 01-15-2030	**	2,997,711
DAISHIN SECURITIES 1ST PRF KRW5000	**	27,770
DAISHIN SECURITIES KRW5000	**	127,222
DAITRON CO LTD NPV	**	25,828
DAIWA OFFICE INVESTMENT CORP REIT	**	438,679
DAKTRONICS INC COM	**	151,368
DALLAS TEX TAXABLE-CAP APPREC-SER B DUE 02-15-2027 BEO TAXABLE ZCP	**	2,500,586
DALLAS TEX ZERO CPN 0% 02-15-2026 BEO TAXABLE	**	3,515,106
DANA INC COM	**	499,720
DANAHER CORP COM	**	8,930,881
DANIELI & C DI RISP EUR1(NON CNV)	**	563,005
DANSKE BK A/S 1.621% DUE 09-11-2026	**	1,586,619
DANSKE BK A/S VAR RT 3.773% DUE 03-28-2025	**	646,634
DANSKE BK A/S VAR RT 3.773% DUE 03-28-2025	**	1,372,854
DANSKE BK A/S VAR RT 6.259% DUE 09-22-2026	**	5,290,417
DARDEN RESTAURANTS INC COM	**	279,474
DARFON ELECTRONICS TWD10	**	150,112
DARKTRACE PLC ORD GBP0.01	**	343,122
DASEKE INC COM	**	15,609
DASSAULT SYSTEMES EUR0.10	**	3,056,651
DATA PATTERNS IND INR2	**	29,479

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DATADOG INC COM USD0.00001 CL A	**	424,951
DATASONIC GROUP NPV	**	26,009
DAVITA INC COM	**	2,904,995
DAYANG ENTERPRISE NPV	**	47,983
DAYFORCE INC	**	2,221,336
DBJPM 2020-C9 MTG PASS THRU CTF CL A-3 1.88199996948% 08-15-2053	**	4,208,365
DBS GROUP HLDGS NPV	**	5,703,837
DC COML MTG TR 6.3143% DUE 09-12-2040	**	722,656
DC COML MTG TR 6.3143% DUE 09-12-2040	**	5,161,829
DCP MIDSTREAM OPER 5.375% DUE 07-15-2025	**	2,836,596
DD GROUP CO LTD NPV	**	60,719
DE LONGHI EUR3	**	151,881
DECKERS OUTDOOR CORP COM	**	2,579,471
DEEPHAVEN RESDNTL 2.205% DUE 01-25-2067	**	1,126,817
DEERE & CO COM	**	18,944,571
DEERE & CO FIXED 3.75% DUE 04-15-2050	**	105,375
DEERE JOHN CAP CORP 2.125% 03-07-2025	**	630,057
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOK4.95% 07-14-2028	**	2,147,721
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOKENTRY 5.15% 09-08-2026	**	3,478,014
DEFINITY FINL CORP COM NPV	**	74,021
DELEK GROUP ILS1	**	321,800
DELEK US HLDGS INC NEW COM	**	595,670
DELL INTL L L C/EMC CORP 4.9% DUE 10-01-2026	**	146,278
DELL INTL L L C/EMC CORP 6.02% DUE 06-15-2026	**	160,711
DELL INTL L L C/EMC CORP 6.02% DUE 06-15-2026	**	2,453,656
DELL INTL L L C/FIXED 5.25% DUE 02-01-2028	**	147,677
DELL TECHNOLOGIES INC COM USD0.01 CL C WI COMMON STOCK	**	1,412,726
DELTA AIR LINES INC DEL 2.5% 12-10-2029	**	535,790
DELTA AIR LINES INC DEL COM NEW COM NEW	**	295,449
DELTA ELECTRONIC TWD10	**	439,240
DELUXE CORP COM STK USD1	**	4,056,410
DEMANT A/S DKK0.20	**	291,598
DENALI THERAPEUTICS INC COM	**	153,053
DENISON MINES CORP COM STK	**	34,161
DENSO CORP NPV	**	5,479,688
DENTSPLY SIRONA INC COM	**	7,174,588
DEPO AUTO PARTS IN TWD10	**	14,369
DESCARTES SYSTEMS COM NPV	**	523,469
DEUTSCHE BANK AG 1.625% SNR 20/01/2027 EUR	**	207,749
DEUTSCHE BANK AG 1.75%-FRN 19/11/2030 EUR	**	96,174
DEUTSCHE BANK AG 2.625% SNR NPF 12/02/26EUR	**	217,055
DEUTSCHE BANK AG NPV(REGD)	**	1,481,007
DEUTSCHE BANK N Y 0.898% DUE 05-28-2024 BEO	**	363,386
DEUTSCHE BK AG 3.7% DUE 05-30-2024	**	66,269
DEUTSCHE BK AG N Y BRANCH 2.311% 11-16-2027	**	5,639,896
DEUTSCHE BK AG N Y BRANCH 3.729% DUE 01-14-2032/01-14-2021 REG	**	336,447
DEUTSCHE BK AG N Y BRANCH 3.961% 11-26-2025	**	2,164,162
DEUTSCHE BK AG N Y BRANCH 3.961% 11-26-2025	**	2,001,850

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DEUTSCHE BK AG N Y BRANCH 6.819% 11-20-2029	**	474,233
DEUTSCHE BK AG N Y BRANCH 6.819% 11-20-2029	**	1,254,084
DEUTSCHE BK AG N Y BRANCH DUE 11-16-2027BEO	**	1,017,086
DEUTSCHE BK AG N Y BRANCH LIAB SR NT FXD/ FLTG 1.447% 04-01-2025	**	5,102,819
DEUTSCHE BK AG N Y BRH 1.686% DUE 03-19-2026 BEO	**	836,761
DEUTSCHE BK AG N Y BRH 6.119% 07-14-2026	**	939,087
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	251,142
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	837,139
DEUTSCHE BK AG N Y FIXED 5.882% DUE 07-08-2031	**	194,202
DEUTSCHE BK AG N Y FLTG RT 2.129% DUE 11-24-2026	**	3,773,588
DEUTSCHE BK AG N Y FLTG RT 3.547% DUE 09-18-2031	**	7,028,076
DEUTSCHE BOERSE AG NPV(REGD)	**	8,468,544
DEUTZ AG NPV	**	112,409
DEVON ENERGY CORP 5.6 DUE 07-15-2041	**	174,149
DEVON ENERGY CORP 5.85% DUE 12-15-2025	**	2,396,142
DEVON ENERGY CORP FIXED 5% DUE 06-15-2045	**	150,570
DEVON ENERGY CORP NEW 4.5% 1-15-2030 BEO	**	359,575
DEVON ENERGY CORP NEW 5.25% 10-15-2027 BEO	**	770,471
DEVON ENERGY CORP NEW COM	**	3,126,878
DEXCOM INC COM	**	1,229,236
DFI TWD10	**	45,776
DH EUROPE FIN II S FIXED 3.25% 11-15-2039	**	83,219
DHARMA POLIMETAL IDR100	**	116,564
DIAGEO CAP PLC 1.375% DUE 09-29-2025/04-29-2020 REG	**	873,339
DIAGEO CAP PLC 5.3% DUE 10-24-2027	**	1,693,643
DIAGEO ORD GBP0.28 101/108	**	5,828,785
DIAGEO PLC SPONSORED ADR NEW	**	10,577,684
DIAMOND OFFSHORE DRILLING INC COM NEW COM NEW	**	358,033
DIAMONDBACK ENERGY FIXED 3.25% DUE 12-01-2026	**	1,177,268
DIAMONDBACK ENERGY INC 3.125% DUE 03-24-2031 BEO	**	284,804
DIAMONDBACK ENERGY INC 3.5% DUE 12-01-2029	**	3,306,427
DIAMONDBACK ENERGY INC COM	**	263,791
DICKS SPORTING GOODS INC OC-COM OC-COM	**	1,814,979
DIGITAL ARTS INC NPV	**	40,027
DIGITALBRIDGE GROUP INC CL A NEW	**	1,478,289
DIGITALOCEAN HLDGS INC COM	**	1,084,850
DILIP BUILDCON LTD INR10	**	319,942
DILLARDS INC CL A COM	**	1,768,391
DIPLOMA ORD GBP0.05	**	1,183,776
DIRECIONAL ENGENHA COM NPV	**	267,799
DISC MEDICINE INC COM	**	93,456
DISCO CORPORATION NPV	**	694,737
DISCOVER BK NEW 3.45% DUE 07-27-2026	**	283,721
DISCOVER CARD EXECUTION NT TR SER 23-A2 CL A 4.93% 06-15-2028	**	6,604,172
DISCOVER CARD EXECUTION NT TR SR 22-A3 CL A3 3.56% DUE 07-15-2027 REG	**	1,783,320
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	962,446
DISCOVER FINL SVCS 3.95% DUE 11-06-2024	**	1,808,151
DISCOVER FINL SVCS COM STK	**	3,416,960

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DISCOVERY 4.125% DUE 05-15-2029	**	6,002,890
DISCOVERY COMMUNICATIONS LLC 4.0% DUE 09-15-2055	**	78,592
DISNEY WALT CO 3.35% DUE 03-24-2025	**	1,802,062
DITTO (THAILAND) P THB0.5 (NVDR)	**	20,598
DIXON TECHNOLOGIES (INDIA) PVT LTD INR (POST SUBD)	**	121,607
DLF LIMITED INR2	**	1,038,580
DNB BK ASA MED FLTG RT 2.968% DUE 03-28-2025	**	1,608,574
DNOW INC COM USD0.01	**	250,795
DOCEBO INC	**	1,061,554
DOCEBO INC COM NPV	**	77,646
DOCTORS CO AN INTERINSURANCE SURPLUS NT 144A 4.5% 01-18-2032	**	79,731
DOLLAR GENERAL CORP 4.25% 09-20-2024	**	6,517,108
DOLP TR 2021-NYC 2.956% DUE 05-10-2041	**	1,484,332
DOMAIN HLDGS AUSTR NPV	**	47,788
DOMINICAN REPUBLIC 4.875% DUE 09-23-2032 REG	**	181,870
DOMINICAN REPUBLIC 6.5% 02-15-2048	**	380,500
DOMINION ENERGY INC 3.3% DUE 04-15-2041	**	419,970
DOMINION ENERGY INC COM STK NPV	**	9,845,560
DOMINION RES INC 2.85% DUE 08-15-2026	**	584,309
DOMO INC CL B CL B	**	241,928
DONGSUNG FINETEC C KRW500	**	93,213
DONNELLEY FINL SOLUTIONS INC COM	**	2,371,370
DOOSAN CORPORATION KRW5000	**	49,287
DOOSAN TESNA INC. KRW500	**	98,053
DOSHISHA CO LTD NPV	**	168,518
DOTDIGITAL GROUP PLC GBP	**	31,721
DOUBLEVERIFY HLDGS INC COM	**	3,694,220
DOUGLAS ELLIMAN INC COM	**	36,371
DOUZONE BIZON CO L KRW500	**	45,406
DOWDUPONT INC 5.319% DUE 11-15-2038	**	257,337
DR AUTO 1.11% DUE 05-15-2026	**	19,498
DR AUTO 1.47% DUE 01-15-2027	**	4,410,891
DR AUTO FIXED 2.7% DUE 05-15-2027	**	1,214,276
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	50,036
DR. ING. H.C. F. NON-VTG PRF NPV	**	649,870
DRAEGERWERK KGAA NON-VTG PRF NPV	**	94,529
DRAFTKINGS INC NEW CL A	**	307,944
DRAX GROUP ORD GBP0.1155172	**	810,914
DRI HEALTHCARE TR UNITS CAD	**	60,431
DRILLCO HLDG LUX S A 7.5% 06-01-2030	**	42,661
DRIL-QUIP INC COM	**	2,240,436
DRIVEN BRANDS HLDGS INC COM	**	1,404,610
DROPBOX INC CL A CL A	**	3,157,161
DT AUTO OWNER TR 2020-3 ASSET BACKED NT CL C 144A 1.47% 06-15-2026	**	55,525
DT AUTO OWNER TR 2021-1 ASSET BACKED NT CL C 144A .84% 10-15-2026	**	273,695
DT AUTO OWNER TR 2021-1 ASSET BACKED NT CL C 144A .84% 10-15-2026	**	317,266
DT AUTO OWNER TR 2021-2 ASSET BACKED NT CL C 144A 1.1% 02-16-2027	**	2,321,503
DT AUTO OWNER TR 2021-3 .87% 05-17-2027	**	516,037

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DT AUTO OWNER TR 2021-3 .87% 05-17-2027	**	2,233,034
DT AUTO OWNER TR 2021-4 ASSET BACKED NT CL C 144A 1.5% 09-15-2027	**	2,576,631
DT AUTO OWNER TR 2023-1 ASSET BACKED NT CL C 144A 5.55% 10-16-2028	**	1,832,612
DT AUTO OWNER TR 5.79% DUE 02-15-2029	**	3,094,233
DTE ELEC CO 3.65 DUE 03-15-2024	**	53,755
DTE ELEC CO 5.2% DUE 04-01-2033	**	208,054
DTE ELEC CO GEN & REF MTG BD SER 2022 3%03-01-2032	**	3,638,225
DTE ELEC SECURITIZATION FDG II LLC 6.09%09-01-2037	**	5,524,938
DTE ENERGY CO 4.22% 11-01-2024	**	1,635,642
DTE ENERGY CO FIXED 1.05% DUE 06-01-2025	**	1,130,898
DUBAI ELECTRICITY AED0.01	**	133,783
DUERR AG ORD NPV	**	128,951
DUKE ENERGY 3.95% DUE 11-15-2028	**	1,219,498
DUKE ENERGY CAROLINAS LLC 5.4% DUE 01-15-2054	**	454,759
DUKE ENERGY CORP .9% DUE 09-15-2025	**	1,798,895
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,315,066
DUKE ENERGY CORP FIXED 5% DUE 12-08-2025	**	2,024,050
DUKE ENERGY CORP NEW COM NEW COM NEW	**	14,906,120
DUKE ENERGY CORP NEW SR NT 3.3% 06-15-2041	**	537,573
DUKE ENERGY FIXED 3.7% DUE 12-01-2047	**	314,933
DUKE ENERGY FLA 3.2% DUE 01-15-2027	**	6,860,999
DUKE ENERGY FLA FIXED 2.4% DUE 12-15-2031	**	1,689,923
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	**	7,090,447
DUKE ENERGY PROGRESS LLC 2.5% DUE 08-15-2050	**	250,799
DUNDEE PREC METALS COM NPV	**	585,870
DUNELM GROUP LTD W/I	**	177,604
DUOLINGO INC CL A COM CL A COM	**	5,264,962
DUPONT DE NEMOURS INC COMMON STOCK	**	11,985,694
DWS GROUP SE NPV	**	1,819,144
DXC TECHNOLOGY CO COM	**	2,209,242
DYNA-MAC HOLDINGS NPV	**	6,781
DYNATRACE INC COM	**	2,021,616
E L F BEAUTY INC COM	**	6,035,144
E.ON SE NPV	**	2,306,739
E1 CORPORATION KRW5000	**	53,356
EAGERS AUTOMOTIVE LTD	**	259,747
EAGLE MATLS INC COM	**	2,251,930
EASTERN TOBACCO EGP1 (POST SUBDIVISION)	**	24,665
EASTGROUP PPTYS INC REIT	**	1,811,356
EASTMAN CHEM CO COM	**	4,025,822
EASTN GAS TRANSM & FIXED 3.9% DUE 11-15-2049	**	70,280
EASYJET ORD GBP0.27285714	**	190,493
EATON CORP PLC COM USD0.50	**	27,619,646
EBARA CORP NPV	**	272,385
ECOLAB INC 1.65% 02-01-2027	**	1,470,431
ECOLAB INC 2.7% DUE 11-01-2026	**	1,391,143
ECOLAB INC COM STK USD1	**	3,649,838
ECOLAB INC FIXED 2.125% DUE 08-15-2050	**	431,718

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ECOPETROL S A 5.375% DUE 06-26-2026	**	5,686,054
ECORA RESOURCES PLC	**	72,098
ECORODOVIAS INFRA COM NPV	**	381,650
EDAN INSTRUMENTS I A CNY1	**	576,738
EDISON INTERNATIONAL 3.55% 11-15-2024	**	49,080
EDISON INTL 4.7% DUE 08-15-2025	**	3,457,186
EDISON INTL 5.25% 11-15-2028	**	1,056,660
EDISON INTL 6.95% DUE 11-15-2029	**	1,846,870
EDISON INTL COM	**	701,817
EDITAS MEDICINE INC COM	**	190,667
EDWARDS LIFESCIENCES CORP COM	**	1,293,810
EEKA FASHION HLDGS HKD0.01	**	201,571
EFMT 2022-4 FLTG RT 5.9% DUE 09-25-2067	**	3,578,459
EHEALTH INC COM STK	**	11,336
EIDP INC 4.5% 05-15-2026	**	1,129,986
EIKEN CHEMICAL CO NPV	**	133,345
ELAN MICROELECTRON TWD10	**	1,085,434
ELASTIC N V COM USD0.01	**	2,344,160
ELECTR ARTS COM	**	1,764,986
ELEMENT SOLUTION INC COM	**	3,792,715
ELEVANCE HEALTH INC	**	32,958,743
ELEVANCE HEALTH INC 5.35% DUE 10-15-2025BEO	**	2,495,827
ELI LILLY & CO COM	**	41,779,213
ELITE MATERIAL TWD10	**	199,150
ELITEGROUP COMPUT TWD10	**	572,718
ELLINGTON FINL MTG .931% DUE 06-25-2066	**	723,548
ELLINGTON FINL MTG TR 2022-1 MTG PASS THRU CTF CL A-1 2.206% 01-25-2067	**	711,270
ELM CO SAR10	**	5,719,779
ELNUSA TBK IDR100	**	34,148
EMAAR DEVELOPMENT AED1	**	594,080
EMAAR PROPERTIES AED1	**	1,616,581
EMBECTA CORPORATION COM USD0.01 WI	**	399,556
EMCOR GROUP INC COM	**	4,920,852
EMERA US FIN LP .833% 06-15-2024 BEO	**	238,804
EMERGENT BIOSOLUTIONS INC COM	**	76,512
EMIRATES NBD BANK AED1	**	1,973,794
EMPIRIC STUDENT PR GBP0.01	**	74,481
EMPLOYERS HLDGS INC COM	**	158,940
EN JAPAN INC NPV	**	92,779
ENABLE MIDSTREAM PARTNERS LP 4.4% DUE 03-15-2027 REG	**	489,117
ENANTA PHARMACEUTICALS INC COM	**	78,724
ENBRIDGE INC 1.6% DUE 10-04-2026 BEO	**	1,072,225
ENBRIDGE INC 2.5% DUE 01-15-2025	**	5,336,496
ENBRIDGE INC 5.7% 03-08-2033	**	2,051,785
ENBRIDGE INC 6.0% 11-15-2028	**	2,653,327
ENBRIDGE INC 6.2% 11-15-2030	**	4,874,944
ENCANA CORP 6.5% DUE 08-15-2034	**	105,949
ENCOMPASS HEALTH CORP COM USD0.01	**	4,903,586

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENCORE ENERGY CORP COM NPV	**	66,598
ENCORE WIRE CORP COM	**	1,126,740
ENEA SA PLN1.00	**	24,673
ENEL CHILE SA COM NPV	**	734,275
ENEL SPA EUR1	**	450,942
ENERGI MEGA PERSAD IDR800	**	134,122
ENERGY RECOVERY INC COM	**	409,638
ENERGY TRANSFER 2.9% DUE 05-15-2025	**	484,581
ENERGY TRANSFER 3.75% DUE 05-15-2030	**	2,390,667
ENERGY TRANSFER 4.75% DUE 01-15-2026	**	10,930
ENERGY TRANSFER 4.95% DUE 06-15-2028	**	972,116
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	259,145
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	176,219
ENERGY TRANSFER FIXED 5.3% DUE 04-15-2047	**	183,975
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	142,823
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	2,157,542
ENERGY TRANSFER L P 6.1% 12-01-2028	**	8,858,671
ENERGY TRANSFER L P 6.4% 12-01-2030	**	529,244
ENERGY TRANSFER L P 6.55% 12-01-2033	**	3,413,520
ENERGY TRANSFER L P 6.55% 12-01-2033	**	298,480
ENERGY TRANSFER LP 5.55% DUE 02-15-2028 BEO	**	1,224,103
ENERGY TRANSFER OPER L P 5.875% DUE 01-15-2024	**	14,096,767
ENERGY TRANSFER OPERATUNG 4.5% DUE 04-15-2024	**	19,925
ENERGY TRANSFER PARTNERS L P 4.05% DUE 03-15-2025	**	1,232,774
ENERGY TRANSFER PARTNERS L P 4.2% 04-15-2027	**	1,992,827
ENERPLUS CORP COM	**	982,082
ENERSYS COM	**	6,324,336
ENGHOUSE SYSTEMS COM NPV	**	817,208
ENGIE COMSTK	**	6,928,183
ENI SPA EUR1	**	6,325,024
ENNOCONN CORPORATI TWD10	**	515,208
ENOVIS CORPORATION COM USD0.001	**	261,221
ENOVIX CORP COM	**	350,222
ENSIGN ENERGY SVS COM NPV	**	44,269
ENSIGN GROUP INC COM STK	**	86,626
ENTEGRIS INC COM	**	738,690
ENTERGY ARK LLC 2.65% DUE 06-15-2051	**	410,069
ENTERGY CORP NEW COM	**	36,934
ENTERGY CORP NEW FIXED .9% DUE 09-15-2025	**	1,000,388
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	74,930
ENTERGY LA LLC 3.12% 09-01-2027	**	89,620
ENTERGY LA LLC 4.0% 03-15-2033	**	153,933
ENTERGY LOUISIANA LLC .95% DUE 10-01-2024	**	1,886,407
ENTERGY MISS LLC 3.85% DUE 06-01-2049	**	80,422
ENTERGY MISSISSIPPI LLC 5.0% 09-01-2033	**	1,411,998
ENTERGY TEX RESTORATION FDG II LLC 3.697% 12-15-2036	**	655,576
ENTERGY TEXAS INC 5.8% 09-01-2053	**	236,767
ENTERPRISE FLEET FING 2021-1 LLC ASSET BACKED NT CL A-3 144A .7% 12-21-2026	**	6,650,053

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENTERPRISE PRODS 2.8% DUE 01-31-2030	**	2,590,209
ENTERPRISE PRODS 3.7% DUE 01-31-2051	**	71,896
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	399,084
ENTERPRISE PRODS 3.95% DUE 02-15-2027	**	556,150
ENTERPRISE PRODS 4.15% DUE 10-16-2028	**	5,564,680
ENTERPRISE PRODS 6.65% DUE 10-15-2034	**	504,615
ENTERPRISE PRODS FIXED 3.2% 02-15-2052	**	365,977
ENTERPRISE PRODS OPER LLC 4.8% 02-01-2049	**	123,228
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	3,619,077
EOG RES INC 4.15% DUE 01-15-2026	**	1,119,748
EOG RES INC 4.375% DUE 04-15-2030	**	2,114,418
EOG RESOURCES INC COM	**	12,117,376
EQM MIDSTREAM 4.125% DUE 12-01-2026	**	869,486
EQT CORP 6.125% 02-01-2025 REG	**	717,177
EQT CORP 7% DUE 02-01-2030	**	965,916
EQT CORP COM	**	1,342,584
EQTY RESDNTL EFF 5/15/02	**	5,951,480
EQUATE 4.25% DUE 11-03-2026	**	3,860,032
EQUATE PETROCHEMIC 4.25% GTD SNR 03/11/26 USD	**	5,655,655
EQUIFAX INC COM	**	8,503,314
EQUIFAX INC FIXED 2.6% DUE 12-15-2025	**	589,650
EQUINIX INC 1.25% DUE 07-15-2025	**	6,212,665
EQUINIX INC 1.45% DUE 05-15-2026 BEO	**	597,011
EQUINIX INC 1.8% DUE 07-15-2027	**	724,931
EQUINIX INC 2.5% DUE 05-15-2031 BEO	**	1,529,805
EQUINIX INC 2.9% 11-18-2026	**	475,352
EQUINIX INC 2.9% 11-18-2026	**	3,300,843
EQUINIX INC 3.0% DUE 07-15-2050/06-22-2020 REG	**	374,923
EQUINIX INC COM PAR $0.001	**	1,743,669
EQUINIX INC SR NT 2% 05-15-2028	**	178,516
EQUINOR ASA 2.875% DUE 04-06-2025	**	11,823,664
EQUITABLE HLDGS INC COM	**	1,499,499
EQUITY COMMONWEALTH USD0.01( BNF INT)	**	898,445
ERA CO LTD 'A'CNY1	**	45,139
ERICSSON	**	20,730,150
ERSTE GROUP BANK AG NPV	**	1,659,428
ESAB CORPORATION COM USD0.001 WI	**	8,345,837
ESAB INDIA INR10	**	28,414
ESCO TECHNOLOGIES INC	**	695,392
ESCORTS KUBOTA LTD INR10	**	131,278
ESPEC Y50	**	182,388
ESPERION THERAPEUTICS INC NEW COM	**	140,829
ESSENT GROUP LTD COM STK	**	6,829,303
ESSEX PORTFOLIO L FIXED 1.65% DUE 01-15-2031	**	253,875
ESSEX PORTFOLIO L FIXED 2.65% DUE 03-15-2032	**	249,996
ESSEX PORTFOLIO L FIXED 2.65% DUE 09-01-2050	**	266,304
ESSILORLUXOTTICA EUR 0.18	**	7,263,486
ESSILORLUXOTTICA EUR0.18	**	619,176

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ESTEE LAUDER COMPANIES INC 4.375% DUE 05-15-2028	**	896,897
ETERNAL MATERIALS TWD10	**	128,952
ETIHAD ETISALAT CO SAR10	**	1,961,048
ETSY INC COM	**	253,038
EUGENE INVS&SECS KRW5000.00	**	96,224
EUGENE TECHNOLOGY KRW500	**	248,335
EUROCASH SA PLN1.00	**	51,412
EUROCOMMERCIAL EUR10.00	**	137,575
EURONET WORLDWIDE INC COM	**	8,597,827
EURONEXT EUR1.60	**	2,893,389
EUROPEAN WAX CTR INC CL A CL A	**	1,242,126
EVENTBRITE INC COM CL A	**	179,740
EVERBRIDGE INC COM	**	91,892
EVERCORE INC	**	2,786,233
EVEREST GROUP LTD	**	2,907,135
EVEREST MEDICINES LTD	**	22,751
EVERGREEN INTL STO TWD10	**	17,559
EVERGREEN MARINE C TWD10	**	3,511,461
EVERGY INC COM NPV	**	2,632,498
EVERLIGHT ELECTRON TWD10	**	146,625
EVERSOURCE ENERGY 2.9% 03-01-2027	**	3,098,288
EVERSOURCE ENERGY 4.75% 05-15-2026	**	3,787,748
EVERSOURCE ENERGY 5.125% DUE 05-15-2033	**	553,826
EVERSOURCE ENERGY 5.45% 03-01-2028	**	720,101
EVERSOURCE ENERGY 5.45% 03-01-2028	**	1,851,689
EVERSOURCE ENERGY FIXED 1.65% DUE 08-15-2030	**	1,937,564
EVOLENT HEALTH INC CL A CL A	**	876,253
EVOLUTION MINING NPV	**	890,131
EVRAZ PLC ORD US0.5	**	318,531
EXACT SCIENCES CORP COM	**	1,598,190
EXCELERATE ENERGY INC CL A COM CL A COM	**	2,758,373
EXELIXIS INC COM STK	**	4,171,837
EXELON CORP 5.15% 03-15-2028	**	2,181,472
EXELON CORP COM	**	5,707,131
EXELON CORP SR NT 2.75% 03-15-2027	**	965,955
EXELON GENERATION 5.75% DUE 10-01-2041	**	50,016
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	194,288
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	2,049,741
EXETER AUTOMOBILE .74% DUE 01-15-2026	**	8,008
EXETER AUTOMOBILE 1.05% DUE 05-15-2026	**	10,596
EXETER AUTOMOBILE 1.46% DUE 10-15-2027	**	3,013,328
EXETER AUTOMOBILE 2.56% DUE 06-15-2028	**	8,010,730
EXETER AUTOMOBILE 3.11% DUE 08-15-2025	**	167,498
EXETER AUTOMOBILE 4.33% DUE 02-17-2026	**	114,241
EXETER AUTOMOBILE 5.43% DUE 04-15-2026	**	1,132,889
EXETER AUTOMOBILE 6.03% DUE 08-16-2027	**	806,387
EXETER AUTOMOBILE 6.21% DUE 06-15-2028	**	2,017,515
EXETER AUTOMOBILE 6.32% DUE 05-15-2028	**	4,773,369

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EXETER AUTOMOBILE 6.51% DUE 12-15-2027	**	3,245,260
EXETER AUTOMOBILE RECEIVABLES TR AUTOMOBILE RECEIVABLES 3.65% 10-15-2026	**	3,629,510
EXETER AUTOMOBILE RECEIVABLES TR 2021-3 SR 21-3A CL C .96% 10-15-2026	**	3,699,204
EXETER AUTOMOBILE RECEIVABLES TR 2022-3 SER 22-3A CL A3 4.21% 01-15-2026	**	263,924
EXETER AUTOMOBILE RECEIVABLES TR 2023-1 SER 23-1A CL A2 5.61% 06-16-2025	**	139,105
EXETER AUTOMOBILE RECEIVABLES TR ASSET BACKED NT CL C .98% 06-15-2026	**	95,163
EXETER AUTOMOBILE RECEIVABLES TR AUTO RECEIVABLES BKD NT CL 5.82% 02-15-2028	**	1,684,557
EXETER AUTOMOBILE RECEIVABLES TR SR 23-2A CL B 5.61% 09-15-2027	**	896,546
EXETER AUTOMOBILE RECEIVABLES TRUST SR 23-2A CL C 5.75% 07-17-2028	**	4,051,850
EXIDE INDUSTRIES INR1	**	677,004
EXOTIC FOOD PC THB0.5 (NVDR)	**	34,524
EXPENSIFY INC CL A CL A	**	40,654
EXPERIAN ORD USD0.10	**	12,122,211
EXPONENT INC COM STK	**	1,936,880
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 6.52748% 07-15-2038	**	462,329
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 6.52748% 07-15-2038	**	8,400,522
EXTRA SPACE STORAGE INC 2.35% 03-15-2032	**	449,095
EXTRA SPACE STORAGE L P SR NT 2.2% 10-15-2030	**	104,117
EXTRA SPACE STORAGE L P SR NT 2.4% 10-15-2031	**	289,086
EXXON MOBIL CORP 2.61% DUE 10-15-2030	**	7,546,214
EXXON MOBIL CORP 2.992% DUE 03-19-2025	**	1,165,573
EXXON MOBIL CORP 3.043% DUE 03-01-2026	**	1,525,538
EXXON MOBIL CORP 3.452% DUE 04-15-2051 REG	**	472,903
EXXON MOBIL CORP COM	**	6,244,951
EXXON MOBIL CORP FIXED 4.327% DUE 03-19-2050	**	283,172
EZCORP INC CL A NON VTG CL A NON VTG	**	63,601
F.C.C. CO LTD NPV	**	222,159
F5 INC COM STK NPV	**	22,177,054
FABRICA COMMUNICAT NPV	**	16,930
FABRINET COM USD0.01	**	1,536,153
FACTSET RESH SYS INC COM STK	**	726,070
FAIRFAX FINANCIAL HLDGS LTD 5.625% 08-16-2032	**	4,749,373
FAIRFAX FINL HLDGS 2.75% SNR 29/03/2028 EUR	**	105,603
FAIRFAX FINL HLDGS SUB-VTG COM NPV	**	1,854,255
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	35,744
FANNIE MAE BS7641 4.58% 01-01-2033	**	201,721
FANNIE MAE BS7647 4.69% 01-01-2033	**	203,339
FANNIE MAE BV2859 3% 03-01-2052	**	65,377
FANNIE MAE FN BS5233 3.52% 06-01-2032	**	93,578
FANNIE MAE FN BS6084 4.185% 07-01-2032	**	97,624
FANNIE MAE FN BS6147 3.88% 07-01-2032	**	94,172
FANNIE MAE FN BS6673 4.23% 10-01-2032	**	98,287
FANNIE MAE FN BY9041 6% 08-01-2053	**	2,027,343
FANNIE MAE FNR 2013-34 PF 5.7851% 08-25-2042	**	1,115,509
FANNIE MAE MTGE 5% 10-01-2053	**	1,981,263
FANNIE MAE POOL FN BS6124 4.06% 07-01-2032	**	382,950
FANNIE MAE POOL FN CA7023 2% 2% 09-01-2050	**	657,408
FANNIE MAE POOL FN CB2666 3.00% 3% 01-01-2052	**	15,977,983

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FANNIE MAE POOL# BS5734 3.345% 06-01-2032	**	276,670
FANNIE MAE REMIC SR 015-60 CL-AF FLTG RATE 08-25-2045	**	605,774
FANNIE MAE SR 12-104 CL QC 2.5% 05-25-2042	**	233,079
FANNIE MAE SR 13-91 CL DV 3.0% 10-25-2026	**	1,913,034
FANNIE MAE SR 15-83 CL EV 3.5% 02-25-2027	**	2,735,183
FANNIE POOL #BX6719 5.5% 02-01-2053	**	392,777
FANNIEMAE-ACES SER 22-M1G CL A1 VAR 01-25-2031	**	3,061,762
FARADAY TECHNOLOGY TWD10	**	209,381
FARO TECHNOLOGIES INC COM	**	216,491
FATE THERAPEUTICS INC COM	**	295,613
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD .7% 01-27-2027	**	5,398,169
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.23% 02-09-2024	**	4,210,573
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.3% 02-03-2031	**	3,154,804
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 5.07% 01-11-2024	**	2,994,659
FED HOME LN MTG 1% DUE 05-15-2041	**	5,256,712
FED HOME LN MTG 1.5% DUE 02-01-2051	**	840,317
FED HOME LN MTG 2% DUE 09-01-2050	**	3,162,678
FED HOME LN MTG 2.5% DUE 01-01-2052	**	21,247,509
FED HOME LN MTG 2.5% DUE 02-01-2051	**	1,441,434
FED HOME LN MTG 2.5% DUE 07-01-2050	**	1,354,658
FED HOME LN MTG 2.5% DUE 10-01-2050	**	1,828,779
FED HOME LN MTG 3% DUE 02-01-2050	**	2,889,474
FED HOME LN MTG 3% DUE 03-01-2052	**	551,450
FED HOME LN MTG 3.5% DUE 04-01-2050	**	4,803,052
FED HOME LN MTG 3.5% DUE 09-01-2032	**	2,650,945
FED HOME LN MTG 4% DUE 04-01-2052	**	2,338,582
FED HOME LN MTG 4% DUE 04-01-2052	**	1,930,199
FED HOME LN MTG 5.5% DUE 09-01-2053	**	28,487,250
FED HOME LN MTG 6% DUE 07-01-2053	**	491,995
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	13,484
FED HOME LOAN MTG SR 3981 CL ME 3.0% 01-15-2027	**	49,376
FED NATL MTG ASSOC 3% DUE 05-01-2050	**	210,721
FED RLTY INVT TR 3.95% DUE 01-15-2024	**	1,850,028
FEDERAL FARM CREDIT 2.17% 10-29-2029	**	2,233,886
FEDERAL FARM CREDIT 3% 08-01-2050	**	3,050,821
FEDERAL HOME LN BKS .22% DUE 02-26-2024 REG	**	1,378,527
FEDERAL HOME LN BKS .78% 02-26-2026	**	13,907,675
FEDERAL HOME LN BKS 2.18% 11-06-2029	**	3,126,489
FEDERAL HOME LN BKS 4.7% 02-14-2028	**	8,050,502
FEDERAL HOME LN BKS 5.45% 01-08-2025	**	8,001,206
FEDERAL HOME LN BKS CONS BD DTD 01/27/2021 1.61% 01-27-2033	**	1,832,969
FEDERAL HOME LN BKS CONS BD DTD 02/12/2021 .55% 02-12-2026	**	4,619,259
FEDERAL HOME LN BKS CONS BD DTD 03/03/2021 .9% 03-03-2026	**	1,764,624
FEDERAL HOME LN BKS CONS BD DTD 03/04/2021 .8% 03-04-2026	**	8,742,590
FEDERAL HOME LN BKS CONS BD DTD 06/17/2021 .43% 06-17-2024	**	724,203
FEDERAL HOME LN BKS CONS BD DTD 06/28/2022 3% 06-28-2024	**	4,083,916
FEDERAL HOME LN BKS CONS BD DTD 1.57% 06-30-2032	**	2,403,731
FEDERAL HOME LN MTG CORP POOL #QD3960 2.0% 01-01-2052	**	2,711,817

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP .9% 10-13-2027	**	21,314,087
FEDERAL HOME LN MTG CORP 2% 01-01-2042	**	371,476
FEDERAL HOME LN MTG CORP 2% 09-01-2051	**	213,239
FEDERAL HOME LN MTG CORP 2% 10-01-2050	**	1,201,770
FEDERAL HOME LN MTG CORP 2% 11-01-2051	**	499,071
FEDERAL HOME LN MTG CORP 2.5% 01-01-2052	**	503,878
FEDERAL HOME LN MTG CORP 2.5% 04-01-2037	**	1,515,927
FEDERAL HOME LN MTG CORP 3% 04-01-2052	**	490,217
FEDERAL HOME LN MTG CORP 3.5% 05-01-2052	**	242,630
FEDERAL HOME LN MTG CORP 5% 11-01-2052	**	186,688
FEDERAL HOME LN MTG CORP 5.5% 01-01-2053	**	589,955
FEDERAL HOME LN MTG CORP 5.5% 07-01-2053	**	299,420
FEDERAL HOME LN MTG CORP 6% 12-01-2052	**	1,202,318
FEDERAL HOME LN MTG CORP 6.5% 01-01-2053	**	259,978
FEDERAL HOME LN MTG CORP 6.5% 01-01-2053	**	338,955
FEDERAL HOME LN MTG CORP DTD 10/27/2020 .65% 10-27-2025	**	30,876,774
FEDERAL HOME LN MTG CORP DTD 10/28/2020 .8% 10-28-2026	**	10,429,989
FEDERAL HOME LN MTG CORP DTD 9/24/2020 .57% 09-24-2025	**	21,054,574
FEDERAL HOME LN MTG CORP MULTICLASS PREASSIGN SER 3019 CL FN 08-15-2035 REG	**	660,592
FEDERAL HOME LN MTG CORP MULTICLASS SER 004639 CL KB STEP UP 04-15-2053	**	1,405,236
FEDERAL HOME LN MTG CORP MULTICLASS SER 3384 CL FL FLTG RT 11-15-2037	**	987,650
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	619,254
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	818,103
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	350,306
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	138,985
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	712,096
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	928,974
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	37,417
FEDERAL HOME LN MTG CORP POOL #410792 6.293% 02-01-2030 BEO	**	10,273
FEDERAL HOME LN MTG CORP POOL #840698 2.107% 03-01-2047 BEO	**	98,171
FEDERAL HOME LN MTG CORP POOL #841076 3.006% 11-01-2048 BEO	**	3,376,660
FEDERAL HOME LN MTG CORP POOL #841077 2.875% 11-01-2047 BEO	**	949,111
FEDERAL HOME LN MTG CORP POOL #841081 3.096% 02-01-2050 BEO	**	1,616,018
FEDERAL HOME LN MTG CORP POOL #841542 5.162% 02-01-2053 BEO	**	2,904
FEDERAL HOME LN MTG CORP POOL #846004 5.705% 12-01-2024 BEO	**	359
FEDERAL HOME LN MTG CORP POOL #846313 FLTG RT 6.428% 02-01-2026 BEO	**	200
FEDERAL HOME LN MTG CORP POOL #849407 5.887% 09-01-2037 BEO	**	96,343
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	637,300
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	62,992
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	32,556
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	5,189
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	17,568
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	7,094
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	196
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	41,860
FEDERAL HOME LN MTG CORP POOL #A86313 5%05-01-2039 BEO	**	5,032
FEDERAL HOME LN MTG CORP POOL #A90176 5%12-01-2039 BEO	**	9,036

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #A91235 4.5% 02-01-2040 BEO	**	86,528
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	89,210
FEDERAL HOME LN MTG CORP POOL #A93625 5%08-01-2040 BEO	**	168,686
FEDERAL HOME LN MTG CORP POOL #A93652 5%09-01-2040 BEO	**	9,400
FEDERAL HOME LN MTG CORP POOL #A93713 5%09-01-2040 BEO	**	180,230
FEDERAL HOME LN MTG CORP POOL #A94069 5%09-01-2040 BEO	**	57,307
FEDERAL HOME LN MTG CORP POOL #A94113 5%10-01-2040 BEO	**	379
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	2,114
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	107,341
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	102,328
FEDERAL HOME LN MTG CORP POOL #A95519 4.5% 12-01-2040 BEO	**	33,135
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	174,225
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	158,214
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	105,378
FEDERAL HOME LN MTG CORP POOL #C01623 5.5% 09-01-2033 BEO	**	102,509
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	77,089
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	490,050
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	218,159
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	69,873
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	92,470
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	326,152
FEDERAL HOME LN MTG CORP POOL #C04240 3.5% 09-01-2042 BEO	**	211,154
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	242,993
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	1,066,066
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	155,110
FEDERAL HOME LN MTG CORP POOL #C10542 7%06-01-2028 BEO	**	912
FEDERAL HOME LN MTG CORP POOL #C12585 7%07-01-2028 BEO	**	381
FEDERAL HOME LN MTG CORP POOL #C14084 7%08-01-2028 BEO	**	1,887
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	4,604
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	**	109,915
FEDERAL HOME LN MTG CORP POOL #C91581 3%11-01-2032 BEO	**	618,007
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	125,625
FEDERAL HOME LN MTG CORP POOL #C91925 3.5% 04-01-2037 BEO	**	478,885
FEDERAL HOME LN MTG CORP POOL #C91928 3.5% 05-01-2037 BEO	**	78,174
FEDERAL HOME LN MTG CORP POOL #C91942 4%06-01-2037 BEO	**	5,901
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	**	343,035
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	3,642
FEDERAL HOME LN MTG CORP POOL #D70703 7%04-01-2026 BEO	**	1,821
FEDERAL HOME LN MTG CORP POOL #D75558 8%10-01-2026 BEO	**	85
FEDERAL HOME LN MTG CORP POOL #D75787 8%11-01-2026 BEO	**	970
FEDERAL HOME LN MTG CORP POOL #D80177 7%05-01-2027 BEO	**	1,766
FEDERAL HOME LN MTG CORP POOL #D98914 4%01-01-2032 BEO	**	36,495
FEDERAL HOME LN MTG CORP POOL #FR SD8265 4.0% 11-01-2052	**	32,416,155
FEDERAL HOME LN MTG CORP POOL #G00561 9.5% 06-01-2025 BEO	**	48
FEDERAL HOME LN MTG CORP POOL #G00704 7%12-01-2026 BEO	**	963
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	130,265
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	38,103
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	122,654

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	60,644
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	2,781
FEDERAL HOME LN MTG CORP POOL #G03600 7%11-01-2037 BEO	**	24,149
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	32,583
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	43,842
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	18,661
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	18,451
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	31,820
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	18,695
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	21,320
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	17,810
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	23,062
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	14,843
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	268,684
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	65,123
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	131,865
FEDERAL HOME LN MTG CORP POOL #G05927 4.5% 07-01-2040 BEO	**	322,246
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	49,414
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	13,869
FEDERAL HOME LN MTG CORP POOL #G06172 5.5% 12-01-2038 BEO	**	125,504
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	601,437
FEDERAL HOME LN MTG CORP POOL #G06669 6.5% 09-01-2039 BEO	**	59,404
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	308,456
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	317,358
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	560,615
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	12,955
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	116,738
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	196,362
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	178,579
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	297,229
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	339,187
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	443,084
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	523,407
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	264,032
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	950,865
FEDERAL HOME LN MTG CORP POOL #G08732 3%11-01-2046 BEO	**	1,008,503
FEDERAL HOME LN MTG CORP POOL #G08734 4%11-01-2046 BEO	**	546,579
FEDERAL HOME LN MTG CORP POOL #G08741 3%01-01-2047 BEO	**	661,912
FEDERAL HOME LN MTG CORP POOL #G08764 4.5% 05-01-2047 BEO	**	128,707
FEDERAL HOME LN MTG CORP POOL #G08770 3.5% 07-01-2047 BEO	**	1,654,582
FEDERAL HOME LN MTG CORP POOL #G08772 4.5% 07-01-2047 BEO	**	80,457
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	**	158,716
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	**	152,789
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	**	125,683
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	**	1,726,155
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	**	63,353
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	**	540,980
FEDERAL HOME LN MTG CORP POOL #G08832 4.5% 08-01-2048 BEO	**	226,639

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G08844 5%10-01-2048 BEO	**	11,015
FEDERAL HOME LN MTG CORP POOL #G08862 4%02-01-2049 BEO	**	2,573,313
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	52,840
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	15,374
FEDERAL HOME LN MTG CORP POOL #G14171 6%10-01-2024 BEO	**	165
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	32,711
FEDERAL HOME LN MTG CORP POOL #G14517 2.5% 07-01-2027 BEO	**	1,382,746
FEDERAL HOME LN MTG CORP POOL #G14956 2.5% 05-01-2028 BEO	**	178,580
FEDERAL HOME LN MTG CORP POOL #G15100 2.5% 07-01-2028 BEO	**	1,054,626
FEDERAL HOME LN MTG CORP POOL #G15252 3%12-01-2029 BEO	**	239,969
FEDERAL HOME LN MTG CORP POOL #G15403 3.5% 04-01-2030 BEO	**	567,410
FEDERAL HOME LN MTG CORP POOL #G15441 3%03-01-2030 BEO	**	217,961
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	**	210,786
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	521,401
FEDERAL HOME LN MTG CORP POOL #G16763 4%02-01-2034 BEO	**	1,387,205
FEDERAL HOME LN MTG CORP POOL #G16789 4%02-01-2034 BEO	**	1,631,298
FEDERAL HOME LN MTG CORP POOL #G16792 4%03-01-2034 BEO	**	1,433,825
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	52,302
FEDERAL HOME LN MTG CORP POOL #G18552 3%05-01-2030 BEO	**	331,782
FEDERAL HOME LN MTG CORP POOL #G18659 3%09-01-2032 BEO	**	431,088
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	207,997
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	9,140
FEDERAL HOME LN MTG CORP POOL #G31156 5.5% 02-01-2029 BEO	**	2,040,224
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	**	2,459,414
FEDERAL HOME LN MTG CORP POOL #G61047 4.5% 07-01-2047 BEO	**	123,214
FEDERAL HOME LN MTG CORP POOL #G61060 4.5% 06-01-2047 BEO	**	567,544
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	**	107,534
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	**	331,653
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	**	310,160
FEDERAL HOME LN MTG CORP POOL #G61713 3.5% 01-01-2045 BEO	**	322,111
FEDERAL HOME LN MTG CORP POOL #G61739 3%09-01-2048 BEO	**	1,624,419
FEDERAL HOME LN MTG CORP POOL #G61909 4.5% 12-01-2037 BEO	**	779,116
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	25,497
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	8,302
FEDERAL HOME LN MTG CORP POOL #J15658 4%06-01-2026 BEO	**	17,035
FEDERAL HOME LN MTG CORP POOL #J15719 4%06-01-2026 BEO	**	77,132
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	14,886
FEDERAL HOME LN MTG CORP POOL #J25735 3%09-01-2028 BEO	**	94,120
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	204,785
FEDERAL HOME LN MTG CORP POOL #J31736 3.5% 05-01-2030 BEO	**	304,827
FEDERAL HOME LN MTG CORP POOL #J34888 2.5% 07-01-2031 BEO	**	270,428
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	259,987
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	3,051
FEDERAL HOME LN MTG CORP POOL #Q10448 3.5% 08-01-2042 BEO	**	144,736
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	220,778
FEDERAL HOME LN MTG CORP POOL #Q25702 4.5% 04-01-2044 BEO	**	193,619
FEDERAL HOME LN MTG CORP POOL #Q25703 4.5% 04-01-2044 BEO	**	297,470
FEDERAL HOME LN MTG CORP POOL #Q25705 4.5% 04-01-2044 BEO	**	109,961

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #Q25712 4.5% 04-01-2044 BEO	**	140,162
FEDERAL HOME LN MTG CORP POOL #Q25850 4.5% 04-01-2044 BEO	**	63,222
FEDERAL HOME LN MTG CORP POOL #Q25851 4.5% 04-01-2044 BEO	**	32,230
FEDERAL HOME LN MTG CORP POOL #Q25852 4.5% 04-01-2044 BEO	**	123,426
FEDERAL HOME LN MTG CORP POOL #Q25853 4.5% 04-01-2044 BEO	**	169,370
FEDERAL HOME LN MTG CORP POOL #Q29920 4.5% 11-01-2044 BEO	**	12,224
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	**	411,147
FEDERAL HOME LN MTG CORP POOL #QC0885 2.0% DUE 04-01-2051 REG	**	131,920
FEDERAL HOME LN MTG CORP POOL #QC3242 3%06-01-2051 BEO	**	264,798
FEDERAL HOME LN MTG CORP POOL #QD1954 3%11-01-2051 BEO	**	149,593
FEDERAL HOME LN MTG CORP POOL #QD6056 3%02-01-2052 BEO	**	419,723
FEDERAL HOME LN MTG CORP POOL #QF0925 3%09-01-2052 BEO	**	26,813
FEDERAL HOME LN MTG CORP POOL #QF8222 6.5% 02-01-2053 BEO	**	383,693
FEDERAL HOME LN MTG CORP POOL #QF8298 6.5% 03-01-2053 BEO	**	195,646
FEDERAL HOME LN MTG CORP POOL #QF9985 5.5% 04-01-2053 BEO	**	482,270
FEDERAL HOME LN MTG CORP POOL #RA3882 2.0% DUE 11-01-2050 REG	**	830,366
FEDERAL HOME LN MTG CORP POOL #RA-3913 2.5% 11-01-2050	**	5,016,796
FEDERAL HOME LN MTG CORP POOL #RA4142 2.5% 12-01-2050 BEO	**	3,620,491
FEDERAL HOME LN MTG CORP POOL #RA5373 2%DUE 06-01-2051 REG	**	962,696
FEDERAL HOME LN MTG CORP POOL #RB-5095 2% DUE 12-01-2040 REG	**	122,677
FEDERAL HOME LN MTG CORP POOL #RB5110 1.5% DUE 04-01-2041	**	4,576,439
FEDERAL HOME LN MTG CORP POOL #RB-5131 2.0% 09-01-2041	**	2,213,151
FEDERAL HOME LN MTG CORP POOL #RB-5141 2% DUE 01-01-2042 REG	**	221,738
FEDERAL HOME LN MTG CORP POOL #RBS5145 2.0% 01-01-2042	**	3,498,201
FEDERAL HOME LN MTG CORP POOL #RE0014 3.0% 09-01-2050	**	1,791,841
FEDERAL HOME LN MTG CORP POOL #RJ0137 5.0%12-01-2053	**	13,200,222
FEDERAL HOME LN MTG CORP POOL #S0-6179 3% 09-15-2042 BEO	**	1,687,107
FEDERAL HOME LN MTG CORP POOL #S0-6228 3% 09-15-2042 BEO	**	1,304,240
FEDERAL HOME LN MTG CORP POOL #S0-6297 3.5% 09-15-2042 BEO	**	93,410
FEDERAL HOME LN MTG CORP POOL #SB0258 4% 06-01-2034	**	2,714,830
FEDERAL HOME LN MTG CORP POOL #SB8118 1.5% DUE 08-01-2036 REG	**	2,989,209
FEDERAL HOME LN MTG CORP POOL #SB8189 4%11-01-2037 BEO	**	1,651,540
FEDERAL HOME LN MTG CORP POOL #SC0093 2.0% 10-01-2040	**	363,593
FEDERAL HOME LN MTG CORP POOL #SC0319 2%04-01-2042 BEO	**	936,581
FEDERAL HOME LN MTG CORP POOL #SD-0573 2.0% DUE 04-01-2051 REG	**	231,046
FEDERAL HOME LN MTG CORP POOL #SD-0615 4.5% 01-01-2051	**	699,524
FEDERAL HOME LN MTG CORP POOL #SD0987 4.5% 01-01-2050 BEO	**	986,092
FEDERAL HOME LN MTG CORP POOL #SD1439 2%02-01-2052 BEO	**	1,300,958
FEDERAL HOME LN MTG CORP POOL #SD1610 4.5% 09-01-2052 BEO	**	30,323,785
FEDERAL HOME LN MTG CORP POOL #SD2394 4.5% 11-01-2052 BEO	**	635,376
FEDERAL HOME LN MTG CORP POOL #SD2856 5.5% 05-01-2053	**	383,397
FEDERAL HOME LN MTG CORP POOL #SD3642 6%09-01-2053 BEO	**	1,003,339
FEDERAL HOME LN MTG CORP POOL #SD3722 5%05-01-2053 BEO	**	675,351
FEDERAL HOME LN MTG CORP POOL #SD3737 6%09-01-2053 BEO	**	706,298
FEDERAL HOME LN MTG CORP POOL #SD3853 5.5% 08-01-2053 BEO	**	24,801,525
FEDERAL HOME LN MTG CORP POOL #SD3942 4.5% 01-01-2053 BEO	**	3,384,285
FEDERAL HOME LN MTG CORP POOL #SD3953 3%02-01-2052 BEO	**	4,609,811
FEDERAL HOME LN MTG CORP POOL #SD4115 4.5% 10-01-2052 BEO	**	2,422,214

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #SD4365 5.5% 09-01-2053 BEO	**	600,548
FEDERAL HOME LN MTG CORP POOL #SD7554 2.5% 04-01-2052 BEO	**	7,315,986
FEDERAL HOME LN MTG CORP POOL #SD7560 4.0% 02-01-2053	**	2,072,716
FEDERAL HOME LN MTG CORP POOL #SD8090 2.0% DUE 08-01-2050	**	3,588,095
FEDERAL HOME LN MTG CORP POOL #SD8141 2.5% DUE 03-01-2051 REG	**	12,031,193
FEDERAL HOME LN MTG CORP POOL #SD8151 2.5% DUE 06-01-2051 BEO	**	5,475,605
FEDERAL HOME LN MTG CORP POOL #SD8156 2.5% DUE 07-01-2051 BEO	**	773,799
FEDERAL HOME LN MTG CORP POOL #SD8238 4.5% DUE 07-01-2052 REG	**	5,644,304
FEDERAL HOME LN MTG CORP POOL #SD8244 4%DUE 09-01-2052 BEO	**	25,126,922
FEDERAL HOME LN MTG CORP POOL #SD8258 5%DUE 10-01-2052 BEO	**	2,358,774
FEDERAL HOME LN MTG CORP POOL #SD8267 5%DUE 11-01-2052 BEO	**	4,692,727
FEDERAL HOME LN MTG CORP POOL #SD8284 3%01-01-2053 BEO	**	769,639
FEDERAL HOME LN MTG CORP POOL #SD8290 6%01-01-2053 BEO	**	9,500,397
FEDERAL HOME LN MTG CORP POOL #T45022 2.5% 01-01-2028 BEO	**	635,362
FEDERAL HOME LN MTG CORP POOL #T45023 2.5% 02-01-2028 BEO	**	277,038
FEDERAL HOME LN MTG CORP POOL #U79041 3%10-01-2029 BEO	**	2,749,138
FEDERAL HOME LN MTG CORP POOL #U79065 3.5% 04-01-2030 BEO	**	278,132
FEDERAL HOME LN MTG CORP POOL #U80439 3.5% 07-01-2033 BEO	**	94,083
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	59,311
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	205,145
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	76,906
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	1,604,049
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	1,261,505
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	101,407
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	344,786
FEDERAL HOME LN MTG CORP POOL #WN2250 4.0% 09-01-2032	**	289,025
FEDERAL HOME LN MTG CORP POOL #WN2272 3.65% 10-01-2029	**	5,742,662
FEDERAL HOME LN MTG CORP POOL #WN2482 4.22% 08-01-2033	**	195,301
FEDERAL HOME LN MTG CORP POOL #ZA2257 3.5% 04-01-2032 BEO	**	836,157
FEDERAL HOME LN MTG CORP POOL #ZA2489 3.5% 01-01-2038 BEO	**	716,824
FEDERAL HOME LN MTG CORP POOL #ZA3714 3%06-01-2029 BEO	**	835,038
FEDERAL HOME LN MTG CORP POOL #ZA5796 4.5% 11-01-2038 BEO	**	375,797
FEDERAL HOME LN MTG CORP POOL #ZK4886 2.5% 01-01-2028 BEO	**	1,635,173
FEDERAL HOME LN MTG CORP POOL #ZK5602 2.5% 06-01-2028 BEO	**	1,567,185
FEDERAL HOME LN MTG CORP POOL #ZM6968 4%06-01-2048 BEO	**	58,362
FEDERAL HOME LN MTG CORP POOL #ZS3412 5.5% 12-01-2038 BEO	**	440,892
FEDERAL HOME LN MTG CORP POOL #ZS9316 3.5% 01-01-2038 BEO	**	2,533,962
FEDERAL HOME LN MTG CORP POOL #ZT0536 3.5% 03-01-2048 BEO	**	3,704,151
FEDERAL HOME LN MTG CORP POOL #ZT1257 3%01-01-2046 BEO	**	365,536
FEDERAL HOME LN MTG CORP POOL #ZT1985 3.5% DUE 02-01-2031 BEO	**	2,950,418
FEDERAL HOME LN MTG CORP POOL# QF5465 5.0% 12-01-2052	**	556,546
FEDERAL HOME LN MTG CORP POOL#RB5064 2.0% 06-01-2040	**	587,943
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	901,573
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	**	609,089
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	445,623
FEDERAL HOME LN MTG CORP SD8172 2% MBS 09-01-2051	**	5,286,802
FEDERAL HOME LN MTG CORP SER 004299 CL GT 4% 03-15-2038	**	514,134
FEDERAL HOME LN MTG CORP SER 004569 CL G3.5% DUE 06-15-2042 REG	**	386,993

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	58,474
FEDERAL HOME LN MTG CORP SER 004640 CL KV 4% 02-15-2028	**	338,660
FEDERAL HOME LN MTG CORP SER 004752 CL PL 3% 09-15-2046	**	1,306,845
FEDERAL HOME LN MTG CORP SER 004879 CL DF 5.86048% 08-15-2034	**	1,106,689
FEDERAL HOME LN MTG CORP SER 004941 CL MB 3% 07-25-2049	**	1,094,934
FEDERAL HOME LN MTG CORP SER 004949 CL CB 3% 05-25-2037	**	675,857
FEDERAL HOME LN MTG CORP SER 004989 CL FA 5.43166% 08-15-2040	**	384,883
FEDERAL HOME LN MTG CORP SER 004989 CL FA 5.43166% 08-15-2040	**	1,026,353
FEDERAL HOME LN MTG CORP SER 004989 CL FB 5.53941% 10-15-2040	**	367,934
FEDERAL HOME LN MTG CORP SER 004989 CL FB 5.53941% 10-15-2040	**	776,750
FEDERAL HOME LN MTG CORP SER 005000 CL MA 2% 06-25-2044	**	857,215
FEDERAL HOME LN MTG CORP SER 005006 CL KA 2% 06-25-2045	**	2,414,922
FEDERAL HOME LN MTG CORP SER 005092 CL AP 2% 04-25-2041	**	676,544
FEDERAL HOME LN MTG CORP SER 00K750 CL A2 3% 09-25-2029	**	93,531
FEDERAL HOME LN MTG CORP SER 00KJ47 CL A2 5.42999982834% 06-25-2031	**	3,103,399
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	**	954,591
FEDERAL HOME LN MTG CORP SER 2631 CL DA 3.625 06-15-2033	**	4,485
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	429,039
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	340,978
FEDERAL HOME LN MTG CORP SER 3326 CL FG 5.81048% 06-15-2037	**	870,338
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	903,617
FEDERAL HOME LN MTG CORP SER 3370 CL FC 6.10048% 10-15-2037	**	821,556
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	713,354
FEDERAL HOME LN MTG CORP SER 3539 CL DB 4.5% 06-15-2024	**	17,029
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	200,008
FEDERAL HOME LN MTG CORP SER 3713 CL PA 2.0% 02-15-2040	**	95,514
FEDERAL HOME LN MTG CORP SER 3725 CL PD 2.5% 01-15-2040	**	281,735
FEDERAL HOME LN MTG CORP SER 3741 CL HF FLTG 11-15-2039	**	126,430
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	184,072
FEDERAL HOME LN MTG CORP SER 3905 CL MP 2.0% DUE 03-15-2041 REG	**	46,488
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	141,743
FEDERAL HOME LN MTG CORP SER 3954 CL GF 5.96048% 11-15-2041	**	504,503
FEDERAL HOME LN MTG CORP SER 3994 CL JA 2.0% 15/03/2040	**	134,992
FEDERAL HOME LN MTG CORP SER 4024 CL C 3.0% 03-15-2027	**	189,482
FEDERAL HOME LN MTG CORP SER 4120 CL KA 1.75% 10-15-2032	**	962,878
FEDERAL HOME LN MTG CORP SER 4125 CL PH 3 08-15-2041	**	1,109,231
FEDERAL HOME LN MTG CORP SER 4205 CL PC 1.75% 01-15-2033	**	862,845
FEDERAL HOME LN MTG CORP SER 4205 CL PE 2% 01-15-2033	**	866,750
FEDERAL HOME LN MTG CORP SER 4208 CL PA 1.5 04-15-2041	**	3,243
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	553,751
FEDERAL HOME LN MTG CORP SER 4231 CL B 2.5% 07-15-2028	**	1,578,171
FEDERAL HOME LN MTG CORP SER 4247 CL AK 4.5 12-15-2042	**	283,396
FEDERAL HOME LN MTG CORP SER 4374 CL CE 3.5% 12-15-2043	**	378,695
FEDERAL HOME LN MTG CORP SER 4391 CL MZ 3.0% 09-15-2044	**	1,521,854
FEDERAL HOME LN MTG CORP SER 4508 CL CF FLTG 09-15-2045	**	2,869,765
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	431,401
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	1,523,845
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	1,154,620

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SL 4365 CL FH FRN 01-15-2040 REG	**	2,082,389
FEDERAL HOME LN MTG CORP SR 3867 CL FB FLTG RT 05-15-2041	**	704,357
FEDERAL HOME LN MTG CORP SR 4097 CL KF FLTG 09-15-2031	**	271,258
FEDERAL HOME LN MTG CORP SR 4254 CL TA 2.5% 10-15-2031	**	62,570
FEDERAL HOME LN MTG CORP SR 4387 CL NA 1.5% 09-15-2029	**	130,179
FEDERAL HOME LN MTG CORP TRANCHE # TR 00057 .65% DUE 05-28-2026 REG	**	5,498,016
FEDERAL HOME LN MTG CORP TRANCHE 00465 2% 09-25-2045	**	463,795
FEDERAL HOME LN MTG CORP TRANCHE VAR RT 11-25-2027	**	383,174
FEDERAL HOME LN MTG CORP#SD-8155 2.0% DUE 06-01-2051	**	1,317,791
FEDERAL HOME LOAN BANKS 2.5% 11-01-2051	**	8,909,311
FEDERAL HOME LOAN BANKS 3% 01-01-2052	**	2,692,673
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2612 4.5% 10-01-2052	**	2,037,257
FEDERAL HOME LOAN MORTGAGE CORP #FR SD8288 5.0% 01-01-2053	**	3,312,803
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 07-01-2041	**	3,425,200
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 11-01-2040	**	2,566,086
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 11-01-2050	**	1,844,346
FEDERAL HOME LOAN MORTGAGE CORP 2% 01-01-2042	**	2,657,174
FEDERAL HOME LOAN MORTGAGE CORP 2% 02-01-2036	**	1,516,041
FEDERAL HOME LOAN MORTGAGE CORP 2% 02-01-2042	**	594,380
FEDERAL HOME LOAN MORTGAGE CORP 2% 04-01-2042	**	2,042,507
FEDERAL HOME LOAN MORTGAGE CORP 2% 04-01-2051	**	4,063,239
FEDERAL HOME LOAN MORTGAGE CORP 2% 05-01-2051	**	3,184,669
FEDERAL HOME LOAN MORTGAGE CORP 2% 07-01-2036	**	224,686
FEDERAL HOME LOAN MORTGAGE CORP 2% 07-01-2041	**	335,514
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2041	**	2,529,446
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2041	**	69,413
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2051	**	3,535,223
FEDERAL HOME LOAN MORTGAGE CORP 2% 12-01-2041	**	3,924,948
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 01-01-2052	**	2,516,574
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 03-01-2042	**	465,997
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 04-01-2041	**	131,685
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 05-01-2051	**	611,980
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 07-01-2050	**	100,302
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	218,337
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	286,885
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	1,162,666
FEDERAL HOME LOAN MORTGAGE CORP 3% 02-01-2051	**	288,887
FEDERAL HOME LOAN MORTGAGE CORP 3% 03-01-2051	**	2,994,945
FEDERAL HOME LOAN MORTGAGE CORP 3% 03-01-2052	**	157,066
FEDERAL HOME LOAN MORTGAGE CORP 3% 04-01-2052	**	877,226
FEDERAL HOME LOAN MORTGAGE CORP 3.0% DUE05-24-2024 REG	**	3,561,491
FEDERAL HOME LOAN MORTGAGE CORP 3.0% DUE06-14-2024 REG	**	4,173,469
FEDERAL HOME LOAN MORTGAGE CORP 3.5% 07-01-2052	**	149,646,348
FEDERAL HOME LOAN MORTGAGE CORP 3.5% 12-01-2050	**	883,399
FEDERAL HOME LOAN MORTGAGE CORP 4% 07-01-2050	**	270,946
FEDERAL HOME LOAN MORTGAGE CORP 4% 08-01-2053	**	199,607
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 03-01-2047	**	366,203
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 09-01-2050	**	184,541

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 09-01-2052	**	1,431,376
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 10-01-2052	**	653,193
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 11-01-2052	**	1,179,255
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 12-01-2052	**	6,771,123
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 12-01-2052	**	636,638
FEDERAL HOME LOAN MORTGAGE CORP 5% 01-01-2053	**	360,070
FEDERAL HOME LOAN MORTGAGE CORP 5% 01-01-2053	**	553,975
FEDERAL HOME LOAN MORTGAGE CORP 5% 02-01-2053	**	5,113,430
FEDERAL HOME LOAN MORTGAGE CORP 5% 06-01-2053	**	6,451,623
FEDERAL HOME LOAN MORTGAGE CORP 5% 06-01-2053	**	41,787,468
FEDERAL HOME LOAN MORTGAGE CORP 5% 07-01-2052	**	2,276,484
FEDERAL HOME LOAN MORTGAGE CORP 5% 09-01-2052	**	476,561
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 01-01-2053	**	996,874
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 01-01-2053	**	368,269
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 04-01-2053	**	591,518
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 05-01-2053	**	1,065,383
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 05-01-2053	**	756,456
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 05-01-2053	**	859,378
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 06-01-2053	**	1,242,523
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 08-01-2053	**	1,161,189
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 12-01-2052	**	481,563
FEDERAL HOME LOAN MORTGAGE CORP 6% 03-01-2053	**	662,800
FEDERAL HOME LOAN MORTGAGE CORP 6% 10-01-2053	**	598,981
FEDERAL HOME LOAN MORTGAGE CORP 6% 12-01-2052	**	1,390,488
FEDERAL HOME LOAN MORTGAGE CORP 6.5% 02-01-2053	**	747,482
FEDERAL HOME LOAN MORTGAGE CORP POOL #QB5093 2.5% 11-01-2050 BEO	**	255,138
FEDERAL HOME LOAN MORTGAGE CORP POOL #RA5731 2.0% DUE 08-01-2051 REG	**	1,446,041
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD0935 3% DUE 04-01-2052 REG	**	5,600,301
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD1218 4.0% DUE 07-01-2049 REG	**	3,878,903
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD1807 4.5% DUE 07-01-2052 REG	**	994,886
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2511 5.5% DUE 04-01-2053	**	476,266
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2591 5.0% DUE 03-01-2053	**	1,030,731
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2763 5.5% 04-01-2053	**	668,481
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD8220 3.0% DUE 06-01-2052 REG	**	9,953,122
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD8195 3.0% DUE 01-01-2052 REG	**	3,990,738
FEDERAL HOME LOAN MORTGAGE CORP SER 00K509 CL A2 4.85% 09-25-2028	**	4,989,633
FEDERAL HOME LOAN MORTGAGE CORP SER 406 CL F44 FLTG RT 10-25-2053	**	6,359,269
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-01-2051	**	265,052
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-25-2046	**	515,257
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	100,321
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	235,330
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	226,905
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	339,654
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	392,547
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	425,509
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	244,103
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	134,937
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	1,512,330

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2052	**	75,146
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2052	**	72,329
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2052	**	150,826
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	1,268,468
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	331,083
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	295,288
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	409,190
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	524,172
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	308,388
FEDERAL NATIONAL MORTGAGE ASSOC 2% 04-01-2051	**	128,523
FEDERAL NATIONAL MORTGAGE ASSOC 2% 05-01-2051	**	2,602,866
FEDERAL NATIONAL MORTGAGE ASSOC 2% 08-01-2050	**	561,517
FEDERAL NATIONAL MORTGAGE ASSOC 2% 10-01-2050	**	653,131
FEDERAL NATIONAL MORTGAGE ASSOC 2% 11-01-2050	**	422,307
FEDERAL NATIONAL MORTGAGE ASSOC 2% 11-01-2051	**	975,214
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2052	**	1,242,799
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2052	**	587,362
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2036	**	2,044,343
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	322,894
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	392,081
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	1,055,951
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	229,717
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	514,383
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 04-01-2041	**	756,488
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 07-01-2051	**	435,172
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 07-01-2051	**	272,045
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2050	**	4,902,857
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2051	**	356,505
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 10-01-2050	**	345,247
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	368,952
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	269,988
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2050	**	120,004
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2051	**	1,367,115
FEDERAL NATIONAL MORTGAGE ASSOC 3% 01-01-2052	**	3,401,919
FEDERAL NATIONAL MORTGAGE ASSOC 3% 01-01-2052	**	314,773
FEDERAL NATIONAL MORTGAGE ASSOC 3% 02-01-2052	**	68,060
FEDERAL NATIONAL MORTGAGE ASSOC 3% 03-01-2052	**	255,524
FEDERAL NATIONAL MORTGAGE ASSOC 3% 05-01-2052	**	1,467,947
FEDERAL NATIONAL MORTGAGE ASSOC 3% 05-01-2052	**	832,331
FEDERAL NATIONAL MORTGAGE ASSOC 3% 05-01-2052	**	40,915
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	730,316
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	833,828
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	813,828
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	864,335
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	44,281
FEDERAL NATIONAL MORTGAGE ASSOC 3% 07-01-2052	**	1,578,470
FEDERAL NATIONAL MORTGAGE ASSOC 3% 08-01-2051	**	73,594
FEDERAL NATIONAL MORTGAGE ASSOC 3% 08-01-2051	**	30,448

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC 3% 09-01-2052	**	104,877
FEDERAL NATIONAL MORTGAGE ASSOC 3% 09-01-2052	**	794,878
FEDERAL NATIONAL MORTGAGE ASSOC 3% 10-01-2051	**	1,538,678
FEDERAL NATIONAL MORTGAGE ASSOC 3% 12-01-2051	**	70,616
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 03-01-2052	**	1,266,949
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 04-01-2052	**	388,698
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 04-01-2052	**	1,376,835
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 05-01-2052	**	803,432
FEDERAL NATIONAL MORTGAGE ASSOC 3.56% 07-01-2032	**	187,453
FEDERAL NATIONAL MORTGAGE ASSOC 3.73% 06-01-2032	**	94,493
FEDERAL NATIONAL MORTGAGE ASSOC 3.83% 07-01-2032	**	95,212
FEDERAL NATIONAL MORTGAGE ASSOC 3.86% 07-01-2032	**	93,992
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2050	**	1,781,666
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2052	**	473,635
FEDERAL NATIONAL MORTGAGE ASSOC 4% 07-01-2053	**	115,586
FEDERAL NATIONAL MORTGAGE ASSOC 4.13% 07-01-2032	**	97,600
FEDERAL NATIONAL MORTGAGE ASSOC 4.68% 07-01-2033	**	101,617
FEDERAL NATIONAL MORTGAGE ASSOC 4.69% 01-01-2033	**	100,372
FEDERAL NATIONAL MORTGAGE ASSOC 5% 06-01-2052	**	264,414
FEDERAL NATIONAL MORTGAGE ASSOC 5% 07-01-2052	**	1,703,152
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 05-01-2053	**	964,585
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 08-01-2052	**	166,594
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 09-01-2053	**	2,946,727
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 09-01-2053	**	4,823,741
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 11-01-2052	**	2,459,309
FEDERAL NATIONAL MORTGAGE ASSOC 6% 12-01-2052	**	1,629,745
FEDERAL NATIONAL MORTGAGE ASSOC 6.5% 01-01-2053	**	841,836
FEDERAL NATIONAL MORTGAGE ASSOC FR SER 11-124 CL JF FLTG RT DUE 02-25-2041	**	159,046
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	129,782
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	349,007
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	6,028
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	406,321
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	688,672
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	99,557
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	357,522
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	210,729
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	348,586
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	127,919
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	16,493
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	31,104
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	333,322
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	41,277
FEDERAL NATL MTG ASSN GTD MTG POOL #AI0511 5% 04-01-2041 BEO	**	21,631
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	23,330
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	**	46,157
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	242,173
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	**	70,382
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	**	26,826

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	**	44,168
FEDERAL NATL MTG ASSN GTD MTG POOL #AI4261 5% 06-01-2041 BEO	**	31,394
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	2,961
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	17,218
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	217,429
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	347,381
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	132,725
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	1,757
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	413,761
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	850,171
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	78,668
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	57,956
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	47,322
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	1,075,917
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	71,516
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	212,062
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	192,008
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	41,020
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	**	173,931
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0484 5.5% DUE 05-01-2040 BEO	**	72,735
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	133,623
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	121,622
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1051 4.5% 09-01-2041 BEO	**	81,476
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1469 7% DUE 02-01-2039 BEO	**	238,301
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1470 7% DUE 04-01-2037 BEO	**	99,517
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	157,565
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	361,629
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	333,598
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2465 3.0% 10-01-2027	**	1,674,879
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	4,639
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3797 2.5% 06-01-2028 BEO	**	688,603
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4043 3% 09-01-2028 BEO	**	887,298
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	799,354
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	60,908
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	167,496
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4895 3.5% 12-01-2028 BEO	**	502,345
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4936 3% 03-01-2029 BEO	**	300,564
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5232 3.5% 03-01-2029 BEO	**	739,129
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	633,697
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	14,748
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6185 3% 10-01-2029 BEO	**	704,893
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6605 3% 04-01-2030 BEO	**	153,668
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	270,728
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	27,543
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7320 3% 09-01-2030 BEO	**	235,319
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7430 3.5% DUE 08-01-2030 REG	**	507,380

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9397 3% 10-01-2046 BEO	**	747,170
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9546 3.5% 11-01-2046 BEO	**	428,351
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	1,086,208
FEDERAL RLTY INVT TR 3.5% DUE 06-01-2030	**	1,547,719
FEDERAL SIGNAL CORP COM	**	2,368,810
FEDEX CORP COM	**	10,533,671
FERRARI NV COM EUR0.01	**	569,428
FFCB .63 10-21-2024	**	3,501,385
FFNMA SER 2015-38 CL-PG 3.0% 08-25-2044	**	1,190,493
FGV HOLDINGS BHD	**	54,930
FHLB DISC NT 01-02-2024 FEDERAL HOME LN BK CONS DISC NTS	**	499,711
FHLMC 5.5% 08-01-2053	**	382,839
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	1,283
FHLMC FR SD8363 6% 09-01-2053	**	299,664
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	75,791
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	36
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	211,908
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	**	1,421,305
FHLMC GOLD 3% MBS 01/10/2046 USD'Q4-3413' Q43413 3 10-01-2046	**	277,750
FHLMC GOLD 3.5% MBS 01/01/2046 USD'Q3-8490' Q38490 3.5 01-01-2046	**	1,240,267
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	**	400,792
FHLMC GOLD A47999 5 08-01-2035	**	125,730
FHLMC GOLD A62077 6 06-01-2037	**	13,996
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	142,573
FHLMC GOLD A95831 4.5 12-01-2040	**	272,572
FHLMC GOLD C00522 7.0% 05-01-2027	**	919
FHLMC GOLD C00632 7 07-01-2028	**	1,104
FHLMC GOLD C00987 7.5 05-01-2030	**	376
FHLMC GOLD C01116 7.5 01-01-2031	**	8,340
FHLMC GOLD C04272 3 10-01-2042	**	568,684
FHLMC GOLD C80373 7.5% 01-01-2026	**	31
FHLMC GOLD C80379 7.0% 02-01-2026	**	742
FHLMC GOLD C80407 7.0% 06-01-2026	**	122
FHLMC GOLD C91908 3 01-01-2037	**	268,198
FHLMC GOLD G02408 5.5 12-01-2036	**	55,828
FHLMC GOLD G06506 4 12-01-2040	**	495,374
FHLMC GOLD G06507 4 02-01-2041	**	95,227
FHLMC GOLD G07335 7 03-01-2039	**	147,581
FHLMC GOLD G0-7388 3.5 05-01-2043	**	550,882
FHLMC GOLD G07509 6.5 09-01-2039	**	131,760
FHLMC GOLD G07762 4.5 06-01-2044	**	274,154
FHLMC GOLD G08372 4.5 11-01-2039	**	113,306
FHLMC GOLD G08553 3 10-01-2043	**	42,349
FHLMC GOLD G08793 4 12-01-2047	**	139,455
FHLMC GOLD G67720 4.5 03-01-2049	**	1,148,855
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	3,927
FHLMC GOLD J23935 3 05-01-2028	**	82,995
FHLMC GOLD J2-7964 3 04-01-2029	**	86,384

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD J28196 3 05-01-2029	**	711,073
FHLMC GOLD J29007 3 08-01-2029	**	127,200
FHLMC GOLD J35097 2.5 08-01-2031	**	250,044
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	1,686
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	2,084
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	137,344
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	80,302
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	150,039
FHLMC GOLD POOL C00984 8 05-01-2030	**	377
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	86
FHLMC GOLD POOL G01091 7 12-01-2029	**	5,218
FHLMC GOLD POOL G67713 4.0% DUE 06-01-2048	**	4,653,478
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	13,138
FHLMC GOLD POOL Q41209 3.5% 06-01-2046	**	212,253
FHLMC GOLD POOL Q44963 3.5% 12-01-2046	**	469,933
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	313,045
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	786,489
FHLMC GOLD Q08998 3.5 06-01-2042	**	268,349
FHLMC GOLD Q12520 3 10-01-2042	**	35,267
FHLMC GOLD Q14326 2.5 01-01-2043	**	352,270
FHLMC GOLD Q44452 3 11-01-2046	**	472,153
FHLMC GOLD Q45458 4 08-01-2046	**	123,607
FHLMC GOLD Q48338 4.5 05-01-2047	**	25,264
FHLMC GOLD Q49494 4.5% 07-01-2047	**	133,969
FHLMC GOLD U90291 4 10-01-2042	**	47,593
FHLMC GOLD U90316 4 10-01-2042	**	582,884
FHLMC GOLD U91619 4 06-01-2043	**	293,062
FHLMC GOLD U95137 4 08-01-2043	**	150,785
FHLMC GOLD V60298 3.0% 10-01-2028	**	106,216
FHLMC GOLD V60869 2.5 07-01-2030	**	529,323
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	150,462
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	746
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	127
FHLMC MTN 6.25 07-15-2032	**	52,264
FHLMC MULTICLASS SER 4102 CL EG 1.25% 09-15-2027	**	93,075
FHLMC MULTICLASS 2.0% SRS 19-55 CL-UG DUE 04-25-2048 REG	**	128,776
FHLMC MULTICLASS 2.5% DUE 10-15-2033 REG	**	110,118
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	198,989
FHLMC MULTICLASS 3.5 07-15-2041	**	10,920
FHLMC MULTICLASS 3122 CL FE FLTG 03-15-2036	**	879,376
FHLMC MULTICLASS 5.0% DUE 07-15-2033 REG	**	291,275
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	1,386,801
FHLMC MULTICLASS FIXED 3.422% 11-25-2018 REG	**	1,371,137
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	3,298,631
FHLMC MULTICLASS PREASSIGN 00320 4.5 09-15-2034	**	242,183
FHLMC MULTICLASS PREASSIGN 00366 5 08-15-2035	**	196,230
FHLMC MULTICLASS SER 004281 CL LG 4 01-15-2043	**	1,059,638
FHLMC MULTICLASS SER 004293 CL KG 3.0% DUE 08-15-2043 REG	**	362,140

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 004302 CL HF 01-15-2038	**	217,577
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	155,117
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	5,365,225
FHLMC MULTICLASS SER 004711 CL HA 3 12-15-2043	**	88,978
FHLMC MULTICLASS SER 004774 CL LP 3.5% 09-15-2046	**	415,237
FHLMC MULTICLASS SER 004864 CL TZ 4 12-15-2048	**	585,786
FHLMC MULTICLASS SER 004877 CL CA 3 04-15-2034	**	1,181,024
FHLMC MULTICLASS SER 004936 CL AP 2.5 09-25-2048	**	3,800,598
FHLMC MULTICLASS SER 005048 CL B 1% 05-25-2033	**	1,037,928
FHLMC MULTICLASS SER 18-4 CL MA 3.5% FIXED UE 11-25-2057 REG	**	240,697
FHLMC MULTICLASS SER 19-1 CL MT 3.5% 07-25-2058 REG	**	604,732
FHLMC MULTICLASS SER 2012-154 CLS PW 10-25-2042	**	539,308
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	32,325
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	35,046
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	30,383
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	109,304
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	47,835
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	19,392
FHLMC MULTICLASS SER 2663 CL Z 5.5 08-15-2033	**	351,740
FHLMC MULTICLASS SER 2792 CL MB 5.5% 05-15-2034	**	2,444,073
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	25,239
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	3,702
FHLMC MULTICLASS SER 3108 CL FP 12-15-2035	**	830,086
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	226,762
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	45,524
FHLMC MULTICLASS SER 3531 CL FA 05-15-2039	**	525,729
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	40,298
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	205,550
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	37,856
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	20,980
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	55,730
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	51,283
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	49,118
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	**	306,956
FHLMC MULTICLASS SER 3806 CL JA 3.5 02-15-2026	**	3,506
FHLMC MULTICLASS SER 3846 CL KA 3.5 03-15-2026	**	86,601
FHLMC MULTICLASS SER 3857 CL LH 2.5% 01-15-2040	**	56,902
FHLMC MULTICLASS SER 3910 CL CU 4.0% DUE03-15-2041 REG	**	120,209
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	**	540,042
FHLMC MULTICLASS SER 3956 CL EB 3.25 11-15-2041	**	544,439
FHLMC MULTICLASS SER 3966 CL VZ 4 12-15-2041	**	320,023
FHLMC MULTICLASS SER 4003 CL BG 2 10-15-2026	**	151,286
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	106,691
FHLMC MULTICLASS SER 4018 CL AL 2.0% 03-15-2027 REG	**	118,187
FHLMC MULTICLASS SER 4059 CL DA 2.0% 02-15-2041 REG	**	98,564
FHLMC MULTICLASS SER 406 CL F43 FLTG RT 10-25-2053	**	7,350,487
FHLMC MULTICLASS SER 4100 CL EC 1.5 DUE 08-15-2027 REG	**	57,177
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	139,524

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 4148 CL JB 1.5 12-15-2027	**	59,622
FHLMC MULTICLASS SER 4150 CL FN FLTG 07-15-2041	**	799,663
FHLMC MULTICLASS SER 4170 CL TC 1.625 02-15-2028	**	66,332
FHLMC MULTICLASS SER 4171 CL NG 2 06-15-2042	**	340,234
FHLMC MULTICLASS SER 4176 CL HA 4 DUE 12-15-2042	**	118,032
FHLMC MULTICLASS SER 4188 CL AG 2 04-15-2028	**	34,099
FHLMC MULTICLASS SER 4198 CL PN 3 02-15-2033	**	395,708
FHLMC MULTICLASS SER 4198 CL QP 4.0% 01-15-2033	**	488,637
FHLMC MULTICLASS SER 4203 CL DG 2.25% DUE 04-15-2033 REG	**	212,372
FHLMC MULTICLASS SER 4261 CL DA 2.5% DUE06-15-2032	**	91,907
FHLMC MULTICLASS SER 4268 CL BP 4.25 08-15-2042	**	1,126,372
FHLMC MULTICLASS SER 4281 CL MP 3.75% 12-15-2043	**	305,539
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	218,972
FHLMC MULTICLASS SER 4338 CL A 2.5% 05-15-2044	**	665,586
FHLMC MULTICLASS SER 4373 CL PA 3 02-15-2043	**	333,764
FHLMC MULTICLASS SER 4374 CL GA 3.0% 09-15-2036	**	827,728
FHLMC MULTICLASS SER 4377 CL KA STEP UP 12-15-2047	**	17,713
FHLMC MULTICLASS SER 4457 CL BA 3.0% DUE07-15-2039	**	363,099
FHLMC MULTICLASS SER 4458 CL CB 2.0% 2.0% DUE 11-15-2028 REG	**	46,944
FHLMC MULTICLASS SER 4479 CL AG 2 03-15-2026	**	181,849
FHLMC MULTICLASS SER 4480 CL EA 3.5 11-15-2043	**	491,445
FHLMC MULTICLASS SER 4482 CL CA 3.0% 04-15-2034	**	1,061,956
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	1,606,243
FHLMC MULTICLASS SER 4631 CL VA 3.5% 02-15-2028	**	806,034
FHLMC MULTICLASS SER 4758 CLS DV RT 4.0% DUE 12-15-30 REG	**	345,098
FHLMC MULTICLASS SER 5224 CL HL 4.0% DUE 04-25-2057 REG	**	3,943,960
FHLMC MULTICLASS SER T-21 CL A 10-25-2029	**	19,647
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	2,985,960
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	224,540
FHLMC MULTICLASS SER-4777 CL-CB 3.5% 10-15-2045 REG	**	1,984,871
FHLMC MULTICLASS SERIES K725 CLASS AM 3.104% DUE 05-25-2023 REG	**	586,581
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	**	664,003
FHLMC MULTICLASS SR 3814 CL B 3 02-15-2026	**	362,297
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	1,199,004
FHLMC MULTICLASS SR K081 CL A2 VAR RT 08-25-2028	**	2,010,036
FHLMC MULTICLASS SR K506 CL A2 4.65% 08-25-2028	**	3,841,804
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	1,325,823
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	**	1,040,097
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	796,786
FHLMC MULTICLASS TRANCHE 00627 3.243 04-25-2027	**	172,733
FHLMC MULTICLASS TRANCHE 2.72 07-25-2026	**	359,658
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	147,141
FHLMC POOL #0206 2.0% 11-01-2041	**	214,742
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	28,890
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	11,459
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	30,549
FHLMC POOL #1J1492 ADJ RT 11-01-2036	**	10,910
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	494,214

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC POOL #3132D9KK9 6.0% 01-01-2030	**	4,598,869
FHLMC POOL #C00650 7 09-01-2028	**	674
FHLMC POOL #G08788 3.5 11-01-2047	**	161,656
FHLMC POOL #Q25818 4.5 04-01-2044	**	927,682
FHLMC POOL #Q25819 4.5 04-01-2044	**	877,472
FHLMC POOL #QA5770 3% DUE 01-01-2050 REG	**	38,556
FHLMC POOL #QA7477 3.0% DUE 03-01-2050	**	2,422,341
FHLMC POOL #QC1164 2.0% DUE 04-01-2051 REG	**	176,195
FHLMC POOL #QC-4690 2.5 08-01-2051	**	222,077
FHLMC POOL #QC7397 3.0% 09-01-2051	**	847,232
FHLMC POOL #QC-9154 3% DUE 10-01-2051 REG	**	400,102
FHLMC POOL #QC-9556 2.5% DUE 10-01-2051 REG	**	803,544
FHLMC POOL #QD-5321 2.0% 01-01-2052	**	74,802
FHLMC POOL #QE0992 3.0% 04-01-2052	**	772,368
FHLMC POOL #QE3984 3.0% 05-01-2052	**	1,401,349
FHLMC POOL #QE6099 3% DUE 07-01-2052 REG	**	231,569
FHLMC POOL #QG2979 3.0% 05-01-2053	**	68,676
FHLMC POOL #QN3575 3.0% DUE 09-01-2035	**	8,343
FHLMC POOL #QU7914 2.5 07-01-2051	**	78,356
FHLMC POOL #RA1293 3.0% DUE 09-01-2049	**	1,025,314
FHLMC POOL #RA6486 3.0% 12-01-2051	**	5,249,547
FHLMC POOL #RA9079 6.5% 05-01-2053	**	298,550
FHLMC POOL #RA-9080 6.5% 05-01-2053	**	388,720
FHLMC POOL #RA-9081 6.5% 05-01-2053	**	591,075
FHLMC POOL #RA9437 5.5% 07-01-2053	**	494,071
FHLMC POOL #SB8123 2.0% 09-01-2036	**	396,146
FHLMC POOL #SC0405 3.5% 11-01-2038	**	490,283
FHLMC POOL #SD0849 2.5% DUE 01-01-2052	**	587,335
FHLMC POOL #SD1967 4.0% 10-01-2052	**	11,367,595
FHLMC POOL #SD2269 3% 01-01-2052	**	3,628,804
FHLMC POOL #SD2602 3.0% 12-01-2052	**	6,103,548
FHLMC POOL #SD2723 5.5% 03-01-2053	**	668,272
FHLMC POOL #SD7509 3.0% DUE 11-01-2049 REG	**	732,820
FHLMC POOL #SD-8113 2.0% 11-01-2050	**	310,769
FHLMC POOL #SD-8121 2.0% DUE 12-01-2050 REG	**	10,862,667
FHLMC POOL #SD8335 3.0% 04-01-2053	**	106,871
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	206
FHLMC POOL FR QC7411 2.5% 09-01-2051	**	521,355
FHLMC POOL# SD2688 5.5% 04-01-2053	**	959,680
FHLMC POOL# SD2866 4.0% 07-01-2049	**	454,397
FHLMC POOL#SD2981 6.5% 05-01-2053	**	561,667
FHLMC SER 3645 CL KP 5 02-15-2040	**	135,054
FHLMC UMBS 20Y FIXED 2% 12-01-2041	**	1,464,705
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	1,348,127
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	243,483
FHLMC UMBS 30Y FIXED 2% 02-01-2052	**	74,689
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	125,084
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	182,885

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	254,358
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	118,632
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	213,983
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	214,970
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	245,413
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	263,752
FHLMC UMBS 30Y FIXED 2% 11-01-2051	**	301,777
FHLMC UMBS 30Y FIXED 2.5% 01-01-2051	**	38,133
FHLMC UMBS 30Y FIXED 2.5% 01-01-2052	**	215,437
FHLMC UMBS 30Y FIXED 2.5% 05-01-2051	**	135,379
FHLMC UMBS 30Y FIXED 2.5% 07-01-2051	**	286,674
FHLMC UMBS 30Y FIXED 2.5% 08-01-2051	**	2,089,816
FHLMC UMBS 30Y FIXED 3% 02-01-2052	**	22,831
FHLMC UMBS 30Y FIXED 3% 06-01-2050	**	354,016
FHLMC UMBS 30Y FIXED 3% 06-01-2051	**	354,076
FHLMC UMBS 30Y FIXED 3% 06-01-2052	**	778,222
FHLMC UMBS 30Y FIXED 3% 06-01-2052	**	833,679
FHLMC UMBS 30Y FIXED 3% 10-01-2052	**	700,452
FHLMC UMBS 30Y FIXED 3.5% 02-01-2052	**	74,799
FHLMC UMBS 30Y FIXED 5% 04-01-2053	**	1,243,379
FHLMC UMBS 30Y FIXED 5% 04-01-2053	**	1,351,556
FHLMC UMBS 30Y FIXED 6.5% 04-01-2053	**	949,429
FHLMC UMBS 30Y FIXED POOL #QC6303 2% DUE09-01-2051 BEO	**	213,772
FHLMC UMBS 30Y FXD 5% DUE 02-01-2053	**	4,947,511
FIBROGEN INC COM	**	20,289
FID NATL 4.7% DUE 07-15-2027	**	2,250,059
FIDELIS INSURANCE HOLDINGS LIMITED	**	192,774
FIDELITY NATIONAL INFORMATION SERVICES INC 1.15% DUE 03-01-2026 BEO	**	6,148,436
FIDELITY NATL FINL INC NEW FORMERLY FIDELITY COMMON STOCK	**	7,610,296
FIDELITY NATL INFORMATION SVCS INC .6% DUE 03-01-2024 BEO	**	1,822,885
FIDELITY NATL INFORMATION SVCS INC 4.5% 07-15-2032	**	722,762
FIDELITY NATL INFORMATION SVCS INC COM STK	**	12,995,003
FIELMANN GROUP AG	**	85,431
FIFTH THIRD BANCORP 2.375% DUE 01-28-2025 REG	**	290,095
FIFTH THIRD BANCORP 6.339% 07-27-2029	**	2,000,799
FIFTH THIRD BANK 5.852% DUE 10-27-2025 BEO	**	1,994,734
FIGS INC COM USD0.0001 CL A	**	264,913
FINANCIAL PARTNERS GROUP CO LTD NPV	**	477,231
FINNING INTL INC COM NPV	**	1,049,688
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	386,713
FIRST AMERN FINL CORP COM STK	**	4,835,513
FIRST BANCORP P R COM NEW COM NEW	**	784,040
FIRST CTZNS BANCSHARES INC N C CL A CL A	**	608,738
FIRST GEN CORPORAT PHP1	**	43,897
FIRST HORIZON CORPORATION COM	**	3,236,806
FIRST INTERNET BANCORP COM STK	**	52,734
FIRST NATL FINL CORP CDA COM	**	145,533
FIRST TRACTOR CO 'H'CNY1	**	85,117

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIRSTCASH HLDGS INC COM	**	3,617,516
FIRSTENERGY CORP 1.6% DUE 01-15-2026/06-08-2020 REG	**	362,720
FIRSTENERGY TRANSMISSION LLC SR NT 144A 4.55% 04-01-2049	**	143,154
FIRSTGROUP ORD GBP0.05	**	103,068
FIRSTKEY HOMES 2021-SFR1 TR 2.389% 08-17-2038	**	1,160,765
FISERV INC 2.75% DUE 07-01-2024	**	5,465,737
FISERV INC 3.5% DUE 07-01-2029	**	6,949,504
FISERV INC 5.375% 08-21-2028	**	2,316,595
FISERV INC 5.45% DUE 03-02-2028	**	1,693,424
FISERV INC 5.6% DUE 03-02-2033	**	1,200,721
FISERV INC COM	**	195,939
FIT HON TENG LTD COMM STCK	**	184,513
FIVE 2023-V1 MTG TR COML MTG PASS THRU CTF CL 5.1719% 02-10-2056	**	8,511,421
FIVE BELOW INC COM USD0.01	**	1,492,120
FIVE STAR BUSINESS INR1	**	304,562
FIVE9 INC COM	**	243,152
FJ NEXT HOLDINGS CO LTD NPV	**	53,877
FL PWR & LT CO 3.125% DUE 12-01-2025	**	7,291,774
FL PWR & LT CO 3.8% DUE 12-15-2042	**	103,561
FL PWR & LT CO 3.95% 03-01-2048	**	170,476
FLAGSHIP CR AUTO 1.46% DUE 09-15-2027	**	2,406,321
FLAGSHIP CR AUTO 4.03% DUE 12-15-2026	**	1,882,205
FLAGSHIP CR AUTO 5.38% DUE 12-15-2026	**	333,318
FLATEXDEGIRO AG	**	56,142
FLEETCOR TECHNOLOGIES INC COM	**	3,554,721
FLEURY SA COMSTK	**	46,793
FLEX INTERMEDIATE HOLDCO SR SECD NT 144A3.363% 06-30-2031	**	245,624
FLEX INTERMEDIATE HOLDCO SR SECD NT 144A4.317% 12-30-2039	**	490,065
FLEX LNG LTD USD 0.10	**	278,976
FLEXIUM INTERCONNE TWD10	**	115,084
FLOOR & DECOR HLDGS INC CL A CL A	**	1,929,988
FLORIDA POWER & LIGHT COMPANY 4.45% 05-15-2026	**	1,901,224
FLORIDA POWER & LIGHT COMPANY 5.05% DUE 04-01-2028	**	1,063,932
FLORIDA PWR & LT CO 4.4% 05-15-2028	**	1,012,461
FLORIDA ST BRD ADMIN FIN CORP REV 1.258%07-01-2025	**	7,233,881
FLOWERS FOODS INC COM	**	3,620,058
FLOWSERVE CORP COM	**	12,495,348
FLUGHAFEN ZURICH A CHF10(REGD) POST SPLIT	**	123,096
FLUOR CORP NEW COM	**	6,328,854
FLYWIRE CORP COM VTG COM VTG	**	1,603,855
FMC CORP 3.45% DUE 10-01-2029	**	2,512,998
FNMA POOL #QA6364 3.5% 01-01-2050	**	472,291
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	9,742
FNMA .55% DUE 08-19-2025/08-19-2022 REG	**	22,549,932
FNMA .74% DUE 08-25-2027	**	5,313,409
FNMA .81% DUE 09-25-2028	**	5,157,249
FNMA 0.5% DUE 06-17-2025 REG	**	2,817,248
FNMA 0.87% DUE 08-05-2030	**	175,496

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA 01/04/2051 POOL #BR7745 2% DUE 04-01-2051 BEO	**	240,572
FNMA 2% 04-01-2051	**	120,603
FNMA 2% 04-01-2051	**	130,648
FNMA 2% CMO 25/08/2040 USD'PB' 2 08-25-2040	**	94,977
FNMA 2% DUE 02-01-2051	**	264,173
FNMA 2% DUE 02-01-2051	**	611,432
FNMA 2% MBS 01/04/2051 USD'BR7423F' POOL#BR7423 2% DUE 04-01-2051 BEO	**	70,956
FNMA 2.0% DUE 02-25-2043 REG	**	256,548
FNMA 2.0% SRS 20- 47 CL GZ DUE 07-25-2050 REG	**	526,140
FNMA 2.5 02-05-2024	**	3,006,996
FNMA 2.5% 03-01-2052	**	1,162,643
FNMA 2.5% 08-01-2051	**	139,206
FNMA 2.5% 11-01-2041	**	440,721
FNMA 2.5% DUE 02-01-2036	**	992,700
FNMA 2.5% DUE 05-01-2051	**	2,104,907
FNMA 2.5% MBS 01/05/2051 USD'BR1001F' POOL #BR1001 2.5% DUE 05-01-2051 BEO	**	272,588
FNMA 2.5% MBS 01/05/2051 USD'BT0972F' POOL #BT0972 2.5% DUE 05-01-2051 BEO	**	155,940
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	59,887
FNMA 2011-74 CL QM 4.5 11-25-2040	**	600,970
FNMA 2019-M23 CL 3A3 VAR RT DUE 10-25-2031	**	896,821
FNMA 3% 01-01-2052	**	1,210,291
FNMA 3% 01-01-2052	**	70,066
FNMA 3% 03-01-2052	**	220,484
FNMA 3% 05-01-2052	**	22,370,346
FNMA 3% 06-01-2050	**	503,878
FNMA 3% 06-01-2051	**	68,086
FNMA 3% DUE 05-01-2052	**	58,518
FNMA 3% DUE 05-01-2052	**	20,272,751
FNMA 3% DUE 06-01-2052	**	22,986,431
FNMA 3% DUE 10-01-2050	**	584,266
FNMA 3% DUE 12-01-2051	**	988,073
FNMA 3% MBS 01/06/2051 USD'CB0738F' POOL#CB0738 3% DUE 06-01-2051 BEO	**	5,723,092
FNMA 3.5% 05-01-2052	**	247,179
FNMA 3.84% 07-01-2032	**	191,240
FNMA 3.85% POOL BS6056 08-01-2032	**	282,632
FNMA 4% DUE 04-01-2052	**	2,474,430
FNMA 4% MBS 01/10/2048 USD'CA2472F' POOL#CA2472 4% DUE 10-01-2048 BEO	**	601,950
FNMA 4.06% 07-01-2032	**	95,404
FNMA 4.5% DUE 03-25-2037 BEO	**	758,353
FNMA 4.5% MBS 01/04/2049 USD'BN5404F' POOL #BN5404 4.5% DUE 04-01-2049 BEO	**	537,107
FNMA 4.5% MBS 01/07/2029 USD'BO1834F' POOL #BO1834 4.5% DUE 07-01-2029 BEO	**	763,203
FNMA 5% DUE 06-01-2052	**	346,539
FNMA 5% DUE 07-01-2052	**	503,188
FNMA AR9203 3.5 DUE 03-01-2043	**	485,061
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	46,171
FNMA DTD 11/03/2000 6.625 11-15-2030	**	2,587,758
FNMA DTD 12/27/2001 ZCP NT 0 DUE 03-17-2031	**	631,426
FNMA FLTG RT SER 16-62 CL FH 09-25-2046	**	2,040,024

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA FLTG RT SER 19-14 CL FA 04-25-2049 REG	**	9,975,562
FNMA FNMA 11-25-2046	**	719,291
FNMA FNR 2006-127 CL-FD FLTG RT 07-25-2036	**	700,496
FNMA FNR 2007-58 FLTG RT 06-25-2037	**	670,489
FNMA FNR 2011-75 ME 3 08-25-2026	**	82,768
FNMA FNR 2012-37 BF FLTG RT 12-25-2035	**	584,096
FNMA FR CMO 25/02/2037 USD1000'DF' 2007-4 02-25-2037	**	154,438
FNMA FR CMO 25/06/2037 USD1000 'EF' '2007-54 06-25-2037	**	1,697,261
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	7,984
FNMA POOL #190353 5% 08-01-2034 BEO	**	2,216
FNMA POOL #190357 5% 03-01-2035 BEO	**	1,723
FNMA POOL #190360 5% 08-01-2035 BEO	**	1,348
FNMA POOL #190377 5% 11-01-2036 BEO	**	57,375
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	15,334
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	127
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	1,373
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	1,812
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	20,853
FNMA POOL #267989 7.0 GTD MTG PASS THRU CTF DUE 02-01-2024 REG	**	32
FNMA POOL #274621 7% 03-01-2024 BEO	**	21
FNMA POOL #313947 7% 01-01-2028 BEO	**	209
FNMA POOL #330126 5.225% 08-01-2025 BEO	**	4,083
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	926
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	60
FNMA POOL #347633 6.125% 07-01-2026 BEO	**	4,095
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	6,309
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	2,608
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	3,525
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	182
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	2,106
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	142
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	333
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	1,346
FNMA POOL #50966 7% 01-01-2024 BEO	**	5
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	276
FNMA POOL #50993 7% DUE 02-01-2024 REG	**	11
FNMA POOL #511384 7% 09-01-2029 BEO	**	563
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	2,056
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	491
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	584
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	4,833
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	18,474
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	17,945
FNMA POOL #569972 7.5% DUE 03-01-2031 REG	**	3,410
FNMA POOL #593848 8% 07-01-2031 BEO	**	13,424
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	15,885
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	3,817
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	44,298

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #725229 6% 03-01-2034 BEO	**	37,437
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	30,488
FNMA POOL #735061 6% 11-01-2034 BEO	**	327,660
FNMA POOL #735382 5% 04-01-2035 BEO	**	218,521
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	317,587
FNMA POOL #735501 6% 05-01-2035 BEO	**	76,874
FNMA POOL #735503 6% 04-01-2035 BEO	**	97,016
FNMA POOL #735561 FLTG DUE 04-01-2034	**	28,317
FNMA POOL #735580 5% 06-01-2035 BEO	**	104,302
FNMA POOL #735676 5% 07-01-2035 BEO	**	72,637
FNMA POOL #735893 5% 10-01-2035 BEO	**	29,767
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	445,803
FNMA POOL #745000 6% 10-01-2035 BEO	**	30,549
FNMA POOL #745140 5% 11-01-2035 BEO	**	416,281
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	50,804
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	243,727
FNMA POOL #745885 6% 10-01-2036 BEO	**	146,684
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	15,861
FNMA POOL #745959 5.5% 11-01-2036 BEO	**	111,197
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	38,482
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	4,969
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	2,278
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	15,253
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	75,505
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	68,757
FNMA POOL #843997 6.903% 11-01-2035 BEO	**	22,559
FNMA POOL #844052 4.065 11-01-2035 BEO	**	2,061
FNMA POOL #844148 7.067% 11-01-2035 BEO	**	3,880
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	2,796
FNMA POOL #844789 6.957% 11-01-2035 BEO	**	4,606
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	11,483
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	105,513
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	10,233
FNMA POOL #884729 4.56% 08-01-2036 BEO	**	13,654
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	55,752
FNMA POOL #888637 6% 09-01-2037 BEO	**	24,457
FNMA POOL #888832 6.5% 11-01-2037 BEO	**	7,561
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	46,715
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	10,904
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	52,782
FNMA POOL #889190 6% 03-01-2038 BEO	**	20,586
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	329,534
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	19,952
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	76,964
FNMA POOL #890594 3% 01-01-2029 BEO	**	92,074
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	798,300
FNMA POOL #890827 3.5% 12-01-2037 BEO	**	141,493
FNMA POOL #890843 3% 09-01-2047 BEO	**	2,929,328

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	76,687
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	11,497
FNMA POOL #903261 6% 10-01-2036 BEO	**	12,607
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	2,996
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	456
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	69,207
FNMA POOL #918653 6% 06-01-2037 BEO	**	6,547
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	4,560
FNMA POOL #928938 7% 12-01-2037 BEO	**	11,813
FNMA POOL #929298 5% 03-01-2038 BEO	**	54,998
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	103,534
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	137,141
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	72,286
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	460,332
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	37,597
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	2,507
FNMA POOL #932850 4% 12-01-2040 BEO	**	60,760
FNMA POOL #933409 5% 03-01-2038 BEO	**	37,174
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	26,593
FNMA POOL #934648 7% DUE 11-01-2038 BEO	**	25,501
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	21,361
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	14,160
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	8,126
FNMA POOL #948849 6% 08-01-2037 BEO	**	138,350
FNMA POOL #955183 7% 11-01-2037 BEO	**	37,289
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	3,000
FNMA POOL #962062 5% 03-01-2038 BEO	**	59,398
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	72,749
FNMA POOL #968252 7% 02-01-2038 BEO	**	9,871
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	11,983
FNMA POOL #972571 5% 03-01-2038 BEO	**	12,596
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	872
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	45,683
FNMA POOL #975184 5% 03-01-2038 BEO	**	9,705
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	23,128
FNMA POOL #979973 5% 09-01-2036 BEO	**	2,095
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	52,156
FNMA POOL #991549 7% 11-01-2038 BEO	**	18,787
FNMA POOL #992249 7% 11-01-2038 BEO	**	7,312
FNMA POOL #992262 5% 01-01-2039 BEO	**	6,560
FNMA POOL #995067 6% 09-01-2036 BEO	**	528,410
FNMA POOL #995072 5.5% 08-01-2038 BEO	**	86,612
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	48,853
FNMA POOL #995899 6% 02-01-2038 BEO	**	37,160
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	35,661
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	2,663
FNMA POOL #AB1228 5% 07-01-2040 BEO	**	10,350
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	261,716

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	180,425
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	334,351
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	290,726
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	816,787
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	66,660
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	378,280
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	168,973
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	732,375
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	173,271
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	104,658
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	149,040
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	532,014
FNMA POOL #AB7272 3 12-01-2042 REG	**	440,078
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	744,113
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	349,412
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	508,879
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	825,371
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	532,649
FNMA POOL #AB8680 2% 03-01-2028 BEO	**	539,312
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	688,270
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	205,233
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	649,795
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	49,687
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	55,289
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	91,024
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	19,143
FNMA POOL #AB9980 3.5% 07-01-2043 BEO	**	169,429
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	94,604
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	30,653
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	48,489
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	328,880
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	225,599
FNMA POOL #AD0121 4.5% 09-01-2029 BEO	**	277,224
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	144,463
FNMA POOL #AD0296 FLTG 12-01-2036	**	53,931
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	10,871
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	31,807
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	23,701
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	495,560
FNMA POOL #AD6510 5% 05-01-2040 BEO	**	4,236
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	8,257
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	61,885
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	29,997
FNMA POOL #AE0081 6% 07-01-2024 BEO	**	10
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	113,224
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	1,670
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	147,509

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AE0654 6.042% DUE 12-01-2040 BEO	**	718,180
FNMA POOL #AE0758 7% 02-01-2039 BEO	**	206,323
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	278,233
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	2,684
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	10,801
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	50,353
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	21,463
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	22,368
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	80,257
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	12,207
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	648
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	1,115
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	604
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	396,351
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	116,387
FNMA POOL #AM3347 3.31% DUE 05-01-2033 BEO	**	73,532
FNMA POOL #AM5612 3.42% DUE 05-01-2024 REG	**	742,029
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,124,696
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	3,738,942
FNMA POOL #AN2309 2.21% 07-01-2026	**	605,748
FNMA POOL #AN2670 2.305% DUE 11-01-2026 BEO	**	303,066
FNMA POOL #AN2689 2.2% 10-01-2026	**	850,229
FNMA POOL #AN4000 3% DUE 12-01-2026 BEO	**	864,682
FNMA POOL #AN4439 2.93% DUE 01-01-2027 BEO	**	311,143
FNMA POOL #AN5171 3.29% 04-01-2027	**	4,985,685
FNMA POOL #AN7895 3.55% DUE 12-01-2027 BEO	**	2,187,389
FNMA POOL #AN8612 3.29% 03-01-2028	**	4,037,458
FNMA POOL #AN8717 3.02% 03-01-2028	**	207,300
FNMA POOL #AN9215 3.43% 05-01-2028	**	471,217
FNMA POOL #AN9686 3.52% DUE 06-01-2028 BEO	**	1,916,716
FNMA POOL #AN9976 3.96% DUE 02-01-2030 BEO	**	2,070,702
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	211,078
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	53,717
FNMA POOL #AO2801 3% DUE 06-01-2027 BEO	**	270,353
FNMA POOL #AO2802 3% 06-01-2027 BEO	**	406,033
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	414,864
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	761,449
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	87,224
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	102,654
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	37,735
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	23,917
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	139,771
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	150,422
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	163,328
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	285,811
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	146,517
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	125,820
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	136,675

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	32,542
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	16,918
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	70,982
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	191,503
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	140,121
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	94,937
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	365,925
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	665,219
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	76,083
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	58,945
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	73,725
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	48,073
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	226,218
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	240,678
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	52,239
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	96,835
FNMA POOL #AR4410 2.5% 02-01-2028 BEO	**	1,380,601
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	550,435
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	236,727
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	70,466
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	723,207
FNMA POOL #AR9215 3% DUE 03-01-2043 REG	**	455,985
FNMA POOL #AS0038 3% DUE 07-01-2043 BEO	**	447,760
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	130,725
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	191,906
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	39,171
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	66,573
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	43,479
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	31,061
FNMA POOL #AS1745 3% 02-01-2029 BEO	**	463,418
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	29,895
FNMA POOL #AS2117 4.0% 04-01-2044	**	2,493
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	290,829
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	59,214
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	212,934
FNMA POOL #AS4271 4.5% 01-01-2045 BEO	**	84,358
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	240,147
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	615,896
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	602,566
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	391,898
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	27,058
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	401,468
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	636,830
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	429,515
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	2,725,340
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	71,716
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	3,692,533
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	548,024

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	664,284
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	26,553
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	855,815
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	88,088
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	35,786
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	145,153
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	570,824
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	1,347,047
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	307,715
FNMA POOL #AS7155 3% 05-01-2046 BEO	**	230,233
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	587,259
FNMA POOL #AS7533 3% 07-01-2046 BEO	**	1,228,818
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	571,924
FNMA POOL #AS7844 3% 09-01-2046 BEO	**	583,296
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	636,027
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	59,864
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	771,608
FNMA POOL #AS8257 2% 11-01-2026 BEO	**	1,354,310
FNMA POOL #AS8269 3% 11-01-2046 BEO	**	3,922,772
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	342,057
FNMA POOL #AS8740 3.5% 02-01-2037 BEO	**	155,122
FNMA POOL #AS8980 4.5% 03-01-2047 BEO	**	726,884
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	1,395,554
FNMA POOL #AS9610 4.5% 05-01-2047 BEO	**	2,231,828
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	33,521
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	600,499
FNMA POOL #AT2005 2.5% 04-01-2028 BEO	**	232,025
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	24,021
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	306,380
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	3,452,580
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	171,208
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	565,376
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	18,292
FNMA POOL #AT5907 4% 06-01-2043 BEO	**	345,044
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	118,894
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	65,836
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	15,024
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	14,339
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	639,089
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	41,297
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	540,022
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	99,221
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	928,238
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	9,558
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	567,585
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	35,926
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	52,305
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	53,035

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AU0909 2% 07-01-2028 BEO	**	81,775
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	170,688
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	52,402
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	1,301,153
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	31,956
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	63,411
FNMA POOL #AU2909 3% 08-01-2028 BEO	**	198,983
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	15,165
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	56,597
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	75,709
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	50,314
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	73,181
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	41,873
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	38,760
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	17,499
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	944,268
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	64,157
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	37,082
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	162,224
FNMA POOL #AU6735 3% 10-01-2043 BEO	**	425,095
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	51,707
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	79,247
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	10,181
FNMA POOL #AV2425 4% 02-01-2045 BEO	**	11,354
FNMA POOL #AV4486 4.5% 01-01-2044 BEO	**	103,025
FNMA POOL #AV4502 4.5% 01-01-2044 BEO	**	62,642
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	80,298
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	475,367
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	74,572
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	250,809
FNMA POOL #AV5731 4.5% 04-01-2044 BEO	**	95,335
FNMA POOL #AV5732 4.5% 04-01-2044 BEO	**	30,504
FNMA POOL #AV5733 4.5% 04-01-2044 BEO	**	39,426
FNMA POOL #AV5734 4.5% 04-01-2044 BEO	**	112,455
FNMA POOL #AV7116 4.5% 03-01-2044 BEO	**	83,036
FNMA POOL #AV8492 4.5% 02-01-2044 BEO	**	149,836
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	288,716
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	138,677
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	44,684
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	6,221
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	215,632
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	662,075
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	55,937
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	38,627
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	302,200
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	147,001
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	279,002
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	113,327

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	113,079
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	4,626
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	26,463
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	28,810
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	535,571
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	1,099
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	984,843
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	1,845,488
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	237,113
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	163,704
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	3,839
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	**	162,258
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	75,730
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	1,753,227
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	382,419
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	15,228
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	172,155
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	11,845
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	16,198
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	95,262
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	114,103
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	13,780
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	136,439
FNMA POOL #BC1509 3% 08-01-2046 BEO	**	512,420
FNMA POOL #BC2817 3% 09-01-2046 BEO	**	1,049,078
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	346,511
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	237,643
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	**	227,906
FNMA POOL #BC4764 3% 10-01-2046 BEO	**	489,131
FNMA POOL #BC9077 3.5% 12-01-2046 BEO	**	310,655
FNMA POOL #BD5992 2.5% 07-01-2031 BEO	**	81,629
FNMA POOL #BD8104 3% 10-01-2046 BEO	**	892,947
FNMA POOL #BE9806 4.5% 03-01-2047 BEO	**	254,662
FNMA POOL #BE9838 4.5% 03-01-2047 BEO	**	251,103
FNMA POOL #BE9839 4.5% 04-01-2047 BEO	**	277,273
FNMA POOL #BF0035 4% 04-01-2055 BEO	**	38,294
FNMA POOL #BF0064 4% 09-01-2055 BEO	**	38,047
FNMA POOL #BF0104 4% 02-01-2056 BEO	**	2,013,498
FNMA POOL #BF0133 4% 08-01-2056 BEO	**	6,396,279
FNMA POOL #BF0183 4% 01-01-2057 BEO	**	1,201,307
FNMA POOL #BF0191 4% 06-01-2057 BEO	**	2,064,594
FNMA POOL #BF0194 4.5% 07-01-2040 BEO	**	712,924
FNMA POOL #BF0222 4.5% 09-01-2057 BEO	**	1,186,636
FNMA POOL #BF0301 4.5% 08-01-2058 BEO	**	1,401,989
FNMA POOL #BF0334 3.5% 01-01-2059 BEO	**	159,999
FNMA POOL #BF0338 4.5% 01-01-2059 BEO	**	457,567
FNMA POOL #BF0546 2.5% 07-01-2061 BEO	**	4,156,137
FNMA POOL #BF0560 2.5% 09-01-2061 BEO	**	1,385,216

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BH6197 4% 07-01-2047 BEO	**	283,098
FNMA POOL #BH6198 4% 07-01-2047 BEO	**	452,619
FNMA POOL #BH6199 4% 07-01-2047 BEO	**	394,003
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	**	477,632
FNMA POOL #BJ1635 3% 11-01-2032 BEO	**	573,018
FNMA POOL #BJ5803 4% DUE 03-01-2048 BEO	**	237,392
FNMA POOL #BJ8703 3.5% 05-01-2049 BEO	**	60,383
FNMA POOL #BJ9249 4.5% 06-01-2048 BEO	**	400,021
FNMA POOL #BK2620 2.5% 06-01-2050 BEO	**	417,368
FNMA POOL #BK5094 5% 05-01-2048 BEO	**	186,935
FNMA POOL #BK5710 4% 04-01-2048 BEO	**	350,894
FNMA POOL #BK7608 4% 09-01-2048 BEO	**	4,086,080
FNMA POOL #BK8753 4.5% 06-01-2049 BEO	**	198,939
FNMA POOL #BK8814 4.5% 08-01-2048 BEO	**	234,808
FNMA POOL #BK9849 4% 09-01-2033 BEO	**	410,707
FNMA POOL #BL0957 3.78% DUE 01-01-2029 BEO	**	189,020
FNMA POOL #BL5081 2.63% DUE 05-01-2030 BEO	**	1,865,808
FNMA POOL #BL6386 2.02% DUE 08-01-2030 BEO	**	1,442,159
FNMA POOL #BM1565 3% 04-01-2047 BEO	**	1,359,862
FNMA POOL #BM1775 4.5% 07-01-2047 BEO	**	298,664
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	**	941,430
FNMA POOL #BM3280 4.5% 11-01-2047 BEO	**	2,466,685
FNMA POOL #BM3473 3.5% 11-01-2047 BEO	**	544,806
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	**	6,154,380
FNMA POOL #BM3855 4% 03-01-2048 BEO	**	745,218
FNMA POOL #BM3904 5% 05-01-2048 BEO	**	370,203
FNMA POOL #BM4301 4% 03-01-2048 BEO	**	9,357,161
FNMA POOL #BM4676 4% 10-01-2048 BEO	**	917,766
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	**	185,216
FNMA POOL #BM4898 4% 11-01-2038 BEO	**	665,230
FNMA POOL #BM5082 4.5% 11-01-2048 BEO	**	1,218,603
FNMA POOL #BM5111 3% 11-01-2033 BEO	**	4,782,739
FNMA POOL #BM5184 4% 09-01-2033 BEO	**	766,814
FNMA POOL #BM5261 4% 01-01-2048 BEO	**	2,748,841
FNMA POOL #BM5568 4.5% 02-01-2049 BEO	**	1,873,555
FNMA POOL #BM6623 2.5% 10-01-2050 BEO	**	152,141
FNMA POOL #BM6912 2.5% 01-01-2052 BEO	**	226,025
FNMA POOL #BM7221 3% 02-01-2031 BEO	**	2,705,484
FNMA POOL #BN4428 4.5% DUE 12-01-2048 REG	**	168,863
FNMA POOL #BO1858 3.0% DUE 08-01-2049	**	195,203
FNMA POOL #BO1864 3.0% DUE 08-01-2049 REG	**	54,011
FNMA POOL #BO8932 3.0% DUE 01-01-2050	**	75,619
FNMA POOL #BQ0254 2.0% DUE 08-01-2050	**	215,268
FNMA POOL #BQ1528 2.0% DUE 09-01-2050	**	156,504
FNMA POOL #BQ6617 1.5% 10-01-2051 BEO	**	3,740,919
FNMA POOL #BQ9298 2.5% 12-01-2050	**	236,294
FNMA POOL #BR2664 2.0% 02-01-2051	**	632,061
FNMA POOL #BR4753 2.0% DUE 03-01-2051	**	263,791

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BR5487 2.0% DUE 03-01-2051	**	195,044
FNMA POOL #BR6500 2.5% DUE 03-01-2051 REG	**	612,144
FNMA POOL #BR8276 2.5% DUE 04-01-2051 BEO	**	57,885
FNMA POOL #BR8518 2.0% DUE 04-01-2051 REG	**	182,564
FNMA POOL #BR9104 2.5% DUE 05-01-2051	**	60,666
FNMA POOL #BS5754 3.9% DUE 06-01-2032 REG	**	95,990
FNMA POOL #BS5808 3.83% 07-01-2032	**	95,457
FNMA POOL #BS5964 3.67% DUE 06-01-2032 REG	**	92,750
FNMA POOL #BS6131 3.89% 07-01-2032	**	472,842
FNMA POOL #BS6169 4.11% 07-01-2032	**	97,501
FNMA POOL #BS6188 4.34% DUE 07-01-2032 REG	**	99,119
FNMA POOL #BS6384 3.9% DUE 08-01-2032 BEO	**	94,568
FNMA POOL #BS6767 4.27% DUE 10-01-2032 BEO	**	1,067,001
FNMA POOL #BS7398 4.735% DUE 02-01-2033	**	1,576,151
FNMA POOL #BS7975 4.87% 03-01-2033	**	103,035
FNMA POOL #BS9454 5.34% 09-01-2028	**	312,372
FNMA POOL #BS9725 5.45% 10-01-2028	**	104,044
FNMA POOL #BS9960 5.36% 12-01-2033	**	962,900
FNMA POOL #BT0087 2.5% 05-01-2051	**	1,752,322
FNMA POOL #BV5578 3% DUE 05-01-2052 REG	**	23,314,878
FNMA POOL #BV5623 3% 06-01-2052 BEO	**	246,346
FNMA POOL #BV7598 3.0% 03-01-2052	**	46,191
FNMA POOL #BV9613 3% 04-01-2052 BEO	**	452,260
FNMA POOL #BV9900 4.0% DUE 05-01-2052 REG	**	48,930
FNMA POOL #BW9916 5% 10-01-2052 BEO	**	1,022,196
FNMA POOL #BX0553 5.5% DUE 10-01-2052 REG	**	181,454
FNMA POOL #BX7702 6.5% 02-01-2053 BEO	**	466,790
FNMA POOL #BY0903 5.5% 04-01-2053	**	385,514
FNMA POOL #BZ0042 5.1% 12-01-2033	**	419,692
FNMA POOL #CA0789 3.5% 11-01-2032	**	472,229
FNMA POOL #CA0907 3.5% DUE 12-01-2047	**	460,437
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	**	273,517
FNMA POOL #CA3283 4.0% 03-01-2034	**	892,737
FNMA POOL #CA3285 4.0% 03-01-2034	**	889,117
FNMA POOL #CA3287 4.0% 03-01-2034	**	185,833
FNMA POOL #CA4346 3% DUE 10-01-2049 REG	**	306,124
FNMA POOL #CA4819 4% DUE 12-01-2049 BEO	**	421,459
FNMA POOL #CA5379 4.5% DUE 03-01-2050 BEO	**	584,301
FNMA POOL #CA5416 2.5% DUE 03-01-2050 REG	**	550,888
FNMA POOL #CA7224 2.0% 10-01-2050	**	932,515
FNMA POOL #CA7225 2% DUE 10-01-2050 BEO	**	237,334
FNMA POOL #CA7257 2.5% DUE 10-01-2050 REG	**	1,001,488
FNMA POOL #CA9358 2.5% DUE 03-01-2041 REG	**	672,710
FNMA POOL #CB0100 2.5% DUE 04-01-2041 REG	**	840,363
FNMA POOL #CB0470 2.5% 05-01-2041	**	1,284,740
FNMA POOL #CB1771 1.5% DUE 09-01-2051 REG	**	5,709,960
FNMA POOL #CB2429 3.0% DUE 12-01-2051 REG	**	13,825,373
FNMA POOL #CB2858 2.5% DUE 02-01-2052 REG	**	1,928,364

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #CB2929 3% 02-01-2052 BEO	**	75,707
FNMA POOL #CB3614 4.0% DUE 05-01-2052 REG	**	678,261
FNMA POOL #CB4755 5% 09-01-2037 BEO	**	2,459,913
FNMA POOL #CB4756 5% 09-01-2037 BEO	**	1,286,275
FNMA POOL #CB4757 5% 09-01-2037 BEO	**	2,288,398
FNMA POOL #CB4758 5% 09-01-2037 BEO	**	1,436,154
FNMA POOL #CB4759 5% 09-01-2037 BEO	**	1,436,908
FNMA POOL #CB4760 5% 09-01-2037 BEO	**	3,372,935
FNMA POOL #CB4991 4.5% 10-01-2037 BEO	**	673,821
FNMA POOL #CB4995 4.5% 10-01-2037 BEO	**	1,032,105
FNMA POOL #CB5005 5% 10-01-2037 BEO	**	1,053,724
FNMA POOL #CB6540 6.0% 06-01-2053	**	2,768,208
FNMA POOL #CB6753 6.0% 07-01-2053	**	3,142,387
FNMA POOL #FM0071 3.5% 02-01-2040 BEO	**	143,865
FNMA POOL #FM1263 4.5% 07-01-2049 BEO	**	214,644
FNMA POOL #FM1349 3.5% 03-01-2047 BEO	**	1,716,516
FNMA POOL #FM1467 3% 12-01-2047 BEO	**	1,268,981
FNMA POOL #FM1727 5% 09-01-2049 BEO	**	1,113,706
FNMA POOL #FM1796 3.5% 10-01-2034 BEO	**	40,380
FNMA POOL #FM2477 3% 05-01-2036 BEO	**	1,793,129
FNMA POOL #FM2479 2.5% 07-01-2033 BEO	**	2,449,901
FNMA POOL #FM2743 3.0% DUE 02-01-2034 REG	**	2,245,256
FNMA POOL #FM2922 3% 02-01-2038 BEO	**	888,949
FNMA POOL #FM2972 4% 12-01-2044 BEO	**	4,991,850
FNMA POOL #FM3049 4% 04-01-2044 BEO	**	1,364,327
FNMA POOL #FM3123 2.5% 03-01-2038 BEO	**	975,627
FNMA POOL #FM3241 3% 03-01-2050 BEO	**	11,378,772
FNMA POOL #FM3243 3.5% 02-01-2050 BEO	**	106,599
FNMA POOL #FM3773 3.5% 11-01-2048 BEO	**	2,648,817
FNMA POOL #FM4252 2% 09-01-2050 BEO	**	176,871
FNMA POOL #FM4311 3% 08-01-2050 BEO	**	364,394
FNMA POOL #FM4436 4% 06-01-2034 BEO	**	1,333,889
FNMA POOL #FM4577 2.5% 10-01-2050 BEO	**	548,526
FNMA POOL #FM4817 5% 06-01-2049 BEO	**	894,379
FNMA POOL #FM5050 2.5% 02-01-2035 BEO	**	1,245,901
FNMA POOL #FM5280 3.5% 10-01-2050 BEO	**	86,253
FNMA POOL #FM5313 2.5% 10-01-2050 BEO	**	817,832
FNMA POOL #FM5423 2.5% 01-01-2051 BEO	**	723,863
FNMA POOL #FM5743 2.5% 02-01-2051 BEO	**	1,368,628
FNMA POOL #FM5754 3.5% 03-01-2037 BEO	**	86,604
FNMA POOL #FM5783 3% 06-01-2038 BEO	**	531,460
FNMA POOL #FM5904 2.5% 02-01-2051 BEO	**	246,991
FNMA POOL #FM5940 2% 02-01-2051 BEO	**	1,285,130
FNMA POOL #FM6015 3.5% 08-01-2039 BEO	**	138,541
FNMA POOL #FM6036 4% 01-01-2050 BEO	**	1,366,829
FNMA POOL #FM6117 3% 11-01-2048 BEO	**	238,140
FNMA POOL #FM6343 2% 03-01-2051 BEO	**	133,581
FNMA POOL #FM6400 2% 03-01-2051 BEO	**	843,922

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM6418 2% 03-01-2051 BEO	**	132,128
FNMA POOL #FM6448 2% 03-01-2051 BEO	**	1,017,602
FNMA POOL #FM6460 2.5% 03-01-2051 BEO	**	382,881
FNMA POOL #FM6555 2% 04-01-2051 BEO	**	913,860
FNMA POOL #FM7100 3.5% 06-01-2050 BEO	**	257,690
FNMA POOL #FM7141 4% 02-01-2047 BEO	**	133,213
FNMA POOL #FM7441 3% 05-01-2051 BEO	**	467,460
FNMA POOL #FM7630 2.5% 06-01-2051 BEO	**	328,538
FNMA POOL #FM7673 2.5% 06-01-2051 BEO	**	1,897,863
FNMA POOL #FM7675 2.5% 06-01-2051 BEO	**	512,735
FNMA POOL #FM7676 2.5% 06-01-2051 BEO	**	140,270
FNMA POOL #FM7727 2.5% 06-01-2051 BEO	**	129,308
FNMA POOL #FM7786 4% 01-01-2049 BEO	**	441,839
FNMA POOL #FM7796 4% 06-01-2048 BEO	**	679,112
FNMA POOL #FM7869 2.5% 01-01-2051 BEO	**	264,338
FNMA POOL #FM7900 2.5% 07-01-2051 BEO	**	342,207
FNMA POOL #FM7910 2.5% 07-01-2051 BEO	**	495,006
FNMA POOL #FM8025 2.5% 07-01-2051 BEO	**	210,146
FNMA POOL #FM8166 3% 06-01-2051 BEO	**	389,861
FNMA POOL #FM8325 2.5% 07-01-2035 BEO	**	2,670,081
FNMA POOL #FM8422 2.5% 08-01-2051 BEO	**	5,438,479
FNMA POOL #FM8480 3% 11-01-2050 BEO	**	1,318,091
FNMA POOL #FM8576 3% 02-01-2050 BEO	**	753,113
FNMA POOL #FM8577 3% 08-01-2051 BEO	**	1,026,155
FNMA POOL #FM8648 3% 09-01-2051 BEO	**	1,590,741
FNMA POOL #FM8685 3% 09-01-2051 BEO	**	135,393
FNMA POOL #FM8786 2.5% 10-01-2051 BEO	**	1,709,615
FNMA POOL #FM8864 2.5% 10-01-2051 BEO	**	828,530
FNMA POOL #FM8977 2.5% 09-01-2051 BEO	**	134,400
FNMA POOL #FM9044 3% 10-01-2051 BEO	**	343,232
FNMA POOL #FM9205 2.5% 04-01-2051 BEO	**	142,965
FNMA POOL #FM9365 3% 11-01-2051 BEO	**	295,205
FNMA POOL #FM9387 2% 11-01-2051 BEO	**	414,501
FNMA POOL #FM9412 2.5% 11-01-2051 BEO	**	67,044
FNMA POOL #FM9441 2% 04-01-2051 BEO	**	548,337
FNMA POOL #FM9464 3% 11-01-2051 BEO	**	1,091,713
FNMA POOL #FM9489 2% 11-01-2051 BEO	**	143,184
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	67,828
FNMA POOL #FP0021 4% 05-01-2031 BEO	**	2,205,702
FNMA POOL #FP0028 2% 08-01-2040 BEO	**	409,491
FNMA POOL #FS0024 2.5% 09-01-2051 BEO	**	328,771
FNMA POOL #FS0028 2.5% 09-01-2051 BEO	**	661,837
FNMA POOL #FS0034 3% 12-01-2051 BEO	**	454,109
FNMA POOL #FS0037 3% 08-01-2051 BEO	**	263,718
FNMA POOL #FS0041 3% 11-01-2050 BEO	**	261,143
FNMA POOL #FS0067 4.5% 09-01-2051 BEO	**	340,665
FNMA POOL #FS0191 2.5% 01-01-2052 BEO	**	368,216
FNMA POOL #FS0240 3% 01-01-2052 BEO	**	448,577

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FS0331 3% 01-01-2052 BEO	**	539,757
FNMA POOL #FS0349 2% 01-01-2052 BEO	**	1,236,040
FNMA POOL #FS0357 3% 12-01-2051 BEO	**	70,376
FNMA POOL #FS0366 2.5% 01-01-2052 BEO	**	299,572
FNMA POOL #FS0408 3% 01-01-2052 BEO	**	459,974
FNMA POOL #FS0410 3% 02-01-2047 BEO	**	72,327
FNMA POOL #FS0424 2.5% 01-01-2052 BEO	**	1,554,222
FNMA POOL #FS0434 2.5% 11-01-2051 BEO	**	215,957
FNMA POOL #FS0523 2.5% 02-01-2052 BEO	**	1,684,467
FNMA POOL #FS0534 2.5% 07-01-2051 BEO	**	149,032
FNMA POOL #FS0549 2.5% 02-01-2052 BEO	**	1,219,080
FNMA POOL #FS0551 2.5% 02-01-2052 BEO	**	605,969
FNMA POOL #FS0582 2.5% 02-01-2052 BEO	**	448,700
FNMA POOL #FS0584 2% DUE 02-01-2052 BEO	**	217,156
FNMA POOL #FS0612 2% 02-01-2052 BEO	**	148,672
FNMA POOL #FS0697 2.5% 02-01-2042 BEO	**	748,396
FNMA POOL #FS0744 3% 02-01-2052 BEO	**	5,484,081
FNMA POOL #FS0751 3% 03-01-2052 BEO	**	1,568,224
FNMA POOL #FS0896 3% 12-01-2051 BEO	**	6,294,125
FNMA POOL #FS0965 2% 11-01-2051 BEO	**	289,157
FNMA POOL #FS1014 2% 02-01-2052 BEO	**	429,109
FNMA POOL #FS1015 2% 02-01-2052 BEO	**	1,398,985
FNMA POOL #FS1074 3% 03-01-2052 BEO	**	3,338,821
FNMA POOL #FS1104 2.5% 11-01-2051 BEO	**	216,943
FNMA POOL #FS1201 3% 01-01-2050 BEO	**	818,816
FNMA POOL #FS1237 3.5% 12-01-2051 BEO	**	533,455
FNMA POOL #FS1289 3% 03-01-2052 BEO	**	1,080,547
FNMA POOL #FS1373 3% 11-01-2051 BEO	**	62,458
FNMA POOL #FS1403 3% 01-01-2045 BEO	**	450,258
FNMA POOL #FS1427 3% 02-01-2050 BEO	**	370,345
FNMA POOL #FS1454 3.5% 04-01-2052 BEO	**	406,012
FNMA POOL #FS1462 3.5% 01-01-2052 BEO	**	238,327
FNMA POOL #FS1539 3% 11-01-2048 BEO	**	540,291
FNMA POOL #FS1553 2.5% 11-01-2050 BEO	**	294,279
FNMA POOL #FS1556 3.5% 05-01-2052 BEO	**	2,877,903
FNMA POOL #FS1603 3.5% 05-01-2052 BEO	**	821,007
FNMA POOL #FS1726 2% 09-01-2041 BEO	**	520,398
FNMA POOL #FS1836 2.5% 05-01-2052 BEO	**	3,806,655
FNMA POOL #FS1845 3.5% 12-01-2029 BEO	**	1,065,882
FNMA POOL #FS2023 4% 05-01-2052 BEO	**	882,502
FNMA POOL #FS2296 3.5% 01-01-2052 BEO	**	4,688,691
FNMA POOL #FS2707 3.5% 04-01-2052 BEO	**	1,331,220
FNMA POOL #FS2768 2% 01-01-2052 BEO	**	224,681
FNMA POOL #FS2914 4.5% 09-01-2052 BEO	**	898,396
FNMA POOL #FS2920 3% 07-01-2036 BEO	**	1,913,924
FNMA POOL #FS3009 2% 05-01-2042 BEO	**	390,587
FNMA POOL #FS3249 5% 11-01-2052 BEO	**	1,270,053
FNMA POOL #FS3275 3% 04-01-2052 BEO	**	435,302

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FS3393 4% 10-01-2052 BEO	**	22,955
FNMA POOL #FS3393 4% 10-01-2052 BEO	**	94,733
FNMA POOL #FS3411 6% 01-01-2053 BEO	**	453,800
FNMA POOL #FS3425 4.5% 09-01-2052 BEO	**	1,173,970
FNMA POOL #FS3672 5.5% 02-01-2053 BEO	**	1,275,395
FNMA POOL #FS3835 4.5% 11-01-2052 BEO	**	420,823
FNMA POOL #FS3836 4.5% 01-01-2053 BEO	**	813,861
FNMA POOL #FS3941 5% 02-01-2053 BEO	**	569,666
FNMA POOL #FS3977 4.5% 11-01-2052 BEO	**	543,473
FNMA POOL #FS3978 5% 01-01-2053 BEO	**	566,637
FNMA POOL #FS4000 6.0% 07-01-2041	**	1,016,316
FNMA POOL #FS4058 2.5% 12-01-2036 BEO	**	1,706,100
FNMA POOL #FS4132 6% 03-01-2053 BEO	**	95,699
FNMA POOL #FS4166 5.5% 04-01-2053 BEO	**	957,633
FNMA POOL #FS4199 3% 03-01-2053 BEO	**	23,404,670
FNMA POOL #FS4269 2.0% 10-01-2051	**	1,741,706
FNMA POOL #FS4270 2.0% 03-01-2052	**	1,722,292
FNMA POOL #FS4314 2% 03-01-2052 BEO	**	313,011
FNMA POOL #FS4363 2.5% 03-01-2035 BEO	**	1,738,383
FNMA POOL #FS4448 4% 12-01-2044 BEO	**	269,240
FNMA POOL #FS4454 6% 04-01-2053 BEO	**	567,724
FNMA POOL #FS4471 2.5% 09-01-2042 BEO	**	337,296
FNMA POOL #FS4480 4.5% 03-01-2050 BEO	**	357,299
FNMA POOL #FS4570 5.0% 12-01-2047	**	1,103,239
FNMA POOL #FS4573 6% 05-01-2053 BEO	**	1,162,476
FNMA POOL #FS4613 2% 05-01-2042 BEO	**	81,818
FNMA POOL #FS4805 5.5% 05-01-2053 BEO	**	603,384
FNMA POOL #FS4914 2.5% 10-01-2037 BEO	**	861,417
FNMA POOL #FS4979 5.5% 05-01-2053 BEO	**	866,966
FNMA POOL #FS5059 3.5% 11-01-2048 BEO	**	4,266,326
FNMA POOL #FS5155 5% 07-01-2053 BEO	**	2,304,908
FNMA POOL #FS5191 2% 08-01-2042 BEO	**	576,843
FNMA POOL #FS5306 6% 07-01-2053 BEO	**	693,282
FNMA POOL #FS5437 5.5% 06-01-2053 BEO	**	2,274,509
FNMA POOL #FS5647 5.5% 07-01-2053 BEO	**	781,984
FNMA POOL #FS5708 5% 06-01-2053 BEO	**	488,801
FNMA POOL #FS5749 6.5% 09-01-2053 BEO	**	2,982,242
FNMA POOL #FS6072 2.5% 12-01-2036 BEO	**	753,033
FNMA POOL #FS6158 4% 07-01-2052 BEO	**	1,775,603
FNMA POOL #FS6451 5.5% 08-01-2053 BEO	**	1,310,046
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	**	377,371
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	3,642
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	99,620
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	76,504
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	51,023
FNMA POOL #MA0320 5% 02-01-2030 BEO	**	27,809
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	1,585
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	45,160

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	154,197
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	155,579
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	123,262
FNMA POOL #MA0913 4.5% 11-01-2031 BEO	**	110,915
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	112,431
FNMA POOL #MA0968 4.5% 12-01-2031 BEO	**	27,031
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	43,789
FNMA POOL #MA1045 3% 04-01-2027 BEO	**	169,187
FNMA POOL #MA1125 4 07-01-2042 BEO	**	89,681
FNMA POOL #MA1146 4% 08-01-2042 BEO	**	998,694
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	75,738
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	87,390
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	74,070
FNMA POOL #MA1221 4.5% 09-01-2042 BEO	**	20,132
FNMA POOL #MA1253 4% 11-01-2042 BEO	**	305,999
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	357,729
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	203,954
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	293,847
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	467,247
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	131,888
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	145,055
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	17,798
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	172,981
FNMA POOL #MA1547 4% 08-01-2043 BEO	**	127,863
FNMA POOL #MA1553 2.5% 08-01-2028 BEO	**	363,054
FNMA POOL #MA1582 3.5% DUE 09-01-2043 BEO	**	859,168
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	103,338
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	413,351
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	87,122
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	313,640
FNMA POOL #MA1664 4.5% 11-01-2043 BEO	**	204,881
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	76,414
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	286,551
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	45,040
FNMA POOL #MA2110 3.5% 12-01-2034 BEO	**	515,162
FNMA POOL #MA2138 3.5% 01-01-2035 BEO	**	315,605
FNMA POOL #MA2320 3% 07-01-2035 BEO	**	161,623
FNMA POOL #MA2373 2.5% 08-01-2030 BEO	**	42,060
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	257,573
FNMA POOL #MA2523 3% 02-01-2036 BEO	**	639,995
FNMA POOL #MA2579 3% 04-01-2036 BEO	**	488,194
FNMA POOL #MA2670 3% 07-01-2046 BEO	**	797,946
FNMA POOL #MA2672 3% 07-01-2036 BEO	**	1,883,728
FNMA POOL #MA2707 3% 08-01-2036 BEO	**	3,976,366
FNMA POOL #MA2728 2.5% 08-01-2031 BEO	**	340,554
FNMA POOL #MA2749 2.5% 09-01-2036 BEO	**	653,797
FNMA POOL #MA2773 3% 10-01-2036 BEO	**	2,100,411
FNMA POOL #MA2798 2.5% 10-01-2031 BEO	**	131,465

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	**	713,716
FNMA POOL #MA2832 3% 12-01-2036 BEO	**	1,496,482
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	**	2,256,146
FNMA POOL #MA2913 2.5% 02-01-2032 BEO	**	105,263
FNMA POOL #MA2930 4% 03-01-2047 BEO	**	93,371
FNMA POOL #MA2960 4% 04-01-2047 BEO	**	559,860
FNMA POOL #MA2995 4% 05-01-2047 BEO	**	458,887
FNMA POOL #MA3058 4% 07-01-2047 BEO	**	72,237
FNMA POOL #MA3060 3% 07-01-2032 BEO	**	1,150,675
FNMA POOL #MA3076 2.5% 07-01-2032 BEO	**	691,451
FNMA POOL #MA3114 2.5% 08-01-2032 BEO	**	744,929
FNMA POOL #MA3124 2.5% 09-01-2032 BEO	**	726,173
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	**	1,707,897
FNMA POOL #MA3183 4% 11-01-2047 BEO	**	155,520
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	**	2,043,154
FNMA POOL #MA3211 4% DUE 12-01-2047 BEO	**	367,177
FNMA POOL #MA3239 4% 01-01-2048 BEO	**	823,687
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	**	10,113,869
FNMA POOL #MA3310 4% 03-01-2038 BEO	**	1,794
FNMA POOL #MA3333 4% 04-01-2048 BEO	**	63,372
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	**	2,510,406
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	**	8,827,881
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	**	425,684
FNMA POOL #MA3442 3.5% 08-01-2048 BEO	**	934,634
FNMA POOL #MA3564 4.5% 01-01-2049 BEO	**	200,724
FNMA POOL #MA3879 4.5% 12-01-2049 BEO	**	1,496,220
FNMA POOL #MA3897 3% 01-01-2035 BEO	**	1,207,728
FNMA POOL #MA3937 3% 02-01-2050 BEO	**	1,929,080
FNMA POOL #MA3945 4.5% DUE 02-01-2050 BEO	**	971,665
FNMA POOL #MA3960 3% 03-01-2050 BEO	**	1,098,104
FNMA POOL #MA4014 3% 05-01-2035 BEO	**	3,123,962
FNMA POOL #MA4026 4% 05-01-2050 BEO	**	1,420,172
FNMA POOL #MA4031 4.5% 05-01-2050 BEO	**	460,066
FNMA POOL #MA4093 2% 08-01-2040 BEO	**	1,002,674
FNMA POOL #MA4119 2% 09-01-2050 BEO	**	4,353,701
FNMA POOL #MA4128 2% 09-01-2040 BEO	**	906,899
FNMA POOL #MA4157 1.5% 10-01-2050 BEO	**	585,894
FNMA POOL #MA4158 2% DUE 10-01-2050 BEO	**	7,637,041
FNMA POOL #MA4177 2.5% 11-01-2040 BEO	**	569,028
FNMA POOL #MA4181 1.5% 11-01-2050 BEO	**	1,275,984
FNMA POOL #MA4182 2% 11-01-2050 BEO	**	4,266,179
FNMA POOL #MA4208 2% 12-01-2050 BEO	**	5,550,623
FNMA POOL #MA4209 1.5% 12-01-2050 BEO	**	10,317,461
FNMA POOL #MA4232 2% 01-01-2041 BEO	**	253,375
FNMA POOL #MA4236 1.5% 01-01-2051 BEO	**	767,362
FNMA POOL #MA4237 2% DUE 01-01-2051 BEO	**	6,089,439
FNMA POOL #MA4255 2% 02-01-2051 BEO	**	15,087,241
FNMA POOL #MA4280 1.5% 03-01-2051 BEO	**	2,578,678

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA4281 2% 03-01-2051 BEO	**	672,146
FNMA POOL #MA4285 2% 03-01-2031 BEO	**	1,116,387
FNMA POOL #MA4305 2% 04-01-2051 BEO	**	1,994,696
FNMA POOL #MA4306 2.5% 04-01-2051 BEO	**	11,835,955
FNMA POOL #MA4310 1.5% 04-01-2041 BEO	**	264,787
FNMA POOL #MA4325 2% DUE 04-01-2051 BEO	**	19,355,166
FNMA POOL #MA4328 1.5% 05-01-2036 BEO	**	429,277
FNMA POOL #MA4329 2% 05-01-2036 BEO	**	1,841,970
FNMA POOL #MA4333 2% 05-01-2041 BEO	**	6,221,173
FNMA POOL #MA4359 1.5% 06-01-2036 BEO	**	451,114
FNMA POOL #MA4364 2% 06-01-2041 BEO	**	1,235,419
FNMA POOL #MA4377 1.5% 07-01-2051 BEO	**	10,417,010
FNMA POOL #MA4380 3% 07-01-2051 BEO	**	365,377
FNMA POOL #MA4382 1.5% DUE 07-01-2036 BEO	**	1,645,352
FNMA POOL #MA4389 1.5% 07-01-2031 BEO	**	6,206,538
FNMA POOL #MA4398 2% 07-01-2051 BEO	**	2,390,530
FNMA POOL #MA4399 2.5% 08-01-2051 BEO	**	1,525,956
FNMA POOL #MA4414 2.5% 09-01-2051 BEO	**	805,294
FNMA POOL #MA4422 2% 09-01-2041 BEO	**	2,731,398
FNMA POOL #MA4437 2% 10-01-2051 BEO	**	1,061,564
FNMA POOL #MA4446 2% 10-01-2041 BEO	**	916,369
FNMA POOL #MA4474 2% 11-01-2041 BEO	**	1,009,916
FNMA POOL #MA4497 2% 12-01-2036 BEO	**	5,806,488
FNMA POOL #MA4501 2% 12-01-2041 BEO	**	656,720
FNMA POOL #MA4519 1.5% 01-01-2042 BEO	**	434,275
FNMA POOL #MA4523 2% 01-01-2032 BEO	**	2,278,391
FNMA POOL #MA4536 2% 02-01-2037 BEO	**	4,550,531
FNMA POOL #MA4539 1.5% 02-01-2042 BEO	**	372,082
FNMA POOL #MA4540 2% 02-01-2042 BEO	**	1,257,184
FNMA POOL #MA4571 2.5% 03-01-2042 BEO	**	461,466
FNMA POOL #MA4587 2.5% 04-01-2042 BEO	**	1,017,586
FNMA POOL #MA4599 3% 05-01-2052 BEO	**	65,791
FNMA POOL #MA4618 4% 04-01-2052 BEO	**	424,868
FNMA POOL #MA4653 3% 07-01-2052 BEO	**	1,371,560
FNMA POOL #MA4655 4% 07-01-2052 BEO	**	4,554,554
FNMA POOL #MA4686 5% 06-01-2052 BEO	**	1,341,081
FNMA POOL #MA4700 4% 08-01-2052 BEO	**	6,835,980
FNMA POOL #MA4732 4% 09-01-2052 BEO	**	58,720,098
FNMA POOL #MA4737 5% 08-01-2052 BEO	**	444,219
FNMA POOL #MA4783 4% 10-01-2052 BEO	**	7,125,957
FNMA POOL #MA4785 5% 10-01-2052 BEO	**	1,898,290
FNMA POOL #MA4805 4.5% 11-01-2052 BEO	**	5,001,918
FNMA POOL #MA4807 5.5% 11-01-2052 BEO	**	931,023
FNMA POOL #MA4840 4.5% 12-01-2052 BEO	**	21,006,125
FNMA POOL #MA4867 4.5% 01-01-2053 BEO	**	5,791,280
FNMA POOL #MA4894 6% 01-01-2053 BEO	**	14,005,451
FNMA POOL #MA4894 6% 01-01-2053 BEO	**	6,069,848
FNMA POOL #MA4903 5.5% 01-01-2038 BEO	**	3,044,218

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA4962 4% 03-01-2053 BEO	**	188,540
FNMA POOL #MA4967 3% 02-01-2053 BEO	**	48,528
FNMA POOL #MA5008 4.5% 05-01-2053 BEO	**	26,256,604
FNMA POOL #MA5010 5.5% 05-01-2053 BEO	**	2,861,692
FNMA POOL #MA5036 3% 04-01-2053 BEO	**	172,743
FNMA POOL #MA5038 5% 06-01-2053 BEO	**	1,467,236
FNMA POOL #MA5062 3% 06-01-2053 BEO	**	22,720
FNMA POOL #MA5094 3% 07-01-2053 BEO	**	39,394
FNMA POOL #MA5167 6.5% 10-01-2053 BEO	**	39,273,687
FNMA POOL #MA5188 4.5% 11-01-2053 BEO	**	2,156,158
FNMA POOL #MA5207 4% 11-01-2053 BEO	**	13,638,944
FNMA POOL #MA5246 5.5% 01-01-2054 BEO	**	875,173
FNMA POOL #MA5259 4.5% 01-01-2054 BEO	**	3,667,533
FNMA POOL #SB0623 2.5% 03-01-2037	**	1,296,082
FNMA POOL #SD1549 3.5% 04-01-2052	**	1,477,731
FNMA POOL #SD8323 5.0% 05-01-2053	**	8,130,081
FNMA POOL #SD8323 5.0% 05-01-2053	**	33,339,091
FNMA POOL AM8674 2.81% 04-01-2025	**	165,199
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	158,232
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	290,737
FNMA POOL CA0243 4.5% DUE 08-01-2047	**	108,942
FNMA POOL FN AN1187 2.93% 07-01-2028	**	2,071,137
FNMA POOL#BS8126 4.72% 05-01-2033	**	203,911
FNMA POOL#BS8251 4.42% 04-01-2033	**	197,283
FNMA POOL#BS8995 4.82% 07-01-2033	**	102,256
FNMA POOL#BS9506 5.49% 10-01-2033	**	106,337
FNMA POOL#BS9507 5.5% 10-01-2033	**	106,411
FNMA POOL#BX2914 5.0% 12-01-2052	**	93,734
FNMA POOL#CA1535 3.5% 02-01-2048 REG	**	4,051,640
FNMA PREASSIGN 00800 5.5 03-25-2033	**	28,378
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	548,007
FNMA REMIC 2017-77 CL-CA 2.0% DUE 10-25-2047	**	522,989
FNMA REMIC SER 2015-M7 CLS A2 2.59% 12-25-2024	**	722,728
FNMA REMIC SER 03-85 CL PZ 5% 09-25-2033REG	**	1,164,645
FNMA REMIC SER 07-15 CL BF FLTG 03-25-2037	**	1,468,086
FNMA REMIC SER 09-62 SER BY 4.0% DUE 08-25-2029 BEO	**	1,140,410
FNMA REMIC SER 10-21 CL FA FLTG 03-25-2040	**	1,666,232
FNMA REMIC SER 12-128 CL JC 1.5% 09-25-2042	**	1,057,722
FNMA REMIC SER 12-20 CL-BD 2.0% 01-25-2031	**	620,919
FNMA REMIC SER 13-135 CL GA 3.0% 07-25-2032	**	56,733
FNMA REMIC SER 13-37 CL JA 1.75% DUE 06-25-2042	**	120,877
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	**	220,263
FNMA REMIC SER 16-60 CL Q 1.75% 09-25-2046	**	593,710
FNMA REMIC SER 2003-W1 CL IA-1 4.78389 12-25-2042	**	51,682
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	21,725
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	11,379
FNMA REMIC SER 2005-83 CL LA 5.5 10-25-2035	**	1,100,973
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	106,746

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	**	208,372
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	1,429,449
FNMA REMIC SER 2014-87 CL-JB 3.0% 01-25-2045	**	409,069
FNMA REMIC SER 2015-33 CL-P 2.5% DUE 06-25-2045	**	577,357
FNMA REMIC SER-2018-MP CL-APT2 VAR 04-25-2028	**	125,642
FNMA REMIC SR 12-128 CL QC 1.75% 06-25-2042	**	131,038
FNMA REMIC SR 12-146 CL KC 2.0% 11-25-2042	**	127,689
FNMA REMIC SR 13-129 CL CE 2.5% 10-25-2031	**	21,708
FNMA REMIC SR 2009-88 CL-MA 4.5% 10-25-2039	**	19,522
FNMA REMIC SR 2014-6 CL-Z 2.5 02-25-2044	**	2,436,143
FNMA REMIC SR 2017-46 CLLB 3.5 12-25-2052	**	174,003
FNMA REMIC SR 2018-21 CL CA 3.5% 04-25-2045	**	738,411
FNMA REMIC SR 2019-M19 CL A2 2.56% 12-31-2049	**	435,735
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	**	3,503,994
FNMA REMIC TR 1994-29 CL Z 6.5 02-25-2024	**	97
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	150,284
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	75,471
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	131,523
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	154,852
FNMA REMIC TR 2005-84 CL-XM 5.75 10-25-2035	**	330,609
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	10,443
FNMA REMIC TR 2006-9 CL-KZ 6 03-25-2036	**	66,502
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	190,997
FNMA REMIC TR 2009-103 CL-FM VAR RATE 11-25-2039	**	1,254,763
FNMA REMIC TR 2009-19 CL-PW 4.5 10-25-2036	**	1,018,898
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	314,417
FNMA REMIC TR 2009-73 CL-AB 4.0% 09-25-2029	**	742,435
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	346,775
FNMA REMIC TR 2009-W1 CL-A 6.0% DUE 12-25-2049 REG	**	20,517
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	75,391
FNMA REMIC TR 2010-115 CL-FD VAR 5.85912% 11-25-2039	**	548,336
FNMA REMIC TR 2010-134 CL-KZ PRIN ONLY 4.5 12-25-2040	**	187,396
FNMA REMIC TR 2010-135 CL-BM 4.0% DUE 12-25-2040	**	730,491
FNMA REMIC TR 2010-155 CL-PC 4% 02-25-2040	**	1,368,528
FNMA REMIC TR 2010-26 CL-F FLTG RATE DUE 11-25-2036	**	1,579,450
FNMA REMIC TR 2010-43 CL-MC 3.5 DUE 05-25-2040 REG	**	6,947
FNMA REMIC TR 2011-44 CL-EB 3 05-25-2026	**	89,230
FNMA REMIC TR 2012-33 CL-CD 2.0% DUE 03-25-2027	**	181,460
FNMA REMIC TR 2012-54 CL-WA 3.0% DUE 04-25-2032 REG	**	45,479
FNMA REMIC TR 2012-68 CL-NA 2 DUE 03-25-2042 REG	**	282,233
FNMA REMIC TR 2012-90 CL-DA 1.5 03-25-2042	**	63,527
FNMA REMIC TR 2012-93 CL-DP 1.5% 09-25-2027	**	988,520
FNMA REMIC TR 2013-115 CL-DZ 3% 10-25-2033	**	1,727,153
FNMA REMIC TR 2013-118 CL-YA 3.0% DUE 07-25-2028	**	13,123
FNMA REMIC TR 2013-126 CL-EZ PRIN ONLY 301-25-2038	**	2,505,831
FNMA REMIC TR 2013-15 CL-CP 1.75% 04-25-2041	**	525,910
FNMA REMIC TR 2013-20 CL-YC 1.75% 03-25-2042	**	750,423
FNMA REMIC TR 2013-57 CL-DG 3.5 06-25-2028	**	107,022

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2013-58 CL-KJ 3 DUE 02-25-2043	**	1,917,901
FNMA REMIC TR 2013-59 CL-HC 1.5 06-25-2028	**	87,464
FNMA REMIC TR 2013-6 CL-NE 2.0% DUE 11-25-2032 REG	**	323,985
FNMA REMIC TR 2013-86 CL-LC 3 02-25-2043	**	241,940
FNMA REMIC TR 2013-90 CL-PD 3% 09-25-2042	**	783,338
FNMA REMIC TR 2013-93 CL-PJ 3 07-25-2042 REG	**	532,626
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	**	1,566,757
FNMA REMIC TR 2013-M6 CL-1AC VAR RATE DUE 02-25-2043	**	83,873
FNMA REMIC TR 2014-32 CL-DK 3.0% 08-25-2043	**	292,201
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	**	760,989
FNMA REMIC TR 2015-79 CL-FE VAR RATE 11-25-2045	**	102,078
FNMA REMIC TR 2016-10 CL-MA 1.5 10-25-2044	**	210,729
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	1,642,599
FNMA REMIC TR 2016-12 CL-EG 2 05-25-2032	**	336,010
FNMA REMIC TR 2016-14 CL-PN 4% 01-25-2046	**	514,858
FNMA REMIC TR 2016-25 CL-A 3% 11-25-2042	**	18,619
FNMA REMIC TR 2016-3 CL-HB 2% 10-25-2031	**	458,100
FNMA REMIC TR 2016-6 CL-AD 2.5% 04-25-2034	**	891,514
FNMA REMIC TR 2016-75 CL-LA 2.5% DUE 05-25-2045 REG	**	500,439
FNMA REMIC TR 2016-8 CL-FB VAR 5.85912% 03-25-2046	**	5,524,993
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	1,066,675
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	333,225
FNMA REMIC TR 2018-74 CL-AB 3.5% 10-25-2048	**	91,036
FNMA REMIC TR 2020-56 CL-AQ 2% 08-25-2050	**	1,739,688
FNMA REMIC TR 2020-57 CL-TA 2% 04-25-2050	**	1,756,843
FNMA REMIC TR 2020-77 CL-DP .75% 11-25-2050	**	3,663,289
FNMA REMIC TR 2021-M900 CL-A1 .833% 12-25-2030	**	1,590,944
FNMA REMIC TR 2022-M8 CL-A1 VAR 2.00107%12-25-2031	**	1,721,423
FNMA REMIC TR SER 06-106 CL FC FLTG DUE 11-25-2036 REG	**	364,670
FNMA REMIC TR SER 13-99 CL BD 2% 08-25-2041	**	155,681
FNMA REMIC TR SER 1994-15 CL ZK 5.5 GTD MTG PASS THRU CTF DUE 02-25-2024 REG	**	794
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	551,682
FNMA REMIC TR SR 12-128 CL WB 1.5% 10-25-2032	**	610,793
FNMA REMIC TR SR 2010-130 CL-EF VAR RATE 11-25-2040	**	71,946
FNMA REMIC TR SR 2010-135 CL-CA 2.0% 04-25-2040	**	55,037
FNMA REMIC TRUST SER 23-M4 CL A2 VAR RT DUE 08-25-2032	**	190,673
FNMA SER 07-15 CL CF FLT RT DUE 03-25-2037 REG	**	130,740
FNMA SER 10-118 CLS FN VAR RT 10-25-2040	**	4,540,550
FNMA SER 10-57 CL HA 3.5% 02-25-2040	**	21,498
FNMA SER 12-118 CL VZ 3.0% DUE 11-25-2042 REG	**	820,993
FNMA SER 12-139 CL CA 2.0% 11-25-2042 REG	**	411,204
FNMA SER 12-35 CL PL 2.0% DUE 11-25-2041 REG	**	117,952
FNMA SER 12-68 CLS CA 1.5 05-25-2031	**	171,074
FNMA SER 12-93 CL FL FLTG DUE 09-25-2032 BEO	**	648,768
FNMA SER 13-137 CL BA 1.5% 01-25-2029	**	498,054
FNMA SER 13-4 CLS GB 3.92 02-25-2043	**	319,383
FNMA SER 13-44 CLS PB 1.75% DUE 01-25-2043	**	368,016
FNMA SER 13-6 CLS NC 1.5% 11-25-2032	**	642,192

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA SER 14-35 CLS CA 3.5 06-25-2044	**	638,148
FNMA SER 14-67 CL HC 3.0% 03-25-2044	**	8,682
FNMA SER 15-79 CLS FA FLTG 11-25-2045	**	6,676,487
FNMA SER 16-2 CLS HA 3 12-25-2041	**	262,272
FNMA SER 16-8 CLS HA 3.0% 06-25-2027	**	124,849
FNMA SER 18-70 CLS HA 3.5% 10-25-2056	**	4,484,926
FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG	**	1,628,447
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	3,862,310
FNMA SER 2010-58 CL NK 3% 05-25-2040	**	6,561
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	58,542
FNMA SER 2011-146 CL NB 4 09-25-2041	**	6,756
FNMA SER 2011-4 CL PK 3.0% 04-25-2040	**	3,376
FNMA SER 2012-102 CL GA 1.375 DUE 09-25-2027 REG	**	664,360
FNMA SER 2012-145 CL DC 1.5 DUE 01-25-2028	**	135,462
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	6,622
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	148,058
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	680,604
FNMA SER 2016-76 CL-ME 3.0% 01-25-2046	**	1,491,084
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	234,758
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	158,677
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	471,156
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	225,254
FNMA SER 2018-17 CL EA 3.5% DUE 11-25-2047	**	327,719
FNMA SER 2018-M10 CLS A1 VAR RT 07-25-2028	**	85,350
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	**	267,194
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	**	349,194
FNMA SER 2019-M25 CLS A1 2.142 09-25-2029	**	417,740
FNMA SER 2019-M4 CL A2 3.61% 02-25-2031 REG	**	364,925
FNMA SER 20-37 CL FH FLTG RT 06-25-2050	**	1,219,322
FNMA SER 20-79 CLS JA 1.5% 11-25-2050	**	1,900,685
FNMA SER 21-M2G CL A1 1.198% 03-25-2031 REG	**	5,596,289
FNMA SERIES 2013-5 CLASS MP 3.5 02-25-2043	**	802,146
FNMA SERIES 2013-96 CLASS YA 3.5 09-25-2038	**	5,666
FNMA SR 05-79 CL UC 5.75 09-25-2035	**	856,749
FNMA SR 06-101 CL FC VAR RT 07-25-2036	**	80,174
FNMA SR 12-107 CL-AJ 1.75 12-25-2031	**	225,595
FNMA SR 13-54 CL-CA 3.0% 06-25-2033	**	2,093,560
FNMA SR 15-65 CL CZ 3.5 09-25-2045	**	583,536
FNMA SR 17-86 CL AF VAR RT 11-25-2057	**	8,645,881
FNMA SR 19-60 CL BA 2.5% 10-25-2049	**	98,000
FNMA SR 2013-104 CL-ZT 3.0% 10-25-2033	**	2,368,928
FNMA SR 2013-26 CL-JD 3.0% 04-25-2033	**	1,345,590
FNMA SR 2017-30 CL-VG 3 06-25-2030	**	197,613
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	176,829
FNMA SR 22-57 CL BC 4.0% 09-25-2052	**	84,184
FNMA TRANCHE 00766 2.25 12-25-2032	**	288,540
FNMA TRANCHE 05-25-2027	**	292,126

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA TRANCHE 05-25-2027	**	151,754
FNMA TRANCHE 12-25-2026	**	342,035
FNMA TRANCHE 3 01-25-2046	**	143,036
FNMA TRANCHE 3.5 10-25-2042	**	245,072
FNMA TRANCHE SER 2013-1 CL LA 1.25 02-25-2028	**	713,126
FNMA TRANCHE SER 2018-57 CL QA 4.5% DUE 05-25-2046 REG	**	194,271
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	11,248
FOCALTECH SYSTEMS TWD10	**	535,182
FOCUS TECHNOLOGY CO LTD 'A'CNY1 (STOCK CONNECT)	**	313,592
FOOD & LIFE COMPAN NPV	**	123,294
FORCECON TECH. CO. TWD10	**	730,682
FORD AUTO 6.3% 15/10/2029	**	1,971,788
FORD CR AUTO LEASE 5.87% DUE 01-15-2027	**	4,258,230
FORD CR AUTO LEASE 5.9% DUE 02-15-2026	**	3,587,263
FORD CR AUTO OWNER 1.53% DUE 05-15-2034	**	456,432
FORD CR AUTO OWNER 1.61% DUE 10-17-2033	**	661,051
FORD CR AUTO OWNER 1.91% DUE 05-15-2034	**	1,091,277
FORD CR AUTO OWNER 5.23% DUE 05-15-2028	**	3,319,235
FORD CR AUTO OWNER 5.53% DUE 09-15-2028	**	5,164,365
FORD CR AUTO OWNER TR SER 2021-A CL C .83% DUE 08-15-2028 REG	**	946,704
FORD CR FLOORPLAN 4.92% DUE 05-15-2028	**	3,408,170
FORD CR FLOORPLAN MASTER OWNER TR A SER 20-2 CL A 1.06% DUE 09-15-2027 REG	**	965,051
FORD CREDIT AUTO LEASE TRUST SER 23-A CL A2A 5.19% DUE 06-15-2025	**	369,480
FORD CREDIT AUTO OWNER TRUST 4.85% 23-1 CL A 08-15-2035	**	11,558,966
FORD CREDIT AUTO OWNER TRUST SER 22-D CL A3 5.27% DUE 05-17-2027 REG	**	1,935,714
FORD CREDIT AUTO OWNER TRUST SER 23-A CL A3 4.65% DUE 02-15-2028	**	404,471
FORD CREDIT AUTO OWNER TRUST SER 23-A CL A3 4.65% DUE 02-15-2028	**	2,009,370
FORD FNDTN 2.815% DUE 06-01-2070	**	150,025
FORD MOTOR CR CO LLC 1% EMTN 10/02/2023 DUAL CURR 1.744% DUE 07-19-2024	**	1,416,058
FORD MOTOR CREDIT CO LLC 2.748% DUE 06-14-2024	**	125,783
FORD MOTOR CREDIT CO LLC 6.798% DUE 11-07-2028	**	853,531
FORD MOTOR CREDIT CO LLC 6.95% 06-10-2026	**	4,196,049
FORD MOTOR CREDIT CO LLC 7.35% DUE 11-04-2027 BEO	**	3,471,169
FORD MTR CO DEL 6.1% 08-19-2032A	**	1,070,508
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	388,875
FORD MTR CR CO LLC 3.375% DUE 11-13-2025BEO	**	3,254,623
FORD MTR CR CO LLC 4.0% DUE 11-13-2030 BEO	**	719,183
FORD MTR CR CO LLC 4.125% DUE 08-17-2027	**	379,048
FORESEA HOLDING S A	**	77,530
FORESEA HOLDING S A	**	8,602
FORESTAR GROUP INC COM	**	302,326
FORMFACTOR INC COM STK	**	537,600
FORMOSAN RUBBER GP TWD10	**	83,546
FORTESCUE LTD NPV	**	1,523,293
FORTINET INC COM	**	1,326,758
FORTIS INC 3.055% DUE 10-04-2026	**	284,316
FORTUNE BRANDS INNOVATIONS INC USD0.01	**	1,146,364
FORVIA EUR7	**	283,090

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FORWARD AIR CORP COM	**	631,466
FOSITEK CORP TWD10	**	37,078
FOSTER ELECTRIC CO NPV	**	133,444
FOX CORP 4.03% DUE 01-25-2024	**	4,572,449
FOX CORP 4.709% 01-25-2029	**	278,607
FOX CORP 6.5% 10-13-2033	**	986,689
FOX CORP CL A CL A	**	4,014,410
FOX CORP CL B CL B	**	71,945
FOX CORP FIXED 3.05% DUE 04-07-2025	**	2,798,976
FOXCONN TECH CO TWD10	**	525,974
FOXSEMICON INTEGRA TWD10	**	82,306
FRANCE BED HOLDING NPV	**	27,482
FRANCE(GOVT OF) 0.5% SNR 25/05/72 EUR1'REGS	**	46,484
FRANCE(GOVT OF) 0.75% SNR 25/05/2052 EUR1	**	983,506
FRANCE(GOVT OF) 2% SNR 25/05/2048 EUR1	**	457,727
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	115,414
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2024 EUR1	**	2,278,789
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2031 EUR1	**	515,853
FRAS-LE SA COM NPV	**	260,974
FREDDIE MAC .6% 09-30-2025	**	24,397,254
FREDDIE MAC 01/02/2051 2% 02-01-2051	**	286,723
FREDDIE MAC 2% 02-01-2051	**	171,588
FREDDIE MAC 4.5% 01/01/2040 4.5% 01-01-2040	**	1,800,300
FREDDIE MAC FR QE3575 3% 06-01-2052	**	24,111
FREDDIE MAC FR QG7153 4% 07-01-2053	**	35,042
FREDDIE MAC FR QG9541 6% 08-01-2053	**	402,656
FREDDIE MAC FR RA7346 3% 06-01-2052	**	2,884,795
FREDDIE MAC FR SB8260 5% 10-01-2038	**	2,756,423
FREDDIE MAC FR SB8262 5% 09-01-2038	**	8,712,527
FREDDIE MAC FR SD1441 4% 08-01-2052	**	141,413
FREDDIE MAC FR SD2864 3% 03-01-2052	**	5,314,562
FREDDIE MAC POOL #G08847 4% 11-01-2048 BEO	**	6,574,636
FREDDIE MAC POOL #SD1749 2.5% 04-01-2052	**	317,174
FREDDIE MAC POOL FR QH2780 5.50% 5.5% 09-01-2053	**	29,237
FREDDIE MAC POOL FR SC0310 2.00% 2% 08-01-2042	**	78,203
FREDDIE MAC RA7026 3% 03-01-2052	**	3,580,465
FREDDIE MAC RJ0135 4% 11-01-2053	**	928,409
FREDDIE MAC RJ0136 4.5% 12-01-2053	**	6,770,619
FREDDIE MAC SC0447 2% 05-01-2042	**	84,212
FREDDIE MAC SD2991 2.5% 09-01-2051	**	979,731
FREDDIE MAC SER 3914 CL NA 4.0% 06-15-2039	**	233,210
FREDDIE MAC SER 4000 CL PJ 3.0% 01-15-2042	**	22,657
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	164,335
FREDDIE MAC SR 5200 CL KQ 3.0% 09-25-2049	**	71,955
FREDDIE MAC STACR REMIC TR 2021-DNA6 NT CL M-2 144A 6.84464% 10-25-2041	**	1,476,963
FREDDIE MAC STACR REMIC TRUST 3% 01-01-2052	**	156,550
FREDDIEMAC STRIP FLTG 6.22809% 10-25-2053	**	5,764,345
FREENET AG - ORD SHS	**	1,100,555

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FREEPORT-MCMORAN INC	**	123,283
FREMF 2015-K45 MTG FLTG RT 3.72397% DUE 04-25-2048	**	582,137
FREMF 2015-K45 MTG FLTG RT 3.72397% DUE 04-25-2048	**	291,069
FREMF 2015-K46 MTG FLTG RT 3.8208% DUE 04-25-2048	**	1,942,963
FREMF 2019-K734 FLTG RT 4.18939% DUE 02-25-2051	**	1,239,592
FRENCKEN GROUP LIMITED NPV	**	112,679
FRESHPET INC COM	**	1,140,373
FS KKR CAP CORP 1.65% 10-12-2024	**	1,640,086
FS KKR CAP CORP SR NT 3.125% 10-12-2028	**	3,489,049
FSP TECHNOLOGY INC TWD10	**	155,452
FU SHOU YUAN INTERNATIONAL	**	236,203
FUCHS SE	**	211,992
FUGRO NV EUR0.05	**	403,013
FUJI CORP(RETAIL) NPV	**	33,900
FUJIKURA NPV	**	147,698
FUJITSU NPV	**	4,014,151
FUKUYAMA TRANSPORT NPV	**	40,268
FULLER H B CO COM	**	880,531
FUNAI SOKEN HOLDINGS INC	**	100,028
FUNKO INC CL A CL A	**	254,781
FURYU CORPORATION NPV	**	133,487
FUSION MIC FIN LTD INR10	**	82,283
FUTURE CORPORATION NPV	**	92,644
G.M.I TECHNOLOGY TWD10	**	52,684
GABIA INC KRW500	**	188,786
GAKKEN HOLDINGS CO LTD NPV	**	98,714
GAKUJO CO LTD NPV	**	119,202
GALAXY ENTERTAINME NPV	**	397,801
GALAXY PIPELINE A 2.16% SNR SEC 31/03/34USD	**	5,201,941
GALENICA AG CHF0.1	**	583,452
GALP ENERGIA SGPS EUR1	**	3,527,747
GAMMA COMMUNICATIO ORD GBP0.0025	**	160,007
GAMSUNG CORPORATIO KRW500	**	45,073
GAMUDA BERHAD NPV	**	709,427
GAP INC COM	**	422,487
GAS MALAYSIA BHD	**	26,197
GATES INDL CORP PL COM USD0.01	**	4,329,842
GATX CORP COM	**	230,101
GAZPROM PJSC RUB5(RUB)	**	457,275
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	8,180
GBL ONE R/EST INV REIT	**	968,552
GCAT 2021-NQM7 TR MTG PASSTHRU CTF CL A-1 1.915% 08-25-2066	**	1,215,811
GCAT 2022-INV2 TR 3% DUE 04-25-2052	**	387,423
GCAT 2023-NQM4 TR FLTG RT 4.25% DUE 05-25-2067	**	276,288
GCAT 2023-NQM4 TR FLTG RT 4.25% DUE 05-25-2067	**	3,315,451
GDR AP THAILAND PCL COM STK	**	213,833
GE CAP FDG LLC 4.55% 05-15-2032	**	3,940,484
GE HEALTHCARE HLDG LLC GTD SR NT 5.6% 11-15-2025	**	1,192,675

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GE HEALTHCARE TECHNOLOGIES INC COM	**	10,879,543
GEMTEK TECHNOLOGY TWD10	**	469,885
GEN DYNAMICS CORP FIXED 3.25% DUE 04-01-2025	**	979,795
GEN DYNAMICS CORP FIXED 4.25% DUE 04-01-2040	**	205,816
GEN MOTORS FINL CO FIXED 2.75% DUE 06-20-2025	**	2,404,120
GEN MTRS CO COM	**	26,137,619
GEN MTRS FINL CO 5.25% DUE 03-01-2026	**	1,282,220
GENERAL DYNAMICS CORP COM	**	18,876,970
GENERAL ELEC CO COM NEW	**	11,617,521
GENERAL INSURANCE CORP OF INDIA COM STK	**	1,491,112
GENERAL MILLS INC 4.95% DUE 03-29-2033	**	567,936
GENERAL MILLS INC 5.241% DUE 11-18-2025 BEO	**	1,507,317
GENERAL MOTORS CO 5.0% 04-09-2027	**	299,354
GENERAL MOTORS CO 5.0% 04-09-2027	**	1,855,993
GENERAL MOTORS CO 5.6% DUE 10-15-2032 BEO	**	286,883
GENERAL MOTORS FINANCIAL CO INC 2.35% 02-26-2027	**	2,763,306
GENERAL MOTORS FINANCIAL CO INC 2.4% 04-10-2028	**	628,526
GENERAL MOTORS FINANCIAL CO INC 5.4% DUE04-06-2026	**	1,024,977
GENERAL MOTORS FINANCIAL CO INC 5.8% 01-07-2029	**	926,540
GENERAL MOTORS FINL CO 2.4% DUE 10-15-2028 BEO	**	2,181,715
GENERAL MTRS FINL CO INC 1.2% DUE 10-15-2024 BEO	**	1,842,674
GENERAL MTRS FINL CO INC 1.5% DUE 06-10-2026 BEO	**	2,213,800
GENERAL MTRS FINL CO INC 2.7% DUE 06-10-2031 BEO	**	275,508
GENERAL MTRS FINL CO INC 2.7% DUE 08-20-2027 REG	**	1,910,224
GENERAL MTRS FINL CO INC 3.8% 04-07-2025	**	362,252
GENERAL MTRS FINL CO INC 3.8% 04-07-2025	**	3,705,743
GENERAL MTRS FINL CO INC 6.05% 10-10-2025	**	910,436
GENERAL PLASTIC IN TWD10	**	33,822
GENERALITAT DE CAT 4.22% SNR 26/04/35 EUR1000	**	113,514
GENESCO INC COM	**	281,680
GENESIS MINERALS NPV	**	36,764
GENIUS SPORTS LTD COM NPV	**	1,055,142
GENTERA SAB DE CV COM NPV	**	198,001
GENTEX CORP COM	**	5,857,081
GENTING SING LTD NPV	**	1,944,053
GEO HOLDINGS CORP	**	136,971
GEORG FISCHER AG CHF0.05 REGD POST SPLIT	**	281,888
GEORGIA PWR CO FLTG RT 05-08-2025	**	3,289,594
GEORGIA PWR CO FLTG RT 05-08-2025	**	5,612,551
GERON CORP COM	**	139,057
GETAC HOLDINGS CORP TWD10	**	1,218,846
GFL ENVIRONMENTAL INC. COM NPV SUB VTG SHS	**	4,607,085
GIANTPLUS TECHNOLO TWD10	**	61,793
GIBSON ENERGY INC COMM STK	**	146,586
GIC HOUSING FINANC INR10	**	198,483
GIFT HOLDINGS INC	**	102,483
GIGACLOUD TECHNOLOGY INC	**	295,354
G-III APPAREL GROUP LTD COM	**	880,864

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GILDAN ACTIVEWEAR INC COM	**	8,661,984
GILEAD SCIENCES 3.65% DUE 03-01-2026	**	440,442
GILEAD SCIENCES INC	**	2,438,401
GILEAD SCIENCES INC 2.6% DUE 10-01-2040	**	457,961
GITLAB INC CL A COM	**	390,226
GLACIER BANCORP INC NEW COM	**	9,642,683
GLAXO SMITHKLINE P INR10	**	11,474
GLENCORE FDG LLC 4% DUE 03-27-2027	**	1,554,766
GLOBAL DOMINION AC EUR0.125	**	140,069
GLOBAL E ONLINE LTD COM NPV	**	2,060,760
GLOBAL HEALTH LTD/INDIA	**	178,059
GLOBAL INDL CO COM USD0.01	**	75,000
GLOBAL LIGHTING TECHNOLOGIES INC SHS	**	37,419
GLOBAL NEW MATERIA HKD0.1	**	78,914
GLOBAL PMTS INC 1.2% DUE 03-01-2026	**	4,614,467
GLOBAL PMTS INC 2.15% 01-15-2027	**	709,282
GLOBAL PMTS INC 2.15% 01-15-2027	**	815,214
GLOBAL PMTS INC 2.9% 11-15-2031	**	1,713,550
GLOBAL PMTS INC FIXED 2.9% DUE 05-15-2030	**	1,233,118
GLOBAL STANDARD TE KRW500	**	39,061
GLOBAL TAX FREE CO KRW500	**	68,640
GLOBANT SA USD1.20	**	204,425
GLOBE LIFE INC COM	**	7,346,532
GLOBRANDS GROUP ILS0.00	**	17,094
GLORY LTD NPV	**	1,088,410
GLP CAP L P / GLP 5.25% DUE 06-01-2025	**	2,718,574
GLP CAP L P / GLP FING II INC 5.3% 01-15-2029	**	1,092,598
GLS AUTO 1.48% DUE 07-15-2027	**	1,973,168
GLS AUTO 2.96% DUE 05-15-2025	**	123,133
GLS AUTO 6.38% DUE 12-15-2028	**	3,393,658
GLS AUTO 7.01% DUE 01-16-2029	**	2,155,229
GM FINANCIAL AUTOMOBILE LEASING TRU SER 23-3 CL A3 5.38% DUE 11-20-2026	**	5,134,811
GM FINANCIAL SECURITIZED TERM SER 23-1 CL A3 4.66% DUE 02-16-2028	**	199,316
GM FINANCIAL SECURITIZED TERM SER 23-1 CL A3 4.66% DUE 02-16-2028	**	747,436
GM FINANCIAL SECURITIZED TERM SER 23-2 CL A3 4.47% DUE 02-16-2028	**	2,257,688
GM FINANCIAL SECURITIZED TERM SER 23-3 CL A3 5.45% DUE 06-16-2028	**	4,276,886
GM FINL AUTOMOBILE 4.01% DUE 09-22-2025	**	823,660
GM FINL AUTOMOBILE 5.16% DUE 01-20-2027	**	649,639
GM FINL CNSMR 5.5% DUE 08-16-2028	**	503,984
GM FINL CNSMR AUTOMOBILE SER 22-2 CL A2 2.52% 05-16-2025	**	140,022
GM FINL CONSUMER AUTOMOBILE RECEIVABLES AUTO NT CL A-4 3.71% 12-16-2027	**	571,483
GM FINL CONSUMER AUTOMOBILE RECEIVABLES CL A-4 3.25% 04-17-2028	**	3,226,622
GM FINL CONSUMER AUTOMOBILE RECEIVABLES SR 22-2 CL A-3 3.1% 01-19-2027	**	1,013,921
GMO GLOBALSIGN HOLDINGS KK	**	27,180
GMR POWER AND URBA INR5	**	84,018
GMS INC COM	**	1,119,317
GNA AXLES LTD INR10	**	22,428
GNMA 1.34% DUE 06-16-2063	**	923,211

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 1.4% DUE 06-16-2063	**	1,769,918
GNMA 1.45% DUE 01-16-2063	**	1,462,436
GNMA 2.3% DUE 11-16-2051	**	155,663
GNMA 2.35% DUE 07-16-2056	**	50,151
GNMA 2.4% DUE 09-16-2058	**	88,376
GNMA 2.5% 10-20-2051	**	1,100,511
GNMA 2.5% DUE 10-16-2057	**	52,631
GNMA 2008-047 REMIC CL ML 5.25 DUE 06-16-2038	**	14,575
GNMA 2009-069 CL PV 4 DUE 08-20-2039	**	8,590
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	302,356
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	288,800
GNMA 2010-046 REMIC PASSTHRU 6.25114% 03-20-2035	**	1,128,756
GNMA 2010-H11 REMIC PASSTHRU CTF CL FA 06-20-2060	**	760,833
GNMA 2010-H22 REMIC PASSTHRU CTF CL FE FLTG RATE 05-20-2059	**	59,333
GNMA 2010-H26 REMIC PASSTHRU CTF CL LF INT FLTG 08-20-2058	**	1,255,270
GNMA 2011-157 REMIC PASSTHRU CL PA 3.0% DUE 03-20-2041	**	110,020
GNMA 2011-H09 CL AF VAR 03-20-2061	**	378,894
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	95,510
GNMA 2012-105 REMIC PASSTHRU CTF 1.25% 08-16-2027	**	1,499,595
GNMA 2012-106 REMIC PASSTHRU 1.25% 09-20-2027	**	4,836,938
GNMA 2012-H08 REMIC PASSTHRU CTF CL FS 04-20-2062	**	1,559,676
GNMA 2012-H31 REMIC PASSTHRU SECS CL FD VAR RT 12-20-2062	**	880,721
GNMA 2013-107 REMIC PASSTHRU CTF CL MX-AD FLTG RT 11-16-2047	**	327,361
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	19,430
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	352
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	696
GNMA 2013-H15 REMIC PASSTHRU CTF 6.01035% 07-20-2063	**	1,279,657
GNMA 2013-H22 REMIC PASSTHRU 6.10035% 07-20-2063	**	1,002,055
GNMA 2013-H22 REMIC PASSTHRU 7.10035% 08-20-2063	**	241,321
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	**	578,673
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	178,634
GNMA 2014-H17 REMIC PASSTHRU CTF 5.91719% 08-20-2064	**	1,288,871
GNMA 2014-H20 REMIC SER 14-H20 CL FA FLTG DUE 10-20-2064 REG	**	698,542
GNMA 2015-H06 REMIC PASSTHRU CTF 6.11035% 02-20-2065	**	2,343,988
GNMA 2015-H27 REMIC PASSTHRU CTF CL FA 09-20-2065	**	515,658
GNMA 2015-H28 REMIC PASSTHRU CTF CL MX-FL 10-20-2065	**	1,531,799
GNMA 2015-H29 REMIC PASSTHRU SEC CL FJ 11-20-2065	**	1,502,604
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	205,919
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	174,135
GNMA 2016-H04 MTG PASSTHRU CTF CL FK 02-20-2066	**	408,187
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	1,210,873
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	308,344
GNMA 2016-H19 REMIC PASSTHRU SECS CL FA 09-20-2066	**	903,948
GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066	**	479,297
GNMA 2016-H22 REMIC PASSTHRU CTF CL FA 10-20-2066	**	2,532,357
GNMA 2016-H23 REMIC PASSTHRU CTF CL F FLTG RT 10-20-2066	**	780,223
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	56,325
GNMA 2017-121 MTG PASS THRU CTF 3% 07-20-2046	**	4,013

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2017-153 CL WA DUE 06-20-2036	**	261,290
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	840,551
GNMA 2017-H03 REMIC PASSTHRU CTF 6.26035% 01-20-2067	**	499,353
GNMA 2017-H06 REMIC PASS THRU 6.21035% 11-20-2066	**	1,491,353
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	601,603
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	379,766
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	716,283
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	1,506,717
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	788,666
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	12,576,130
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	14,786,617
GNMA 2017-H23 MTG PASS THRU CTF 5.91035%11-20-2067	**	3,476,099
GNMA 2018-168 REMIC PASSTHRU CTF 4% 08-20-2048	**	80,884
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	**	1,295,880
GNMA 2019-018 REMIC PASSTHRU CTF 3.5% 02-20-2049	**	83,242
GNMA 2019-H09 REMIC PASSTHRU CTF 5.96035% 04-20-2069	**	1,244,167
GNMA 2019-H11 REMIC PASSTHRU CTF 6.06035% 05-20-2069	**	2,433,996
GNMA 2020-H13 REMIC PASSTHRU CTF 5.86035% 08-20-2070	**	1,578,154
GNMA 2020-H13 REMIC PASSTHRU CTF 5.91035% 07-20-2070	**	3,572,861
GNMA 2020-H13 REMIC PASSTHRU CTF 5.91035% 07-20-2070	**	5,197,528
GNMA 2021-002 MTG PASSTHRU CTF CL AH 1.5% DUE 06-16-2063	**	1,973,414
GNMA 2021-029 REMIC PASSTHRU CTF CL MX-AG 5.0% DUE 02-20-2051	**	73,144
GNMA 3% 04-20-2052	**	224,144
GNMA 3% DUE 01-20-2046	**	414,131
GNMA 3% DUE 02-16-2046	**	671,962
GNMA 3% DUE 09-16-2039	**	6,001
GNMA 3.5% 09/20/2050 3.5% 09-20-2050	**	1,304,015
GNMA 3.5% DUE 03-20-2046	**	676,536
GNMA 4% DUE 04-16-2041	**	141,632
GNMA 4% DUE 07-16-2039	**	9,718
GNMA 5% DUE 03-16-2034	**	95,947
GNMA 5.5% DUE 08-20-2033	**	61,114
GNMA 5.5% DUE 11-20-2037	**	29,507
GNMA 5.88035% 06-20-2070	**	2,197,002
GNMA 5.96035% 05-20-2069	**	2,397,507
GNMA 5.96035% 07-20-2070	**	333,068
GNMA 6.5% DUE 08-16-2042	**	190,788
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	19,795
GNMA FIXED 2.35% DUE 05-16-2053	**	8,607
GNMA FIXED 3.5% DUE 02-20-2045	**	26,330
GNMA FIXED 5% DUE 12-31-2040	**	74,590
GNMA FLTG RT 3% DUE 10-16-2064	**	903,480
GNMA FLTG RT 5.79035% DUE 10-20-2060	**	1,878,772
GNMA FLTG RT 5.96035% DUE 04-20-2061	**	1,718,513
GNMA FLTG RT SER 18-H19 CL FA 12-20-2063 REG	**	3,899,178
GNMA GNMA # MA7194 3% 02-20-2051	**	5,589,756
GNMA GNMA # MA7471 2% 07-20-2051	**	1,480,404
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	2,117

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #3529 5% 03-20-2034 BEO	**	1,025
GNMA POOL #4028 6% 09-20-2037 BEO	**	15,848
GNMA POOL #4041 7% 10-20-2037 BEO	**	84,174
GNMA POOL #4073 6% 01-20-2038 BEO	**	33,254
GNMA POOL #4222 6% 08-20-2038 BEO	**	14,626
GNMA POOL #4245 6% 09-20-2038 BEO	**	177,031
GNMA POOL #4247 7% 09-20-2038 BEO	**	66,982
GNMA POOL #4371 6% 02-20-2039 BEO	**	3,371
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	1,509
GNMA POOL #4447 5% 05-20-2039 BEO	**	32,017
GNMA POOL #4520 5% 08-20-2039 BEO	**	137,585
GNMA POOL #4543 6% 09-20-2039 BEO	**	12,812
GNMA POOL #4602 6% 12-20-2039 BEO	**	2,840
GNMA POOL #4617 4.5% 01-20-2040 BEO	**	110,904
GNMA POOL #4717 6% 06-20-2040 BEO	**	7,674
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	55,245
GNMA POOL #4772 5% 08-20-2040 BEO	**	94,298
GNMA POOL #4774 6% 08-20-2040 BEO	**	113,814
GNMA POOL #4800 4% 09-20-2040 BEO	**	127,737
GNMA POOL #4801 4.5% 09-20-2040 BEO	**	5,019
GNMA POOL #4802 5% 09-20-2040 BEO	**	78,709
GNMA POOL #4833 4% 10-20-2040 BEO	**	438,744
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	18,305
GNMA POOL #4855 5% 11-20-2040 BEO	**	412,578
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	94,605
GNMA POOL #4905 6% 12-20-2040 BEO	**	130,223
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	124,080
GNMA POOL #4945 4% 02-20-2041 BEO	**	72,338
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	159
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	1,866,698
GNMA POOL #4979 5% 03-20-2041 BEO	**	179,967
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	762
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	197,105
GNMA POOL #4991 6% 03-20-2041 BEO	**	43,643
GNMA POOL #5016 4% 04-20-2041 BEO	**	64,668
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	153,281
GNMA POOL #5018 5% 04-20-2041 BEO	**	122,730
GNMA POOL #5019 6% 04-20-2041 BEO	**	19,314
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	26,572
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	250,192
GNMA POOL #5189 6% 09-20-2041 BEO	**	45,964
GNMA POOL #521330 SER 2035 5% DUE 05-15-2035 BEO	**	62,417
GNMA POOL #5240 6% 11-20-2041 BEO	**	55,342
GNMA POOL #5259 4% 12-20-2041 BEO	**	36,457
GNMA POOL #5269 6% 12-20-2041 BEO	**	5,347
GNMA POOL #5280 4% 01-20-2042 BEO	**	55,079
GNMA POOL #5305 4% 02-20-2042 BEO	**	324,748
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	5,971

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	2,568
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	15,775
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	1,165
GNMA POOL #604497 5% 07-15-2033 BEO	**	2,594
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	11,134
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	11,962
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	3,175
GNMA POOL #615656 5% 10-15-2033 BEO	**	1,926
GNMA POOL #623871 5.0% 06-15-2034	**	2,055
GNMA POOL #633701 5.0% 09-15-2033	**	3,370
GNMA POOL #636484 5.0% 03-15-2035	**	3,470
GNMA POOL #637746 5.0% 12-15-2034	**	3,981
GNMA POOL #638222 5% 12-15-2034 BEO	**	2,083
GNMA POOL #643362 5% 10-15-2035 BEO	**	1,257
GNMA POOL #668014 3% 11-15-2044 BEO	**	1,424,225
GNMA POOL #670030 3% 07-15-2045 BEO	**	299,080
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	34,473
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	72,038
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	26,590
GNMA POOL #687835 6% 08-15-2038 BEO	**	19,813
GNMA POOL #688043 6% 11-15-2038 BEO	**	31,671
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	45,401
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	1,816
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	1,412
GNMA POOL #723344 4% 09-15-2039 BEO	**	146,326
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	36,584
GNMA POOL #723616 5% 01-15-2040 BEO	**	380,121
GNMA POOL #726480 5% 11-15-2039 BEO	**	491,194
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	41,333
GNMA POOL #733627 5% 05-15-2040 BEO	**	84,706
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	162,600
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	109,108
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	170,156
GNMA POOL #745243 4% 07-15-2040 BEO	**	142,929
GNMA POOL #771561 4.0% 08-15-2041	**	71,418
GNMA POOL #781804 6% 09-15-2034 BEO	**	80,190
GNMA POOL #781847 6% 12-15-2034 BEO	**	59,365
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	4,263
GNMA POOL #781902 6% 02-15-2035 BEO	**	80,690
GNMA POOL #781958 5% 07-15-2035 BEO	**	4,171
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	8,500
GNMA POOL #782436 6% 10-15-2038 BEO	**	33,345
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	42,355
GNMA POOL #783867 SER 2036 6% DUE 08-15-2036 BEO	**	221,208
GNMA POOL #784106 3.5% 01-20-2046 BEO	**	130,891
GNMA POOL #784119 3% 02-20-2046 BEO	**	200,394
GNMA POOL #784571 3.5% 06-15-2048 BEO	**	3,521,948
GNMA POOL #784985 3.5% 09-20-2048 BEO	**	87,884

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #785565 2.5% 06-20-2051 BEO	**	425,665
GNMA POOL #785568 2.5% 08-20-2051 BEO	**	697,649
GNMA POOL #785657 2.5% 10-20-2051 BEO	**	1,521,413
GNMA POOL #785663 2.5% 10-20-2051 BEO	**	500,186
GNMA POOL #785667 2.5% 10-20-2051 BEO	**	581,213
GNMA POOL #785762 2.5% 11-20-2051 BEO	**	298,040
GNMA POOL #785789 2.5% 12-20-2051 BEO	**	291,068
GNMA POOL #785791 2.5% 12-20-2051 BEO	**	288,918
GNMA POOL #785821 2.5% 12-20-2051 BEO	**	528,069
GNMA POOL #785944 3% 02-20-2052 BEO	**	946,475
GNMA POOL #786077 3% 03-20-2052 BEO	**	223,930
GNMA POOL #786082 3% 11-20-2051 BEO	**	313,756
GNMA POOL #786095 3% 04-20-2052 BEO	**	1,033,434
GNMA POOL #786107 3% 03-20-2052 BEO	**	153,388
GNMA POOL #786108 3.5% 03-20-2052 BEO	**	340,423
GNMA POOL #786150 3% 03-20-2052 BEO	**	2,185,803
GNMA POOL #786335 4.5% 09-20-2052 BEO	**	1,543,761
GNMA POOL #786340 5% 09-20-2052 BEO	**	663,644
GNMA POOL #786366 4.5% 08-20-2052 BEO	**	455,971
GNMA POOL #786429 4% 06-20-2052 BEO	**	539,324
GNMA POOL #786474 5% 01-20-2053 BEO	**	1,038,671
GNMA POOL #786535 5.5% 02-20-2053 BEO	**	1,264,897
GNMA POOL #786579 5.5% 03-20-2053 BEO	**	2,942,948
GNMA POOL #786690 5.5% 05-20-2053 BEO	**	2,579,538
GNMA POOL #786709 5% 05-20-2053 BEO	**	581,091
GNMA POOL #786726 2% 03-20-2051 BEO	**	2,926,248
GNMA POOL #786795 6% 07-20-2053 BEO	**	1,506,531
GNMA POOL #786823 5.5% 07-20-2053 BEO	**	299,126
GNMA POOL #786831 5.5% 07-20-2053 BEO	**	600,890
GNMA POOL #786835 5.5% 08-20-2053 BEO	**	1,205,887
GNMA POOL #786843 3% 03-20-2052 BEO	**	868,394
GNMA POOL #786916 5.5% 08-20-2053 BEO	**	3,221,255
GNMA POOL #786928 6.5% 09-20-2053 BEO	**	511,876
GNMA POOL #786973 6% 09-20-2053 BEO	**	1,518,465
GNMA POOL #787058 5% 08-20-2053 BEO	**	2,454,904
GNMA POOL #787097 5% 08-20-2053 BEO	**	696,525
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	44,200
GNMA POOL #999999 2% 05-16-2049 BEO	**	1,184
GNMA POOL #999999 2.20000004768% 04-16-2057 BEO	**	46,783
GNMA POOL #AA5649 SER 2042 3.0% 09-15-2042	**	215,576
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	334,364
GNMA POOL #AB2892 3.0% 09-15-2042	**	630,701
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	85,735
GNMA POOL #AB9108 SER 2042 3% DUE 10-15-2042 BEO	**	1,533,333
GNMA POOL #AB9205 SER 2042 3% DUE 11-15-2042 BEO	**	1,239
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	124,105
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	206,470
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	77,264

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	58,290
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	459,631
GNMA POOL #AD6086 3.5% 02-15-2050 BEO	**	432,545
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	713,110
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	25,729
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	32,621
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	504,639
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	41,428
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	118,589
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	159,545
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	867,963
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	226,624
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	63,103
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	640,765
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	625,296
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	374,660
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	507,415
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	244,009
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	101,429
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	42,047
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	522,733
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	56,148
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	393,640
GNMA POOL #AS6414 7.602% 03-20-2066 BEO	**	410,157
GNMA POOL #BD4016 3% 10-15-2049 BEO	**	396,504
GNMA POOL #BL1045X SER 2049 3.5% 10-15-2049	**	292,439
GNMA POOL #BM7534 3.5% 02-20-2050 BEO	**	129,732
GNMA POOL #BM9692 4.5% 07-20-2049 BEO	**	401,716
GNMA POOL #BM9734 4% 10-20-2049 BEO	**	112,634
GNMA POOL #BM9743 4% 11-20-2049 BEO	**	1,117,471
GNMA POOL #BP6203X 3.5% 11-15-2049	**	256,959
GNMA POOL #BP6229 3% 11-15-2049 BEO	**	563,653
GNMA POOL #BQ0651 3.5% 11-15-2049 BEO	**	181,230
GNMA POOL #BQ7371 3.5% 11-15-2049 BEO	**	74,934
GNMA POOL #BR6606 3% 02-15-2050 BEO	**	28,723
GNMA POOL #BS1728 4% 01-20-2050 BEO	**	105,408
GNMA POOL #BS1742 4% 02-20-2050 BEO	**	91,203
GNMA POOL #BS1754 4% 03-15-2050 BEO	**	30,544
GNMA POOL #BS1757 4% 03-20-2050 BEO	**	57,794
GNMA POOL #BS5027 3.5% 02-15-2050 BEO	**	20,585
GNMA POOL #BS5195 3.5% 01-15-2050 BEO	**	47,429
GNMA POOL #BS8439 3.5% 05-15-2050 BEO	**	337,749
GNMA POOL #BS8546 2.5% 12-20-2050 BEO	**	602,099
GNMA POOL #BT0812 3% 03-20-2050 BEO	**	666,559
GNMA POOL #BT1888 2.5% 12-20-2050 BEO	**	410,907
GNMA POOL #BZ4383 3% 01-20-2052 BEO	**	82,677
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	689,822
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	152,991

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	274,545
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	4,969
GNMA POOL #MA1839 4% 04-20-2044 BEO	**	178,409
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	218,643
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	116,250
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	110,340
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	302,678
GNMA POOL #MA2304 4% 10-20-2044 BEO	**	39,978
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	199,980
GNMA POOL #MA2489 3% 01-20-2030 BEO	**	1,588,639
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	138,684
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	126,363
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	256,461
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	112,640
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	88,069
GNMA POOL #MA3244 3.5% 11-20-2045 BEO	**	238,515
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	282,478
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	344,641
GNMA POOL #MA3375 3% 01-20-2046 BEO	**	54,909
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	319,280
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	456,389
GNMA POOL #MA3802 3% 07-20-2046 BEO	**	133,527
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	1,935,485
GNMA POOL #MA3873 3% 08-20-2046 BEO	**	399,673
GNMA POOL #MA3937 3.5% 09-20-2046 BEO	**	145,158
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	170,750
GNMA POOL #MA4068 3% 11-20-2046 BEO	**	193,349
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	147,598
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	379,953
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	330,305
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	523,954
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	1,013,858
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	362,038
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	**	392,851
GNMA POOL #MA4381 3% 04-20-2047 BEO	**	36,675
GNMA POOL #MA4450 3% 05-20-2047 BEO	**	645,010
GNMA POOL #MA4585 3% 07-20-2047 BEO	**	221,507
GNMA POOL #MA4781 5% 10-20-2047 BEO	**	443,068
GNMA POOL #MA4838 4% 11-20-2047 BEO	**	1,273,354
GNMA POOL #MA4899 3% 12-20-2047 BEO	**	948,976
GNMA POOL #MA4961 3% 01-20-2048 BEO	**	594,402
GNMA POOL #MA4962 3.5% 01-20-2048 BEO	**	277,412
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	**	173,932
GNMA POOL #MA5018 3% 02-20-2048 BEO	**	62,978
GNMA POOL #MA5019 3.5% 02-20-2048 BEO	**	1,345,421
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	**	1,022,323
GNMA POOL #MA5137 4% 04-20-2048 BEO	**	342,666
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	**	622,345

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	**	934,832
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	**	309,106
GNMA POOL #MA5527 3.5% 10-20-2048 BEO	**	131,100
GNMA POOL #MA5594 3.5% 11-20-2048 BEO	**	1,692,396
GNMA POOL #MA5764 4.5% 02-20-2049 BEO	**	708,431
GNMA POOL #MA5817 4% 03-20-2049 BEO	**	329,069
GNMA POOL #MA5877 4.5% DUE 04-20-2049 REG	**	280,830
GNMA POOL #MA6038 3% 07-20-2049 BEO	**	175,012
GNMA POOL #MA6157 5% 09-20-2049 BEO	**	341,750
GNMA POOL #MA6287 5% 11-20-2049 BEO	**	213,673
GNMA POOL #MA6413 5% 01-20-2050 BEO	**	308,332
GNMA POOL #MA6477 4.5% 02-20-2050 BEO	**	286,947
GNMA POOL #MA6603 5% 04-20-2050 BEO	**	20,876
GNMA POOL #MA6999 4.5% 11-20-2050 BEO	**	2,277,478
GNMA POOL #MA8644 3.5% 02-20-2053 BEO	**	87,734
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	66,487
GNMA POOL G2 MA6409 3.0% 01-20-2050	**	1,145,115
GNMA POOL#MA5712 5.0% 01-20-2049 REG	**	1,801,696
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	1,169,095
GNMA REMIC PASS THRU SECS SER 2012-102 CL DA 1.25% DUE 08-20-2027	**	2,077,956
GNMA REMIC PASSTHRU SER 2016-H11 CLS F 05-20-2066	**	3,498,361
GNMA REMIC SER 10-61 CL KG 4% FIXED DUE 03-16-2040	**	396,207
GNMA REMIC SER 11-116 CL BA 2% DUE 08-16-2026	**	84,195
GNMA REMIC SER 11-128 CL BL 2% DUE 09-16-2026	**	62,352
GNMA REMIC SER 13-H24 CL FB FLTG DUE 09-20-2063	**	407,832
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	**	4,228,514
GNMA REMIC SER 2010-H02 CL FA 02-20-2060	**	1,290,738
GNMA REMIC SR 17-H05 CL FA FLTG 01-20-2067	**	2,080,092
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	11,278,221
GNMA REMIC TRUST SER 17-H07 CL FC FLTG RT DUE 03-20-2067 REG	**	2,410,904
GNMA REMIC TRUST SER 19-H03 CL FL FLTG RT DUE 02-20-2069 REG	**	3,332,257
GNMA REMIC TRUST SER 20-H10 CL FG FLTG RT DUE 06-20-2070 REG	**	2,600,194
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	897,498
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	**	900,783
GNMA SER 12-H12 CL HD 2.0% 05-20-2062	**	50,700
GNMA SER 13-115 CL PB 02-20-2043	**	28,642
GNMA SER 13-H18 CL EA FLTG DUE 07-20-2063 REG	**	348,475
GNMA SER 13-H19 CL FB FLT 08-20-2063	**	1,784,122
GNMA SER 16-H24 CL FG FLT 10-20-2066	**	1,162,314
GNMA SER 18-36 CL AM 3.0% 07-20-2045	**	2,571,968
GNMA SER 19-111 CL NA 3.5% 05-20-2048	**	3,449,846
GNMA SER 19-H14 CL EF FLTG RT 05-20-2069	**	2,347,073
GNMA SER 2.25 DUE 12-16-2041	**	164,149
GNMA SER 2009-061 CL NP 4.0% DUE 08-20-2039	**	229,772
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	695,417
GNMA SER 2013-144 CL DA 3.0% 09-20-2041	**	19,382
GNMA SER 2014-17 CL AM FLTG RT DUE 06-16-2048 REG	**	10,804
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	902,124

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	219,520
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	165,947
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	1,867,302
GNMA SER 2017-H19 CL FA FLTG RT DUE 08-20-2067	**	1,089,814
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	**	1,106,697
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	**	2,205,683
GNMA SER 22-220 CL E VAR RT 10-16-2064	**	760,062
GNMA SR 2019-H09 CL F-G FLTG RT 05-20-2069	**	2,736,923
GNMA SR 16-H07 CL FQ FLTG RT 03-20-2066	**	1,671,532
GNMA SR 19-H15 CL AF FLTG RT 08-20-2069	**	547,622
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	1,266,447
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	**	69,599
GNMA SR 2011-156 CL PD 2.0% 04-20-2040	**	167,928
GNMA SR 20-127 CL LP 1.5% 06-20-2050	**	1,372,824
GNMA SR 2018-166 CL H-C 3.5% 09-20-2048	**	333,367
GNMA SR 2019-031CL HA 3.0% 07-20-2047	**	109,230
GNMA SR 20-H09 CL FL FLTG RT 05-20-2070	**	1,227,503
GNMA SR 20-H09 CL NF FLTG RT 04-20-2070	**	51,650
GNMAI POOL #783669 3.0% 09-15-2042	**	43,703
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	49,172
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	3,367
GNMAII POOL #3879 SER 2036 6% DUE 07-20-2036 REG	**	571
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	5,261
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	17,572
GNMAII POOL #4099 SER 2038 6% DUE 03-20-2038 REG	**	6,858
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	2,557
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	1,873
GNMAII POOL #4291 SER 2038 6% DUE 11-20-2038 REG	**	87,712
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	229,350
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	54,229
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	310,506
GNMAII POOL #4837 SER 2040 6% DUE 10-20-2040 BEO	**	19,501
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	95,451
GNMAII POOL #5063 SER 2041 6% DUE 05-20-2041 BEO	**	30,771
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	107,733
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	32,540
GNMAII POOL #783368 SER 2041 4.5% DUE 07-20-2041 BEO	**	366,698
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	34,152
GNMAII POOL #784825 SER 2049 3.5% DUE 10-20-2049	**	108,768
GNMAII POOL #784905 SER 2050 3.0% DUE 01-20-2050 REG	**	811,118
GNMAII POOL #786134 SER 2052 3.0% 04-20-2052	**	1,378,228
GNMAII POOL #786216 3.5% DUE 07-20-2022 REG	**	419,547
GNMAII POOL #787154 6.5% 11-20-2053	**	415,169
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	2,758
GNMAII POOL #80106 3.625% DUE 08-20-2027REG	**	3,742
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	550
GNMAII POOL #8358 ADJ RT 01-20-2024	**	6
GNMAII POOL #8399 SER 2024 ADJ RT 04-20-2024	**	172

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	2,936
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	3,149
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	92
GNMAII POOL #8788 SER 2026 3.625% DUE 01-20-2026 REG	**	826
GNMAII POOL #BS8420 SER 2050 4% DUE 04-20-2050 BEO	**	435,558
GNMAII POOL #CJ9477 3% DUE 01-20-2052 REG	**	307,761
GNMAII POOL #CO4938 5.0% 08-20-2052	**	1,497,499
GNMAII POOL #CO4960 5.0% 08-20-2052	**	1,400,151
GNMAII POOL #CW6992 6.0% 09-20-2053	**	814,292
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	**	301,179
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	106,089
GNMAII POOL #MA0073 SER 2027 3% DUE 05-20-2027 REG	**	73,936
GNMAII POOL #MA0272 SER 2027 2.0% DUE 07-20-2027	**	79,269
GNMAII POOL #MA0299 SER 2027 2.5% DUE 08-20-2027 REG	**	162,564
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	381,577
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	496,254
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	528,455
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	737,693
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	537,601
GNMAII POOL #MA0624 3 12-20-2042 REG	**	185,297
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	277,142
GNMAII POOL #MA0674 SER 2028 2.5 DUE 01-20-2028 REG	**	3,075,364
GNMAII POOL #MA0698 3 01-20-2043 REG	**	262,565
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	219,064
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	588,516
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	**	1,182,190
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	**	444,159
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	467,124
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	1,101,052
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	447,036
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	226,472
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	**	2,277,615
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	772,650
GNMAII POOL #MA3736 SER 2046 3.5% DUE 06-20-2046 REG	**	288,302
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	1,210,474
GNMAII POOL #MA4004 SER 2046 3.5% DUE 10-20-2046 REG	**	1,600,799
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	614,317
GNMAII POOL #MA4383 SER 2047 4% DUE 04-20-2047 REG	**	248,191
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	**	223,714
GNMAII POOL #MA4511 SER 2047 4% DUE 06-20-2047 REG	**	1,628,543
GNMAII POOL #MA4587 SER 2047 4% DUE 07-20-2047 REG	**	153,269
GNMAII POOL #MA4718 3% DUE 09-20-2047 REG	**	58,485
GNMAII POOL #MA4720 SER 2047 4% DUE 09-20-2047 REG	**	4,228,973
GNMAII POOL #MA4837 SER 2047 3.5% DUE 11-20-2047 REG	**	323,588
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	**	77,644
GNMAII POOL #MA4901 4% 12-20-2047	**	539,720
GNMAII POOL #MA5020 4.0% 02-20-2048	**	365,960

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA5078 4.0% 03-20-2048	**	2,183,499
GNMAII POOL #MA5079 4.5% 03-20-2048	**	55,709
GNMAII POOL #MA5194 5.0% 05-01-2048	**	158,388
GNMAII POOL #MA5266 SER 2048 5% DUE 06-01-2048 REG	**	82,430
GNMAII POOL #MA5331 4.5% DUE 07-20-2048 REG	**	53,052
GNMAII POOL #MA5465 3.5% DUE 09-20-2048 REG	**	356,619
GNMAII POOL #MA5468 SER 2048 5% DUE 09-20-2048 REG	**	102,921
GNMAII POOL #MA5529 4.5% 10-20-2048	**	423,100
GNMAII POOL #MA5530 SER 2048 5.0% DUE 10-20-2048 REG	**	686,623
GNMAII POOL #MA5597 5.0% 11-20-2048 REG	**	368,409
GNMAII POOL #MA5652 SER 2048 4.5% DUE 12-20-2048 REG	**	164,179
GNMAII POOL #MA5653 5.0% DUE 12-20-2048 REG	**	458,837
GNMAII POOL #MA5762 3.5% DUE 02-20-2049	**	12,410
GNMAII POOL #MA5763 4% DUE 02-20-2049 REG	**	1,007,553
GNMAII POOL #MA5818 SER 2049 4.5% DUE 03-20-2049 REG MBS	**	1,825,213
GNMAII POOL #MA5819 SER 2049 5% DUE 03-20-2049 BEO	**	16,659
GNMAII POOL #MA5876 4.0% 04-20-2049	**	277,290
GNMAII POOL #MA5988 5.0% 06-20-2049	**	70,839
GNMAII POOL #MA6153 3.0% 09-20-2049	**	574,143
GNMAII POOL #MA6217 2.5% 10-20-2049	**	558,183
GNMAII POOL #MA6342M 5.0% 12-20-2049	**	15,198
GNMAII POOL #MA6474 3.0% 02-20-2050 REG	**	1,121,629
GNMAII POOL #MA6544 4.5% 03-20-2050	**	173,638
GNMAII POOL #MA6659 4.5% 05-20-2050	**	2,457,592
GNMAII POOL #MA6818 2.0% 08-20-2050	**	155,434
GNMAII POOL #MA6865 SER 2050 2.5% DUE 09-20-2050 REG	**	512,289
GNMAII POOL #MA6866 3.0% 09-20-2050	**	293,157
GNMAII POOL #MA6931 2.5% 10-20-2050	**	2,349,018
GNMAII POOL #MA6994 2.0% DUE 11-20-2050	**	56,956
GNMAII POOL #MA6995 2.5% 11-20-2050	**	1,787,949
GNMAII POOL #MA7136 SER 2051 2.5% DUE 01-20-2051 REG	**	316,585
GNMAII POOL #MA7193 SER 2051 2.5% DUE 02-20-2051 REG	**	7,627,461
GNMAII POOL #MA7254 2.0% DUE 03-20-2051 REG	**	1,820,385
GNMAII POOL #MA7255 SER 2051 2.5% DUE 03-20-2051 REG	**	491,451
GNMAII POOL #MA7312 2.5% DUE 04-20-2051	**	2,982,389
GNMAII POOL #MA7367 SER 2051 2.5% DUE 05-20-2051 REG	**	7,529,952
GNMAII POOL #MA7368 3.0% DUE 05-20-2051	**	117,421
GNMAII POOL #MA7419M 3% 06-20-2051	**	338,801
GNMAII POOL #MA7589 2.5% 09-20-2051	**	426,738
GNMAII POOL #MA7589 2.5% 09-20-2051	**	5,553,559
GNMAII POOL #MA7590 SER 2051 3% DUE 09-20-2051 REG	**	2,999,232
GNMAII POOL #MA7768 SER 2051 3.0% 12-20-2051	**	420,485
GNMAII POOL #MA7826 SER 2052 2.0% DUE 01-20-2052 REG	**	5,116,116
GNMAII POOL #MA7989 3.5% DUE 04-20-2052 REG	**	4,633,406
GNMAII POOL #MA8099 SER 2052 3.5% 06-20-2052	**	5,519,225
GNMAII POOL #MA8150 4% DUE 07-20-2052 REG	**	3,991,038
GNMAII POOL #MA8200 4% DUE 08-20-2052	**	463,886
GNMAII POOL #MA8428 5.0% DUE 11-20-2052 REG	**	1,691,480

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA8429 5.5% 11-20-2052	**	2,163,395
GNMAII POOL #MA8490 SER 2052 5% DUE 12-20-2052 REG	**	2,076,983
GNMAII POOL #MA8726 SER 2053 5.5% DUE 03-20-2053	**	1,842,789
GNMAII POOL CI1513 SER 2052 3.0% DUE 03-20-2052 REG	**	1,683,271
GNMAII POOL MA5711 SER 2049 4.5% DUE 01-20-2049 REG	**	1,963,655
GNMAII POOL MA5878 5.0% 04-20-2049	**	321,555
GNMAII POOL# MA8801 5.5% 04-20-2053	**	1,468,485
GODAWARI POWER INR5 (POST SUBD)	**	184,806
GODFREY PHILLIPS INR2	**	759,314
GODO STEEL LTD NPV	**	111,179
GOEASY LTD COMMON STOCK	**	215,765
GOLD BULLION BAR .9999-1 OZ	**	8,085
GOLD CIRCUIT ELECT TWD10	**	177,579
GOLD ROAD RES LTD NPV	**	1,097,459
GOLDEN ST TOB SECURITIZATION CORP 3.714%06-01-2041	**	609,540
GOLDEN ST TOB SECURITIZATION CORP CALIF 3.0% 06-01-2046	**	2,871,219
GOLDEN ST TOB SECURITIZATION CORP CALIF 4.214% DUE 06-01-2050 REG	**	2,784,016
GOLDMAN SACHS 3.5% DUE 01-23-2025	**	6,007,875
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	6,011,189
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	830,725
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	6,960,037
GOLDMAN SACHS 3.85% DUE 07-08-2024	**	911,674
GOLDMAN SACHS 4% DUE 03-03-2024	**	4,307,359
GOLDMAN SACHS 4.25% DUE 10-21-2025	**	854,049
GOLDMAN SACHS 4.75% DUE 10-21-2045	**	9,507
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	264,824
GOLDMAN SACHS CAP II GTD FIXED TO FLTG NORMAL PPS DUE 06-01-2043/03-01-2024 REG	**	4,993
GOLDMAN SACHS FIXED 2.615% 04-22-2032	**	4,204,287
GOLDMAN SACHS FIXED 3.5% DUE 04-01-2025	**	9,447,100
GOLDMAN SACHS FLTG RT 3.691% DUE 06-05-2028	**	956,123
GOLDMAN SACHS FLTG RT 3.691% DUE 06-05-2028	**	12,295,740
GOLDMAN SACHS GROUP INC .925% DUE 10-21-2024 BEO	**	812,974
GOLDMAN SACHS GROUP INC 1.093% DUE 12-09-2026 REG	**	1,952,554
GOLDMAN SACHS GROUP INC 1.542% 09-10-2027	**	11,427,790
GOLDMAN SACHS GROUP INC 1.757% 01-24-2025	**	2,680,650
GOLDMAN SACHS GROUP INC 1.948% 10-21-2027	**	3,555,486
GOLDMAN SACHS GROUP INC 1.992% DUE 01-27-2032 REG	**	404,706
GOLDMAN SACHS GROUP INC 2.6% DUE 02-07-2030	**	879,575
GOLDMAN SACHS GROUP INC 2.64% DUE 02-24-2028 BEO	**	892,054
GOLDMAN SACHS GROUP INC 2.65% 10-21-2032	**	2,299,524
GOLDMAN SACHS GROUP INC 2.908% DUE 07-21-2042 BEO	**	366,027
GOLDMAN SACHS GROUP INC 3.21% DUE 04-22-2042 BEO	**	499,410
GOLDMAN SACHS GROUP INC 3.272% 09-29-2025 REG	**	4,915,937
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	9,489,843
GOLDMAN SACHS GROUP INC 4.387% 06-15-2027	**	9,258,697
GOLDMAN SACHS GROUP INC 4.482% 08-23-2028	**	1,623,426
GOLDMAN SACHS GROUP INC 5.798% DUE 08-10-2026	**	2,486,258
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	97,368

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS GROUP INC 6.484% DUE 10-24-2029	**	424,870
GOLDMAN SACHS GROUP INC 6.484% DUE 10-24-2029	**	3,972,531
GOLDMAN SACHS GROUP INC COM	**	20,950,011
GOLDMAN SACHS GROUP INC FRN 10-28-2027	**	1,629,056
GOLDMAN SACHS GROUP INC NT FXD/FLTG 3.615% 03-15-2028	**	307,106
GOODLEAP 4% DUE 04-20-2049	**	1,547,890
GOODYEAR TIRE & RUBBER CO COM	**	1,336,972
GOOSEHEAD INS INC COM CL A COM CL A	**	1,105,619
GOPRO INC CL A CL A	**	248,580
GOSSAMER BIO INC COM USD0.0001	**	59,138
GOURMET MASTER CO LTD COMSTK	**	122,367
GOVERNMENT NATIONAL MORTGAGE A GNR 2023-86 DA 5.5% 08-20-2050	**	4,563,939
GOVERNMENT NATIONAL MORTGAGE A SER 22-4 CL Z 1.9% 03-16-2064	**	515,961
GOVERNMENT NATIONAL MORTGAGE A SR 21-188CL PA 2% 10-20-2051	**	685,934
GOVERNMENT NATIONAL MORTGAGE ASSOC 6.11035% 11-20-2065	**	1,617,163
GOVERNMENT NATIONAL MORTGAGE ASSOC 2% 01-15-2051	**	3,644,250
GOVERNMENT NATIONAL MORTGAGE ASSOC 2.5% 01-20-2052	**	327,994
GOVERNMENT NATIONAL MORTGAGE ASSOC 2.5% 05-20-2051	**	249,877
GOVERNMENT NATIONAL MORTGAGE ASSOC 4% 06-20-2052	**	433,066
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7135 2% 01-20-2051	**	2,551,198
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7192 2% 02-20-2051	**	1,495,286
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7420 3.5% 06-20-2051	**	1,557,052
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7473 3% 07-20-2051	**	834,818
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7534 2.5% 08-20-2051	**	677,182
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7534 2.5% 08-20-2051	**	5,027,768
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7648 2% 10-20-2051	**	1,074,282
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7649 2.5% 10-20-2051	**	177,969
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7649 2.5% 10-20-2051	**	1,370,587
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7650 3% 10-20-2051	**	4,856,798
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7706 3% 11-20-2051	**	1,040,407
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA8348 5% 10-20-2052	**	1,302,776
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	710
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	1,541,900
GPMT 2021-FL4 LTD VAR RT 7.40042% DUE 12-15-2036	**	4,826,591
GRACO INC COM	**	729,652
GRAFTON GROUP PLC	**	104,730
GRAINGER PLC ORD GBP0.05	**	128,503
GRAINGER W W INC 1.85% DUE 02-15-2025	**	5,573,765
GRAINGER W W INC COM	**	2,511,759
GRAND CANYON ED INC COM STK	**	1,271,677
GRANGE RESOURCES LTD NPV	**	14,628
GRANGES AB NPV	**	202,215
GRANITE CONST INC COM	**	4,108,674
GRAPHIC PACKAGING HLDG CO COM STK	**	1,878,897
GRAY OAK PIPELN 3.45% DUE 10-15-2027	**	372,222
GREAT EASTERN SHI INR10 (POST REORG)	**	305,951
GREAT HALL MG NO.1 FRN M/BKD 03/2039 EUR'A2B'	**	55,734
GREAT HALL MG NO.1 FRN M/BKD 06/2038 EUR'A2B'	**	33,954

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	119,176
GREEN BRICK PARTNERS INC COM	**	829,793
GREEN DOT CORP COM STK	**	247,817
GREENBRIER COS INC COM STK	**	320,747
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	788,072
GREGGS ORD GBP0.02	**	878,018
GREYWOLF CLO VII LTD SRS 18-7A CL A1 10-20-2031	**	5,249,746
GROCERY OUTLET HLDG CORP COM	**	4,240,943
GROUP 1 AUTOMOTIVE INC COM	**	197,167
GRUPA KETY SA PLN2.50	**	56,459
GRUPO CEMENTOS CHIHUAHUA S.A.B DE C.V	**	397,632
GS GLOBAL CORP KRW2500	**	10,979
GS MTG BACKED SECS 5% DUE 01-25-2052	**	395,883
GS MTG BACKED SECS FLTG RT 2.5% DUE 09-25-2052	**	2,053,205
GS MTG SECS CORP FFMLT 2006-FF4 MTG PASSTHR CTF A-3 03-25-2036 REG	**	744,727
GS MTG SECS CORP FLTG RT 6.17638% DUE 11-21-2035	**	2,103,193
GS MTG SECS CORP FLTG RT 8.734% DUE 08-15-2039	**	2,011,590
GS MTG SECS CORP TR 2021-ROSS 7.94848% 05-15-2026	**	2,046,846
GS MTG SECS SER 2014-GC24 CL A-AB 0.0% DUE 09-10-2047 REG	**	198,299
GS MTG SECS TR 1.56% DUE 12-12-2053	**	2,771,260
GS MTG SECS TR 2015-GC32 COML MTG PASSTHRU CTF CL 3.498% 07-10-2048	**	1,763,873
GS MTG SECS TR 2020-GC45 SR 20-GC45 CL A3 2.63% 02-13-2053	**	2,619,429
GS MTG SECS TR 3.05% DUE 05-10-2049	**	1,655,793
GS MTG SECS TR 3.364% DUE 11-10-2047	**	4,265,937
GS MTG SECS TR 3.469% DUE 11-10-2050	**	1,707,707
GS MTG SECS TR 3.506% DUE 10-10-2048	**	5,850,583
GS MTG-BACKED SECS 2.5% DUE 12-25-2051	**	67,802
GS MTG-BACKED SECS FLTG RT 3% DUE 08-26-2052	**	1,757,676
GS MTG-BACKED SECS TR 2022-HP1 MTG PASSTHRU CTF CL A-2 3% 09-25-2052	**	1,607,988
GS RETAIL CO LTD	**	34,828
GTT EUR0.01	**	222,777
GUANGDONG CHJ IND 'A'CNY1 (STOCK CONNECT)	**	163,254
GUDANG GARAM TBK IDR500	**	960,500
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	7,582,533
GUJARAT STATE PETR INR10(DEMAT)	**	237,210
GULF INSURANCE GROUP	**	61,322
GULFPORT ENERGY CORP COM USD0.01	**	1,106,759
GXO LOGISTICS INC COM	**	254,731
H&R REAL ESTATE IN UNITS	**	422,676
H20 RETAILING SHS	**	199,296
HACKENSACK MERIDIAN HEALTH INC 2.875% 09-01-2050	**	302,570
HAEMONETICS CORP MASS COM	**	766,683
HAIDILAO INTL HLDG LTD	**	493,446
HAITONG UNITRUST INTERNATIONAL LEASING CO LTD	**	25,833
HALEON UK CAPITAL PLC 3.125% 03-24-2025	**	1,660,364
HALEON US CAPITAL LLC 3.375% 03-24-2027	**	4,611,650
HALEON US CAPITAL LLC 3.375% 03-24-2029	**	766,593
HALEON US CAPITAL LLC 3.375% 03-24-2029	**	728,737

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HALLIBURTON CO 3.8% DUE 11-15-2025	**	37,247
HALLIBURTON CO COM	**	3,878,497
HAMAKYOREX CO LTD NPV	**	53,571
HAMILTON LANE INC CL A CL A	**	3,859,115
HAMMERSON ORD GBP0.05	**	30,556
HANA FINANCIAL GRP KRW5000	**	333,175
HANA MICRON INC KRW500	**	26,119
HANALL BIOPHARMA KRW500	**	114,645
HANESBRANDS INC COM STK	**	2,187,911
HANG LUNG GROUP HKD1	**	123,997
HANGZHOU HAOYUE PE A CNY1	**	182,793
HANKOOK TIRE & TECHNOLOGY CO LTD	**	803,374
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAP INC COM	**	6,222,462
HANNSTAR BOARD CRP TWD10	**	100,904
HANOVER INS GROUP 4.5% DUE 04-15-2026	**	862,648
HANOVER INS GROUP INC 2.5% 09-01-2030	**	143,692
HANOVER INS GROUP INC COM	**	1,411,750
HANSAE KRW500	**	28,897
HANSSEM CO KRW1000	**	41,790
HANWHA AEROSPACE CO LTD	**	391,413
HANWHA S&C CO LTD KRW5000	**	330,755
HANYANG SECS CO KRW5000	**	39,831
HARBIN ELECTRIC COMPANY LTD	**	57,791
HARMONIC INC COM	**	1,245,164
HARMONY BIOSCIENCES HLDGS INC COM	**	665,638
HARRIS CORP DEL 4.4% DUE 06-15-2028	**	1,132,637
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	**	136,602
HARTFORD FINL SVCS GROUP INC COM	**	13,712,828
HASBRO INC 3.9% DUE 11-19-2029	**	419,173
HASBRO INC COM	**	4,848,658
HASHICORP INC COM USD0.000015 CL A	**	1,437,312
HAYFIN EMERALD CLO SR 12A CL 25/01/2037	**	552,325
HCA HEALTHCARE INC COM	**	7,929,029
HCA INC 5.2% 06-01-2028	**	1,617,824
HCA INC 5.2% 06-01-2028	**	3,549,101
HCA INC 5.875% DUE 02-15-2026	**	1,897,425
HCA INC SR SECD NT 3.125% 03-15-2027	**	2,233,627
HD HYUNDAI CONSTRUCTION EQUIPMENT CO LTDKRW5000	**	93,613
HD HYUNDAI ELECTRIC & ENERGY SYSTEM CO LTD KRW5000	**	324,613
HD HYUNDAI INFRACORE CO LTD KRW1000.00	**	82,928
HDFC ASSET MANAGEM INR5	**	2,036,110
HDFC BANK LTD INR1	**	6,842,258
HEALTH CARE SVC CORP 1.5% 06-01-2025	**	1,214,148
HEALTH CATALYST INC COM	**	254,104
HEALTHCARE RLTY 2% DUE 03-15-2031	**	156,335
HEALTHCARE RLTY 3.1% DUE 02-15-2030	**	281,004
HEALTHEQUITY INC COM	**	1,465,230
HEALTHPEAK PPTYS FIXED 3% DUE 01-15-2030	**	1,967,978

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HEALTHPEAK PPTYS INC 1.35% 02-01-2027	**	2,178,046
HEALTHPEAK PPTYS INC SR NT 2.125% 12-01-2028	**	162,565
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	**	592,885
HECLA MNG CO COM	**	126,744
HEICO CORP NEW 5.25% 08-01-2028	**	823,646
HEIDELBERG MATERIALS AG	**	4,275,604
HEIDRICK & STRUGGLES INTL INC COM	**	181,226
HEIWA CORP NPV	**	215,885
HELEN TROY LTD COM STK	**	8,981,015
HELIA GROUP LTD NPV	**	459,751
HELIOS TECHNOLOGIES INC	**	1,536,775
HELLENIQ ENERGY HOLDINGS S.A.	**	6,450
HELMERICH & PAYNE INC COM	**	4,070,150
HEMNET GROUP AB NPV	**	36,409
HENNES & MAURITZ SER'B'NPV	**	2,134,526
HERA EUR1	**	311,887
HERMES INTL NPV	**	7,530,947
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	69,647
HERSHEY CO FIXED .9% DUE 06-01-2025	**	1,989,752
HERSHEY COMPANY COM STK USD1	**	4,953,897
HERTZ VEH FING III 1.99% DUE 06-25-2026	**	611,529
HERTZ VEH FING III 2.33% DUE 06-26-2028	**	1,091,627
HERTZ VEH FING III 3.89% DUE 09-25-2028	**	1,715,917
HERTZ VEH FING III LLC 2021-1 RENT CAR AST BKD NT 1.21% 12-26-2025	**	2,992,446
HESS CORP 4.3% DUE 04-01-2027	**	1,882,280
HESS CORP 6% DUE 01-15-2040	**	8,724
HEUNGKUK FIRE&MARI KRW5000	**	25,375
HEWLETT PACKARD ENTERPRISE CO COM	**	3,884,158
HEXCEL CORP NEW COM	**	3,377,750
HEXPOL NPV (POST SPLIT) B	**	336,831
HF SINCLAIR HF SINCLAIR CORPORATION5.875% DUE 04-01-2026	**	909,270
HF SINCLAIR CORPORATION COM USD0.01	**	2,116,606
HIGHBRIDGE LOAN MANAGEMENT LTD 23/01/2035 0% 01-23-2035	**	749,109
HIGHWOODS PPTYS INC COM	**	579,028
HIRERIGHT HLDGS CORP COM	**	110,963
HISAMITSU PHARM CO NPV	**	70,331
HISENSE HOME APPL. 'H'CNY1	**	505,741
HISENSE VISUAL TECHNOLOGY CO LTD 'A'CNY1 (STOCK CONNECT)	**	179,924
HITACHI NPV	**	10,842,325
HITEJINRO HOLDINGS CO LTD KRW5000	**	16,527
HITO COMMUNICATIONS HOLDINGS	**	26,004
HK INNO.N CORP KRW500	**	102,816
HLA GROUP CORP LTD 'A'CNY1 (STOCK CONNECT)	**	248,841
HOCHTIEF AG NPV	**	187,135
HOEGH AUTOLINERS NOK0	**	306,707
HOIST FINANCE AB NPV	**	144,761
HOKKAIDO ELECTRIC NPV	**	599,435
HOKURIKU ELEC PWR NPV	**	120,723

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HOLLYWOOD BOWL GRO ORD GBP 0.01	**	21,638
HOLOGIC INC COM	**	191,986
HOME BANCSHARES INC COM	**	5,055,361
HOME DEPOT CANADA INC 2.7% 04-15-2025	**	783,284
HOME DEPOT INC 2.5% DUE 04-15-2027	**	4,920,584
HOME DEPOT INC 2.875% 04-15-2027	**	1,559,486
HOME DEPOT INC 3.125% DUE 12-15-2049	**	373,665
HOME DEPOT INC 3.3% DUE 04-15-2040 REG	**	348,070
HOME DEPOT INC 3.9% DUE 12-06-2028 REG	**	98,467
HOME DEPOT INC 3.9% DUE 06-15-2047	**	51,741
HOME DEPOT INC 4.5% 09-15-2032	**	2,238,073
HOME DEPOT INC 4.95% 09-30-2026	**	1,601,277
HOME DEPOT INC COM	**	18,408,736
HOME FIRST FINANCE INR2	**	181,552
HOMESTREET INC INC	**	160,453
HOMETRUST BANCSHARES INC COM	**	3,365
HONDA AUTO RECEIVABLES 2023-1 OWNER 5.04% SER 23-1 CL A3 04-21-2027	**	2,603,471
HONDA AUTO RECEIVABLES 2023-2 SRS 23-2 CL A3 4.93% 11-15-2027	**	2,581,564
HONDA AUTO RECEIVABLES OWNER TRUST SER 23-4 CL A3 5.67% 06-21-2028	**	1,977,034
HONDA INDIA POWER INR10	**	134,935
HONDA MTR CO LTD 2.534% DUE 03-10-2027	**	1,776,816
HONEYWELL INTL INC COM STK	**	15,088,635
HORACE MANN EDUCATORS CORP COM	**	3,005,849
HORIBA LTD NPV	**	54,767
HOULIHAN LOKEY INC CL A CL A	**	650,272
HOWARD HUGHES HLDGS INC COM HOWARD HUGHES HLDG INC	**	1,047,645
HOWMET AEROSPACE INC COM USD1.00 WI	**	4,283,057
HOYA CORP NPV	**	4,375,621
HP ENTERPRISE CO 5.9% 10-01-2024	**	3,543,949
HP INC 2.2% DUE 06-17-2025	**	1,984,644
HP INC COM	**	1,716,574
HPSP CO LTD KRW500	**	708,498
HSBC HLDGS PLC .976% DUE 05-19-2025 REG	**	974,781
HSBC HLDGS PLC 1.589% DUE 05-24-2027 REG	**	7,924,164
HSBC HLDGS PLC 2.099% DUE 06-04-2026	**	3,800,010
HSBC HLDGS PLC 2.357% DUE 08-18-2031 REG	**	323,468
HSBC HLDGS PLC 2.999% DUE 03-10-2026	**	1,742,549
HSBC HLDGS PLC 3.803% 03-11-2025	**	2,987,795
HSBC HLDGS PLC 4.041% 03-13-2028	**	1,253,247
HSBC HLDGS PLC 4.041% 03-13-2028	**	192,807
HSBC HLDGS PLC 4.3% DUE 03-08-2026	**	7,868,957
HSBC HLDGS PLC 6.254% 03-09-2034	**	958,504
HSBC HLDGS PLC FLTG RT 2.251% DUE 11-22-2027	**	826,458
HSBC HLDGS PLC FLTG RT 2.633% DUE 11-07-2025	**	487,543
HSBC HLDGS PLC FLTG RT 2.633% DUE 11-07-2025	**	1,216,907
HSBC HLDGS PLC FLTG RT 2.848% DUE 06-04-2031	**	585,584
HSBC HLDGS PLC FLTG RT 2.871% DUE 11-22-2032	**	2,247,450
HSBC HLDGS PLC FLTG RT 4.292% DUE 09-12-2026	**	19,580,955

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HSBC HLDGS PLC FLTG RT 5.887% DUE 08-14-2027	**	202,888
HSBC HLDGS PLC FLTG RT 7.39% DUE 11-03-2028	**	3,002,600
HSBC HLDGS PLC FLTG RT 7.39% DUE 11-03-2028	**	840,728
HSBC HOLDINGS PLC 4.25 NTS 03-14-2024 USD1000	**	1,245,251
HSBC HOLDINGS PLC 4.583% 06-19-2029	**	388,232
HSBC HOLDINGS PLC 4.755% 06-09-2028	**	197,202
HSBC HOLDINGS PLC 6.161% 03-09-2029	**	1,627,084
HSBC HOLDINGS PLC 6.332% 03-09-2044	**	432,323
HSBC USA INC NEW 5.625% 03-17-2025	**	3,881,831
HUAKU DEVELOPMENT TWD10	**	15,689
HUANLEJIA FOOD GRO A CNY1	**	235,626
HUBBELL INC COM	**	272,354
HUBSPOT INC COM	**	4,059,136
HUFVUDSTADEN AB SER'A'NPV	**	491,971
HUGO BOSS AG	**	84,207
HUMANA INC 2.15% 02-03-2032	**	206,039
HUMANA INC 3.7% 03-23-2029	**	1,500,273
HUMANA INC 3.85% DUE 10-01-2024	**	2,815,859
HUMANA INC 4.5% DUE 04-01-2025	**	168,608
HUMANA INC 5.75% DUE 03-01-2028	**	1,767,850
HUMANA INC 5.75% DUE 03-01-2028	**	1,718,974
HUMANA INC SR NT 5.75% 12-01-2028	**	2,120,465
HUMEDIX CO LTD KRW500	**	106,368
HUNGARY (REPUBLIC 6.75% 25/09/2052	**	224,299
HUNGARY TNOTE 6.25% DUE 09-22-2032 REG	**	641,705
HUNGARY(REP OF) 5.375% SNR 12/09/33 EUR1000	**	591,582
HUNT J B TRANS SVCS INC COM	**	158,194
HUNTER GROUP ASA NOK0.0382	**	5,159
HUNTINGTON BANCSHARES INC 6.208% 08-21-2029	**	567,613
HUNTINGTON BANCSHARES INC COM	**	490,890
HUNTINGTON FLTG RT 5.023% DUE 05-17-2033	**	408,699
HUNTINGTON INGALLS INDS INC 3.844% 05-01-2025	**	3,476,435
HUNTINGTON INGALLS INDS INC COM	**	5,218,764
HUNTSMAN CORP COM STK	**	2,340,156
HUONS CO LTD KRW500	**	57,008
HURON CONSULTING GROUP INC COM STK	**	1,714,498
HUTCHMED (CHINA) LIMITED	**	180,097
HYATT HOTELS CORP COM CL A COM CL A	**	2,452,230
HYDRO-QUEBEC 8.05 DEB DUE 07-07-2024 REGPUTABLE 7-7-06 @100	**	268,291
HYOSUNG HEAVY INDU KRW5000	**	286,238
HYOSUNG TNC CORP KRW5000	**	32,025
HYSAN DEVELOPMENT NPV	**	160,785
HYSTER-YALE MATLS HANDLING INC CL A COM	**	198,137
HYUNDAI AUTO 1.33% DUE 11-15-2027	**	468,533
HYUNDAI AUTO 1.49% DUE 12-15-2027	**	1,532,637
HYUNDAI AUTO 4.58% DUE 04-15-2027	**	1,527,464
HYUNDAI AUTO 5.54% DUE 10-16-2028	**	2,953,926
HYUNDAI AUTO LEASE SECURITIZATION NT CL A-3 144A 3.35% 06-16-2025	**	6,050,959

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HYUNDAI AUTO RECEIVABLES TR SER 23-B CL A3 5.7% 04-17-2028	**	21,385,946
HYUNDAI CAP AMER 5.8% DUE 06-26-2025	**	775,969
HYUNDAI DEVELOPMENT COMPANY	**	155,953
HYUNDAI MARINE&FIR KRW500	**	191,960
HYUNDAI ROTEM CO L KRW5000	**	34,327
HYUNDAI WIA CORP	**	291,254
HYVISION SYSTEM IN SHS	**	35,763
I MOBILE CO LTD NPV	**	45,930
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	**	95,860
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	6,495
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	8,245
I/O FHLMC MULTICLASS SER 323 CL 300 DUE 01-15-2044	**	126,359
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	1,696,396
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	4,015
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	4,416
I/O FNMA SMBS TR 404 CL 05-25-2040	**	113,707
I/O FNMA SMBS TR 421 CL 12-25-2038	**	38,776
I3 VERTICALS INC CL A CL A	**	1,411,404
IA FINANCIAL CORP COM NPV	**	1,548,201
IAC INC COM NEW	**	1,623,780
IBM CORP 4.0% 07-27-2025	**	1,644,911
IBM CORP 4.5% DUE 02-06-2026	**	1,642,323
ICADE NPV (POST MERGER)	**	867,237
ICE_CDS MSNYUS33 06/20/2028 SELL AT&T INC 3.8% 02/15/20 SWPC0LX54	**	2,028
ICE_CDS MSNYUS33 06/20/2028 SELL GENERAL MOTORS CO 4.2% SWPC0LUG3	**	117,182
ICE_CDS MSNYUS33 12/20/2025 SELL FORD MOTOR CREDIT CO L SWPC0L3F5	**	15,202
ICE_CDX GOLDUS33 12/20/2028 SELL CDX.NA.IG.41 SWPC0M330	**	283,198
ICG US CLO 2020-1 LTD / ICG US CLO 6.77942% 01-20-2035	**	6,965,237
ICHIGO OFFICE REIT INVESTMENT	**	264,506
ICHITAN GRP PCL GDR COMMON STOCK	**	626,298
IDA PWR CO SECD 4.2% DUE 03-01-2048	**	1,446,164
IDACORP INC COM	**	4,912,559
IDREAMSKY TECHNOLO USD0.0001	**	99,990
IES HLDGS INC COM	**	671,706
IFAMILYSC CO LTD KRW500	**	100,021
IGUATEMI SA UNITS 1 COM & 2 PRF	**	87,831
IHO VERWALTUNGS GMBH 144 PAY IN KIND 05-15-2027 BEO	**	389,730
IIFL FINANCE LTD INR2	**	271,574
IJM CORP BERHAD MYR1	**	175,971
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	388,933
ILJIN DIAMOND CO L KRW1000	**	35,805
I'LL INC NPV	**	36,260
ILL TOOL WKS INC COM	**	15,661,131
IMI ORD GBP0.28571428	**	1,257,273
IMMUNOGEN INC COM	**	271,298
IMMUNOVANT INC COM	**	165,992
IMPINJ INC COM	**	352,918
IN MICH PWR CO FIXED 3.85% 05-15-2028	**	241,475

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INARI MED INC COM	**	463,204
INCITEC PIVOT NPV	**	308,407
INCYTE CORP COM	**	5,736,180
INDEPENDENT BK CORPORATION	**	31,692
INDIAN METALS & FERRO ALLOY	**	76,432
INDIANA ST FIN AUTH REV 2.496% 03-01-2032 BEO TAXABLE	**	1,693,754
INDITEX (IND.DE DISENO TEXTIL SA) EUR0.03 (POST SUBD)	**	12,528,418
INDONESIA GOVERNMEN 8.375% 15/03/34	**	698,296
INDONESIA(REPUBLIC OF) T BOND 3.5% 01-11-2028	**	766,929
INDOSTAR CAPITAL INR10	**	36,545
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	2,251,821
INFICON HOLDING AG CHF5 (REGD)	**	177,680
INFORMATICA INC CL A CL A	**	202,250
ING GROEP N V 3.55% 04-09-2024	**	795,511
ING GROEP N V 4.017% DUE 03-28-2028	**	658,054
ING GROEP N V 6.083% 09-11-2027	**	306,298
ING GROEP N V 6.083% 09-11-2027	**	6,491,470
ING GROEP N V DUE 04-01-2027/04-01-2021 BEO	**	6,337,109
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	794,716
ING GROEP N V SR NT FIXED/FLTG 1.726% 04-01-2027	**	1,203,012
ING GROEP N.V. EUR0.01	**	7,310,605
ING GROEP NV 6.114% 09-11-2034	**	525,131
INGERSOLL RAND INC 5.4% DUE 08-14-2028	**	515,672
INGERSOLL RAND INC 5.4% DUE 08-14-2028	**	1,608,896
INGEVITY CORP COM	**	639,878
INGHAMS GROUP LTD NPV	**	825,493
INGREDION INC COM	**	3,429,548
INNODISK CORPORATI TWD10	**	3,650
INNOVENT BIOLOGICS INC	**	487,254
INOGEN INC COM	**	42,707
INSPERITY INC COM	**	1,274,299
INSPIRE MED SYS INC COM	**	394,451
INSTEEL INDS INC COM	**	28,335
INSULET CORP COM STK	**	1,236,786
INTACT FINL CORP COM NPV	**	3,406,685
INTEGRA LIFESCIENCES HLDG CORP COM DESP	**	6,620,645
INTEGRAL AD SCIENCE HLDG CORP COM	**	2,038,243
INTEL CORP 1.6% DUE 08-12-2028 BEO	**	292,198
INTEL CORP 3.7% DUE 07-29-2025	**	853,453
INTEL CORP 4.75% DUE 03-25-2050	**	142,228
INTEL CORP 4.875% 02-10-2028	**	3,051,835
INTEL CORP 4.875% 02-10-2026	**	2,535,526
INTEL CORP 5.125% 02-10-2030	**	155,744
INTEL CORP COM	**	4,705,259
INTEL CORP FIXED 3.75% DUE 08-05-2027	**	1,557,608
INTELLIA THERAPEUTICS INC COM	**	167,390
INTER AMERN DEV BK GLOBAL MEDIUM TERM BK3.25% 07-01-2024	**	2,688,358
INTERACTIVE BROKERS GROUP INC CL COM	**	373,133

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INTERCONTINENTAL EXCHANGE INC 4.6% 03-15-2033	**	2,151,260
INTERFACE INC COM	**	127,323
INTERMED CAP GRP ORD GBP0.2625	**	811,161
INTERNATIONAL BUSINESS MACHS CORP 3.0% DUE 05-15-2024 REG	**	1,575,620
INTERNATIONAL BUSINESS MACHS CORP 4 NTS DUE 06-20-2042 USD1000	**	261,992
INTERNATIONAL CONSOLIDATED AIRLINE ORD EUR0.10	**	2,021,260
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	4,001,312
INTERNATIONAL MONEY EXPRESS INC COM	**	33,488
INTERPUBLIC GROUP COMPANIES INC COM	**	1,216,656
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	2,064,999
INTESA SANPAOLO NPV	**	6,673,416
INTL GAME SYSTEM TWD10	**	684,120
INTL PAPER CO COM	**	2,819,700
INTRA-CELLULAR THERAPIES INC COM	**	2,929,115
INTST PWR & LT CO 3.25% DUE 12-01-2024	**	1,228,891
INTUIT COM	**	35,989,227
INTUIT INC 5.25% 09-15-2026	**	2,454,850
INTUIT INC 5.5% 09-15-2053	**	164,038
INTUITIVE SURGICAL INC COM NEW STK	**	36,980,054
INVENTEC CORP TWD10	**	32,688
INVESCO LTD COM STK USD0.20	**	3,121,269
INVESTEC LIMITED ZAR0.0002	**	117,105
INVESTEC ORD GBP0.0002	**	600,355
INVITATION HOMES 4.15% 04-15-2032	**	2,301,915
INVITATION HOMES OPER PARTNERSHIP 2.3% DUE 11-15-2028 BEO	**	798,514
INVITATION HOMES OPER PARTNERSHIP SR NT 2.7% 01-15-2034	**	2,496,720
INWIDO AB NPV	**	456,666
IOCHPE-MAXION SA COM NPV	**	160,913
IONIS PHARMACEUTICALS INC COM	**	1,692,387
IPALCO ENTERPRISES FIXED 3.7% DUE 09-01-2024	**	506,813
IPALCO ENTERPRISES INC 4.25% DUE 05-01-2030 REG	**	393,045
IPD GROUP LTD NPV	**	195,060
I-PEX INC	**	61,251
IR JAPAN HOLDINGS NPV	**	73,219
IRCON INTERNATIONA INR2 (POST SUBD)	**	57,881
IREN SPA EUR1	**	99,166
IRESS LIMITED NPV	**	113,448
IRIDIUM COMMUNICATIONS INC COM STK	**	1,365,648
IRONWOOD PHARMACEUTICALS INC COM CL A	**	579,322
IRS BOFAUS6NGFX 20/09/2028 MYR P 3.5% / R 3MKLIBO SWU01YLX7	**	950
IRS GSILGB2X 20/09/2028 MYR P 3.5% / R 3MKLIBO SWU01XO57	**	191
IRS GSILGB2X 20/09/2028 MYR P 3.5% / R 3MKLIBO SWU01XO57	**	8,698
IRS GSILGB2X 20/09/2028 MYR P 3.5% / R 3MKLIBO SWU01XO57	**	1,087
IRS GSILGB2X 20/09/2033 MYR P 3.75% / R 3MKLIBO SWU01XP80	**	7,740
ISB CORPORATION NPV	**	28,095
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	270,280
ISRAEL(STATE OF) 2% BDS 31/03/2027 ILS1000	**	295,154
ISRAEL(STATE OF) 4.5% DUE 01-17-2033 REG	**	284,772

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ITALY(REPUBLIC OF) 2.35% IDX/LKD NTS 15-09-2024 EUR1000	**	10,478,078
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	769,408
ITD CEMENTATION INDIA LTD INR1	**	283,272
ITEOS THERAPEUTICS INC. COM	**	139,634
ITMEDIA INC. NPV	**	38,848
ITT INC COM	**	1,646,616
ITURAN LOCATION & CONTROL ILS0.333	**	196,128
IVANHOE MINES LTD COM CL A COM	**	262,220
IVANHOE MINES LTD COM STK	**	826,908
IVECO GROUP NV EUR0.01	**	898,867
IWAKI CO LTD NPV	**	39,778
IYOGIN HOLDINGS IN NPV	**	265,388
J & J SNACK FOODS CORP COM STK NPV	**	6,361,181
J FRONT RETAILING NPV	**	432,278
J P MORGAN CHASE FLTG RT 6.53848% DUE 06-15-2038	**	550,245
J P MORGAN CHASE FLTG RT 6.56348% DUE 11-15-2038	**	3,438,443
J P MORGAN MTG TR FLTG RT 2.5% DUE 10-25-2051	**	1,359,945
JABIL INC COM USD0.001	**	1,541,285
JACK HENRY & ASSOC INC COM	**	1,806,661
JACKSON NATIONAL LIFE GLOBAL FNDG 144A 3.875% DUE 06-11-2025 BEO	**	242,857
JACOBS ENGR GROUP INC 6.35% 08-18-2028	**	7,321,013
JAFCO GROUP CO LTD	**	63,200
JAGRAN PRAKASHAN COMSTK	**	40,998
JAMES HARDIE INDUSTRIES PLC	**	423,630
JAMES HARDIE INDUSTRIES PLC	**	8,773,753
JAMES RIVER GROUP HOLDINGS COM USD0.0002	**	69,337
JAMESTOWN CLO LTD SER 20-15A C L A FRN 04-15-2033 BEO	**	599,605
JAMJOOM PHARMACEUT SAR10	**	60,572
JAPAN (30 YR TBOND .7% 20/06/2051	**	558,813
JAPAN ELECTRON MAT NPV	**	34,645
JAPAN EXCELLENT IN REIT	**	1,052,264
JAPAN EXCHANGE GROUP INC NPV	**	256,024
JAPAN GOVT CPI IDX/LKD 10/03/2028	**	2,256,512
JAPAN LIFELINE CO NPV	**	61,815
JAPAN MEDICAL DYNA NPV	**	28,534
JAPAN POST HOLD CO NPV	**	675,402
JAPAN POST INSURAN NPV	**	465,348
JAPAN(GOVT OF) 0% T-BILL 04/03/2024 JPY	**	3,902,456
JAPAN(GOVT OF) 0% T-BILL 26/02/2024 JPY	**	780,464
JAPAN(GOVT OF) 0.1% I/L SNR 10/03/2029 JPY	**	2,004,449
JAPAN(GOVT OF) 0.5% SNR 20/03/49 JPY50000	**	275,466
JAPAN(GOVT OF) 1.5% SNR 20/09/43 JPY50000	**	1,083,524
JB FINANCIAL GROUP	**	247,018
JBG SMITH PROPERTIES COM USD0.01 WI	**	564,494
JCU CORPORATION	**	107,278
JEFFERIES FINL GROUP INC 5.875% 07-21-2028	**	410,522
JENOPTIK AG NPV (POST CONS)	**	481,925
JET2 PLC	**	582,102

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JFROG LTD COM	**	2,370,785
JINDAL SAW LTD INR2(DEMAT)	**	476,245
JINDAL STAINLESS INR2	**	66,193
JNBY DESIGN LTD HKD0.01	**	12,102
JOHN DEERE CAPITAL CORP 2.05% DUE 01-09-2025	**	1,729,871
JOHN DEERE CAPITAL CORP 2.35% 03-08-2027	**	457,943
JOHN DEERE OWNER 3.8% DUE 05-15-2029	**	974,065
JOHN DEERE OWNER FIXED 5.2% DUE 09-17-2029	**	1,156,893
JOHNS LYNG GROUP NPV	**	184,161
JOHNSON & JOHNSON COM USD1	**	20,570,558
JOHNSON CTLS INTL PLC COM USD0.01	**	6,684,914
JOST WERKE SE NPV (REGD)	**	129,632
JPM CHASE 2.963% 01-25-2033	**	14,109,928
JPMBB COML MTG 3.31060004234% DUE 03-17-2049	**	730,626
JPMBB COML MTG 3.7697% DUE 12-15-2048	**	3,750,840
JPMBB COML MTG FLTG RT 4.2016% DUE 09-15-2047	**	6,087,537
JPMBB COML MTG SECS TR 2014-C24 COML MTGPASSTHRU CTF CL 3.3726% 11-15-2047	**	10,114,741
JPMBB COML MTG SECS TR 2015-C31 FLTG RT CL B 08-15-2048	**	1,134,164
JPMBB COML MTG SECS TR SER 2014-C23 CL A-SB 3.657%09-15-2047	**	246,449
JPMBB COML MTG SECS TR SER 2014-C25 CL A-4A1 3.408% 11-15-2047	**	2,085,337
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	5,295,875
JPMORGAN CHASE & 6.087% DUE 10-23-2029	**	841,792
JPMORGAN CHASE & 6.087% DUE 10-23-2029	**	3,472,393
JPMORGAN CHASE & CO 3.875 09-10-2024	**	8,948,726
JPMORGAN CHASE & CO .824% 06-01-2025	**	3,104,251
JPMORGAN CHASE & CO 1.47% 09-22-2027	**	1,259,575
JPMORGAN CHASE & CO 2.005% 03-13-2026	**	8,734,416
JPMORGAN CHASE & CO 2.069% 06-01-2029	**	1,640,969
JPMORGAN CHASE & CO 2.083% DUE 04-22-2026/10-22-2020 REG	**	5,781,563
JPMORGAN CHASE & CO 2.301% 10-15-2025	**	18,324,840
JPMORGAN CHASE & CO 2.522% DUE 04-22-2031	**	1,221,221
JPMORGAN CHASE & CO 2.947% 02-24-2028	**	2,685,896
JPMORGAN CHASE & CO 3.509% 01-23-2029	**	1,260,567
JPMORGAN CHASE & CO 3.782% 02-01-2028	**	23,392,182
JPMORGAN CHASE & CO 3.96% 01-29-2027	**	289,236
JPMORGAN CHASE & CO 4.0% DUE 12-31-2049 REG	**	2,588,180
JPMORGAN CHASE & CO 4.08% 04-26-2026	**	491,948
JPMORGAN CHASE & CO 4.452% 12-05-2029	**	5,538,801
JPMORGAN CHASE & CO 4.6% DUE 12-31-2049	**	2,209,883
JPMORGAN CHASE & CO 5.299% 07-24-2029	**	3,214,512
JPMORGAN CHASE & CO 6.07% 10-22-2027	**	1,633,349
JPMORGAN CHASE & CO COM	**	38,152,239
JPMORGAN CHASE & CO NT FIXED TO FLTG RATE 1.578% 04-22-2027	**	3,962,900
JPMORGAN CHASE & CO NT FIXED TO FLTG RATE 4.323% 04-26-2028	**	379,524
JPMORGAN CHASE & CO SR NT FIXED/FLTG 2.595% 02-24-2026	**	504,598
JPMORGAN CHASE & CO. 2.739% 10-15-2030	**	2,881,135
JPMORGAN CHASE & CO. 2.956% 05-13-2031	**	2,886,931
JPMORGAN CHASE & CO. 4.851% DUE 07-25-2028	**	3,873,974

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMORGAN CHASE & CO. 5.35% 06-01-2034	**	1,421,358
JPMORGAN CHASE & FIXED 3.845% DUE 06-14-2025	**	4,602,997
JPMORGAN CHASE & FLTG RT .969% DUE 06-23-2025	**	682,694
JPMORGAN CHASE & FLTG RT 1.04% DUE 02-04-2027	**	5,056,799
JPMORGAN CHASE & FLTG RT 1.045% DUE 11-19-2026	**	827,276
JPMORGAN CHASE & FLTG RT 5.546% DUE 12-15-2025	**	1,855,916
JSC KAZMUNAYGAS 3.5% SNR MTN 14/04/2033 USD	**	416,784
JSC KAZMUNAYGAS 6.375% SNR MTN 24/10/48 USD	**	283,140
JSC OGK-2 RUB0.3627(RUB)	**	53,000
JSW ENERGY LTD COM	**	655,547
JTC PLC ORD GBP0.01	**	77,533
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	3,128,768
JUNIPER NETWORKS INC COM	**	689,036
JUST GROUP PLC ORD GBP0.10	**	159,296
JUSTSYSTEMS CORP NPV	**	234,625
JUSUNG ENGINEERING KRW500	**	57,093
JVCKENWOOD CORPORA NPV	**	2,922,372
JW LIFESCIENCE COR KRW2500	**	33,297
JYOTHY LABS LTD INR1	**	522,956
JYSKE BANK A/S DKK10	**	279,426
JYSKE REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	677,835
JYSKE REALKREDIT 1% SNR 01/10/2050 DKK0.01	**	658,052
KAISER ALUM CORP COM PAR $0.01 COM PAR $0.01	**	5,278,098
KAKAKU.COM. INC NPV	**	175,863
KAKEN PHARM NPV	**	954,288
KAMAN CORP COM	**	3,056,092
KAMIGUMI CO LTD NPV	**	102,666
KANADEN CORP NPV	**	30,884
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	**	252,557
KANSAS CITY PWR & LT CO 5.3 DUE 10-01-2041	**	64,508
KARDEX HOLDING AG	**	167,583
KAROON ENERGY LTD	**	158,831
KARUNA THERAPEUTICS INC COM	**	683,662
KARUR VYSYA BANK INR2	**	306,675
KARYOPHARM THERAPEUTICS INC COM	**	10,216
KATO SANGYO CO NPV	**	140,151
KAZATOMPROM JSC NA GDR EACH REPR 1 ORD REG	**	565,483
KB HOME COM	**	1,588,920
KBC GROEP NV NPV	**	2,834,668
KBR INC COM	**	187,840
KCC CORP KRW5000	**	243,244
KCE ELECTRONICS THB1(NVDR)	**	240,416
KEDGE CONSTRUCTION TWD10	**	84,176
KEI INDUSTRIES INR2	**	85,870
KEIHAN HOLDINGS CO NPV	**	73,208
KELLOGG CO 5.25% DUE 03-01-2033	**	266,927
KENMARE RESOURCES ORD EUR0.001 (CDI)	**	189,199
KENVUE INC 5.0% 03-22-2030	**	930,274

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KENVUE INC 5.2% 03-22-2063	**	84,026
KENVUE INC COM	**	8,791,173
KENVUE INC SR NT 5.05% 03-22-2028	**	2,122,444
KENVUE INC SR NT 5.35% 03-22-2026	**	1,515,176
KENVUE INC SR NT 5.5% 03-22-2025	**	827,857
KEPCO ENGINEERING KRW200	**	151,453
KEURIG DR PEPPER 4.417% DUE 05-25-2025	**	212,753
KEY BK NATL ASSN 4.39% DUE 12-14-2027	**	1,358,324
KEYCORP NEW COM	**	3,771,634
KEYMED BIOSCIENCES USD0.0001	**	28,296
KEYSIGHT TECHNOLOGIES INC COM	**	3,874,319
KFIN TECHNOLOGIES COMM STOCK	**	16,915
KIA CORP	**	917,928
KID ASA NOK1.20	**	130,082
KIER GROUP PLC ORD GBP0.01	**	8,437
KILROY REALTY CORP 2.5% DUE 11-15-2032	**	568,768
KILROY RLTY L P 4.375% DUE 10-01-2025	**	1,945,423
KIMBERLY CLARK CORP 3.1% DUE 03-26-2030 REG	**	243,005
KIMBERLY-CLARK CORP COM	**	11,202,857
KIMCO REALTY CORPORATION	**	962,828
KINAXIS INC COM NPV	**	936,063
KINDER MORGAN INC 4.3% DUE 06-01-2025	**	1,451,616
KINDER MORGAN INC 5.55% DUE 06-01-2045	**	222,029
KINDER MORGAN INC DEL 1.75% 11-15-2026	**	8,898,453
KINDER MORGAN INC FIXED 3.25% DUE 08-01-2050	**	178,265
KINDOM DEVELOPMENT TWD10	**	79,749
KING SLIDE WORKS TWD10	**	357,374
KING YUAN ELECTRON TWD10	**	337,492
KINGNET NETWORK CO LTD CNY1	**	302,129
KING'S TOWN BANK TWD10	**	301,996
KINIK CO TWD10	**	56,304
KINIKSA PHARMACEUTICALS-A	**	557,930
KINNEVIK AB SER'B'NPV	**	349,576
KINROSS GOLD CORP COM NPV NEW	**	418,829
KINSALE CAP GROUP INC COM	**	1,917,025
KION GROUP AG NPV	**	1,041,650
KISCO HOLDINGS CO LTD KRW5000	**	75,009
KITZ CORPORATION NPV	**	50,471
KIWOOM SECURITIES KRW5000	**	203,342
KKR & CO INC CL A CL A	**	6,951,529
KLA CORP 4.95% 07-15-2052	**	385,155
KLA CORPORATION COM USD0.001	**	14,402,870
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	3,361,168
KNORR BREMSE AG	**	1,678,656
KNOWLEDGE MARINE & INR10	**	69,725
KNR CONSTRUCTIONS INR2	**	217,262
KODIAK SCIENCES INC COM USD0.0001	**	37,912
KOITO MFG CO LTD NPV	**	146,521

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KOKUYO CO LTD NPV	**	1,041,396
KOMMUNALBANKEN AS 1.9% 19/01/2027	**	63,641
KON BAM GROEP NV EUR0.10	**	100,965
KONINKLIJKE HEIJMANS N.V	**	755,893
KONINKLIJKE VOPAK EUR0.50	**	889,934
KONOIKE TRANSPORT NPV	**	62,243
KOREA(REPUBLIC OF) 2.0% 10/06/2031	**	274,874
KOREA(REPUBLIC OF) 2.125% SNR 10/06/2027KRW	**	131,310
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2027KRW	**	128,134
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2028KRW	**	866,119
KOREA(REPUBLIC OF) 2.625% SNR 10/06/2028KRW	**	581,762
KOREA(REPUBLIC OF) 3.25% SNR 10/03/2028 KRW	**	322,747
KOREA(REPUBLIC OF) 3.25% SNR 10/06/2033 KRW	**	403,023
KOREA(REPUBLIC OF) 3.25% SNR 10/09/2042 KRW	**	111,944
KOREA(REPUBLIC OF) 4.25% SNR 10/12/2032 KRW	**	1,742,440
KOREA(REPUBLIC OF) 5.5% SNR 10/03/28 KRW10000	**	143,927
KOREAN REINSURANCE KRW500	**	240,548
KOSE CORPORATION NPV	**	2,310,328
KOSHIDAKA HLDG CO NPV	**	50,935
KPIT TECHNOLOGIES INR10	**	1,368,953
KPJ HEALTHCARE MYR0.5	**	39,894
KRAFT HEINZ FOODS CO GTD SR NT 4.625% 10-01-2039	**	372,897
KROGER CO 4.45% DUE 02-01-2047	**	265,634
KRUNG THAI BNK LTD THB5.15(NVDR)	**	561,879
KRYSTAL BIOTECH INC COM	**	2,613,572
KS ST DEV FIN AUTH REV PUB EMPLOYEES RETSYS-C 5.501 5-1-34 BEO TXBL SF 5-1-27	**	1,042,277
KSA SUKUK LTD 144A 5.268% 10-25-2028	**	207,594
KSB LTD INR10	**	158,103
KSL COML MTG TR 2023-HT MTG PASS THRU CTF CL A 144A 7.62335% 12-15-2036	**	1,009,363
KUBOTA CORP NPV	**	1,767,495
KUEHNE&NAGEL INTL CHF1 (REGD)	**	539,899
KUKBO DESIGN KRW500	**	28,088
KULICKE & SOFFA INDS INC COM	**	5,718,897
KUMAGAI GUMI CO NPV	**	580,462
KUMHO TIRE CO KRW5000	**	19,109
KURITA WATER INDS NPV	**	1,276,436
KYMERA THERAPEUTICS INC COM	**	158,718
KYNDRYL HLDGS INC COM	**	1,529,990
KYOCERA CORP NPV	**	5,488,779
KYUSHU ELEC POWER NPV	**	1,118,190
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	71,737
L&K ENGINEERING CO TWD10	**	304,655
L&T FINANCE HOLDINGS LTD	**	402,277
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	**	244,835
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	**	881,405
L3HARRIS TECHNOLOGIES INC 5.4% 01-15-2027	**	3,047,508
L3HARRIS TECHNOLOGIES INC 5.4% 07-31-2033	**	510,473
L3HARRIS TECHNOLOGIES INC 5.6% 07-31-2053	**	106,871

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LAD AUTO 6.12% DUE 09-15-2027	**	2,017,052
LAFARGE MALAYSIA BHD	**	205,562
LAGERCRANTZ GROUP SER'B'NPV	**	122,166
LAM RESH CORP COM	**	21,682,203
LANCASHIRE HLDGS COM STK	**	33,410
LANDIS & GYR GROUP CHF10 (REGD)	**	233,874
LANDSEA HOMES CORP + COM USD	**	28,908
LANDSTAR SYS INC COM	**	2,572,447
LAO FENG XIANG CO 'B'CNY1	**	497,258
LAQ 2023-LAQ MTG TR 7.42542% 03-15-2036	**	1,309,964
LAR ESPANA REAL ESTATE SOCIMI SA EUR2	**	77,033
LARGAN PRECISION C TWD10	**	561,086
LAS VEGAS SANDS 2.9% DUE 06-25-2025	**	105,707
LAS VEGAS SANDS 3.2% DUE 08-08-2024	**	1,078,736
LAS VEGAS SANDS 3.9% DUE 08-08-2029	**	1,345,230
LAUREL RD PRIME STUDENT SR 19-A CL A2FX 0.0% 10-25-2048	**	140,608
LAVVI EMPREENDIMEN COM NPV	**	216,764
LAWSON INC NPV	**	893,715
LCH_IRS BARCUS31 20/03/2029 CNY P 2.25% / R 7DCNRR0 SWU01Z2T4	**	4,647
LCH_IRS BARCUS31 20/03/2029 KRW P 3MKWCDC / R 3.25% SWU0208S6	**	6,187
LCH_IRS GOLDUS33 03/10/2033 EUR P 6MEURIB / R 3.3% SWU01XYB3	**	15,436
LCH_IRS GOLDUS33 09/10/2028 EUR P 6MEURIB / R 3.37% SWU01Y4Y4	**	27,358
LCH_IRS GOLDUS33 15/03/2033 AUD P 6MBBSW / R 4.25% SWU01LGV5	**	23,363
LCH_IRS GOLDUS33 15/03/2033 CAD P 3.25% / R 3MCDOR SWU01LBF5	**	6,041
LCH_IRS GOLDUS33 15/12/2035 EUR P 0.45% / R 6MEURIB SWU00XH23	**	23,837
LCH_IRS GOLDUS33 17/06/2030 AUD P 1.25% / R 6MBBSW SWU00Y1H5	**	171,912
LCH_IRS GOLDUS33 17/11/2052 EUR P 0.064% / R 6MEURIB SWU016KP6	**	156,776
LCH_IRS GOLDUS33 18/03/2025 NOK P 1.635% / R 6MNIBOR SWU00ZE21	**	8,956
LCH_IRS GOLDUS33 19/03/2027 EUR P 6MEURIB / R 3% SWU01NRX5	**	140,621
LCH_IRS GOLDUS33 20/03/2026 EUR P 6MEURIB / R 0 SWU01XDM2	**	353,276
LCH_IRS GOLDUS33 20/03/2029 EUR P 6MEURIB / R 3.25% SWU01XDN0	**	891,389
LCH_IRS GOLDUS33 20/03/2034 EUR P 6MEURIB / R 3% SWU01XDO8	**	1,333,355
LCH_IRS GOLDUS33 20/12/2033 AUD P 6MBBSW / R 4.75% SWU01Z579	**	681,634
LCH_IRS GOLDUS33 27/05/2050 EUR P 0.054% / R 6MEURIB SWU017449	**	45,412
LCH_IRS MSNYUS33 20/12/2033 AUD P 6MBBSW / R 4.75% SWU01XLH4	**	214,171
LCH_OIS BARCUS31 20/03/2029 INR P 1DMIBOR / R 6.5% SWU01ZLF3	**	53,551
LCH_OIS GOLDUS33 03/20/2034 USD P 1DSOFR / R 4.25% SWU01ZTT5	**	197,812
LCH_OIS GOLDUS33 03/31/2024 USD P 1.43% / R 1DSOFR SWU01GSI2	**	3,904
LCH_OIS GOLDUS33 03/31/2024 USD P 2.117% / R 1DSOFR SWU01HAR9	**	19,311
LCH_OIS GOLDUS33 03/31/2024 USD P 2.209% / R 1DSOFR SWU01HE79	**	96,922
LCH_OIS GOLDUS33 03/31/2025 USD P 4.159% / R 1DSOFR SWU01QFN3	**	80,114
LCH_OIS GOLDUS33 03/31/2030 USD P 1DSOFR / R 3.849% SWU01WQM0	**	2,910
LCH_OIS GOLDUS33 03/31/2030 USD P 1DSOFR / R 3.857% SWU01WQI9	**	21,014
LCH_OIS GOLDUS33 05/13/2025 USD P 3.15% / R 1DSOFR SWU01US59	**	126,213
LCH_OIS GOLDUS33 05/13/2025 USD P 3.2% / R 1DSOFR SWU01USE0	**	9,914
LCH_OIS GOLDUS33 06/15/2024 USD P 1.75% / R 1DSOFR SWU01H5I5	**	333,108
LCH_OIS GOLDUS33 06/15/2027 USD P 1.75% / R 1DSOFR SWU01H5P9	**	539,217
LCH_OIS GOLDUS33 06/20/2034 USD P 1DSOFR / R 3.75% SWU0205W0	**	91,131

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LCH_OIS GOLDUS33 06/21/2025 USD P 3.75% / R 1DSOFR SWU01O3A9	**	121,801
LCH_OIS GOLDUS33 08/25/2024 USD P 1.298% / R 1DSOFR SWU01P4J6	**	55,903
LCH_OIS GOLDUS33 08/31/2024 USD P 1.249% / R 1DSOFR SWU01P4F4	**	77,440
LCH_OIS GOLDUS33 09/05/2028 USD P 1DSOFR / R 3.8% SWU01XBG7	**	2,087
LCH_OIS GOLDUS33 10/05/2028 USD P 1DSOFR / R 3.81% SWU01VW45	**	3,710
LCH_OIS GOLDUS33 10/16/2053 USD P 1DSOFR / R 3.88% SWU01Y9X1	**	40,048
LCH_OIS GOLDUS33 10/17/2053 USD P 1DSOFR / R 3.87% SWU01YB00	**	39,320
LCH_OIS GOLDUS33 11/15/2032 USD P 3.083% / R 1DSOFR SWU01OLE1	**	12,143
LCH_OIS GOLDUS33 11/15/2032 USD P 3.089% / R 1DSOFR SWU01OE41	**	5,979
LCH_OIS GOLDUS33 11/15/2032 USD P 3.106% / R 1DSOFR SWU01OF08	**	21,116
LCH_OIS GOLDUS33 11/15/2032 USD P 3.173% / R 1DSOFR SWU01OBZ5	**	17,545
LCH_OIS GOLDUS33 11/15/2032 USD P 3.174% / R 1DSOFR SWU01OCP6	**	17,473
LCH_OIS GOLDUS33 11/30/2026 USD P 2.965% / R 1DSOFR SWU01JJ13	**	143,158
LCH_OIS GOLDUS33 11/30/2027 USD P 1DSOFR / R 3.981% SWU01WRL1	**	40,604
LCH_OIS GOLDUS33 11/30/2027 USD P 1DSOFR / R 3.988% SWU01WRK3	**	17,058
LCH_OIS GOLDUS33 12/15/2026 USD P 1.25% / R 1DSOFR SWU01P4T4	**	736,791
LCH_OIS GOLDUS33 12/20/2033 USD P 1DSOFR / R 0 SWU01VAF4	**	13,677
LCH_OIS GOLDUS33 12/20/2053 USD P 3.25% / R 1DSOFR SWU01VAN7	**	55,598
LCH_OIS GOLDUS33 15/06/2052 JPY P 0.8% / R 1DTONAR SWU01HIX8	**	146,103
LCH_OIS GOLDUS33 17/06/2027 GBP P 1DSONIA / R 3% SWU020E18	**	297
LCH_OIS GOLDUS33 17/06/2035 GBP P 3% / R 1DSONIA SWU020E26	**	14,854
LCH_OIS GOLDUS33 19/06/2039 JPY P 0.4% / R 1DTONAR SWU01E105	**	101,871
LCH_OIS GOLDUS33 20/03/2026 GBP P 1DSONIA / R 0 SWU01XEO7	**	49,280
LCH_OIS GOLDUS33 20/03/2029 GBP P 1DSONIA / R 0 SWU01XEP4	**	830,505
LCH_OIS GOLDUS33 20/03/2034 GBP P 1DSONIA / R 4.5% SWU01XEQ2	**	1,199,750
LCH_OIS GOLDUS33 20/03/2054 GBP P 1DSONIA / R 0 SWU01XER0	**	129,725
LCH_OIS GOLDUS33 21/06/2033 CAD P 1DCORRA / R 3.25% SWU01OT52	**	23,409
LCH_OIS GOLDUS33 30/08/2025 CAD P 1DCORRA / R 4.6% SWU01X954	**	19,062
LCH_OIS MSNYUS33 09/05/2028 USD P 1DSOFR / R 3.8% SWU01XBG7	**	6,262
LCH_OIS MSNYUS33 09/27/2033 USD P 1DSOFR / R 4.165% SWU01XTV5	**	58,142
LEAR CORP COM NEW COM NEW	**	2,469,763
LEEJAM SPORTS CO J SAR10	**	311,280
LEGACY MTG AST TR FLTG RT 1.75% DUE 04-25-2061	**	728,447
LEGALZOOM COM INC COM	**	819,521
LEGGETT & PLATT INC COM	**	2,926,696
LEGRAND SA EUR4	**	4,619,638
LEIDOS INC 3.625% 05-15-2025	**	2,523,229
LEIDOS INC 5.75% 03-15-2033	**	532,951
LEMAITRE VASCULAR INC COM STK	**	4,482,678
LENDINGCLUB CORP COM NEW	**	402,337
LENDINGTREE INC NEW COM USD0.01	**	319,027
LENDMARK FDG TR 2021-1 1.9% 11-20-2031	**	1,799,176
LENOVO GROUP LIMITED HKD0.025	**	1,868,352
LEONARDO SPA EUR4.40	**	233,281
LEVI STRAUSS & CO NEW CL A CL A	**	4,060,173
LIBERTY MEDIA CORP DEL COM LIBERTY FORMULA ONE SER C	**	1,243,977
LIBERTY MEDIA CORP DEL COM LIBERTY SIRIUSXM SER A	**	38,627
LIBERTY MEDIA CORP DEL COM LIBERTY SIRIUSXM SER C	**	1,338,011

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LIC HOUSING FINAN INR 2	**	32,831
LIGHTSPEED COMMERC COM NPV SUB VTG SHS	**	244,738
LIKE CO LTD NPV	**	29,037
LIMBACH HLDGS INC COM	**	44,561
LINAMAR CORP COMMON STOCK	**	150,510
LINCOLN NATL CORP COM	**	2,111,077
LINDAB INTL AB NPV	**	458,798
LINDE PLC	**	26,598,401
LINDSAY AUSTRALIA LTD	**	85,874
LITE-ON TECHNOLOGY TWD10	**	2,054,805
LITHIA MTRS INC COM CL A	**	886,751
LIVE NATION ENTERTAINMENT INC	**	15,916,493
LIVEPERSON INC COM STK ISIN# US5381461012	**	244,773
LIVERAMP HOLDINGS INC	**	384,103
LKQ CORP COM LKQ CORP	**	3,880,070
LLOYDS BANK PLC 0%-VAR SNR 02/04/2032 USD	**	1,293,123
LLOYDS BANKING GROUP PLC 5.871% 03-06-2029	**	3,905,924
LLOYDS BANKING GROUP PLC 5.985% 08-07-2027	**	8,365,965
LLOYDS BKG GROUP 2.438% DUE 02-05-2026	**	1,158,033
LLOYDS BKG GROUP 4.5% DUE 11-04-2024	**	494,010
LLOYDS BKG GROUP FIXED 3.87% DUE 07-09-2025	**	1,597,836
LLOYDS BKG GROUP FLTG RT 3.574% 11-07-2028	**	18,802,206
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	2,340,383
LOCK&LOCK CO LTD KRW500	**	21,399
LOCKHEED MARTIN CORP 3.9% 06-15-2032	**	2,424,066
LOCKHEED MARTIN CORP 5.1% 11-15-2027	**	909,831
LOCKHEED MARTIN CORP COM	**	8,874,892
LOGISTA HOLDINGS EUR0.2	**	3,459,678
LOGITECH INTL CHF0.25 (REGD)	**	6,499,447
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	6,583,948
LOOK INCORPORATED NPV	**	42,657
L'OREAL EUR0.20	**	10,792,034
LOUISIANA LOC GOVT ENVRNMNTL FACS & TAX-LA UTILS RESTRTN CORP 5.048% 12-01-2034	**	409,155
LOUISIANA-PACIFIC CORP COM	**	2,654,779
LOUISVILLE GAS & ELEC CO 5.45% DUE 04-15-2033	**	313,056
LOWES COMPANIES INC 1.7% 09-15-2028	**	804,386
LOWE'S COMPANIES INC 4.4% DUE 09-08-2025 BEO	**	823,834
LOWE'S COMPANIES INC 5.625% DUE 04-15-2053 BEO	**	1,005,202
LOWES COS INC 1.7% DUE 10-15-2030	**	291,180
LOWES COS INC 3% DUE 10-15-2050	**	307,286
LOWES COS INC 3.1% DUE 05-03-2027	**	1,053,801
LOWES COS INC 3.35% 04-01-2027	**	1,221,207
LOWES COS INC 4.0% 04-01-2032	**	234,364
LOWES COS INC 5.0% 04-15-2033	**	2,072,830
LOWES COS INC COM	**	35,009,563
LOWES COS INC FIXED 4.5% DUE 04-15-2030	**	2,150,502
LPL HLDGS INC 6.75% 11-17-2028	**	751,544

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LS ELECTRIC CO LTD	**	170,226
LUCECO PLC ORD GBP0.0005	**	3,381
LUK FOOK HLDGS HKD0.10	**	32,195
LUKOIL PJSC	**	578,838
LULULEMON ATHLETICA INC COM	**	15,820,846
LUMENTUM HLDGS INC COM	**	182,841
LVMH MOET HENNESSY EUR0.30	**	11,155,571
LX HAUSYS LTD KRW5000	**	74,884
LYB INTL FIN III 1.25% DUE 10-01-2025	**	92,466
LYB INTL FIN III 1.25% DUE 10-01-2025	**	1,283,323
LYFT INC CL A CL A	**	1,751,806
LYONDELLBASELL IND N V COM USD0.01 CL 'A'	**	3,779,145
M UP HOLDINGS INC	**	484,786
M31 TECHNOLOGY COR TWD10	**	635,506
MACERICH CO REIT	**	956,845
MACHVISION INC. TWD10	**	121,031
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK	**	1,812,525
MACQUARIE BK LTD 0.0% CP 11-20-2024	**	3,826,593
MACQUARIE GROUP LTD SR MEDIUM TERM TRANCHE # TR 00030 5.108% 08-09-2026	**	3,435,746
MACQUARIE GROUP LTD SR MEDIUM TERM 1.34%01-12-2027	**	1,447,482
MACQUARIE GROUP LTD SR NT FIXED/FLTG 144A 2.691% 06-23-2032	**	369,783
MACQUARIE MEXICO REAL ESTATE MGMT	**	22,320
MACROGENICS INC COM	**	80,346
MACYS INC COM STK	**	2,776,681
MADDEN STEVEN LTD COM	**	2,606,520
MADISON PARK FUNDING LTD 20/04/2032 0% 04-20-2032	**	1,279,641
MAGNA INTERNATIONAL INC COMMON STOCK	**	12,708,108
MAGNETITE XXVI LTD / MAGNETITE XXVI SR SECD NT CL A-2-R 144A 6.98628 07-25-2034	**	792,032
MAGNOLIA OIL & GAS CORP CL A CL A	**	2,794,738
MAGYAR TELEKOM HUF100	**	263,496
MAH SING GROUP BHD NPV	**	115,712
MAHARASHTRA SEAML INR5	**	452,824
MAHLE METAL LEVE COM NPV	**	110,321
MAJOR DRILLING GRP COM NPV	**	210,937
MAKALOT INDUSTRIAL TWD10	**	334,973
MALAYSIA 3.519% 20/04/2028	**	410,229
MALIBU BOATS INC COM CL A COM CL A	**	3,180,656
MANAKSIA LTD INR2	**	26,850
MANAPPURAM GEN FIN & LEASING COM STK	**	253,183
MANGALORE REF &PET INR10	**	80,446
MANHATTAN ASSOCS INC COM	**	5,379,986
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	189,704
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	287,252
MANPOWERGROUP INC	**	3,783,964
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	50,287
MAOYAN ENTERTAINME USD0.00002	**	2,282,793
MAP AKTIF ADIPERKA IDR10	**	337,757
MAPLE GROVE FDG TR I PRE-CAPITALIZED TR SECS 4.161% 08-15-2051	**	1,476,528

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MARATHON OIL CORP COM	**	13,957,884
MARATHON PETE CORP 4.7% DUE 05-01-2025 REG	**	185,763
MARATHON PETE CORP 5.125% 05-22-2019	**	1,380,467
MARATHON PETE CORP COM	**	4,731,052
MARATHON PETROLEUM CORP 3.625% DUE 09-15-2024	**	2,757,194
MARCO POLO MARINE NPV	**	127,235
MARCOPOLO SA PRF NPV	**	355,287
MARKEL GROUP INC	**	5,821,590
MARKS & SPENCER GROUP ORD GBP0.01	**	1,249,078
MARRIOTT INTERNATIONAL INC 5.0% 10-15-2027	**	2,475,408
MARRIOTT INTL INC NEW 4.9% 04-15-2029	**	246,826
MARRIOTT INTL INC NEW 5.45% 09-15-2026	**	1,450,296
MARRIOTT INTL INC NEW COM STK CL A	**	24,694,242
MARS GROUP HOLDINGS CORPORATION	**	324,124
MARSH & MCLENNAN CO'S INC COM	**	25,669,585
MARSH & MCLENNAN COS INC SR NT 3.5 DUE 06-03-2024	**	579,478
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	100,559
MARTIN MARIETTA 4.25% 12-15-2047	**	220,279
MARTIN MARIETTA MATLS INC COM	**	16,422,620
MARTINREA INTL INC COM NPV	**	1,254,571
MARUTI SUZUKI IND INR5	**	799,786
MARUZEN SHOWA UNYU NPV	**	146,992
MARVELL TECHNOLOGY INC 2.95% 04-15-2031	**	459,526
MARVELL TECHNOLOGY INC 5.75% 02-15-2029	**	129,319
MARVELL TECHNOLOGY INC 5.75% 02-15-2029	**	3,351,943
MASCO CORP 6.5% DUE 08-15-2032	**	327,716
MASCO CORP FIXED 2% DUE 10-01-2030	**	82,353
MASONITE INTL CORP NEW COM	**	359,551
MASSACHUSETTS EDL FING AUTH SER 8-1 CL A1 FLTG 04-25-2038	**	7,024
MASTERBRAND INC COM	**	949,346
MASTERCARD INC 3.375 DUE 04-01-2024 BEO	**	676,314
MASTERCARD INC CL A	**	96,476,989
MASTERCRAFT BOAT HLDGS INC COM	**	136,723
MASTR AST BACKED FLTG RT 5.56034% DUE 11-25-2036	**	1,180,144
MATADOR RES CO COM	**	3,750,827
MATRIX SVC CO COM	**	73,780
MAXCYTE INC COM	**	18,184
MAXLINEAR INC COMMON STOCK	**	1,587,289
MC DONALDS CORP COM	**	21,364,435
MCCORMICK & CO INC .9% DUE 02-15-2026 REG	**	4,567,727
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	**	82,338
MCDONALDS CORP 1.45% DUE 09-01-2025	**	141,995
MCDONALDS CORP 3.7% DUE 01-30-2026	**	265,431
MCDONALDS CORP 4.2% 04-01-2050	**	876,047
MCDONALDS CORP 4.875% DUE 07-15-2040	**	117,165
MCDONALD'S CORP FIXED 4.45% DUE 09-01-2048	**	232,768
MCDONALDS CORP MED TERM 3.5% 07-01-2027	**	330,516
MCDONALDS CORP MEDIUM TERM NTS BOOK 3.625% DUE 09-01-2049	**	96,585

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRTRANCHE # TR 00122 3.5% DUE 03-01-2027	**	214,268
MCDONALD'S CORPORATION 3.8% 04-01-2028	**	731,951
MCGRATH RENTCORP COM	**	258,020
MCKESSON CORP	**	19,130,797
MCMILLAN SHAKESPEA NPV	**	132,894
MEARS GROUP ORD GBP0.01	**	187,734
MECHEL PJSC RUB10(RUB)	**	1,644
MECHEL-PFD	**	1,319
MEDACTA GROUP SA CHF0.10	**	148,037
MEDCO ENERGI INTL IDR25.00	**	114,885
MEDIATEK INC TWD10	**	3,836,366
MEDICAL PPTYS TR INC COM REIT	**	71,612
MEDIFAST INC COM	**	243,874
MEDIPAL HOLDINGS CORP	**	256,142
MEDPACE HLDGS INC COM	**	5,813,341
MEDSTAR HEALTH INC 3.626% DUE 08-15-2049	**	449,940
MEDTRONIC PLC COMMON STOCK STOCK	**	26,261,838
MEG ENERGY CORP COM NPV	**	3,328,089
MEGACHIPS CORP NPV	**	159,342
MEITU INC USD0.00001	**	100,736
MEMORIAL HLTH SVCS 3.447% DUE 11-01-2049	**	365,418
MERCADOLIBRE INC COM STK	**	10,988,208
MERCARI INC NPV	**	137,129
MERCEDES-BENZ AUTO FIXED 4.51% DUE 11-15-2027	**	740,298
MERCEDES-BENZ AUTO RECEIVABLES TR 2020-15.09% SER 23-1 CL A2 01-15-2026 BEO	**	571,799
MERCIALYS EUR1	**	74,286
MERCK & CO INC NEW 1.45% DUE 06-24-2030	**	518,879
MERCK & CO INC NEW COM	**	13,890,565
MERCK KGAA NPV	**	7,747,771
MERCURY GEN CORP NEW COM	**	320,120
MERIDIANLINK INC COM	**	262,240
MERRILL LYNCH MTG FLTG RT 5.98034% DUE 09-25-2035	**	48,847
MERRY ELECTRONICS TWD10	**	567,293
MERSANA THERAPEUTICS INC COM	**	133,268
MESA LABS INC COM	**	2,213,790
META FINL GROUP INC COM	**	231,145
META PLATFORMS INC 3.5% 08-15-2027	**	1,614,877
META PLATFORMS INC COM USD0.000006 CL 'A'	**	68,370,560
METLIFE INC 6.4% 12-15-2066	**	4,305,765
METLIFE INC COM STK USD0.01	**	4,607,343
METTLER-TOLEDO INTL INC COM	**	919,424
MEXICO(UTD MEX ST) 2.75% GTD 27/11/2031 MXV100	**	1,710,074
MEXICO(UTD MEX ST) 3% GTD 03/12/2026 DUAL CURR	**	179,644
MEXICO(UTD MEX ST) 4% GTD 30/11/2028 DUAL CURR	**	834,370
MF1 2021-FL5 LTD / MF1 2021-FL5 LLC SR SECD NT CL A FLTG 144A 6.0309 07-15-2036	**	424,326
MFA 2020-NQM2 TR 1.381% DUE 04-25-2065	**	197,216
MFA 2023-NQM2 TR 4.4% DUE 03-25-2068	**	2,656,734
MFA 2023-NQM4 TR FLTG RT 6.105% DUE 12-25-2068	**	501,775

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MFA 2023-NQM4 TR FLTG RT 6.105% DUE 12-25-2068	**	2,308,165
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	7,090,410,826
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	3,972,267,766
MFC ISHARES TR RUSSELL 2000 ETF	**	4,583,012
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CLASS B 00105A30-0452	**	299,910,318
MFO JPMORGAN MBS FUND COMMINGLED	**	225,007,884
MFO PIMCO COMMODITIES PLUS COLTV TR (SEI) 92202	**	48,275,232
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,492,570
MFO PIMCO PAPS ASSET BACKED SECURITIES	**	24,129,951
MFO PIMCO SHORT TERM FLOATING NAV II	**	17,295,067
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	566,245,057
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	736,409,347
MGAME CORP KRW500	**	182,467
MGE ENERGY INC COM .	**	775,525
MGIC INVT CORP WIS COM	**	968,917
MIAMI-DADE CNTY FLA AVIATION REV 3.405% 10-01-2024 BEO TAXABLE	**	2,812,962
MIAMI-DADE CNTY FLA AVIATION REV 3.505% 10-01-2025 BEO TAXABLE	**	3,418,303
MIAMI-DADE CNTY FLA SEAPORT REV 1.962% 10-01-2030 BEO TAXABLE	**	3,197,556
MIAMI-DADE CNTY FLA WTR & SWR REV 2.501%10-01-2027 BEO TAXABLE	**	1,872,712
MICHELIN CIE GLE ETABL	**	3,823,461
MICHIGAN FIN AUTH REV MUNI 3.384% 12-01-2040	**	5,726,814
MICRON TECH INC COM	**	2,098,852
MICRON TECHNOLOGY INC 2.703% 04-15-2032	**	1,682,410
MICRON TECHNOLOGY INC 5.875% 02-09-2033	**	458,150
MICRONIC MYDATA AB NPV	**	538,477
MICROSOFT CORP 2.921% 03-17-2052 USD	**	51,916
MICROSOFT CORP 3.3% DUE 02-06-2027	**	652,705
MICROSOFT CORP 3.45% DUE 08-08-2036	**	35,961
MICROSOFT CORP COM	**	317,683,173
MICRO-STAR INTL TWD10	**	3,177,270
MID-AMER APT CMNTYS INC COM	**	169,151
MID-AMERICA APARTMENT 1.7% DUE 02-15-2031 BEO	**	276,146
MIDAMERICAN ENERGY 3.65% DUE 04-15-2029	**	1,300,700
MIDAMERICAN ENERGY 5.858% 09-15-2054	**	222,083
MIDDLEBY CORP COM	**	2,570,324
MIDMICHIGAN HEALTH 3.409% DUE 06-01-2050	**	295,478
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	431,729
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	1,925,511
MIGOS TICARET A.S COMSTK	**	479,860
MILLERKNOLL INC COM STK USD0.20	**	3,644,355
MIMAKI ENGINEERING NPV	**	37,399
MIMASU SEMICONDUCT NPV	**	74,904
MINERALYS THERAPEUTICS INC COM	**	50,138
MING YUAN CLOUD GR HKD0.0001	**	18,073
MINISTERIO HAC 5.75% GTD 03/11/2027 COP	**	462,930
MINSHENG EDUCATION GROUP CO LTD USD0.00001	**	21,311
MITAC HOLDINGS CORP	**	116,127
MITIE GROUP ORD GBP0.025	**	61,410

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MITRA ADIPERKASA IDR50	**	52,467
MITRABARA ADIPERDA IDR100	**	21,806
MITSUBISHI ELEC CP NPV	**	4,599,770
MITSUBISHI KAKOKI NPV	**	83,118
MITSUBISHI MOTOR C NPV	**	181,855
MITSUBISHI SHOKUHI NPV	**	303,653
MITSUBISHI UFJ .953% DUE 07-19-2025	**	4,913,095
MITSUBISHI UFJ 1.538% DUE 07-20-2027	**	475,362
MITSUBISHI UFJ 1.538% DUE 07-20-2027	**	1,512,933
MITSUBISHI UFJ 2.309% DUE 07-20-2032	**	997,419
MITSUBISHI UFJ 2.757% DUE 09-13-2026	**	285,266
MITSUBISHI UFJ 4.788% DUE 07-18-2025	**	5,308,986
MITSUBISHI UFJ 5.017% DUE 07-20-2028	**	2,058,085
MITSUBISHI UFJ 5.063% DUE 09-12-2025	**	2,236,751
MITSUBISHI UFJ FIN GRP BDS 3.195% 07-18-2029	**	6,898,028
MITSUBISHI UFJ FINANCIAL GROUP INC 5.242% DUE 04-19-2029	**	853,285
MITSUBISHI UFJ FINANCIAL GROUP INC 5.406% DUE 04-19-2034	**	622,657
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	379,278
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	3,371,356
MITSUBISHI UFJ FINL GROUP INC .962% DUE 10-11-2025 REG	**	1,206,945
MITSUBISHI UFJ FINL GROUP INC 1.64% 10-13-2027	**	5,633,518
MITSUBISHI UFJ FINL GROUP INC 2.193% DUE02-25-2025	**	1,902,952
MITSUBISHI UFJ FINL GROUP INC 3.837% 04-17-2026	**	676,720
MITSUBISHI UFJ FINL GROUP INC 4.08% 04-19-2028	**	690,773
MITSUBISHI UFJ FINL GROUP INC CORP BOND 3.407% 03-07-2024	**	6,901,325
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	2,453,954
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	11,390,122
MITSUI E&S CO LTD NPV	**	469,732
MIURA CO LTD NPV	**	89,630
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	683,579
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	1,184,870
MIZUHO FINL GROUP 3.17% DUE 09-11-2027	**	282,007
MIZUHO FINL GROUP 3.261% DUE 05-22-2030	**	1,824,328
MIZUHO FINL GROUP FLTG RT 2.201% DUE 07-10-2031	**	4,167,087
MIZUHO FINL GROUP FLTG RT 2.555% DUE 09-13-2025	**	469,383
MIZUHO FINL GROUP FLTG RT 2.839% DUE 07-16-2025	**	2,462,593
MIZUHO FINL GROUP INC 2.172% DUE 05-22-2032 REG	**	4,000,952
MIZUHO FINL GROUP INC 2.869% 09-13-2030	**	2,929,420
MIZUHO MEDY CO LTD NPV	**	144,772
MIZUNO CORP NPV	**	189,559
MK RESTAURANT GROU THB1(NVDR)	**	28,998
MKS INSTRS INC COM	**	4,758,149
MLP VIPER ENERGY INC	**	1,116,218
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S	**	8
MMC NORILSK NICKEL PJSC	**	354,510
MOBILE TELESYSTEMS PJSC	**	71,791
MOBIMO HLDG AG CHF38(REGD)	**	281,575
MODEL N INC COM USD0.00015	**	1,812,362

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MODERNA INC COM	**	164,988
MODINE MFG CO COM STK	**	2,470,386
MOLINA HEALTHCARE INC COM	**	375,401
MONASH IVF GRP LTD NPV	**	36,521
MONDAY COM LTD COM NPV	**	3,615,155
MONDELEZ INTL INC 1.5% DUE 05-04-2025	**	1,411,115
MONDELEZ INTL INC 2.75% DUE 04-13-2030 REG	**	91,343
MONETA MONEY BANK CZK20.00	**	1,468,055
MONEX GROUP, INC. NPV	**	597,722
MONEYSUPERMARKET.C ORD GBP0.0002	**	43,578
MONGODB INC CL A CL A	**	9,083,012
MONOLITHIC PWR SYS INC COM	**	395,499
MONRO INC COM USD0.01	**	2,432,462
MONSTER BEVERAGE CORP NEW COM	**	17,742,382
MONTANA AEROSPACE CHF1.00	**	97,590
MONTAUK RENEWABLES INC COM	**	95,996
MONTEA NV NPV	**	79,986
MOODYS CORP 3.25% 01-15-2028	**	4,773,310
MOODYS CORP 5.25% DUE 07-15-2044	**	506,269
MOODYS CORP COM	**	15,915,711
MOONLAKE IMMUNOTHERAPEUTICS COM	**	2,213,897
MORGAN SINDALL GRP PLC ORD GBP0.05	**	31,625
MORGAN STANLEY .791% DUE 01-22-2025/07-20-2021	**	7,097,061
MORGAN STANLEY .864% DUE 10-21-2025 BEO	**	2,919,478
MORGAN STANLEY .985% DUE 12-10-2026	**	5,972,718
MORGAN STANLEY 1.164% 10-21-2025	**	11,736,550
MORGAN STANLEY 1.794% 02-13-2032	**	2,083,500
MORGAN STANLEY 1.928% DUE 04-28-2032	**	564,113
MORGAN STANLEY 2.239% 07-21-2032	**	4,980,474
MORGAN STANLEY 2.475% 01-21-2028	**	653,126
MORGAN STANLEY 2.511% 10-20-2032	**	1,452,434
MORGAN STANLEY 2.699% DUE 01-22-2031	**	971,201
MORGAN STANLEY 2.72% DUE 07-22-2025	**	5,656,400
MORGAN STANLEY 3.125% DUE 07-27-2026	**	1,023,947
MORGAN STANLEY 3.625% DUE 01-20-2027	**	12,107,030
MORGAN STANLEY 3.772% 01-24-2029	**	79,217
MORGAN STANLEY 3.772% 01-24-2029	**	3,688,830
MORGAN STANLEY 3.875% DUE 01-27-2026	**	2,508,164
MORGAN STANLEY 3.875% DUE 04-29-2024	**	4,524,696
MORGAN STANLEY 4.3% DUE 01-27-2045	**	316,758
MORGAN STANLEY 4.35 DUE 09-08-2026	**	491,026
MORGAN STANLEY 4.35 DUE 09-08-2026	**	7,080,601
MORGAN STANLEY 4.431% 01-23-2030	**	304,207
MORGAN STANLEY 5.123% DUE 02-01-2029	**	291,566
MORGAN STANLEY 5.123% DUE 02-01-2029	**	933,011
MORGAN STANLEY 5.25% 04-21-2034	**	741,722
MORGAN STANLEY 6.407% 11-01-2029	**	424,462
MORGAN STANLEY 6.407% 11-01-2029	**	1,193,800

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY ABS CAP I INC 2005-HE1 CLM1 FLT RT DUE 12-25-2034	**	1,588,060
MORGAN STANLEY BAML TRUST SERIES 2015-C22 CLASS A3 3.046% 03-15-2015	**	1,695,674
MORGAN STANLEY BK 2.84% DUE 11-15-2049	**	3,670,856
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	6,796,835
MORGAN STANLEY BK 3.15% DUE 03-15-2048	**	138,505
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	677,264
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	11,324,820
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	5,349,447
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	1,562,310
MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2015-C23 CL A-3 3.451% 07-15-2050	**	1,120,340
MORGAN STANLEY BK FLTG RT 4.11% DUE 10-15-2047	**	2,139,343
MORGAN STANLEY BK N A SALT LAKE CY GLOBAL NT SER A 3/A2 4.754% 04-21-2026	**	1,637,736
MORGAN STANLEY COM STK USD0.01	**	35,535,547
MORGAN STANLEY FIXED .79% DUE 05-30-2025	**	2,471,682
MORGAN STANLEY FIXED .79% DUE 05-30-2025	**	1,708,925
MORGAN STANLEY FIXED 1.593% DUE 05-04-2027	**	1,514,486
MORGAN STANLEY FLTG RT 2.188% DUE 04-28-2026	**	3,434,826
MORGAN STANLEY FLTG RT 5.164% DUE 04-20-2029	**	15,874,367
MORGAN STANLEY FLTG RT 5.449% DUE 07-20-2029	**	142,777
MORGAN STANLEY FLTG RT 5.449% DUE 07-20-2029	**	5,823,282
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	477,772
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	16,483,122
MORGAN STANLEY MTN 1.512% DUE 07-20-2027	**	1,889,664
MORINAGA & CO NPV	**	471,847
MORINAGA MILK Y50	**	835,931
MORIROKU HOLDINGS NPV	**	51,307
MORITA HOLDINGS CORP NPV	**	54,012
MORITO CO LTD NPV	**	61,069
MORNINGSTAR INC COM STK	**	565,610
MOROZOFF LIMITED NPV	**	29,650
MORPHIC HLDG INC COM	**	127,419
MOSAIC CO NEW FIXED 4.05% DUE 11-15-2027	**	146,373
MOTOR OIL REFIN SA EUR0.75	**	120,839
MOTOROLA SOLUTIONS 4% DUE 09-01-2024	**	129,599
MOVADO GROUP INC COM	**	115,897
MP CLO VII LTD / MP CLO VII LLC SR NT CLA-R3 FLTG 144A 3C7 6.44952% 10-18-2028	**	324,390
MP MATERIALS CORP COM USD0.0001 CL A	**	507,485
MPI CORPORATION TWD10	**	248,041
MPLX LP 1.75% DUE 03-01-2026	**	10,500,279
MPLX LP 2.65% DUE 08-15-2030	**	75,188
MPLX LP 2.65% DUE 08-15-2030	**	2,419,848
MPLX LP 4% 03-15-2028	**	157,299
MPLX LP 4% 03-15-2028	**	1,495,788
MPLX LP 4.8% 02-15-2029	**	1,301,954
MPLX LP 4.875% DUE 12-01-2024	**	497,124
MPLX LP 5.0% 03-01-2033	**	294,281
MPLX LP 5.0% 03-01-2033	**	990,746
MPLX LP 5.65% 03-01-2053	**	123,968

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MPLX LP FIXED 4.125% DUE 03-01-2027	**	293,789
MPLX LP FIXED 4.125% DUE 03-01-2027	**	1,992,866
MPLX LP FIXED 5.2% 12-01-2047	**	440,587
MPLX LP FIXED 5.2% DUE 03-01-2047	**	296,775
MPS LTD INR10	**	86,353
MR COOPER GROUP INC COM USD0.01	**	245,828
MRS. BECTORS FOOD INR10	**	523,774
MSCI INC COM USD0.01	**	1,479,740
MSWF COML MTG TR FLTG RT 6.014% DUE 12-15-2056	**	3,758,790
MTN COML MTG TR FLTG RT 6.7369% DUE 03-15-2039	**	2,437,126
MTU AERO ENGINES A NPV (REGD)	**	2,820,054
MUHAK CO KRW200	**	25,691
MULTI COMMODITY EX INR10	**	844,013
MULTICAMPUS CO LTD KRW5000	**	25,551
MULTICONSULT AS NOK0.50	**	36,801
MULTIPLAN EMPREEND COM NPV	**	987,001
MUNICIPAL ELEC AUTH GA 2.257% 01-01-2029BEO TAXABLE	**	3,351,263
MUNICIPAL ELEC AUTH GA 2.397% 01-01-2030BEO TAXABLE	**	2,241,285
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	9,129
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	2,258,355
MURPHY OIL CORP COM	**	2,414,556
NAKANISHI INC NPV	**	60,545
NAMEN-AKT BELIMO HOLDING AG (SPLIT HOLDING AG (SPLIT)	**	616,086
NAMEN-AKT VZ HOLDING AG	**	16,218
NAN PAO RESINS CHE TWD10	**	283,834
NARAYANA HRUDAYALA INR10	**	318,840
NASDAQ INC	**	16,803,797
NASDAQ INC 5.55% 02-15-2034	**	333,102
NASPERS NPV (POST REV SPLIT)	**	836,927
NATERA INC COM	**	136,242
NATIONAL ALUMINUM	**	151,258
NATIONAL AUSTRALIA BK LTD NEW YORK BRH 5.2% 05-13-2025	**	4,124,274
NATIONAL BK HLDGS CORP CL A COM STK	**	2,609,064
NATIONAL FERTI.LTD INR10	**	163,075
NATIONAL FL GAS CO 2.95% DUE 03-01-2031	**	1,509,224
NATIONAL GRID PLC 5.809% 06-12-2033	**	1,474,027
NATIONAL GRID PLC 5.809% 06-12-2033	**	2,632,192
NATIONAL RURAL UTILS COOP 5.6% 11-13-2026	**	826,367
NATIONAL RURAL UTILS COOP FIN CORP 1.875% 02-07-2025	**	1,083,298
NATIONAL STORAGE AFFILIATES TR COM SHS BEN INT COM SHS BEN INT	**	2,654,080
NATIONWIDE BLDG 4.85% DUE 07-27-2027	**	5,485,642
NATL AGRI DEVELOPM SAR10	**	77,741
NATL AUSTRALIA BK 3.5% DUE 06-09-2025	**	1,143,269
NATL AUSTRALIA BK 3.905% DUE 06-09-2027	**	2,713,227
NATL BK CDA MEDIUM .75% DUE 08-06-2024	**	1,249,411
NATL BK HUNGARY 04/01/2024	**	2,078,001
NATL HLTH INVS INC 3% DUE 02-01-2031	**	1,441,191
NATL MOBILE TELECO KWD0.1	**	26,804

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATL RURAL UTILS 1% DUE 10-18-2024	**	1,420,947
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	6,352,835
NATL RURAL UTILS FIXED 4.8% DUE 03-15-2028	**	404,889
NATWEST GROUP PLC 1.642% 06-14-2027	**	365,324
NATWEST GROUP PLC 1.642% 06-14-2027	**	4,566,544
NATWEST GROUP PLC 5.847% DUE 03-02-2027	**	3,809,849
NATWEST GROUP PLC 6.016% DUE 03-02-2034	**	315,818
NATWEST GROUP PLC FIXED 7.472% DUE 11-10-2026	**	813,487
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	229,194
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	11,641,073
NATWEST GROUP PLC SR GLBL COCO 5.076% 01-27-2030	**	275,909
NAVER CORPORATION KRW500	**	862,850
NAVIENT PRIVATE ED LN TR 2020-I 6.44764%04-15-2069	**	5,358,489
NAVIENT STUDENT LN TR 2021-1 6.05912% 12-26-2069	**	884,470
NAVISTAR FINL 6.18% DUE 08-25-2028	**	851,244
NCC LTD INR2	**	349,001
NCL INDUSTRIES INR10	**	51,191
NEC CORP NPV	**	3,500,390
NEC NETWORKS AND SYSTEM INTEGRATION CORPORATION	**	69,186
NEKTAR THERAPEUTICS COM	**	31,071
NELNET STUD LN 2004-4 CL B FLTG DUE 01-25-2041	**	2,752,969
NEMETSCHEK SE ORD NPV	**	98,310
NEO PERFORMANCE MA COM NPV	**	46,292
NEOGEN CORP COM	**	1,126,160
NESTLE HLDGS INC 1.15% 01-14-2027	**	1,056,139
NESTLE SA CHF0.10(REGD)	**	15,077,584
NET ONE SYSTEMS CO NPV	**	387,001
NETEASE INC COMSTK	**	5,997,767
NETFLIX INC COM STK	**	19,779,013
NETGEAR INC COM	**	249,653
NETSTREIT CORP COM USD0.01	**	5,902,870
NEUROCRINE BIOSCIENCES INC COM	**	6,089,025
NEW CENTY HOME FLTG RT 6.13034% DUE 12-25-2035	**	45,073
NEW CHINA LIFE INS CO LTD	**	136,830
NEW ISSUE HOME DEPOT 30YR USD 3.625% 04-15-2052	**	162,766
NEW JERSEY RES CORP COM	**	187,548
NEW ORIENTAL ED & TECHNOLOGY GP INC	**	1,221,245
NEW YORK & FIXED 2.606% DUE 08-01-2060	**	59,820
NEW YORK CMNTY BANCORP INC COM	**	754,994
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 3.13% 11-01-2028 BEO TAXABLE	**	13,585,919
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	103,046
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	609,519
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	1,302,606
NEW YORK ST URBAN DEV CORP REV 3.9% 03-15-2033 BEO TAXABLE	**	13,689,785
NEW YORK TIMES CO CL A ISIN #US6501111073	**	1,392,737
NEW ZEALAND (GOVT) 1.5% 15/05/2031	**	157,024
NEWBORN TOWN INC COM	**	135,651
NEWELL BRANDS INC COM	**	7,621,352

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEWFIELD EXPL CO 5.375% DUE 01-01-2026	**	503,226
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	811,615
NEWMONT CORP FORMERLY NEWMONT GOLDCORP 2.25% DUE 10-01-2030 REG	**	363,018
NEXANS SA EUR1	**	294,146
NEXON CO LTD NPV	**	424,666
NEXTDC LTD NPV	**	53,401
NEXTERA ENERGY CAP 1.9% DUE 06-15-2028	**	958,941
NEXTERA ENERGY CAP 4.625% DUE 07-15-2027	**	4,383,203
NEXTERA ENERGY CAP HLDGS INC .509% 09-01-2025	**	883,598
NEXTERA ENERGY CAP HLDGS INC .509% 09-01-2025	**	4,938,050
NEXTERA ENERGY CAP HLDGS INC 1.875% 01-15-2027	**	3,166,949
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	**	1,497,821
NEXTERA ENERGY CAP HLDGS INC 4.9% 02-28-2028	**	3,611,712
NEXTERA ENERGY CAPITAL HOLDINGS INC 6.051% DUE 03-01-2025	**	1,569,044
NEXTERA ENERGY INC COM	**	16,990,679
NEXTRACKER INC COM USD0.0001 CL A	**	1,262,467
NGK INSULATORS LTD NPV	**	56,191
NGM BIOPHARMACEUTICALS INC COM	**	17,720
NICE CORPORATION	**	37,403
NIFCO INC NPV	**	170,641
NIHON DENKEI CO NPV	**	91,670
NIHON KOHDEN CORP NPV	**	66,480
NIHON PARKERIZING NPV	**	60,541
NIHON TRIM CO LTD NPV	**	62,122
NIKE INC 2.4% DUE 03-27-2025	**	534,885
NIKE INC 2.75% DUE 03-27-2027	**	800,426
NIKE INC 3.375% DUE 03-27-2050	**	196,925
NIKE INC CL B	**	22,818,374
NIKKON HOLDINGS CO LTD NPV	**	135,452
NIKON CORP NPV	**	334,691
NIPPON CHEM INDL NPV	**	23,901
NIPPON PILLAR PACK NPV	**	249,642
NIPPON RIETEC CO NPV	**	41,187
NIPPON SHEET GLASS Y50	**	78,987
NIPPON SHINYAKU CO NPV	**	425,252
NIPPON TV HLDGS IN NPV	**	53,508
NISHOKU TECHNOLOGY TWD10	**	27,109
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	88,662
NISOURCE INC .95% DUE 08-15-2025 REG	**	1,532,885
NISOURCE INC 1.7% DUE 02-15-2031	**	990,111
NISOURCE INC 5.25% DUE 03-30-2028	**	1,882,455
NISOURCE INC 5.4% 06-30-2033	**	309,889
NISOURCE INC COM	**	901,399
NISSAN AUTO 5.93% DUE 03-15-2028	**	19,603,408
NISSAN AUTO LEASE 4.91% DUE 01-15-2026	**	562,896
NISSAN MOTOR CO 2.652% SNR 17/03/2026 EUR	**	1,618,792
NISSAN MOTOR CO NPV	**	1,854,278
NISSHIN SEIFUN GRP NPV	**	507,685

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NISSIN CORP NPV	**	39,154
NISSO HOLDINGS CO NPV	**	47,932
NITTO KOGYO CORP NPV	**	58,732
NKT A/S	**	629,204
NLC INDIA LTD	**	96,810
NNN REIT INC 3.6% DUE 12-15-2026	**	191,491
NNN REIT INC 4% DUE 11-15-2025	**	131,088
NODA CORP NPV	**	80,054
NOMURA ASSET ACCEP CORP ALTERNATIVE CL I-A-5 FLTG RATE DUE 03-25-2047 REG	**	1,317,558
NOMURA CO LTD NPV	**	117,974
NOMURA HLDGS INC 2.329% DUE 01-22-2027	**	825,740
NOMURA HLDGS INC 2.648% 01-16-2025	**	2,328,437
NOMURA HLDGS INC 2.999% DUE 01-22-2032	**	4,644,210
NOMURA HLDGS INC 5.842% DUE 01-18-2028	**	1,635,290
NOMURA HLDGS INC FIXED 2.679% DUE 07-16-2030	**	580,222
NONGSHIM CO KRW5000	**	294,213
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	275,905
NORDEA REALKREDIT 1.5% CVD BDS 01/10/2053 DKK	**	1
NORDEA REALKREDIT 1.5% CVD BDS 01/10/2053 DKK	**	57,250
NORFOLK SOUTHN 3.8% DUE 08-01-2028	**	73,093
NORFOLK SOUTHN 3.8% DUE 08-01-2028	**	1,868,265
NORFOLK SOUTHN 3.95 DUE 10-01-2042	**	299,486
NORFOLK SOUTHN CORP COM	**	11,346,004
NORITSU KOKI CO NPV	**	295,589
NOROO PAINT SHS	**	29,612
NORTHEAST UTILS 3.15% DUE 01-15-2025	**	973,976
NORTHEASTERN UNIV 2.894% 10-01-2050	**	81,693
NORTHERN STAR RESOURCES LTD	**	660,005
*NORTHERN TRUST CORP 4.0% DUE 05-10-2027 BEO	**	2,458,422
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	3,908,846
NORTHROP GRUMMAN CORP COM	**	33,198,616
NORTHROP GRUMMAN FIXED 5.25% DUE 05-01-2050	**	1,013,052
NORTHWEST NAT HLDG CO COM	**	2,546,715
NOV INC COM	**	12,214,644
NOVABEV GROUP RUB100 RUB	**	42,848
NOVAGOLD RES INC COM NEW	**	74,908
NOVARTIS AG CHF0.49 (REGD)	**	10,850,735
NOVARTIS CAP CORP 3% DUE 11-20-2025	**	335,539
NOVATEK MICROELECTRONICS CORP TWD10	**	5,895,961
NOVATEK PJSC RUB0.1(RUB)	**	237,023
NOVO NORDISK A/S SER'B'DKK0.1	**	24,099,649
NOVOCURE LTD COM USD0.00	**	573,969
NOVOLIPETSK STEEL RUB1(RUB)	**	135,167
NRG ENERGY INC COM NEW	**	5,707,628
NSD CO LTD NPV	**	123,070
NSW INC NPV	**	88,793
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN	**	7,053,422,344
*NT COLLECTIVE ALL COUNTRY WORLD INVESTABLE MARKET INDEX FUND - DC - TIER J	**	1,241,654,238

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	19,885,966,455
NTT FIN CORP 1.162% 04-03-2026	**	535,183
NTT FIN CORP 1.162% 04-03-2026	**	1,397,934
NUCOR CORP 2.0% DUE 06-01-2025 REG	**	1,105,136
NUCOR CORP COM	**	3,749,866
NUCOR CORP FIXED 2.979% DUE 12-15-2055	**	16,964
NURIX THERAPEUTICS INC COM	**	35,676
NUTANIX INC CL A CL A	**	2,772,458
NUTRIEN LTD 4.9% DUE 03-27-2028	**	1,102,560
NUTRIEN LTD 5.95% DUE 11-07-2025 BEO	**	1,244,595
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	**	9,266
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	**	195,884
NUVALENT INC CL A CL A	**	1,028,420
NUVEI CORP SUBORDINATE VTG SH SUBORDINATE VOTING SHARES (CAD)	**	528,561
NVIDIA CORP COM	**	148,426,348
NVIDIA CORP FIXED 3.7% DUE 04-01-2060	**	672,689
NXP B V / NXP FDG LLC / NXP USA INC SR NT 2.7% 05-01-2025	**	1,160,292
NXP B V / NXP FDG LLC / NXP USA INC SR NT 3.25% 05-11-2041	**	649,924
NXP B V/NXP FDG LLC/NXP USA INC 4.3% 06-18-0209	**	933,647
NXP B V/NXP FUNDING LLC/NXP USA INC 3.875% 06-18-2026	**	1,364,511
NXP B V/NXP FUNDING LLC/NXP USA INC 2.5%DUE 05-11-2031	**	467,695
NXP SEMICONDUCTORS N V COM STK	**	29,209,784
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.271 DUE 12-01-2037	**	7,168,379
NYKREDIT REALKREDI 1% CVD BDS 01/10/2053DKK	**	8
NYKREDIT REALKREDI 1% SNR 01/10/2050 DKK0.01	**	455,502
NYKREDIT REALKREDIT A/S 1.0% 01/10/2050	**	371,337
NYMT LN TR 2022-CP1 2.0424% 07-25-2061	**	593,067
NYO COML MTG TR FLTG RT 6.54348% DUE 11-15-2038	**	2,305,788
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	54,013
O REILLY AUTOMOTIVE INC NEW COM USD0.01	**	21,487,959
OAKTREE CLO 2019-1 LTD / OAKTREE SR SECDNT CL A-1-R FLTG 6.68942% 04-22-2030	**	499,617
OBARA GROUP INCORPORATED	**	112,463
OBIC BUSINESS CONS NPV	**	109,803
OBIC CO LTD NPV	**	1,051,209
OBRASCON HUAR LAIN EUR0.25	**	64,813
OBX 2021-INV2 TR 2.5% DUE 10-25-2051	**	1,392,429
OBX 2021-INV2 TR FLTG RT 5% DUE 10-25-2051	**	390,579
OBX 2021-NQM2 TR 1.101% 05-25-2061	**	1,921,548
OBX 2022 INV3 TR 3% DUE 02-25-2052	**	1,442,477
OBX 2023-NQM3 TR MTG BACKED NT CL A-1 144A 5.94871% 02-25-2063	**	2,709,544
OBX 2023-NQM7 TR MTG BKD NTS CL A-1 144A6.84399986267% 04-25-2063	**	4,301,035
OCCIDENTAL PETE 3% DUE 02-15-2027	**	2,198,649
OCCIDENTAL PETE 3.4% DUE 04-15-2026	**	1,576,062
OCCIDENTAL PETE CORP 3.2% 08-15-2026	**	848,250
OCCIDENTAL PETE CORP SR NT 5.55% 03-15-2026	**	1,107,953
OCCIDENTAL PETROLEUM CORP 3.5% DUE 08-15-2029/08-08-2019 REG	**	1,560,416
OCEANAGOLD CORP COM NPV	**	263,516
OCHI HLDG CO LTD NPV	**	40,278

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OCP S A 5.625% DUE 04-25-2024	**	1,296,256
OCTAGON INVT PARTNERS 48 LTD / 6.72942% 10-20-2034	**	748,691
ODEBRECHT OIL & FINANCE ODEBRECHT OIL & FINANCE VAR RT 12-31-2099	**	2,395
ODFJELL DRILLING LIMITED USD0.01	**	14,991
ODFJELL SE COMMON STOCK	**	13,204
ODFJELL SE CONMMON STOCK	**	56,910
OGE ENERGY CORP COM	**	1,964,847
OH ST UNIV GEN RCPTS TAXABLE-SER A 4.8 DUE 06-01-2111	**	3,335,868
OIL STS INTL INC COM ISIN US6780261052	**	8,053
OIS CHASUS33 11/02/2029 COP P 5.96% / R 1DCOOVI SWU00SKM6	**	96
OKAMURA CORP NPV	**	725,223
OKI ELECTRIC IND NPV	**	425,194
OKTA INC CL A CL A	**	211,569
OKUMA CORPORATION NPV	**	706,696
OKURA INDUSTRIAL NPV	**	30,785
OLD DOMINION FREIGHT LINE INC COM	**	1,960,176
OLD NATL BANCORP IND COM	**	3,230,246
OLD REP INTL CORP FIXED 4.875% DUE 10-01-2024	**	2,110,169
OLIN CORP COM	**	9,435,855
OLLIES BARGAIN OUTLET HLDGS INC COM	**	1,507,934
OLYMPIC CIRCUIT A CNY1	**	365,569
OLYMPIC STL INC COM	**	264,265
OLYMPUS CORP NPV	**	4,819,737
OMNICELL INC COM	**	468,569
OMNICOM GROUP INC COM	**	6,306,579
ON24 INC COM	**	70,715
ONE GAS INC 5.1% 04-01-2029	**	1,441,366
ONE GAS INC COM	**	335,804
ONE GAS INC NT 1.1% 03-11-2024	**	6,234,176
ONE NEW YORK PLAZA TR 2020-1NYP COML MTGPASSTHRU CTF CL A 6.39848% 01-15-2036	**	571,118
ONE NEW YORK PLAZA TR 2020-1NYP COML MTGPASSTHRU CTF CL A 6.39848% 01-15-2036	**	1,337,368
ONEMAIN DIRECT 5.41% DUE 11-14-2029	**	1,650,862
ONEMAIN DIRECT 5.41% DUE 11-14-2029	**	9,663,581
ONEMAIN FINL 5.84% DUE 09-15-2036	**	9,489,683
ONEMAIN FINL ISSUANCE TR 2020-2 1.75% 09-14-2035	**	737,289
ONEMAIN FINL ISSUANCE TR 2021-1 AST BACKED NT CL A-2 FLTG 6.106% 06-16-2036	**	2,841,693
ONEMAIN FINL ISSUANCE TR 2022-2 ASSET BACKED NT CL A 144A 4.89% 10-14-2034	**	2,547,199
ONEMAIN HLDGS INC COM	**	1,201,808
ONEOK INC 5.55% 11-01-2026	**	1,099,237
ONEOK INC 5.65% 11-01-2028	**	3,628,903
ONEOK INC 5.8% 11-01-2030	**	614,284
ONEOK INC NEW 2.75% DUE 09-01-2024	**	4,753,370
ONEOK INC NEW 4% DUE 07-13-2027	**	1,093,537
ONEOK INC NEW 4.45% DUE 09-01-2049	**	324,028
ONEOK INC NEW 5.2% DUE 07-15-2048	**	141,205
ONEOK INC NEW 6.35% DUE 01-15-2031 REG	**	1,602,941
ONEOK INC NEW FIXED 2.2% DUE 09-15-2025	**	5,199,205
ONESPAWORLD HLDGS LTD COM USD0.0001	**	3,429,966

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ONO PHARMACEUTICAL NPV	**	1,188,577
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	28,878,042
ONTO INNOVATION INC	**	3,224,814
OOEDO ONSEN REIT INV CORP	**	53,659
OOH MEDIA LIMITED NPV	**	233,756
OOMA INC COM	**	84,756
OOREDOO QAR1	**	32,158
OPEN HOUSE GROUP CO LTD NPV	**	474,734
OPEN TEXT CORP COM	**	8,478,796
OPORTUN FDG XIV LLC 1.21% 03-08-2028	**	116,722
OPPLE LIGHTING CO LTD-A STOCK CONNECT	**	669,025
OPTIM CORPORATION NPV	**	28,123
OPTION CARE HEALTH INC COM NEW COM NEW	**	4,259,326
OPTORUN CO LTD NPV	**	175,849
ORACLE CORP 1.65% 03-25-2026	**	3,987,854
ORACLE CORP 2.5% DUE 04-01-2025 REG	**	1,166,960
ORACLE CORP 2.65% DUE 07-15-2026	**	11,795,154
ORACLE CORP 3.6% DUE 04-01-2040 REG	**	4,002,481
ORACLE CORP 3.85% DUE 07-15-2036	**	166,742
ORACLE CORP 3.9% DUE 05-15-2035	**	61,665
ORACLE CORP 4.5% 05-06-2028	**	235,194
ORACLE CORP 4.65% 05-06-2030	**	3,596,171
ORACLE CORP 4.9% 02-06-2033	**	2,467,779
ORACLE CORP 5.55% 02-06-2053	**	2,842,260
ORACLE CORP COM	**	22,034,975
ORACLE CORP FIXED 2.3% DUE 03-25-2028	**	2,780,598
ORACLE CORP FIXED 2.875% DUE 03-25-2031	**	70,964
ORACLE CORP FIXED 3.65% DUE 03-25-2041	**	578,568
ORACLE CORP FIXED 3.85% DUE 04-01-2060	**	6,774,047
ORACLE CORP JAPAN NPV	**	92,524
ORBIA ADVANCE CORP S A B DE C V SR NT 144A 1.875% 05-11-2026	**	1,377,069
ORGANON & CO COM	**	2,166,389
ORICA LIMITED NPV	**	2,316,924
ORIGIN MATLS INC COM	**	9,616
ORION OFFICE REIT INC COM	**	73,788
ORION S A COM NPV	**	646,109
ORSERO NPV	**	96,728
ORTHOFIX MED INC COM USD0.10	**	426,790
OSB GROUP PLC ORD GBP 0.0100	**	687,912
OSCAR HEALTH INC CL A CL A	**	2,286,841
OSCAR US FDG XIV LLC NT CL A-4 144A 2.82% 04-10-2029	**	1,898,337
OSHKOSH CORPORATION	**	8,065,162
OTIS WORLDWIDE CORP 2.056% DUE 04-05-2025 BEO	**	384,558
OTIS WORLDWIDE CORP 2.565% DUE 02-15-2030 BEO	**	285,401
OTIS WORLDWIDE CORP 5.25% 08-16-2028	**	1,683,263
OTIS WORLDWIDE CORP COM USD0.01 WI	**	4,961,380
OTP BANK NYRT HUF100	**	793,777

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OTSUKA CORP NPV	**	746,314
OUE REAL ESTATE INVESTMENT TRU UNITS	**	281,262
OUTFRONT MEDIA INC COM	**	603,602
OUTOKUMPU OYJ SER'A'NPV	**	160,485
OUTSET MED INC COM	**	113,069
OVERSEA-CHINESE BANKING CORPORATION SGD0.5	**	869,229
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	3,992,134
OVINTIV INC 5.65% 05-15-2025	**	1,285,687
OVINTIV INC COM USD0.01	**	6,064,913
OVS SPA NPV	**	148,859
OWENS CORNING NEW COM STK	**	2,042,758
P A M TRANSN SVCS INC COM	**	15,377
PAC GAS & ELEC CO 4.2% DUE 06-01-2041	**	260,088
PAC GAS & ELEC CO 6.95% 03-15-2034	**	660,347
PAC GAS & ELEC CO FIXED 2.1% DUE 08-01-2027	**	4,996,814
PAC GAS & ELEC CO FIXED 2.95% DUE 03-01-2026	**	568,507
PAC GAS & ELEC CO FIXED 3.15% DUE 01-01-2026	**	1,822,632
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	314,570
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	1,104,383
PAC GAS & ELEC CO FIXED 4.95% DUE 07-01-2050	**	257,129
PACCAR INC COM	**	9,992,915
PACIFIC GAS & ELEC CO 2.5% DUE 02-01-2031/06-19-2020 REG	**	3,884,834
PACIFIC GAS & ELEC CO 4.0% 12-01-2046	**	220,175
PACIFIC GAS & ELEC CO 4.45% DUE 4-15-2042	**	80,709
PACIFIC GAS & ELEC CO 6.1% 01-15-2029	**	3,899,480
PACIFIC GAS & ELEC CO 6.7% 04-01-2053	**	870,708
PACIFIC GAS & ELEC CO 6.75% 01-15-2053	**	403,966
PACIFIC GAS & ELECTRIC CO 6.4% 06-15-2033	**	2,424,564
PACIFICORP 2.7% DUE 09-15-2030	**	902,342
PACKAGING CORP OF AMERICA 4.05% DUE 12-15-2049	**	82,185
PAL GROUP HOLDINGS CO LTD	**	64,667
PALADIN ENERGY LTD NPV	**	1,103,680
PALMER SQ EUR LN F BDS 15/05/2033 EUR '144A'	**	828,011
PALO ALTO NETWORKS INC COM USD0.0001	**	27,168,474
PANAMA REP 4.5% DUE 04-16-2050 REG	**	138,432
PANAMA REP 6.875% 01-31-2036	**	299,142
PANAMA REP GLOBAL BD TBOND 3.16% 01-23-2030	**	297,588
PANDORA A/S DKK0.01	**	4,012,082
PAPA JOHNS INTL INC COM	**	4,412,802
PAR PACIFIC HOLDINGS INC COM NEW COM NEW	**	1,335,906
PARADE TECHNOLOGIE TWD10	**	860,201
PARAGON 28 INC COM	**	1,155,990
PARAGON BANKING GR ORD GBP1	**	638,426
PARAMOUNT GLOBAL OM USD0.001 CL B	**	2,944,216
PARAS DEFENCE AND INR10	**	123,895
PARIS MIKI HOLDINGS INC	**	729
PARK 24 CO LTD NPV	**	361,351
PARK HOTELS & RESORTS INC COM	**	1,629,195

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PARKER-HANNIFIN CORP COM	**	2,426,968
PARTNERS GROUP HLG CHF0.01 (REGD)	**	1,568,044
PASCO CORP NPV	**	33,784
PATTERSON-UTI ENERGY INC COM	**	6,181,801
PAWNEE EQUIP 5.17% DUE 02-15-2028	**	2,293,331
PAYLOCITY HLDG CORP COM	**	2,637,600
PAYONEER GLOBAL INC COM	**	409,813
PAYPAL HLDGS INC FIXED 1.65% DUE 06-01-2025	**	820,947
PAYPAL HLDGS INC FIXED 2.3% DUE 06-01-2030	**	17,509
PAYPAL HOLDINGS INC 4.4% DUE 06-01-2032 BEO	**	99,466
PAYSAFE LTD COM	**	220,333
PCA CORPORATION NPV	**	24,738
PCBL LTD NPV	**	85,395
PCC ROKITA SA PLN1.00	**	50,459
PDF SOLUTIONS INC COM	**	1,597,037
PEACEHEALTH 1.375% DUE 11-15-2025	**	720,951
PEGASUS CO LTD NPV	**	35,511
PEGASYSTEMS INC COM	**	3,382,236
PELIKAN INTERNATIONAL CORP MYR1	**	4,595
PENNAR INDUSTRIES LTD	**	244,141
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYSTUDENT LN REV FLTG RT 0% 10-25-2036 BEO	**	1,563,412
PENNYMAC FINL SVCS INC NEW COM	**	1,236,208
PENSKE AUTOMOTIVE GROUP INC COM STK	**	1,286,969
PEPPERDINE UNIV FIXED 3.301% DUE 12-01-2059	**	172,643
PEPSICO INC 1.625% DUE 05-01-2030	**	25,590
PEPSICO INC 2.25% DUE 03-19-2025	**	106,861
PEPSICO INC 2.625% DUE 03-19-2027	**	104,346
PEPSICO INC 5.25% 11-10-2025	**	592,602
PEPSICO INC COM	**	20,206,714
PEPSICO INC FLTG RT 11-12-2024	**	551,284
PERELLA WEINBERG PARTNERS COM USD0.0001 CL A	**	102,390
PERENTI LIMITED NPV	**	285,424
PERFECT WORLD CO LTD 'A'CNY1 (STOCK CONNECT LINE)	**	1,471,561
PERFORMANCE FOOD GROUP CO COM	**	3,633,072
PERION NETWORK LTD PERION NETWORK LTD	**	33,957
PERMIAN RES CORP CL A	**	6,978,677
PERNOD RICARD NPV EUR 1.55	**	6,484,840
PERRIGO COMPANY LIMITED COM EUR0.001	**	13,427,234
PERSOL HOLDINGS CO NPV	**	657,884
PERSONALIS INC COM	**	11,380
PERTAMINA GEOTHERM IDR500	**	159,835
PERU REP 2.78% 12-01-2060	**	351,090
PERUSAHAAN 3% DUE 06-30-2030	**	1,426,000
PETCO HEALTH & WELLNESS CO INC CL A COM CL A COM	**	78,084
PETMED EXPRESS INC COM STK	**	60,480
PETRO-CDA 7.875% DUE 06-15-2026	**	212,107
PETROCHINA COMPANY LIMITED H CNY1	**	6,412,540
PETROL BRASILEIROS PRF NPV	**	99,662

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PETROLEOS MEXICANOS 6.5% 03-13-2027	**	4,472,912
PFIZER INC 1.7% DUE 05-28-2030	**	759,088
PFIZER INC 2.625% DUE 04-01-2030	**	1,029,771
PFIZER INC COM	**	16,815,750
PFIZER INVESTMENT ENTER 4.45% 05-19-2026	**	6,947,126
PFIZER INVESTMENT ENTER 4.65% 05-19-2025	**	2,424,494
PFS FING CORP 2022-D PREM FIN AST BKD NT4.27% 08-15-2027	**	687,543
PFS FING CORP 5.52% DUE 10-15-2028	**	2,064,211
PG& E CORP COM	**	20,195,187
PG&E RECOVERY FDG LLC SR SECD NT CL A-3 2.822% 07-15-2048	**	139,187
PG&E WILDFIRE 3.594% DUE 06-01-2032	**	674,075
PG&E WILDFIRE 4.263% DUE 06-01-2038	**	906,485
PG&E WILDFIRE 4.263% DUE 06-01-2038	**	3,606,954
PG&E WILDFIRE 4.722% DUE 06-01-2039	**	2,944,782
PG&E WILDFIRE RECOVERY FDG LLC SR SECD RECOVERY BD SER 5.099% 06-01-2054	**	934,009
PGT INC COM	**	8,446,308
PHA CO LTD	**	64,695
PHARMARESEARCH CO LTD	**	184,923
PHATHOM PHARMACEUTICALS INC COM	**	177,487
PHEAA STUDENT LN TR 2021-1 STUD LN AST BACKED NT 144A 5.98912% 05-25-2070	**	1,858,635
PHILIP MORRIS INTL 2.1% DUE 05-01-2030	**	541,250
PHILIP MORRIS INTL 2.75% DUE 02-25-2026	**	7,667,871
PHILIP MORRIS INTL 3.375% DUE 08-11-2025	**	5,268,855
PHILIP MORRIS INTL 5% DUE 11-17-2025	**	607,435
PHILIP MORRIS INTL INC 4.875% 02-15-2028	**	3,358,562
PHILIP MORRIS INTL INC 4.875% 02-13-2026	**	1,892,200
PHILIP MORRIS INTL INC 5.125% 02-15-2030	**	407,413
PHILIP MORRIS INTL INC 5.125% DUE 11-17-2027	**	2,177,693
PHILIP MORRIS INTL INC 5.375% 02-15-2033	**	410,729
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	169,158
PHILLIPS 66 .9% DUE 02-15-2024	**	1,438,041
PHILLIPS 66 3.85% DUE 04-09-2025	**	2,302,333
PHILLIPS 66 5.3% DUE 06-30-2033	**	1,105,598
PHILLIPS 66 CO 3.55% 10-01-2026	**	289,362
PHILLIPS 66 CO FIXED 3.15% DUE 12-15-2029	**	228,968
PHILLIPS 66 FIXED 1.3% DUE 02-15-2026	**	1,900,293
PHISON ELECTRONICS TWD10	**	1,643,505
PHOENIX MILLS INR2	**	102,125
PHREESIA INC COM	**	1,122,775
PHX ENERGY SVCS CO COM NPV	**	613,674
PHYSICIANS RLTY L P 2.625% 11-01-2031	**	280,235
PIEDMONT NAT GAS 3.5% DUE 06-01-2029	**	582,484
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	594,566
PING AN INSURANCE GROUP H CNY1	**	756,024
PINNACLE FINL PARTNERS INC COM	**	5,293,207
PINNACLE W. CAP CORP COM	**	2,022,152
PINTEREST INC CL A CL A	**	462,556
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	603,607

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	4,102,672
PIONEER NAT RES CO 1.9% DUE 08-15-2030/08-11-2020 REG	**	1,675,143
PIONEER NAT RES CO 2.15% DUE 01-15-2031	**	672,222
PIONEER NAT RES CO COM	**	25,354,995
PIONEER NATURAL RESOURCES 5.1% DUE 03-29-2026	**	100,763
PIONEER NATURAL RESOURCES 5.1% DUE 03-29-2026	**	2,811,278
PIXART IMAGING TWD10	**	446,588
PIZZA PIZZA RTY CO COM NPV	**	456,581
PJT PARTNERS INC COM CL A COM CL A	**	2,886,792
PLAINS ALL AMER PIPELINE BNDS 4.65% DUE 10-15-2025	**	1,924,550
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,411,203
PLAN & PLAN DESENV COM NPV	**	115,732
PLAN B MEDIA PCL THB0.1(NVDR) GDR	**	46,127
PLANET LABS PBC COM CL A COM USD0.0001 CL A	**	197,719
PLAYAGS INC COM	**	139,913
PLAYTECH PLC ORD NPV	**	549,784
PLAYTIKA HLDG CORP COM	**	222,979
PLAZA SA NPV	**	43,173
PNB HOUSING INR10	**	40,870
PNC FINANCIAL SERVICES 5.939% 08-18-2034	**	411,439
PNC FINANCIAL SERVICES GROUP COM STK	**	9,293,478
PNC FINL SVCS 2.55% DUE 01-22-2030	**	2,557,513
PNC FINL SVCS 3.5% DUE 01-23-2024	**	4,783,009
PNC FINL SVCS FLTG RT 5.812% DUE 06-12-2026	**	6,399,230
POLAND(REP OF) 3.875% SNR 14/02/2033 EUR	**	1,039,669
POLAND(REP OF) 4.25% SNR EMTN 14/02/43 EUR	**	233,431
POLYCAB INDIA LTD INR10	**	80,282
POOL CORP COM STK	**	837,291
POONAWALLA FINCORP LIMITED INR2	**	356,987
POP MART INTL GRP LTD	**	840,751
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	2,141,206
PORSCHE FINL AUTO 5.79% DUE 01-22-2029	**	5,324,482
PORT AUTH N Y & N J 5.859% 12-01-2024 BEO TAXABLE	**	18,224,678
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	**	5,096,777
PORTLAND GENERAL ELECTRIC CO COM NEW COMNEW	**	1,034,656
POSITIVO TECNOLOGIA SA	**	8,454
POST HLDGS INC COM STK	**	256,519
POSTAL SAVINGS BANK OF CHINA (LOCAL 1658)	**	448,543
POWELL INDS INC COM	**	938,012
POWER FINANCE CORP INR10	**	839,985
POWER MECH PROJECT INR10	**	62,007
POWERSCHOOL HLDGS INC CL A COM CL A COM	**	3,227,720
POWSZECHNA KASA OS PLN1.00	**	897,295
POWSZECHNY ZAKLAD UBEZPIECZE	**	977,568
PPG IND INC COM	**	16,379,912
PPL CORP COM ISIN US69351T1060	**	13,184,746
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	64,310
PRA GROUP INC COM	**	489,573

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PREMIER FOODS ORD GBP0.10	**	54,991
PREMIER INVS NPV	**	747,394
PRIMA MARINE PCL THB1 (NVDR)	**	43,308
PRIMARIS REAL TR UNIT SER A	**	798,173
PRIMERICA INC 2.8% 11-19-2031	**	1,695,630
PRIMO WATER CORPORATION CANADA COM NPV	**	6,785,518
PRIMORIS SVCS CORP COM	**	1,195,062
PRIN FINL GROUP 3.7% DUE 05-15-2029	**	23,585
PRIO S.A	**	680,663
PRIVIA HEALTH GROUP INC COM	**	729,337
PRKCM 2022-AFC1 TR FLTG RT 4.1% DUE 04-25-2057	**	3,162,323
PRKCM 2023-AFC4 TR 7.225% DUE 11-25-2058	**	1,511,522
PRO MEDICUS NPV	**	364,024
PROASSURANCE CORP COM	**	1,259,951
PROCORE TECHNOLOGIES INC COM	**	1,702,535
PROCTER & GAMBLE CO 3.0% DUE 03-25-2030 REG	**	468,519
PROCTER & GAMBLE COM NPV	**	3,366,463
PROG HOLDINGS INC COM	**	659,094
PROGRESS RESDNTL 2.393% DUE 12-17-2040	**	1,713,610
PROGRESS RESDNTL 2.409% DUE 05-17-2038	**	806,768
PROGRESS RESDNTL 2.425% DUE 07-17-2038	**	1,124,525
PROGRESS RESIDENTIAL 2021-SFR6 TR SINGLEFAMILY RENT PASS 1.524% 07-17-2038	**	3,343,193
PROGRESSIVE CORP 4.35 DUE 04-25-2044	**	81,883
PROGRESSIVE CORP OH 3.7% DUE 03-15-2052 BEO	**	487,645
PROGRESSIVE CORP OH COM	**	30,037,022
PROLOGIS INC COM	**	33,901,789
PROLOGIS L P 4.875% 06-15-2028	**	806,864
PROLOGIS L P FIXED 2.125% DUE 10-15-2050	**	473,225
PROLOGIS L P SR NT 3.375% 12-15-2027	**	477,768
PROLOGIS LP 3.0% DUE 04-15-2050	**	143,990
PROSPERITY BANCSHARES INC COM	**	4,412,271
PROSUS N.V. 1.207% 19/01/2026	**	312,571
PROSUS N.V. 4.193% 01-19-2032	**	5,361,760
PROTECTOR FORS ASA NOK1	**	208,435
PROTHENA CORP PLC USD0.01	**	128,099
PROTO CORPORATION NPV	**	75,761
PROTO LABS INC COM	**	179,995
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,410,610
PRS REIT PLC (THE) ORD GBP0.01	**	19,719
PRUDENTIAL GBP0.05	**	3,669,335
PSP SWISS PROPERTY CHF0.10 (REGD)	**	1,296,234
PT BANK DANAMON 'A' IDR50000 & 'B' IDR500	**	155,566
PTC INC COM	**	2,321,019
PTC INDIA FINANCIA INR10	**	197,489
PTC INDIA LTD INR10	**	162,283
PTC THERAPEUTICS INC COM	**	1,350,082
PTT EXPLORTN & PRD THB1(FOREIGN)	**	1,035,430
PTT EXPLORTN & PRD THB1(NVDR)	**	2,317,891

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PTT PUBLIC COMPANY THB10(NVDR)	**	484,522
PUB STORAGE COM	**	5,339,025
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	**	4,969,298
PUB SVC ENTERPRISE .8% DUE 08-15-2025	**	1,167,513
PUBLIC JOINT STOCK COMPANY MAGNIT RUB0.01(RUB)	**	182,882
PUBLIC SERVICE CO OF OKLAHOMA 5.25% 01-15-2033	**	504,435
PUBLIC SERVICE ENTERPRISE GROUP INC 5.85% DUE 11-15-2027 BEO	**	476,042
PUBLIC SERVICE ENTERPRISE GROUP INC 1.6%DUE 08-15-2030 BEO	**	1,440,047
PUBLIC STORAGE 2.3% DUE 05-01-2031 BEO	**	285,167
PUBLIC STORAGE 5.125% 01-15-2029	**	2,244,356
PUBLIC SVC CO OKLA 2.2% DUE 08-15-2031	**	1,660,733
PUBLIC SVC ELEC GAS CO 3.75 DUE 03-15-2024 REG	**	1,603,124
PUBLIC SVC ENTERPRISE GROUP INC 2.875% DUE 06-15-2024	**	296,144
PUBLICIS GROUPE SA EUR0.40	**	446,044
PUBMATIC INC CL A COM CL A COM	**	156,886
PUGET ENERGY INC FIXED 2.379% DUE 06-15-2028	**	111,834
PULMONX CORPORATION COM	**	211,089
PURE STORAGE INC CL A CL A	**	2,874,588
PUT BONDOPT BNPAFRPP 23/05/2025 FRANCE (GOVT OF) 0 97 3175SQ653	**	164,300
PUT SWO USD BARCGB33 P 5.5% / R 1DSOFR 317U47CA8 03/26/2024	**	66
PUT SWO USD BOFAUS6S P 2.18% / R 1DSOFR 317U750I5 01/11/2024	**	75,742
PUT SWO USD BOFAUS6S P 4.75% / R 1DSOFR 317U3E1A6 07/15/2024	**	2,323
PUT SWO USD CHASUS33 P 5.5% / R 1DSOFR 317U44JA8 03/26/2024	**	80
PUT SWO USD DEUTGB2L P 4.75% / R 1DSOFR 317U3DIA0 07/10/2024	**	1,635
PUT SWO USD GSCMUS33 P 2.697% / R 1DSOFR 317U388O2 04/02/2024	**	64,958
PUT SWO USD GSCMUS33 P 2.697% / R 1DSOFR 317U388O2 04/02/2024	**	6,187
PUT SWO USD GSCMUS33 P 2.721% / R 1DSOFR 317U460O3 04/08/2024	**	1,487
PUT SWO USD GSCMUS33 P 5.5% / R 1DSOFR 317U43TA9 03/26/2024	**	67
PUT SWO USD MSCSUS33 P 5.5% / R 1DSOFR 317U44AA7 03/26/2024	**	75
PUT SWO USD NGFPUS33 P 2.785% / R 1DSOFR 317U478O3 04/08/2024	**	2,275
PUT SWO USD NGFPUS33 P 2.835% / R 1DSOFR 317U477O4 04/08/2024	**	2,253
PUT SWO USD NGFPUS33 P 4.75% / R 1DSOFR 317U39LA5 06/20/2024	**	8,540
PUT SWO USD PNBPUS33CHA P 5.5% / R 1DSOFR 317U43UA7 03/26/2024	**	70
PUUILO OYJ NPV	**	50,537
PVA TEPLA AG ORD NPV	**	218,994
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	5,014,537
PVPTL BANK OF NOVA SCOTIA 1.188% 10-13-2026	**	11,172,972
PVPTL COMM MORTGAGE TRUST SER 2016-787S CL A BNDS 3.545% 02-10-2036	**	1,679,272
PVPTL DELTA AIR LINES/SKYMILES 4.75% DUE 10-20-2028	**	196,756
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	**	1,507,537
PVPTL ONEMAIN DIRECT AUTO RECEIVABLES TR 2021-SR 21-1A CL A .87% 07-14-2028	**	12,397,535
PVPTL PFP III CL 21-8 CL A FLT 06-14-2024	**	552,399
PVPTL PFP III CL 21-8 CL A FLT 06-14-2024	**	3,535,351
PVT PL BNP PARIBAS SR NON PFD 4.705% 01-10-2025	**	2,589,777
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	**	1,422,603
PVTL INTESA SANPAOLO S P A 8.248% 11-21-2033	**	217,345
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	965,280
PVTPL 7-ELEVEN INC .95% DUE 02-10-2026 BEO	**	878,367

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL 7-ELEVEN INC 1.8% DUE 02-10-2031 BEO	**	2,014,494
PVTPL 7-ELEVEN INC 2.5% DUE 02-10-2041 BEO	**	238,880
PVTPL 7-ELEVEN INC SR NT .8% 02-10-2024	**	6,776,307
PVTPL AATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 2.55% 06-29-2025	**	258,054
PVTPL AB BSL CLO 4 LTD/AB BSL CLO LLC SER 23-4A CL A FLTG RT 04-20-2036	**	803,986
PVTPL ABN AMRO BANK NV 6.575% 10-13-2026	**	406,206
PVTPL AES CORP SR SECD 1ST LIEN NT 144A 3.3% DUE 07-15-2025/05-27-2020 BEO	**	1,282,874
PVTPL AIA GROUP LTD GLOBAL MEDIUM TERM NTS BOO 3.2% DUE 09-16-2040	**	228,374
PVTPL AIA GROUP LTD TRANCHE # 3.6% 04-09-2029	**	250,896
PVTPL AIB GROUP PLC 6.608% 09-13-2029	**	305,706
PVTPL AIB GROUP PLC FIXED 4.263% 04-10-2025 BEO	**	497,371
PVTPL AIMCO CLO SER 2017-A/AIMCO CLO SER201 SR SECD NT CL A-R FLTG 04-20-2034	**	1,344,673
PVTPL AIR CANADA AIR CANADA 2017-1AA PTT3.3% DUE 07-15-2031 BEO	**	440,392
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	151,040
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	**	266,363
PVTPL AIRCASTLE LTD 2.85% DUE 01-26-2028BEO	**	1,607,102
PVTPL ALIGNED DATA CTRS ISSUER LLC 21-1A CL A2 1.937% DUE 08-15-2046 BEO	**	2,652,949
PVTPL ALIMENTATION COUCHE-TARD 3.8% DUE 01-25-2050	**	247,897
PVTPL ALLEGRO CLO SER 14-1RA CL A1 FLTG 10-21-2028	**	1,716,801
PVTPL AMERICAN TRANSMISSION SYSTEMS 2.65% 01-15-2032	**	237,326
PVTPL AMSR TRUST 21-SFR2 C 958609% 08-17-2026	**	1,931,762
PVTPL ANCHORAGE CAP CLO 16 LTD/ANCHORAGE CAP SR 20-16A CL A1R FLTG RT 01-19-2035	**	9,960,084
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	196,762
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	2,459,520
PVTPL ANTOFAGASTA PLC 2.375% DUE 10-14-2030/10-14-2020 BEO	**	245,211
PVTPL ANZ NEW ZEALAND INTL LTD 3.45% 01-21-2028	**	236,898
PVTPL APA INFRASTRUCTURE LTD 4.25% DUE 07-15-2027	**	127,177
PVTPL APIDOS CLO 17-26A A1AR FLTG 07-18-2029 USD	**	1,452,007
PVTPL APIDOS CLO SER 13-15A CLS A1RR FLTG RT 04-20-2031	**	827,844
PVTPL APIDOS CLO SR 13-12A CL AR VAR RT 04-15-2031	**	488,187
PVTPL APIDOS CLO SR 16-25A CL A1R FLTG RATE 10-20-2031	**	1,014,810
PVTPL APIDOS CLO XXII 15-22A CL A-1R FLTG 144A FLTG RT DUE 04-20-2031	**	975,258
PVTPL AQUA FIN TR 2021-A SR 21-A CL A 1.54% DUE 07-17-2046 BEO	**	1,851,983
PVTPL ARBOR RLTY COML REAL ESTATE NTS 2021-FL4 SR 21-FL4 CL A 11-15-2036	**	988,483
PVTPL ARES LXIII CLO LTD CL A-1A FLTG 04-20-2035	**	798,888
PVTPL ARES XLII CLO LTD SR NT CL A-R FLTG RT DUE 01-22-2028 BEO	**	684,791
PVTPL ARES XLIV CLO LTD SR NT CL A-1-R FLTG 144A 3C7 VAR RT DUE 04-15-2034 BEO	**	1,836,175
PVTPL ASHTEAD CAPITAL 2.45% 08-12-2031	**	1,223,305
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 1.45% 01-08-2026	**	460,707
PVTPL ATLAS SR LN FD XIV LTD/ATLAS SR LN FD SR 19-14A CL AR VAR RT 07-20-2032	**	7,728,468
PVTPL ATRIUM XIII/ATRIUM XIII LLC SR 13A CL A-1FLTG 11-21-2030	**	482,615
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.5% DUE 11-01-2027/07-01-2027 BEO	**	368,683
PVTPL AVIATION CAP GROUP LLC SR NT 144A 5.5% DUE 12-15-2024/07-10-2020 BEO	**	2,711,672
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SR 2023-8 CL A 6.02% DUE 02-20-2030	**	3,297,779
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SR 2023-8 CL A 6.02% DUE 02-20-2030	**	3,503,890
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 20-1A CL A 2.33% DUE 08-20-2026	**	3,919,495
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 21-2A CL A 1.66% DUE 02-20-2028	**	7,566,638
PVTPL AVIS BUDGET RENTAL CAR FNDG AESOP SER 23-3A CL A 5.24% DUE 02-22-2028	**	7,161,678

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AVOLON HLDGS FDG LTD 2.528% DUE 11-18-2027	**	901,624
PVTPL AVOLON HLDGS FDG LTD 2.528% DUE 11-18-2027	**	655,162
PVTPL AVOLON HLDGS FDG LTD 3.95% 07-01-2024	**	286,091
PVTPL AVOLON HLDGS FDG LTD 6.375% DUE 05-04-2028	**	449,070
PVTPL AXIS EQUIPMENT FINANCE RECEIVABLESSER 22-2A CL A2 5.3% DUE 06-21-2028	**	576,263
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	**	1,372,762
PVTPL BAE SYS PLC 1.9% DUE 02-15-2031/09-15-2020 BEO	**	329,310
PVTPL BAIN CAP CR CLO 2022-1 LTD CL A-1 FLTG 04-18-2035	**	8,468,487
PVTPL BAIN CAP CR SER 18-1A CL A1 FLTG 04-23-2031	**	10,309,554
PVTPL BALBOA BAY LN FDG 2020-1 LTD CL A-R FLTG 20-2032	**	10,494,729
PVTPL BANCO DE CREDITO DEL PERU 4.65%09-17-2024	**	157,187
PVTPL BANCO SANTANDER CHILE MEDIUM TERM NTS BO 2.7 DUE 01-10-2025/01-10-2020 REG	**	486,450
PVTPL BANK OF AMERICA AUTO TRUST SER 23-2A CL A2 5.85% 08-17-2026	**	2,338,753
PVTPL BANK OF IRELAND GROUP 2.029% 09-30-2027	**	565,318
PVTPL BANK OF NOVA SCOTIA 3.186% DUE 06-03-2025 BEO	**	7,658,924
PVTPL BARINGS CLO LTD SR 18-3A CL A1 FLTG 07-20-2029	**	623,028
PVTPL BAYER US FIN II LLC 2.85% DUE 04-15-2025 BEO	**	1,342,295
PVTPL BAYER US FIN II LLC 5.5% DUE 08-15-2025 BEO	**	2,968,573
PVTPL BAYER US FINANCE LLC 6.25% 01-21-2029	**	1,401,699
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC 3RD PRTY SECD CL B FLTG 12-18-2036	**	4,773,706
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC SR SECD NT CL A FLTG 12-18-2036	**	984,110
PVTPL BENEFIT STR PARTNERS CLO IV LTD/BENEFI VAR RT DUE 01-20-2032 BEO	**	3,498,981
PVTPL BENEFIT STR PARTNERS CLO XIX LTD SR 19-19A CL A FLTG RATE DUE 01-15-2033	**	4,999,261
PVTPL BERRY GLOBAL INC 5.5% DUE 04-15-2028	**	708,995
PVTPL BLACKSTONE HLDGS FIN CO L L C 5.9%DUE 11-03-2027/11-03-2022 BEO	**	1,217,901
PVTPL BLUEMOUNTAIN CLO SER 18-2A CLS A VAR RT 08-15-2031	**	967,114
PVTPL BLUEMOUNTAIN CLO XXII LTD 18-1A CL A-1 FLTG RT 07-15-2031	**	692,537
PVTPL BMW US CAP LLC 1.25% DUE 08-12-2026 BEO	**	2,351,897
PVTPL BMW US CAP LLC SR NT 5.05% 08-11-2028	**	3,057,944
PVTPL BMW US CAP LLC SR NT 5.3% 08-11-2025	**	4,203,838
PVTPL BNP PARIBAS 2.219% DUE 06-09-2026/06-09-2025 REG	**	4,515,766
PVTPL BNP PARIBAS 3.132% DUE 01-20-2033 REG	**	851,774
PVTPL BNP PARIBAS 3.375% 01-09-2025	**	577,657
PVTPL BNP PARIBAS 5.125% DUE 01-13-2029	**	1,703,773
PVTPL BNP PARIBAS 5.894% 12-05-2034	**	2,239,785
PVTPL BNP PARIBAS MEDIUM TERM NTS BOOK ENTRY 5.335% 06-12-2029	**	2,061,027
PVTPL BNP PARIBAS SR 2.159% 09-15-2029	**	5,832,889
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	1,511,144
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	2,933,397
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	**	1,023,605
PVTPL BOC AVIATION PTE LTD GLOBAL MEDIUMTERM 3.5% 10-10-2024	**	605,603
PVTPL BPCE SA 3.116% 10-19-2032	**	816,815
PVTPL BPCE SA 6.612% 10-19-2027	**	2,625,328
PVTPL BPCE SA 6.612% 10-19-2027	**	2,059,081
PVTPL BPCE SA 7.003% 10-19-2034	**	978,396
PVTPL BPCE SR NON PFD VAR RT 10-06-2026	**	4,510,744
PVTPL BPCE SUB NTS BOOK ENTRY 5.15 DUE 07-21-2024 BEO	**	3,965,080
PVTPL BRITISH AWYS PASS THRU 3.8% 09-20-2031	**	356,595

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BRITISH AWYS PASS THRU CTFS 3.3% FIXED 06-15-2034 BEO	**	111,638
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	**	310,624
PVTPL BROADCOM INC 1.95% DUE 02-15-2028/01-19-2021 BEO	**	449,055
PVTPL BROADCOM INC 2.45% DUE 02-15-2031/01-19-2021 BEO	**	620,514
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	1,737,253
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	1,824,486
PVTPL BROADCOM INC 3.419% DUE 04-15-2033BEO	**	9,501,354
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	1,623,676
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	5,403,536
PVTPL BROADCOM INC AVGO 3.187 11/15/36 3.187% DUE 11-15-2036/09-30-2021 BEO	**	74,657
PVTPL BROADCOM INC AVGO 3.187 11/15/36 3.187% DUE 11-15-2036/09-30-2021 BEO	**	3,756,393
PVTPL BROADCOM INC NT 4.926% 05-15-2037	**	97,017
PVTPL BSPRT 2022-FL9 ISSUER LLC SR SECD NT CL A FLTG 07-15-2039	**	2,490,408
PVTPL BUSINESS JET SECS 2020-1 LLC SECD NT CL A 144A 2.981% DUE 11-15-2035 BEO	**	47,070
PVTPL BUSINESS JET SECS 2020-1 LLC SECD NT CL A 144A 2.981% DUE 11-15-2035 BEO	**	974,351
PVTPL BUSINESS JET SECS 2021-1 LLC SECD NT CL A 144A 2.162% DUE 04-15-2036 BEO	**	741,284
PVTPL BUSINESS JET SECS 2022-1 LLC SER 22-1A CL A 4.455% 06-15-2037	**	1,523,198
PVTPL CADILLAC FAIRVIEW CORP 2.5% DUE 10-15-2031 BEO	**	1,646,481
PVTPL CAIXABANK S A 6.684% 09-13-2027	**	1,538,275
PVTPL CAIXABANK S A 6.684% 09-13-2027	**	805,031
PVTPL CAMERON LNG LLC 2.902% 07-15-2031	**	2,530,819
PVTPL CAMERON LNG LLC 3.302% DUE 01-15-2035	**	98,034
PVTPL CANTOR FITZGERALD LP 7.2% 12-12-2028	**	718,448
PVTPL CANYON CAPITAL CLO LTD SER 20-1A CL AR FLTG 07-15-2034	**	3,673,659
PVTPL CAPITAL AUTOMOTIVE REIT SR 23-1A CL A1 5.75% 09-15-2053	**	1,937,502
PVTPL CARGILL INC 3.625% 04-22-2027	**	679,602
PVTPL CARLYLE GLOBAL MKT SER 14-3RA CL A1A FLTG 07-27-2031	**	4,551,505
PVTPL CARLYLE GLOBAL MKT STRAT CLO SER 12-3A CLS A1A2 FLTG RT DUE 01-14-2032 BEO	**	273,293
PVTPL CARLYLE US CLO 2017-2 LTD/CARLYLE US C SER 17-2A CL A1R FLTG RT 07-20-2031	**	943,541
PVTPL CARLYLE US CLO 2021-4 LTD CL A-2 FLTG DUE 04-20-2034 BEO	**	2,578,923
PVTPL CATAMARAN CLO SER 2014-1A CL A-1A FLTG 04-20-2030	**	2,429,399
PVTPL CATSKILL PK CLO LTD/CATSKILL PK CLO LL SR SECD NT CL A-2 FLTG 04-20-2029	**	2,492,824
PVTPL CAYUGA PK CLO LTD SER 20-1A CL AR FLTG 07-17-2034	**	748,522
PVTPL CBAM 2018-8 LTD LLC NT CL A-1 FLTG 3C7 10-20-2029 BEO	**	7,024,895
PVTPL CF HIPPOLYTA ISSUER LLC SER 20-1 CL A1 1.69% DUE 07-15-2060 BEO	**	332,531
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	377,779
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	4,769,458
PVTPL CHENIERE ENERGY PARTNERS LP 5.95% 06-30-2033	**	1,231,092
PVTPL CHESAPEAKE FUNDING II LLC SER 23-2A CL A1 6.16% DUE 10-15-2035	**	2,032,777
PVTPL CHILE ELECTRICITY LUX MPC 6.01% 07-20-2024	**	409,964
PVTPL CIFC FDG 2014-II-R LTD SER-14-2RA CL-A1 FLTG 04-24-2030 BEO	**	597,864
PVTPL CIFC FDG 2017-IV LTD SER 17-4A CL A1R FLTG 10-24-2030	**	421,222
PVTPL CIFC FDG 2018-IV LTD/CIFC FDG 2018-IV SER 18-4A CLS A1 VAR RT 10-17-2031	**	613,486
PVTPL CIFC FDG 2019-VI LTD SER 19-6A CLS A2 VAR RT 01-16-2033	**	2,003,505
PVTPL CIFC FDG 2019-VI LTD SR 19-6A CL A1 FLTG 01-16-2033	**	613,749
PVTPL CIFC FDG SER 18-2A CL A1 FLTG 04-20-2031	**	4,443,335
PVTPL CIFC FUNDING LTD SR 14-3A CL A1R2 FLTG RT 10-22-2031	**	1,249,950
PVTPL CIFC FUNDING LTD SR 20-3A CL A1R FLTG RT 10-20-2034	**	719,092

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CITIZENS AUTO RECEIVABLES TR 2023-2 5.74% 10-15-2030	**	1,481,425
PVTPL CLNC 2019-FL1 LTD/CLNC SER 19-FL1 CLS A VAR RT 10-19-2038	**	10,113
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	437,314
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	326,541
PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034	**	768,406
PVTPL CMO ARBOR MULTIFAMILY MTG SECS SER 20-MF1 CL A5 2.7563% DUE 05-15-2053 BEO	**	1,061,136
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	1,564,572
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	5,215,240
PVTPL CMO ARROYO MTG TR 2022-2 SR 22-2 CL A1 4.95% DUE 07-25-2057 BEO	**	4,169,694
PVTPL CMO ASHFORD HOSPITALITY TR SER-2018-KEYS CL-A VAR 05-15-2035 BEO	**	945,837
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,023,100
PVTPL CMO BENCHMARK 2020-IG3 MTG TR SR 20-IG3 CL A2 2.475% UE 09-15-2048	**	8,600,360
PVTPL CMO BFLD TR SER 2019-DPLO CL A 144A FLTG 10-15-2034	**	1,110,748
PVTPL CMO BX COML MTG TR 2019-XL COML MTG PASSTHRU CTF CL A 144A 10-15-2036	**	142,433
PVTPL CMO BX COML MTG TR 2020-VIVA CL D VAR RT DUE 03-09-2044 BEO	**	3,400,032
PVTPL CMO BX COML MTG TR 2021-VINO 15/05/2038 VAR RT DUE 05-15-2038 BEO	**	1,832,059
PVTPL CMO BX COML MTG TR SR 2019-XL CL D FLTG RT 10-15-2036	**	2,092,913
PVTPL CMO BX TR 2021-ARIA BX 2021-ARIA AVAR RT DUE 10-15-2036 BEO	**	3,909,608
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,424,897
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,883,807
PVTPL CMO BX TRUST SR 19-OC11 CL B 3.605% 12-09-2041	**	963,914
PVTPL CMO BXMT 2021-FL4 LTD/BXMT SER 21-FL4 CL D FLTG RT 05-15-2038	**	2,418,489
PVTPL CMO BXMT LTD SR 20-FL3 CL A VAR RTDUE 03-15-2037 BEO	**	3,099,756
PVTPL CMO CAMB COML MTG TR 2019-LIFE CL A VAR RT 12-15-2037	**	2,850,140
PVTPL CMO CITIGROUP COML MTG TR SER 21-KEYS CL A FLTG 10-15-2036	**	1,969,188
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	**	952,156
PVTPL CMO COMM 2014-277P MTG TR COML MTGPASSTHRU CTF CL A 3.731 08-10-2049	**	695,625
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	**	1,734,272
PVTPL CMO CSMC 2017-RPL3 TR CL A-1 FLTG 08-25-2057	**	1,521,523
PVTPL CMO CSMC 2017-RPL3 TR MTG BACKED NT CL B-2 VAR 144A VAR RT DUE 08-01-2057	**	3,006,362
PVTPL CMO CSMC 2019-AFC1 TR MTG BACKED NT CL A-1 144A VAR RT DUE 07-25-2049 BEO	**	1,984,644
PVTPL CMO CSMC 2022-ATH3 TR VAR RT DUE 08-25-2067 BEO	**	3,571,453
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	934,179
PVTPL CMO EQUS 2021-EQAZ MTG TR SR 21-EQAZ CL B VAR RT DUE 10-15-2036 BEO	**	1,163,804
PVTPL CMO FREMF 2015-K48 MTG TR FLTG RT DUE 06-25-2025 BEO	**	433,645
PVTPL CMO FREMF 2016-K59 MTG TR 144A CL B VAR RT DUE 11-25-2049 BEO	**	168,922
PVTPL CMO FREMF MORTGAGE TRUST SER 2014-K37 CL B FLTG RT 01-25-2047	**	1,742,748
PVTPL CMO GREAT WOLF TR 2019-WOLF SER 19-WOLF CLS A VAR RT DUE 12-15-2029 BEO	**	997,198
PVTPL CMO GS MTG SECS CORP SER 2017-GPTX CL B 3.103915% FIXED 05-10-2034	**	163,645
PVTPL CMO GS MTG SECS CORP TR 2015-590M CL A FLTG RT 10-10-2035 BEO	**	1,693,783
PVTPL CMO GS MTG SECS CORP TR 2018-HART VAR RT 10-15-2031	**	396,341
PVTPL CMO GS MTG SECS CORP TR SER 2019-70P CLS C VAR RT 10-15-2036	**	1,206,604
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	**	13,069
PVTPL CMO J P MORGAN CHASE COML MOTGAGE SECS SER 20-MKST CL A FRN 12-15-2036 BEO	**	3,840,138
PVTPL CMO MADISON AVENUE TRUST SER 2017-330MC CLS A VAR 144A 08-15-2034	**	2,691,891
PVTPL CMO MANHATTAN WEST 2020-1MW MTG TRSR 20-0MW CL A 2.13% 09-10-2040	**	441,976
PVTPL CMO MORGAN STANLEY CAP I TR SRS 20-CNP CL A VAR RT DUE 04-05-2042	**	1,155,215
PVTPL CMO MORGAN STANLEY SR 21-230P CL AVAR RT DUE 12-15-2038	**	1,857,012

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	5,893,775
PVTPL CMO NEW ORL HOTEL TR 2019-HNLASER 19-HNLA CLS A VAR RT DUE 04-15-2032 BEO	**	1,735,877
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	237,280
PVTPL CMO NEW RESIDENTIAL MTG LN SER 21-NQM3 CL A-3 VAR 11-27-2056	**	771,135
PVTPL CMO NEW RESIDENTIAL MTG LN TR 20-RPL1 CL A-1 VAR RT DUE 11-25-2059	**	207,443
PVTPL CMO NEW RESIDENTIAL MTG LN TR SER 16-3A CL A1B 144A VAR 09-01-2056	**	849,494
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	9,427,600
PVTPL CMO OPG TR 2021-PORT SR 21-PORT CLA FLTG RT 10-15-2036	**	2,726,655
PVTPL CMO PEPPER RESIDENTIAL SECURITIES TRUST SER 25A CL A1U FLTG DUE 03-12-2061	**	18,466
PVTPL CMO PRPM SER 23-NQM3 CL A1 STEP 11-25-2068	**	501,327
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	1,313,225
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	3,151,739
PVTPL CMO RREADY CAP MTG TR SER 2019-5 CLS A 3.7768% 02-25-2052	**	16,431
PVTPL CMO SFO COML MTG TR 2021-555 SFO 2021-555 A VAR RT DUE 05-15-2038 BEO	**	7,202,920
PVTPL CMO SG RESIDENTIAL MTG TR 2022-1 CL A-1 VAR 03-27-2062	**	3,195,604
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049	**	1,237,185
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049	**	4,589,269
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049 BEO	**	1,582,649
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049 BEO	**	5,327,054
PVTPL CMO TOWD PT MTG TR 2019-4 SER 19-4CLS A1 VAR RT DUE 07-25-2059 BEO	**	771,331
PVTPL CMO TOWD PT MTG TR 2022-4 TPMT 2022-4 A1 VAR RT DUE 09-25-2062 BEO	**	8,167,834
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	4,501
PVTPL CMO UWM MTG TR 2021-INV3 CL A3 VAR RT DUE 11-25-2051 BEO	**	1,975,592
PVTPL CMO VERUS SECURITIZATION TR 2021-3SER 21-3 CL A2 VAR RT DUE 06-25-2066 BEO	**	830,746
PVTPL CMO VERUS SECURITIZATION TRUST SER 23-5 CL A1 STEP UP DUE 06-25-2068	**	4,142,388
PVTPL CMO VMC FIN 2021-FL4 LLC VMC 2021-FL4 C VAR RT DUE 06-16-2036 BEO	**	6,622,350
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	296,618
PVTPL CMO WSTN TR 2023-MAUI CLA VAR RT 08-05-2027	**	2,038,038
PVTPL CNO GLOBAL FDG 1.65% 01-06-2025	**	1,774,353
PVTPL CNO GLOBAL FDG MEDIUM TERM NTS BOOK ENTRY 1.75% 10-07-2026	**	406,652
PVTPL COCA-COLA EUROPEAN PARTNERS PLC 1.5% DUE 01-15-2027 BEO	**	632,041
PVTPL COLLEGE AVE STUDENT LNS 2023-A LLCSER 23-A CL A1 FLTG RT 05-25-2055	**	2,568,110
PVTPL COLLEGE AVE STUDENT LNS SR 23-B CL A1A 6.5% 06-25-2054	**	2,603,089
PVTPL COLUMBIA PIPELINES HLDG CO LLC SR NT 6.042% 08-15-2028	**	6,211,859
PVTPL COLUMBIA PIPELINES OPER CO LLC 6.036% 11-15-2033	**	2,339,179
PVTPL CONTINENTAL RES INC 5.75% DUE 01-15-2031/11-25-2020 BEO	**	1,888,932
PVTPL CONTINENTAL RESOURCES 2.268% 11-15-2026	**	1,725,920
PVTPL COOPERATIEVE RABOBANK UA 5.564% 02-28-2029	**	3,161,243
PVTPL COREVEST AMERN FIN 2019-3 TR SER 19-3 CLS A 2.772% DUE 10-15-2052 BEO	**	417,863
PVTPL COREVEST AMERN FIN 2022-1 TR SR 22-1 CL A VAR RT 12-31-2049	**	1,952,666
PVTPL COX COMMUNICATIONS INC NEW NT 3.5% 08-15-2027	**	7,000,360
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	1,920,455
PVTPL CPS AUTO RECEIVABLES TR 2022-C NT CL B 144A 4.88% DUE 04-15-2030 BEO	**	2,031,288
PVTPL CREDICORP CAP SOCIEDAD TIT SA 10.1% 12-15-2043	**	432,129
PVTPL CREDIT ACCEP AUTO LN TR 2023-2 SER 23-2A CL A 5.92% 05-16-2033	**	3,001,584
PVTPL CREDIT ACCEP AUTO LN TR SER 23-3A CL A 6.39% 08-15-2033	**	1,222,245
PVTPL CREDIT AGRICOLE S A 6.316% 10-03-2029	**	482,516
PVTPL CREDIT AGRICOLE S A 6.316% 10-03-2029	**	2,386,355

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CREDIT AGRICOLE S A LONDON 4.125% 01-10-2027	**	485,228
PVTPL CREDIT AGRICOLE S A VAR RT 01-26-2027	**	506,587
PVTPL CREDIT AGRICOLE S A VAR RT 01-26-2027	**	3,222,813
PVTPL CREDIT AGRICOLE S.A.(LONDON BRANCH) 5.589% 07-05-2026	**	467,990
PVTPL CREDIT AGRICOLE SA 5.568% 02-28-2025	**	3,890,171
PVTPL CRH AMER FIN INC GTD NT 144A 3.4% DUE 05-09-2027/05-09-2017 BEO	**	382,921
PVTPL CVS LEASE BACKED PASS THRU CTF 8.353% DUE 07-10-2031	**	90,068
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	**	218,780
PVTPL CYMABAY THERAPEUTICS INC COM	**	899,804
PVTPL DAIMLER TRUCK FIN NORTH AMER LLC 5.2% DUE 01-17-2025	**	834,597
PVTPL DAIMLER TRUCK FIN NORTH AMER LLC GTD NT 144A 3.5% 04-07-2025	**	1,238,024
PVTPL DAIMLER TRUCKS 1.625% 12-13-2024	**	3,852,885
PVTPL DANSKE BANK A/S 4.298% DUE 04-01-2028	**	397,598
PVTPL DANSKE BK A/S 3.244% 12-20-2025	**	379,960
PVTPL DANSKE BK A/S 5.375% DUE 01-12-2024	**	2,199,497
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY .976 DUE 09-10-2025/09-10-2024 REG	**	2,789,278
PVTPL DIAMOND ISSUER LLC 2021-1 SECD CL A 2.305% 11-20-2051	**	1,498,470
PVTPL DLLAD LLC SER 23-1A CL A2 5.19% 04-20-2026	**	1,040,055
PVTPL DLLMT 2023-1 LLC NT CL A-2 144A 5.78% DUE 11-20-2025 BEO	**	900,128
PVTPL DRYDEN 75 CLO LTD/DRYDEN 75 CLO LLC SR SECD NT CL A-R2 FLTG 04-15-2034	**	1,670,037
PVTPL DRYDEN 78 CLO LTD/DRYDEN 78 CLO LLC SER 20-78A CLS A VAR RT 04-17-2033	**	409,107
PVTPL DRYDEN 80 CLO LTD/DRYDEN 80 CLO LLC SR SECD NT CL A-R 01-17-2033 BEO	**	498,771
PVTPL DRYDEN 87 CLO LTD SER 21-87A CL A-1 FLTG 3C7 05-20-2034 BEO	**	4,103,970
PVTPL DT AUTO OWNER TRUST SER 23-2A CL A 5.88% DUE 04-15-2027	**	893,238
PVTPL DT AUTO OWNER TRUST SER 23-3A CL A6.57% 08-16-2027	**	349,266
PVTPL DT MIDSTREAM 10YR 144A NEW ISSUE 4.3% 04-15-2032	**	341,073
PVTPL EAST OHIO GAS CO 1.3% DUE 06-15-2025/06-16-2020 BEO	**	1,951,317
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	2,499,905
PVTPL ELECTRICITE DE FRANCE 5.7% 05-23-2028	**	1,139,209
PVTPL ELEMENT FLEET MGMT CORP 1.6% DUE 04-06-2024 BEO	**	103,661
PVTPL ELEMENT FLEET MGMT CORP SR NT 144A3.85% DUE 06-15-2025/06-02-2020 BEO	**	2,169,868
PVTPL ELEVATION CLO 2021-15 LTD/ELEVATION CL SR SECD NT 01-25-2035	**	4,975,796
PVTPL ELMWOOD CLO II LTD SER 19-2A CL A-R FLTG DUE 04-20-2034 BEO	**	16,495,595
PVTPL ENEL FIN AMER LLC 2.875% 07-12-2041	**	1,363,848
PVTPL ENEL FIN INTL N V 6.8% DUE 10-14-2025 BEO	**	205,064
PVTPL ENEL FIN INTL N V 6.8% DUE 10-14-2025 BEO	**	1,727,661
PVTPL ENTERPRISE FLEET FING 2021-1 LLC CL A-2 0.44% DUE 12-21-2026 BEO	**	108,249
PVTPL ENTERPRISE FLEET FING 2023-2 LLC SRS 23-2 CLS A2 5.56% 04-22-2030	**	3,409,446
PVTPL ENTERPRISE FLEET FING LLC SR 23-3 CL A2 6.4% 03-20-2030	**	3,311,269
PVTPL EQUATE PETROCHEMICAL B V GLOBAL MEDIUM T 2.625% DUE 04-28-2028	**	2,192,706
PVTPL ERAC USA FIN LLC GTD NT 144A 3.8% DUE 11-01-2025/11-09-2015 BEO	**	2,458,148
PVTPL ERAC USA FIN LLC GTD NT 144A 3.8% DUE 11-01-2025/11-09-2015 BEO	**	1,463,773
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	335,036
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	2,463,499
PVTPL EXPERIAN FIN PLC 2.75% DUE 03-08-2030	**	3,026,440
PVTPL F&G GLOBAL FDG MEDIUM TERM NTS BOOK ENTR 1.75% DUE 06-30-2026 BEO	**	316,805
PVTPL FED DES CAISSES DESJARDINS QUEBEC 1.2% 10-14-2026	**	7,289,685
PVTPL FEDERATION DES CAISSES DESJARDINS DU QUE 5.278% DUE 01-23-2026	**	3,555,176

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL FHLMC MULTICLASS SR 2022-DNA4 CL M1A FLTG RT 05-27-2042	**	2,613,792
PVTPL FIRST FNDTN INC COM	**	169,342
PVTPL FIRST INVS AUTO OWNER TR 2023-1 SR 23-1A CL A 6.44% 10-16-2028	**	3,307,769
PVTPL FIRSTKEY HOMES 2020-SFR1 TR 1.339%09/17/2025 1.339% DUE 08-17-2037 BEO	**	4,608,298
PVTPL FIRSTKEY HOMES 2020-SFR2 TRUST SER20-SFR2 CL A 1.266% 10-19-2037	**	1,453,000
PVTPL FLAGSHIP CREDIT AUTO TRUST SER 22-3 CL D 6.0% DUE 07-17-2028 BEO	**	1,471,544
PVTPL FLAGSHIP CREDIT AUTO TRUST SER 23-2 CL A2 5.76% DUE 04-15-2027	**	849,573
PVTPL FORD CR AUTO OWNER TR 2020-REV1 SER 20-1 CLS A 2.04% 08-15-2031	**	4,444,977
PVTPL FORD CR AUTO OWNER TR 2023-REV2 SER 23-2 CL A 5.28% 02-15-2036	**	11,106,248
PVTPL FORD CR AUTO OWNER TR SER 19-1 CL A 3.52% 07-15-2030	**	1,468,694
PVTPL FORT CRE 2022-FL3 ISSUER LLC NT CLA FLTG 12-17-2026	**	486,002
PVTPL FORTRESS CR BSL VII LTD SER 19-1A CL A2 FLTG 07-23-2032 BEO	**	501,065
PVTPL FREDDIE MAC STACR REMIC TR SER 21-DNA2 CL M2 FLTG RT 08-25-2033	**	1,004,708
PVTPL FREDDIE MAC-STACR 2021-DNA5 M2FLTG 01-25-2034 USD	**	3,684,607
PVTPL FS RIALTO 2022-FL4 ISSUER LLC SR 22-FL4 CL A VAR RT DUE 01-19-2039 BEO	**	3,954,584
PVTPL GA GLOBAL FDG 01-06-2027	**	136,248
PVTPL GA GLOBAL FDG TR MEDIUM TERM NTS BOOK EN 3.85% DUE 04-11-2025 BEO	**	1,739,206
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	70,939
PVTPL GALAXY XXVI CLO LTD/GALAXY XXVI CLO LL SR NT CL A 144A 3C7 11-22-2031	**	1,470,144
PVTPL GLENCORE FDG LLC 4.125% 03-12-2024	**	2,710,021
PVTPL GLENCORE FDG LLC 1.625% DUE 09-01-2025/08-01-2025 BEO	**	236,088
PVTPL GLENCORE FDG LLC 5.7% DUE 05-08-2033/05-08-2023 BEO	**	727,730
PVTPL GLENCORE FDG LLC 6.125% 10-06-2028	**	4,713,265
PVTPL GM FINANCIAL REVOLVING RECEIVABLESSER 23-2 CL A 5.77% 08-11-2036	**	11,120,630
PVTPL GOLUB CAP PARTNERS CLO 57 M SR 21-57A CL A1 VAR RT DUE 10-25-2034 BEO	**	991,019
PVTPL GOLUB CAPITAL PARTNERS CLO LTD SER 23-66A CL A FLTG RT 04-25-2036	**	1,001,458
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	54,636
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	114,285
PVTPL GOODMAN US FIN FOUR LLC 4.625% DUE05-04-2032 BEO	**	1,864,930
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	1,031,528
PVTPL GPMT 2021-FL3 LTD/GPMT 2021-FL3 LLC SR SECD NT CL A FLTG 07-16-2035	**	994,233
PVTPL GPMT LTD SR 21-FL4 CL A FLTG RT 11-15-2036	**	2,952,338
PVTPL GRAPHIC PACKAGING INTL 0.821% DUE 04-15-2024 BEO	**	1,558,694
PVTPL GREENWOOD PK CLO LTD SER 18-1A CL A2 FLTG 04-15-2031	**	1,971,096
PVTPL GREYSTONE COMMERCIAL REAL ESTA SER 19-FL2 CL 1 FLTG 09-15-2037	**	1,473,154
PVTPL GREYWOLF CLO V LTD VAR RT SR 15-1A CL A-1-R 01-25-2031	**	1,392,161
PVTPL GRIPPEN PARK CLO LTD SER 17-1A CL A FLTG RATE DUE 01-20-2030	**	724,027
PVTPL GUARDIAN LIFE INSURANCE CORP 3.7% 01-22-2070	**	68,328
PVTPL GULFSTREAM NAT GAS SYS LLC GULFSTREAM NAT 6.19% DUE 11-01-2025 BEO	**	4,897,885
PVTPL HALSEYPOINT CLO 3 LTD/HALSEYPOINT CLO VAR RT DUE 11-30-2032 BEO	**	500,000
PVTPL HALSEYPOINT CLO 3 LTD/HALSEYPOINT CLO VAR RT DUE 11-30-2032 BEO	**	1,000,001
PVTPL HALSEYPOINT CLO 6 LTD/HALSEYPOINT SER 22-6A CL A1 FLTG RT DUE 10-30-2034	**	2,343,085
PVTPL HALSEYPOINT CLO I LTD/HALSEYPOINT CLO SER 19-1A CLS A1A1 VAR RT 01-20-2033	**	539,249
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	253,624
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	45,455
PVTPL HERTZ VEH FING III LLC SR 23-3A CL A 5.94% 02-25-2028	**	4,075,120
PVTPL HERTZ VEH FING III LLC SR 23-1A CLA 5.49% 06-25-2027	**	7,527,794

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL HERTZ VEH FING III LLC SR 23-4A CL A 6.15% 03-25-2030	**	1,037,263
PVTPL HYUNDAI AUTO LEASE SECURITIZATION 4.94% SER 23-A CL A4 11-16-2026	**	1,046,600
PVTPL HYUNDAI AUTO LEASE SECURITIZATION T SER 23-B CL A3 5.15% 06-15-2026	**	445,189
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 202 SER 23-A 5.05% DUE 01-15-2026	**	982,428
PVTPL HYUNDAI CAP AMER 1.3% 01-08-2026	**	2,322,621
PVTPL HYUNDAI CAP AMER 1.65% 09-17-2026	**	2,182,094
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	300,742
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	1,484,914
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 1.5% DUE 06-15-2026	**	397,393
PVTPL HYUNDAI CAPITAL AMERICA 5.65% 06-26-2026	**	601,158
PVTPL HYUNDAI CAPITAL AMERICA 5.95% 08-21-2026	**	600,285
PVTPL HYUNDAI CAPITAL AMERICA 6.25% 11-03-2025	**	1,125,501
PVTPL ICG US CLO 2015-2R LTD/ICG US CLO 2015-2RA CL A1 VAR RT DUE 01-16-2033	**	1,268,806
PVTPL IMPERIAL BRANDS FIN PLC GTD SR NT 144A 6.125 DUE 07-27-2027/07-27-2022 BEO	**	1,849,551
PVTPL ING GROEP N V 1.4% DUE 07-01-2026	**	470,436
PVTPL INTERNATIONAL FLAVORS & FRAGRANCESINC 1.23% DUE 10-01-2025	**	5,152,295
PVTPL INTESA SANPAOLO S P A 144A BD 5.017% DUE 06-26-2024 REG	**	3,176,616
PVTPL INTESA SANPAOLO S P A 7.2% 11-28-2033	**	961,316
PVTPL INTESA SANPAOLO S.P.A. 3.25% DUE 09-23-2024 BEO	**	1,276,158
PVTPL J G WENTWORTH XXII LLC 3.82 DUE 12-15-2048 BEO	**	366,544
PVTPL J P MORGAN MTG SER 18-4 CL A1 VAR 10-25-2048	**	297,117
PVTPL J P MORGAN MTG TR SER 18-3 CLS A1 FLTG 04-25-2018	**	822,140
PVTPL J P MORGAN MTG TR SER 21-14 CL A11 FLTG DUE 05-25-2052	**	1,551,425
PVTPL JACK IN THE BOX FDG LLC 2022-1 SR SECD NT CL A-2-I 3.445% 02-26-2052	**	719,301
PVTPL JACKSON NATIONAL LIFE GLOBAL FUNDING NEW ISSUE 3YR 3YR 1.75% 01-12-2025	**	2,032,635
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIE .625% DUE 09-02-2025	**	465,895
PVTPL JBS USA LUX S.A/JBS USA FOOD COMPAN 6.75% 03-15-2034	**	965,668
PVTPL JERSEY CENT PWR & LT CO SR NT 144A4.7% DUE 04-01-2024/01-01-2024 BEO	**	2,623,460
PVTPL KAYNE CLO 7 LTD/KAYNE CLO 7 LLC SER 20-7A CLS A1 VAR RT 04-17-2033	**	1,588,658
PVTPL KAYNE CLO SER 19-6A CL A1 FLTG 144A 01-20-2033	**	5,094,529
PVTPL KBC GROUP NV 5.796% 01-19-2029	**	4,966,527
PVTPL KBC GROUP NV 6.324% 09-21-2034	**	740,722
PVTPL KEYSPAN GAS EAST CORP SR NT 144A 2.742% DUE 08-15-2026/08-05-2016 BEO	**	587,662
PVTPL KKR CLO 32 LTD/KKR CLO 32 LLC 0.0%15/01/2032 VAR RT DUE 01-15-2032 BEO	**	980,830
PVTPL KKR GROUP FIN CO LLC 3.25% 12-15-2051	**	970,050
PVTPL KREF 2022-FL3 LTD CL A FLTG 02-15-2039	**	3,322,684
PVTPL KUBOTA CREDIT OWNER TRUST SER 23-1A CL A3 5.02% 05-17-2027	**	1,102,978
PVTPL LCM XV LTD PARTNERSHIP/LCM XV LLC VAR RT DUE 07-20-2030 BEO	**	291,342
PVTPL LCM XXV LTD/LCM XXV LLC SR SECD NTCL AR FLTG 07-20-2030	**	311,022
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	173,151
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	6,531,792
PVTPL LOANCORE 2021-CRE6 ISSUER LTD SER 21-CRE6 CL A FLTG 11-15-2038	**	1,955,818
PVTPL LSEGA FING PLC 1.375% DUE 04-06-2026/04-06-2021 BEO	**	1,666,963
PVTPL LUNDIN ENERGY AB 2.0% DUE 06-15-2026 BEO	**	285,818
PVTPL LUNDIN ENERGY AB 2.0% DUE 06-15-2026 BEO	**	2,790,877
PVTPL MACQUARIE GROUP LTD 1.201% DUE 10-14-2025 BEO	**	2,706,575
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	**	135,663
PVTPL MADISON PK FDG LIX LTD CL A FLTG 01-18-2034	**	11,242,850

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL MADISON PK FDG XXI LTD/MADISON PK FDG SR 16-21A CL AB VAR RT 10-15-2032	**	598,373
PVTPL MADISON PK FDG XXII LTD SER 16-22A CL A1R FRN 01-15-2033 BEO	**	3,097,023
PVTPL MADISON PK FDG XXXIII LTD CL A-R FLTG 10-15-2032	**	3,489,134
PVTPL MAGNETITE CLO LTD SR 15-12A CL ARR FLTG 10-15-2031	**	776,147
PVTPL MAGNETITE LTD SER 16-17A CL AR FLTG 07-20-2031	**	3,476,574
PVTPL MAPS LTD SER 19-1A CL A 4.458% 03-15-2044	**	2,756,561
PVTPL MARATHON CLO X LTD SR 17-10A CL A-2 FLTG RT 11-15-2029 BEO	**	2,503,465
PVTPL MARS INC DEL 3.2% 04-01-2030	**	351,392
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.95% 01-11-2025	**	488,839
PVTPL MERCEDES-BENZ FIN NORTH AMER LLC 4.8% DUE 03-30-2028	**	303,176
PVTPL MERCEDES-BENZ FIN NORTH AMER LLC 4.95% 03-30-2025	**	1,850,799
PVTPL MERCEDES-BENZ FIN NORTH AMER LLC 5.1% 08-03-2028	**	1,118,204
PVTPL MERCEDES-BENZ FINANCE NORTH AMERI 5.375% 08-01-2025	**	3,358,076
PVTPL METROPOLITAN LIFE GLOBAL FDG 2.8% 03-21-2025	**	2,858,176
PVTPL MF1 2021-FL6 LTD SER 21-FL6 CL A FLTG 07-16-2036	**	4,363,636
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE LO SR 22-FL8 CL A FLTG RT 02-19-2037	**	490,215
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE LO SR 22-FL8 CL A FLTG RT 02-19-2037	**	4,902,147
PVTPL MIDOCEAN CR CLO SER 17-7A CL BR FLTG 07-15-2029	**	1,746,027
PVTPL MILEAGE PLUS HLDGS LLC/MILEAGE PLUS IN 6.5% DUE 06-20-2027	**	1,404,040
PVTPL MILEAGE PLUS HLDGS LLC/MILEAGE PLUS IN 6.5% DUE 06-20-2027	**	351,010
PVTPL MONDELEZ INTL HLDGS NETH B V 4.25%DUE 09-15-2025 BEO	**	4,830,075
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	2,202,966
PVTPL MOUNTAIN VIEW CLO 2017-1 LTD SER 17-1A CL AR FRN 10-16-2029 BEO	**	1,158,227
PVTPL MOUNTAIN VIEW CLO 2017-2 LTD SR 17-2A CL AR FLTG RT 01-16-2031	**	7,957,062
PVTPL MRCD MORTGAGE TRUST SER 19-PARK CL A 2.71752% 12-15-2036	**	435,000
PVTPL MVW OWNER TRUST SER 19-2A CL B 2.44% 10-20-2038	**	282,695
PVTPL MYERS PK CLO LTD SER 18-1A CL B1 FLTG DUE 10-20-2030	**	1,236,926
PVTPL NASSAU 2017-I LTD/NASSAU 2017-I LLC FLTG RT SR 17-IA CL A1AS 10-15-2029	**	675,264
PVTPL NATIONAL SECS CLEARING CORP 5.0% 05-30-2028	**	600,583
PVTPL NATIONAL SECS CLEARING CORP SR NT 144A 1.5% DUE 04-23-2025/04-23-2020 BEO	**	671,013
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM SRNTS B 10.5% 10-13-2026	**	988,306
PVTPL NATWEST MARKETS PLC .8% DUE 08-12-2024 BEO	**	2,651,241
PVTPL NAVIENT PRIVATE ED LN TR 2023-B SR 23-BA CL A1A 6.48% 03-15-2072	**	1,202,241
PVTPL NAVIENT PRIVATE ED REFI LN SER 20-BA CL A2 2.12% 01-15-2069 BEO	**	601,069
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-FA CL A2 2.6% DUE 08-15-2068	**	890,983
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-F SR 21-FA CL A 1.11% 02-18-2070	**	4,423,242
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 2019-C CL A-2 02-15-2068	**	570,165
PVTPL NAVIENT PVT ED LN TR 2015-B NT CL A-3 FLTG RATE 144A VAR RT DUE 07-16-2040	**	1,087,843
PVTPL NAVIENT PVT ED REFI LN TR 2018-C NT CL A-2 3.52% DUE 06-16-2042	**	197,237
PVTPL NAVIENT PVT ED REFI LN TR 2020-G SER 20-GA CL A 1.17% DUE 09-16-2069 BEO	**	451,988
PVTPL NAVIENT PVT ED REFI LN TR 2023-A NT CL A 144A 5.51 DUE 10-15-2071BEO	**	1,994,502
PVTPL NAVIENT STUDENT LN TR 2017-4 FLTG VAR RT DUE 09-27-2066 BEO	**	2,054,718
PVTPL NAVIENT STUDENT LOAN TRUST SER 21-A CL A 0.84% DUE 05-15-2069 BEO	**	281,390
PVTPL NBN CO LTD 5.75% 10-06-2028	**	816,859
PVTPL NBN CO LTD GLOBAL MEDIUM TERM NTS BOOK ENTRY 1.625% 01-08-2027	**	2,257,901
PVTPL NELNET STUD LN TR 2015-2 AB NT CL A-2 144A VAR RT DUE 9-25-42 BEO	**	1,218,920
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	3,679,786
PVTPL NELNET STUDENT LN TR SER 2015-1 CLS A VAR DUE 04-25-2041	**	2,174,089

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL NELNET STUDENT LN TR SR 12-21 CL A FLTG RT 12-26-2033	**	1,370,460
PVTPL NESTLE HLDGS INC 4.125% DUE 10-01-2027/09-13-2022 BEO	**	1,810,975
PVTPL NEUBERGER BERMAN LN ADVISERS SR 18-29A CL A-1 FLTG VAR 10-19-2031	**	819,649
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	42,402
PVTPL NEW YORK LIFE INS CO 3.75% DUE 05-15-2050	**	401,663
PVTPL NEW YORK ST ELEC & GAS CORP 5.65% 08-15-2028	**	769,678
PVTPL NEW YORK ST ELEC & GAS CORP 5.65% 08-15-2028	**	880,512
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	91,489
PVTPL NGPL PIPECO LLC 3.25% DUE 07-15-2031 BEO	**	130,396
PVTPL NISSAN MOTOR ACCEPTANCE CORP 2.75%03-09-2028	**	1,589,366
PVTPL NISSAN MTR ACCEP CO LLC NT 1.85% 09-16-2026	**	269,961
PVTPL NISSAN MTR LTD 3.522% DUE 09-17-2025 BEO	**	1,636,840
PVTPL NORDEA BANK ABP 5.375% DUE 09-22-2027 BEO	**	711,945
PVTPL NORTHERN NAT GAS CO DEL SR BD 144A4.3% 01-15-2049	**	209,039
PVTPL NORTHWESTERN MUT GLOBAL FDG .8% DUE 01-14-2026 BEO	**	1,148,706
PVTPL NRG ENERGY INC 2% DUE 12-02-2025/12-02-2020 BEO	**	5,480,005
PVTPL NRG ENERGY INC 2.45% DUE 12-02-2027/12-02-2020 BEO	**	428,433
PVTPL NTT FIN CORP SR NT 144A 4.372% DUE07-27-2027/07-27-2022 BEO	**	1,194,131
PVTPL NUVEEN LLC 4.0% 11-01-2028	**	2,184,762
PVTPL OCI N V 6.7% 03-16-2033	**	204,635
PVTPL OCP CLO SER 17-14A CL A1A FLTG 11-20-2030	**	569,273
PVTPL OCTAGON INVT PARTNERS XXI LTD/OCTAGON SR SECD NT 02-14-2031	**	8,366,307
PVTPL OCTAGON LN FDG LTDSR 14-1A NT CL AA-RR FLTG 11-18-2031	**	1,227,915
PVTPL OCTANE RECEIVABLES TR 23-1A CL C 6.37% 09-20-2029	**	4,436,837
PVTPL OHA CR FDG 7 LTD/OHA CR FDG 7 LLC SER 20-7A CL AR FLTG RT 02-24-2037	**	750,102
PVTPL ONCOR ELEC DELIVERY CO LLC SR SECDNT 144A 4.3% 05-15-2028	**	1,606,284
PVTPL ONCOR ELEC DELIVERY CO LLC SR SECDNT 4.95% 09-15-2052	**	1,283,529
PVTPL ONEMAIN DIRECT AUTO RECEIVABLE TR 2019-1 SER 19-1A CLS A 3.63% 09-14-2027	**	12,142,330
PVTPL ORBIA ADVANCE CORP SAB DE CV 2.875% DUE 05-11-2031 BEO	**	1,183,267
PVTPL ORGANON FIN 1 LLC 4.125% DUE 04-30-2028 BEO	**	184,142
PVTPL OWL ROCK CLO I LTD SER 20-3A CLS A1L FLTG RT 04-20-2032	**	1,491,723
PVTPL OZLM XVI LTD / OZLM XVI LLC 16/05/2030 VAR RT DUE 05-16-2030 BEO	**	3,730,895
PVTPL OZLM XXIV LTD / OZLM XXIV LLC 20/07/2032 VAR RT DUE 07-20-2032 BEO	**	3,968,660
PVTPL PARK AEROSPACE HLDGS LTD 144A 5.5% DUE 02-15-2024 BEO	**	139,739
PVTPL PENNSYLVANIA ELEC CO 5.15% 03-30-2026	**	599,244
PVTPL PENNSYLVANIA ELEC CO FIXED 3.6%06-01-2029 BEO	**	232,144
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	95,085
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	641,827
PVTPL PENSKE TRUCK LEASING CO L P / PTL FIN CORP 5.55% 05-01-2028	**	91,458
PVTPL PENSKE TRUCK LEASING CO L P / PTL FIN CORP 5.55% 05-01-2028	**	2,921,582
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 1.7% DUE 06-15-2026 BEO	**	1,066,661
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 6.05% 08-01-2028	**	921,739
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 144A 1.2 DUE 11-15-2025 BEO	**	5,546,830
PVTPL PENSKE TRUCK LEASING CO L P/PTL 3.95%03-10-2025	**	98,171
PVTPL PENSKE TRUCK LEASING/ PTL 2.7% DUE 11-01-2024	**	994,633
PVTPL PETRONAS CAP LTD 2.48% DUE 01-28-2032	**	170,450
PVTPL POINT AU ROCHE PARK CLO, LTD SER 21-1A A FLTG 07-20-2034	**	3,345,776
PVTPL PORSCHE FINL AUTO SECURITIZATION TR SR 23-1A CLS A4 4.72% 06-23-2031	**	1,347,392

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	237,041
PVTPL PRINCIPAL LIFE GLOBAL FDG II 1.25% DUE 08-16-2026 REG	**	1,323,833
PVTPL PRINCIPAL LIFE GLOBAL FDG II 1.375% DUE 01-10-2025 BEO	**	480,117
PVTPL PRINCIPAL LIFE GLOBAL FDG II .875% DUE 01-12-2026 REG	**	5,133,703
PVTPL PRKCM TRUST SER 23-AFC3 CL A1 6.584% 09-25-2058	**	1,971,341
PVTPL PROGRESS RESIDENTIAL SER 2019- SFR4 CLS A 2.687% 11-19-2035	**	969,145
PVTPL PROGRESS RESIDENTIAL SER 20-SFR1 CL A 1.73% 04-17-2037 BEO	**	1,897,031
PVTPL PROGRESS RESIDENTIAL TR SR 2019-SFR4 CL D 3.136% 10-17-2024	**	827,874
PVTPL PROSUS N V 3.257% DUE 01-19-2027/01-19-2022 BEO	**	554,141
PVTPL PROTECTIVE LIFE GF 5.467% 12-08-2028	**	1,315,466
PVTPL PROTECTIVE LIFE GLOBAL 1.303% 09-20-2026	**	498,470
PVTPL PT FREEPORT INDONESIA NT 4.763% DUE04-14-2027	**	221,063
PVTPL QATAR ST 4.5% 04-23-2028	**	1,840,686
PVTPL RABOBANK NEDERLAND GLOBAL MED TM NT TRANCHE # TR 00088 4.655% 8-22-2028	**	3,202,775
PVTPL RACE PT IX CLO LTD/RACE PT IX CLO CORP SR SECD NT CL 10-15-2030	**	1,569,474
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	500,047
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	2,700,251
PVTPL READY CAP MTG FING 2022-FL9 LLC NTCL A FLTG 144A VAR RT DUE 06-25-2037 BEO	**	1,349,686
PVTPL RECETTE CLO LTD/RECETTE CLO LLC SRSECD NT CL A-RR FLTG 144A 01-20-2033	**	955,688
PVTPL REGATTA VIII FUNDING LTD SER 17-1A CL B FLT 10-17-2030	**	1,051,388
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67% DUE 09-20-2052 BEO	**	24,296
PVTPL RGA GLOBAL FDG 2.7% 01-18-2029	**	2,042,052
PVTPL ROCHE HLDGS INC 5.338% 11-13-2028	**	1,680,038
PVTPL ROCKFORD TOWER CLO 2018-2 LTD SER 2018-2A CLS A FLTG 10-20-2031	**	2,499,906
PVTPL ROMARK CLO-II LTD SER 2018-2A CLS A1 CLS A1 FLTG 144A 3C7 DUE 07-25-2031	**	1,684,973
PVTPL ROMARK WM-R LTD SER 2018-1A CL A-1 FLTG 04-20-2031	**	7,018,943
PVTPL ROYAL BANK OF CANADA 4.851% 12-14-2026	**	403,139
PVTPL SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM 5.0% DUE 01-18-2053	**	376,527
PVTPL SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TBOND 4.875% 07-18-2033	**	2,856,974
PVTPL SAUDI INTERNATIONAL BOND 4.75% DUE 01-18-2028	**	504,642
PVTPL SBA TOWER TR 2.836% 144A 15/01/2050 2.836% DUE 01-15-2050 REG	**	1,834,781
PVTPL SBA TOWER TR 2.836% 144A 15/01/2050 2.836% DUE 01-15-2050 REG	**	4,828,371
PVTPL SBA TOWER TR 2020-1C SECD TOWER REV SECS 144A 1.884% DUE 07-15-2050	**	1,577,581
PVTPL SCENTRE GROUP TR 1/2 3.25% 10-28-2025	**	385,688
PVTPL SCHLUMBERGER HLDGS CORP 3.9% DUE 05-17-2028 BEO	**	242,955
PVTPL SFS AUTO RECEIVABLES SECURITIZATION 5.47% 12-20-2029	**	3,245,965
PVTPL SFS AUTO RECEIVABLES SECURITIZATION 5.47% 12-20-2029	**	1,217,237
PVTPL SFS AUTO RECEIVABLES SECURITIZATION TR 2 SER 23-1A CL B 01-22-2030	**	503,891
PVTPL SFS AUTO RECEIVABLES SECURITIZATION TR 2 SER 23-1A CL C 5.97% 02-20-2031	**	803,776
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	**	2,729,043
PVTPL SMB PRIVATE ED LN TR SER 20-A CL 2A2 2.23% 09-15-2037 BEO	**	701,762
PVTPL SMB PRIVATE EDUACATION LN TR 2023-C NT CL A-1A 5.67% 11-15-2052	**	841,654
PVTPL SMB PRIVATE EDUCATION LOAN TRUST 20SR 23-A CLS A1B 01-15-2053	**	1,604,640
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	348,567
PVTPL SMB PVT ED LN TR 2019-B SER 19-B CL A2B FLTG RT VAR RT DUE 06-15-2037 BEO	**	2,290,419
PVTPL SMB PVT ED LN TR 2022-C DUE 05-16-2050 BEO	**	1,760,918
PVTPL SMBC AVIATION CAP FIN DAC 5.7% 07-25-2033	**	3,039,329
PVTPL SMITHFIELD FOODS INC FIXED 5.2% 04-01-2029 BEO	**	134,123

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SOCIAL PROFESSIONAL LOAN PROGRAM LLC SR 21-B CL AFX 1.14% 02-15-2047	**	3,246,327
PVTPL SOCIETE GENERALE 1.792% 06-09-2027	**	4,188,307
PVTPL SOCIETE GENERALE 2.889% 06-09-2032/	**	338,866
PVTPL SOCIETE GENERALE 3.06% DUE 01-19-2028/01-21-2027 BEO	**	184,410
PVTPL SOCIETE GENERALE 3.337% 01-21-2033	**	168,011
PVTPL SOCIETE GENERALE 3.875% 03-28-2024	**	6,349,355
PVTPL SOCIETE GENERALE 6.446% 01-10-2029	**	414,109
PVTPL SOCIETE GENERALE 6.447% 01-12-2027	**	8,345,869
PVTPL SOCIETE GENERALE MEDIUM TERM NTS BOOK EN 1.488% DUE 12-14-2026	**	736,569
PVTPL SOCIETE GENERALE MEDIUM TERM NTS BOOK EN DUE 01-10-2034/01-10-2023 BEO	**	2,644,428
PVTPL SOFI CONSUMER LOAN PROGRAM SER 23-15 CL A 5.81% 05-15-2031	**	1,160,848
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 19-C CL A2FX 2.8% 11-16-2048	**	868,621
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	148,042
PVTPL SOFI PROFESSIONAL LN PROGRAM 2018-A LLC SER 18-A CL A2B 02-25-2042	**	278,322
PVTPL SOFI PROFESSIONAL LN PROGRAM SR 20-A CL A2FX 2.54% 05-15-2046	**	2,538,667
PVTPL SOLRR AIRCRAFT 2021-1 LTD/SOLRR AIRCRA SR 21-1 CL A 2.636% 10-15-2046	**	2,375,715
PVTPL SOUND PT CLO XVII LTDCL A-1-R FLTG 144A VAR RT 10-20-2030	**	391,163
PVTPL SOUTHERN NAT GAS CO L L C 03-15-2047	**	252,971
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	1,964,808
PVTPL STANDARD CHARTERED PLC 03-30-2026	**	1,512,056
PVTPL STANDARD CHARTERED PLC 1.822% 11-23-2025	**	288,925
PVTPL STANDARD CHARTERED PLC 2.608% 01-12-2028	**	182,895
PVTPL STANDARD CHARTERED PLC 3.265% DUE 02-18-2036/11-18-2030 BEO	**	1,229,082
PVTPL STANDARD CHARTERED PLC 6.296% 07-06-2034	**	420,440
PVTPL STANDARD CHARTERED PLC 7.776% DUE 11-16-2025/11-16-2022 BEO	**	356,716
PVTPL STANDARD CHARTERED PLC NT FIXED RESET 6.187% 07-06-2027	**	1,118,124
PVTPL STANDARD CHARTERED PLC NT FIXED RATE RESET .991% 01-12-2025	**	399,416
PVTPL STANDARD CHARTERED PLC NT FLTG RATE 11-23-2025	**	1,989,716
PVTPL STARWOOD COMMERCIAL MORTGAGE TRUSTSER 21-FL2 CL A FLTG RT 04-18-2038	**	487,545
PVTPL STELLANTIS FINANCE US INC 2.0% DUE01-29-2027	**	545,187
PVTPL SUMITOMO MITSUI TR BK LTD 5.65% 09-14-2026	**	540,863
PVTPL SUMITOMO MITSUI TRUST BANK LTD 5.65% DUE 03-09-2026	**	711,651
PVTPL SUMITOMO MITSUI TRUST BANK LTD 5.65% DUE 03-09-2026	**	1,170,552
PVTPL SUNTORY HLDGS LTD 2.25% 10-16-2024	**	1,362,201
PVTPL SWEDBANK AB MEDIUM TERM NTS BOOK ENTRY 1 6.136% 09-12-2026	**	1,764,187
PVTPL SYMPHONY CLO XIX LTD/SYMPHONY CLO XIX SR SECD NT CL A FLTG 04-16-2031	**	715,138
PVTPL TCI-FLATIRON CLO 2016-1 LTD CL A-R-3 FLTG 01-17-2032	**	2,333,727
PVTPL TENNESSEE GAS PIPELINE CO SR NT 144A 2.9% DUE 03-01-2030	**	1,639,742
PVTPL TESLA AUTO LEASE TRUST 6.18% 09-21-2026	**	1,515,108
PVTPL THL CR WIND RIV CLO LTD SR 18-2A CL A2 FLTG RATE 07-15-2030	**	1,552,529
PVTPL TICP CLO LTD SER 17-9A CL A FLTG RT 01-20-2031 BEO	**	745,061
PVTPL TMS ISSUER S A R L 5.78% 08-23-2032	**	417,000
PVTPL TOWD POINT ASSET TRUST SER21-SL1 CL A2 FLTG 11-20-2061	**	1,349,791
PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO	**	98,405
PVTPL TOWD PT MTG TR SER 18-2 CL A1 VAR 03-25-2058	**	109,477
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	133,651
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	2,673,024
PVTPL TOYOTA AUTO LN EXTD NT TR 2019-1 NT CL A 144A 2.56% DUE 11-25-2031 BEO	**	493,703

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL TOYOTA AUTO LOAN EXTENDED NOTE SER 23-1A CL A 4.93% DUE 06-25-2036	**	974,401
PVTPL TOYOTA AUTO LOAN EXTENDED NOTE SER 23-1A CL A 4.93% DUE 06-25-2036	**	7,987,058
PVTPL TRAFIGURA SECURITISATION FIN PLC SER 2021-1 NT CL A-2 144A 01-15-2025	**	1,248,095
PVTPL TRANS-ALLEGHENY INTST LINE CO 3.85% NTS 06-01-2025	**	964,664
PVTPL TRINITAS CLO LTD SR 17-7A CL A1R FLTG RT 01-25-2035	**	3,229,150
PVTPL TRINITAS CLO XXV LTD/TRINITAS CLO XXV SR 23-25A CL A1 FLTG 01-23-2037	**	999,458
PVTPL TRITON CONTAINER INTL LTD 1.15% 06-07-2024	**	165,871
PVTPL TRIUMPH RAIL LLC GREEN SECD RAILCAR EQUIP NT 144A 2.15 DUE	**	1,565,859
PVTPL TRTX 2021-FL4 ISSUER LTD SER 21-FL4 CL A FLTG 03-15-2038	**	2,361,067
PVTPL TSMC GLOBAL LTD 1.375% DUE 09-28-2030/09-28-2020 BEO	**	406,170
PVTPL UBS GROUP AG 1.305% 02-02-2027	**	2,018,074
PVTPL UBS GROUP AG 11/02/2032 2.095% DUE02-11-2032/02-11-2031 BEO	**	627,192
PVTPL UBS GROUP AG 2.593% 09-11-2025	**	3,526,929
PVTPL UBS GROUP AG 2.746% DUE 02-11-2033BEO	**	320,481
PVTPL UBS GROUP AG 3.869% 01-12-2018	**	1,179,273
PVTPL UBS GROUP AG 4.282% 01-09-2017	**	1,501,301
PVTPL UBS GROUP AG 4.488% 05-12-2026	**	1,303,087
PVTPL UBS GROUP AG 4.49% 08-05-2025 BEO	**	4,324,760
PVTPL UBS GROUP AG 4.49% 08-05-2025 BEO	**	1,658,540
PVTPL UBS GROUP AG 4.988% 08-05-2033 BEO	**	4,840,647
PVTPL UBS GROUP AG 5.711% 01-12-2027	**	3,467,432
PVTPL UBS GROUP AG 6.327% 12-22-2027	**	515,591
PVTPL UBS GROUP AG 6.373% 07-15-2026	**	303,387
PVTPL UBS GROUP AG 6.537% 08-12-2033	**	1,920,805
PVTPL UBS GROUP AG 9.016% 11-15-2033	**	369,403
PVTPL UBS GROUP AG 9.016% 11-15-2033	**	775,747
PVTPL UBS GROUP AG VAR RT 05-14-2032	**	213,353
PVTPL UBS GROUP AG VAR RT 05-14-2032	**	4,446,273
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	6,658,068
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	1,648,284
PVTPL UPSTART SECURITIZATION TR 2021-5 CL A 1.31% DUE 11-20-2031 BEO	**	416,373
PVTPL UPSTART SECURITIZATION TRUST SER 21-4 CL A .84% DUE 09-20-2031	**	129,306
PVTPL VENTURE CDO LTD SER 18-34A CL A 144A FLTG 10-15-2031	**	1,113,671
PVTPL VENTURE CDO LTD SER 19-36A CL A1AR FLTG 04-20-2032	**	2,296,760
PVTPL VENTURE CDO LTD SR 14-17A CL ARR FLTG 04-15-2027	**	27,872
PVTPL VENTURE CLO LTD SER 13-14A CL ARR FLTG 08-28-2029	**	211,515
PVTPL VERALTO CORP SR NT 5.5% 09-18-2026	**	1,625,131
PVTPL VIBRANT CLO VI LTD SER 17-6A CL AR FLTG 06-20-2029	**	68,444
PVTPL VISTRA OPERATIONS CO LLC 3.55% DUE 07-15-2024	**	5,678,733
PVTPL VISTRA OPERATIONS CO LLC 3.7% 01-30-2027	**	2,913,651
PVTPL VITERRA INC 2.0% DUE 04-21-2026 BEO	**	3,714,781
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 5.65% 09-12-2028	**	3,147,784
PVTPL VOLKSWAGEN GROUP AMER FIN LLC FLTG RT 09-12-2025	**	3,481,739
PVTPL VOYA CLO 2014-2 LTD/VOYA CLO SER 14-2A CLS A1R FLTG RT 04-17-2030	**	2,530,540
PVTPL VOYA CLO 2016-3 LTD/VOYA CLO SER 16-3A CL A1R FLGT DUE 10-18-2031 BEO	**	1,000,337
PVTPL VOYA CLO 2017-3 LTD/VOYA CLO 2017-3 LL SR SECD NT CL 04-20-2034	**	1,067,557
PVTPL VOYA CLO LTD SER 18-3A CL A1A FLTG 10-15-2031	**	5,497,746
PVTPL WELLFLEET CLO LTD SER 15-1A CL AR4 VAR RT DUE 07-20-2029 BEO	**	126,231

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL WENDYS FDG LLC SER 21-1A CL A-2-I 144A 2.37% 06-15-2051	**	2,649,237
PVTPL WESTLAKE AUTOMOBILE RECEIVABLE 2023-3 SR 23-3A CL B 5.92% 09-15-2028	**	1,808,866
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TR SR 20-1A CL D 2.55% 06-16-2025	**	684,124
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TRSER 22-3A CL A3 5.49% DUE 07-15-2026	**	897,878
PVTPL WHITEBOX CLO II LTD/WHITEBOX CLO II LL SR 20-2A CL A1R VAR RT 10-24-2034	**	1,950,770
PVTPL WIND RIVER CLO LTD SER 22-1A CL A FLTG RT DUE 07-20-2035 BEO	**	3,690,770
PVTPL WISE CLO 2023-2 LTD/WISE CLO 2023-2 LL SER 23-2A CL A FLTG 01-15-2037	**	1,749,428
PVTPLCUTWATERSER 15 -1A CLSS AR FLTG RT 01-15-2029 BEO	**	142,525
PVTPLGOLUB CAPITAL PARTNERS CLO LTD SR 15-25A CL AR FLTG RT 05-05-2030	**	299,206
Q2 HLDGS INC COM	**	349,581
QANTAS AIRWAYS NPV	**	1,408,636
QB NET HOLDINGS CO NPV	**	25,536
QIAGEN NV EUR0.01	**	4,545,085
QOL HOLDINGS CO LTD	**	35,260
QUAKER CHEM CORP COM	**	2,287,649
QUALCOMM INC COM	**	8,542,571
QUALITY HOUSES CO THB1(NVDR)	**	33,660
QUALYS INC COM USD0.001	**	7,114,954
QUANTA SVCS INC 2.9% DUE 10-01-2030	**	175,981
QUANTA SVCS INC COM	**	605,966
QUANTERIX CORP COM	**	341,313
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	543,146
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	869,389
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	13,920,505
QUESS CORP LTD INR10	**	234,629
QUEST DIAGNOSTICS INC 2.95% DUE 06-30-2030 BEO	**	224,126
QUEST DIAGNOSTICS INC 4.2% 06-30-2029	**	2,996,913
R&D COMPUTER CO LTD NPV	**	2,517
RABOBANK NEDERLAND 1.339% DUE 06-24-2026	**	1,280,275
RACKSPACE TECHNOLOGY INC COM	**	98,678
RADIANT OPTO-ELECT TWD10	**	1,014,060
RAIFFEISEN BK INTL NPV (REGD)	**	1,439,604
RAJESH EXPORTS INR1	**	244,715
RAKUS CO LTD NPV	**	296,496
RAMACO RES INC CL A	**	217,739
RAMBUS INC DEL COM	**	1,522,794
RAMELIUS RESOURCES NPV	**	375,586
RAMI LEVI CHAIN ILS0.01	**	222,597
RANDSTAD N.V. EUR0.10	**	2,132,864
RANGE RES CORP COM	**	397,425
RANPAK HLDGS CORP CL A COM CL A COM	**	107,408
RAPT THERAPEUTICS INC COM	**	892,612
RATNAMANI METALS & TUBES LTD	**	91,181
RAYDIUM SEMI-CONDU TWD10	**	443,688
RAYENCE CO LTD KRW500	**	43,429
RAYONIER ADVANCED MATLS INC COM	**	211,398
RB GLOBAL INC COM NPV	**	5,950,334
RBL BANK LIMITED INR10	**	103,485

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RE/MAX HLDGS INC CL A CL A	**	234,501
REA GROUP LIMITED NPV	**	1,132,741
REALKREDIT DANMARK 1% CVD BDS 01/10/50 DKK0.01	**	227,475
REALTEK SEMICOND TWD10	**	4,270,931
REALTY INCOME CORP .75% DUE 03-15-2026	**	502,185
REALTY INCOME CORP 3% DUE 01-15-2027	**	21,840
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	1,551,331
REALTY INCOME CORP 4.6% DUE 02-06-2024	**	2,666,178
REC LTD	**	4,118,004
RECORD PLC ORD GBP0.00025	**	20,972
RECRUIT HLDGS CO L NPV	**	1,674,952
REDCARE PHARMACY N.V NPV 144A	**	249,749
REDDE NORTHGATE PL ORD GBP0.50	**	231,625
REDFIN CORP COM	**	817,808
REESE PK CLO LTD / REESE PK CLO LLC 6.7056% 10-15-2034	**	1,888,821
REGAL REXNORD CORPORATION COM STK USD0.01	**	2,619,954
REGENCY CTRS CORP COM	**	2,371,867
REGENCY CTRS L P 2.95% DUE 09-15-2029	**	291,752
REGENCY CTRS L P FIXED 3.7% DUE 06-15-2030	**	1,396,349
REGENERON PHARMACEUTICALS INC COM	**	16,117,500
REGENXBIO INC COM	**	335,557
REGIONAL SAB DE CV COM SER 'A' MXN3.33	**	804,906
REGIONS FINL CORP NEW COM	**	1,282,801
REINSURANCE GROUP AMER INC 6.0% 09-15-2033	**	630,228
REINSURANCE GROUP AMER INC COM NEW STK	**	8,195,937
REITMANS(CANADA) CLASS'A'NON VTG NPV	**	81,567
RELAY THERAPEUTICS INC COM	**	521,092
RELIANCE IND 2.875% DUE 01-12-2032	**	5,287,196
RELIANCE INDS INR10(100%DEMAT)	**	1,516,419
RELIANCE STD LIFE GLOBAL FDG II MED TRANCHE # TR 71 5.243% 02-02-2026	**	4,078,292
RELIANCE STL & 2.15% DUE 08-15-2030	**	763,957
RELIANCE STL & ALUM CO COM	**	663,960
RELX PLC	**	8,896,349
REMITLY GLOBAL INC COM	**	2,478,633
RENAISSANCE RE HLDGS LTD COM	**	9,884,280
RENEW HOLDINGS ORD GBP0.10	**	437,123
RENEW WIND ENERGY AP 2 PVT LTD / SR SECDNT 144A 4.5% 07-14-2028	**	1,601,187
REORG/LIVENT CORP MERGER ARCADIUM LITHIUM 2T1RAW4 01-04-2024	**	740,884
REORG/QIAGEN EXCHANGE QIAGEN 0002T1WAR4 01-30-2024	**	751,035
REP SERVICES INC FIXED 2.5% DUE 08-15-2024	**	1,346,854
REPAY HLDGS CORP CL A CL A	**	2,243,270
REPCO HOME FIN LTD INR10	**	163,932
REPLIGEN CORP COM STK USD0.01	**	4,408,876
REPUBLIC OF GUATEMALA 5.375% DUE 04-24-2032 REG	**	193,412
REPUBLIC OF ITALY 2.375% DUE 10-17-2024	**	2,733,354
REPUBLIC OF PERU T BOND 8.2% 08-12-2026	**	286,743
REPUBLIC OF POLAND 4.875% DUE 10-04-2033	**	202,180
REPUBLIC OF POLAND 5.5% DUE 04-04-2053	**	936,302

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REPUBLIC OF SERBIA 1.0% 23/09/2028	**	1,683,300
REPUBLIC SERVICES INC 5.0% DUE 04-01-2034	**	235,928
REPUBLIC SVCS INC 3.2% DUE 03-15-2025	**	2,236,916
REPUBLIC SVCS INC COM	**	1,202,359
RESDNTL MTG SEC 32A A CMO 20/06/2070	**	1,573,581
RESIDEO TECHNOLOGIES INC COM USD0.001	**	729,746
RESMED INC COM	**	1,220,654
RESOURCE ALAM INDONESIA COM	**	18,296
RESOURCES CONNECTION INC COM	**	114,621
REV GROUP INC COM	**	240,371
REVOLUTION MEDICINES INC COM	**	431,319
REX AMERICAN RESOURCES CORP	**	214,222
REXEL EUR5	**	2,018,481
REXFORD INDUSTRIAL REALTY INC 5.0% DUE 06-15-2028	**	1,202,118
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	1,180,252
RH COM	**	178,677
RIBBON COMMUNICATIONS INC COM STK USD0.0001	**	56,022
RICOH CO LTD NPV	**	405,606
RIDLEY CORP LTD NPV	**	24,011
RIGEL PHARMACEUTICALS INC COM NEW STK	**	150,088
RIGHTMOVE COM STCK	**	496,729
RIKEN VITAMIN CO NPV	**	118,900
RINGCENTRAL INC CL A CL A	**	208,453
RINGKJOBING LNDOBK DKK1	**	239,487
RIO TINTO ORD GBP0.10	**	4,586,843
RIOCAN REAL ESTATE UNIT	**	74,842
RIPON MORTGAGES 28/08/2056	**	4,446,102
RISO KAGAKU CORP NPV	**	48,964
RITHM CAPITAL CORP	**	727,468
RIYADH CABLES GROUP CO. SAR10	**	238,319
RLI CORP COM	**	1,137,111
RLJ LODGING TR L P COM REIT	**	693,929
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	1,656,996
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	818,397
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	549,406
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	**	393,926
RMR GROUP INC CL A CL A	**	43,305
ROBERT HALF INC COM USD0.001	**	1,157,467
ROBINHOOD MKTS INC COM CL A COM CL A	**	2,350,237
ROCHE HLDGS AG GENUSSCHEINE NPV	**	21,053,465
ROCKET PHARMACEUTICALS INC COM USD0.01	**	318,851
ROCKWELL AUTOMATION	**	3,394,478
ROCKWOOL A/S SER'B'DKK10	**	1,464,062
ROGERS CABLE INC 8.75% DUE 05-01-2032	**	77,236
ROGERS COMMUNICATIONS INC 3.2% 03-15-2027	**	3,486,953
ROGERS COMMUNICATIONS INC 3.8% 03-15-2032	**	230,319
ROGERS COMMUNICATIONS INC 4.55% 03-15-2052	**	568,578
ROJANA INDUSTRIAL THB1(NVDR)	**	46,241

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROKU INC COM CL A COM CL A	**	1,609,733
ROLLS ROYCE HLDGS ORD GBP0.20	**	6,495,988
ROMANIA BDS 144A 2.625% 02/12/2040	**	74,549
ROMANIA(REP OF) 1.375% MTN 02/12/29 EUR1000	**	328,852
ROMANIA(REP OF) 1.75% MTN 13/07/30 EUR1000	**	179,063
ROMANIA(REP OF) 1.75% MTN 13/07/30 EUR1000	**	268,594
ROMANIA(REP OF) 2% SNR MTN 14/04/33 EUR1000	**	82,988
ROMANIA(REP OF) 2% SNR MTN 14/04/33 EUR1000	**	33,195
ROMANIA(REP OF) 2.75% SNR MTN 14/04/41 EUR	**	74,459
ROMANIA(REP OF) 2.875% MTN 13/04/42 EUR1000	**	224,827
ROMANIA(REP OF) 6.625% SNR MTN 27/09/29 EUR	**	355,071
ROMANIA(REPUBLIC OF) 144A 6.375% 18/09/2033	**	234,079
ROPER TECHNOLOGIES 1% DUE 09-15-2025	**	1,607,916
ROPER TECHNOLOGIES FIXED 2% DUE 06-30-2030	**	63,771
ROPER TECHNOLOGIES FIXED 2.35% DUE 09-15-2024	**	1,017,363
ROPER TECHNOLOGIES INC 4.2% 09-15-2028	**	245,856
ROSNEFT OIL CO RUB0.01(RUB)	**	123,874
ROSS STORES INC FIXED 4.6% DUE 04-15-2025	**	1,635,277
ROTORK ORD GBP0.005	**	478,546
ROUND ONE CORP NPV	**	193,547
ROYAL BK CDA 1.6% DUE 01-21-2025	**	1,545,662
ROYAL BK CDA 6% DUE 11-01-2027	**	3,753,286
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NTS BOOK ENTRY 5.2% 07-20-2026	**	1,594,637
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% 07-14-2026	**	961,881
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% DUE 06-10-2025	**	900,509
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT3.875% 05-04-2032	**	4,678,598
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT5.2% 08-01-2028	**	3,384,506
ROYAL BK SCOTLAND GROUP PLC 4.892% 05-18-2029	**	393,099
ROYAL BK SCOTLAND GROUP PLC 4.892% 05-18-2029	**	6,181,475
ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG ORD SH	**	10,607,421
ROYAL GOLD INC COM STK USD0.01	**	3,282,854
RPM INTERNATIONAL INC 2.95% 01-15-2032	**	219,401
RPM INTL INC	**	1,451,190
RS TECHNOLOGIES CO LTD COMMON STOCK	**	301,063
RTX CORP 5.75% 01-15-2029	**	2,604,871
RTX CORP 5.75% 11-08-2026	**	3,933,910
RTX CORP 6.0% 03-15-2031	**	4,064,401
RTX CORPORATION 5.0% 02-27-2026	**	827,539
RTX CORPORATION 2.375% 03-15-2032	**	542,231
RTX CORPORATION 2.25% DUE 07-01-2030	**	1,868,115
RTX CORPORATION 3.15% DUE 12-15-2024	**	421,237
RTX CORPORATION 3.95% 08-16-2025	**	2,380,549
RTX CORPORATION 4.125% 11-16-2028	**	136,849
RTX CORPORATION 5.375% 02-27-2053	**	652,661
RTX CORPORATION COMSTK	**	12,767,319
RUMO SA COM NPV	**	666,635
RUSH ENTERPRISES INC CL A CL A	**	6,633,564
RUSSEL METALS INC COM NPV	**	1,396,729

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RUSSIA (GOVT OF) 1.125% 20/11/2027	**	91,686
RUTGERS ST UNIV N J 3.915% 05-01-2119 BEO TAXABLE	**	3,736,288
RXO LLC COM	**	884,066
RXSIGHT INC COM	**	2,229,293
RYAN SPECIALTY HOLDINGS INC CL A COM USD0.001 CL A	**	1,688,191
RYDER SYS INC COM	**	2,908,602
RYDER SYSTEM INC 2.85% 03-01-2027	**	1,467,665
RYDER SYSTEM INC 5.25% 06-01-2028	**	1,644,264
RYERSON HLDG CORP COM STOCK	**	475,497
RYMAN HOSPITALITY PPTYS INC COM	**	2,017,730
S&P GLOBAL INC 2.3% 08-15-2060	**	361,217
S&P GLOBAL INC 2.45% 03-01-2027	**	1,530,698
S&P GLOBAL INC 2.7% 03-01-2029	**	1,332,687
S&P GLOBAL INC 2.9% 03-01-2032	**	505,049
S&P GLOBAL INC COM	**	11,184,362
S.P.APPARELS LTD INR10	**	12,530
SABINE PASS 5.625% DUE 03-01-2025	**	676,367
SABINE PASS 5.625% DUE 03-01-2025	**	4,609,318
SABINE PASS 5.75% DUE 05-15-2024	**	589,261
SABINE PASS FIXED 4.2% DUE 03-15-2028	**	293,890
SABINE PASS LIQUEFACTION LLC 5.0% 03-15-2027	**	594,790
SABRA HLTH CARE 3.9% DUE 10-15-2029	**	1,170,481
SAF HOLLAND	**	234,885
SAFEHOLD OPER PARTNERSHIP LP 2.85% 01-15-2032	**	527,945
SAGE GROUP GBP0.01051948	**	657,042
SAGE THERAPEUTICS INC COM	**	674,869
SAIA INC COM STK	**	5,607,025
SALES TAX SECURITIZATION CORP ILL 3.238%01-01-2042 BEO TAXABLE	**	6,682,929
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	147,065
SALESFORCE INC COM USD0.001	**	54,401,037
SALESFORCE.COM INC .625% DUE 07-15-2024 BEO	**	2,355,111
SAMSARA INC CL A CL A	**	2,683,852
SAMSUNG ELECTRONIC KRW100	**	9,303,643
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,253,918
SAN DIEGO G & E FIXED 2.95% DUE 08-15-2051	**	1,412,690
SAN DIEGO GAS & ELEC CO 4.95% 08-15-2028	**	4,533,269
SAN DIEGO GAS & ELECTRIC CO 4.1% 06-15-2049	**	165,475
SANDOZ GROUP AG CHF0.05	**	215,670
SANDS CHINA LTD 4.3% 01-08-2026	**	1,728,557
SANDS CHINA LTD FIXED 5.125% DUE 08-08-2025	**	197,243
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	198,423
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	327,398
SANGAMO THERAPEUTICS INC COM	**	27,851
SANGETSU CORP NPV	**	57,171
SANLAM LTD ZAR0.01	**	263,473
SANOFI SPONSORED ADR	**	2,894,286
SANSAN INC NPV	**	190,546
SANSIRI THB1.07(NVDR)	**	140,630

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANTA ANA CALIF PENSION OBLIG 1.665% 08-01-2028 BEO TAXABLE	**	3,940,628
SANTA ANA CALIF PENSION OBLIG 1.869% 08-01-2029 BEO TAXABLE	**	2,522,165
SANTA ANA CALIF PENSION OBLIG 2.089% 08-01-2030 BEO TAXABLE	**	1,354,287
SANTANDER DR AUTO .95% DUE 09-15-2027	**	671,809
SANTANDER DR AUTO 1.48% DUE 01-15-2027	**	4,123,949
SANTANDER DR AUTO 2.22% DUE 09-15-2026	**	2,637,406
SANTANDER DR AUTO 4.14% DUE 02-16-2027	**	929,310
SANTANDER DR AUTO 4.96% DUE 11-15-2028	**	4,781,196
SANTANDER DR AUTO 5% DUE 11-15-2029	**	6,408,455
SANTANDER DR AUTO 5.21% DUE 07-15-2027	**	1,791,357
SANTANDER DR AUTO 5.61% DUE 07-17-2028	**	306,501
SANTANDER DR AUTO 5.77% DUE 11-15-2030	**	2,431,622
SANTANDER DR AUTO 6.02% DUE 09-15-2028	**	4,537,789
SANTANDER DR AUTO 6.31% DUE 07-15-2027	**	2,403,852
SANTANDER DR AUTO 6.43% DUE 02-18-2031	**	3,825,026
SANTANDER DR AUTO RECEIVABLES TR 6.69% 03-17-2031	**	1,358,557
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL C .9% 06-15-2026	**	75,378
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL C .9% 06-15-2026	**	1,053,959
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL D 1.35% 07-15-2027	**	5,296,951
SANTANDER DRIVE AUTO REC TST 2026 NT CL D 1.13% 11-16-2026	**	2,454,113
SANTANDER DRIVE AUTO RECEIVABLES TR SER 23-1 CL A2 5.36% DUE 05-15-2026	**	327,105
SANTANDER DRIVE AUTO RECEIVABLES TR SER 23-4 CL B 5.77% DUE 12-15-2028	**	856,866
SANTANDER DRIVE AUTO RECEIVABLES TR SER 23-4 CL C 6.04% DUE 12-15-2031	**	3,763,394
SANTANDER DRIVE AUTO RECEIVABLES TR 2022AUTO LN NT CL C 4.86% 08-15-2029	**	4,688,788
SANTANDER HLDGS FIXED 3.5% DUE 06-07-2024	**	890,387
SANTANDER HLDGS USA INC 2.49% 01-06-2028	**	1,833,428
SANTANDER RETAIL 2.84% DUE 05-20-2025	**	121,864
SANTANDER UK GROUP FLTG RT 1.089% DUE 03-15-2025	**	2,482,477
SANTANDER UK GROUP FLTG RT 2.896% DUE 03-15-2032	**	2,481,044
SANTANDER UK GROUP FLTG RT 6.833% DUE 11-21-2026	**	4,456,284
SANTANDER UK GROUP HLDGS PLC 1.53% 08-21-2026	**	4,701,289
SANTANDER UK GROUP HLDGS PLC 2.469% DUE 01-11-2028 BEO	**	638,178
SANTANDER UK GROUP HLDGS PLC NT FXD/FLTG1.673% 06-14-2027	**	363,760
SANTANDER UK GROUP HOLDINGS PLC 6.534% DUE 01-10-2029	**	931,816
SANTANDER UK PLC 144A FLTG 12/02/2027	**	766,222
SANTEN PHARM CO NPV	**	744,457
SANWA HOLDINGS NPV	**	200,228
SANYO DENKI CO NPV	**	102,291
SANYO SHOKAI NPV	**	67,300
SAO MARTINHO SA COM NPV	**	43,027
SAP SE	**	25,157,625
SAPPE THB1(NVDR)	**	292,958
SAPPI ZAR1	**	91,922
SAREPTA THERAPEUTICS INC COM	**	524,483
SATO HOLDINGS NPV	**	87,053
SAUDI ARABIAN COOP SAR10	**	96,167
SAUDI NATIONAL BANK SAR10	**	1,221,176
SAUDI STEEL PIPE C COM STK	**	190,623

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SAUDI TELECOM SAR10	**	2,742,596
SAVARA INC COM	**	122,773
SB TECHNOLOGY CORP NPV	**	139,825
SBA TOWER TR 2.328% DUE 07-15-2052	**	1,678,636
SBA TOWER TR 2.328% DUE 07-15-2052	**	2,032,033
SBERBANK OF RUSSIA	**	670,464
SBERBANK OF RUSSIA SPON ADR	**	1,065
SBNA AUTO LEASE TR 6.51% DUE 04-20-2027	**	2,140,725
SCALES CORP LT NPV	**	68,788
SCANSOURCE INC COM	**	87,221
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	24,461
SCF EQUIP LEASING 6.17% DUE 05-20-2032	**	3,334,892
SCHINDLER-HLDG AG CHF0.10 (PTG CERT)	**	1,430,735
SCHLUMBERGER FIN CDA LTD 1.4% DUE 09-17-2025/09-18-2020 REG	**	957,749
SCHLUMBERGER INVT SA 4.5% 05-15-2028	**	719,689
SCHNEIDER ELECTR INR2	**	338,990
SCHNEIDER ELECTRIC EUR4.00	**	15,091,571
SCHOLAR ROCK HLDG CORP COM	**	233,364
SCHOLASTIC CORP COM	**	369,498
SCHWAB CHARLES .9% DUE 03-11-2026	**	3,457,112
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	306,982
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	85,642
SCHWAB CHARLES 3.85% DUE 05-21-2025	**	1,196,928
SCHWAB CHARLES CORP NEW 3.625% DUE 04-01-2025	**	6,284,622
SCHWAB CHARLES CORP NEW 5.875% 08-24-2026	**	1,429,017
SCHWAB CHARLES CORP NEW 6.136% 08-24-2034	**	727,169
SCHWAB CHARLES CORP NEW SR NT FIXED TO FLTG RATE 5.643% 05-19-2029	**	1,016,357
SCHWAB(CHARLES)CORP 1.95% 12-01-2031 BEO	**	6,984,259
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001	**	2,393,533
SCOR SE EUR7.876972	**	676,068
SCORPIO TANKERS INC COM USD0.01 (POST REV SPLIT)	**	796,054
SCOTTS MIRACLE-GRO CLASS'A'COM NPV	**	5,000,678
SCREEN HOLDINGS CO LTD NPV	**	2,724,826
SE GYUNG HITECH CO KRW500	**	104,604
SEA SONIC ELECTRON TWD10	**	130,125
SEACOAST BKG CORP FLA COM NEW COM NEW	**	4,312,544
SEADRILL LIMITED	**	97,728
SEAGATE TECHNOLOGY HOLDINGS PLC	**	4,297,014
SEALED AIR CORP NEW COM STK	**	4,741,246
SECRETARIA TESOURO 0% GTD 01/07/24 BRL1000'LTN	**	12,225,754
SECUREWORKS CORP CL A CL A	**	11,491
SEGA SAMMY HLDGS I NPV	**	330,112
SEI INVTS CO COM	**	81,598
SEIKO GROUP CORPORATION NPV	**	284,725
SEJONG INDUSTRIAL KRW500	**	40,804
SEKISUI HOUSE REIT REIT	**	225,317
SEMBCORP INDUSTRIE NPV	**	384,030

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SEMLER SCIENTIFIC INC COM	**	92,035
SEMPRA 5.4% 08-01-2026	**	584,919
SEMPRA 6% DUE 10-15-2039	**	190,138
SEMPRA ENERGY 3.3% 04-01-2025	**	1,966,209
SENSATA TECHNOLOGIES B V HOLDING	**	2,230,381
SENSORTEK TECHNOLO TWD10	**	84,749
SENTINELONE INC CL A COM CL A COM	**	1,959,655
SEOYON CO LTD	**	101,681
SERBIA (REPUBLIC) 1.65% SNR MTN 03/03/33EUR	**	245,816
SERBIA (REPUBLIC) 3.125% 15/05/2027	**	1,482,715
SERCO GROUP GBP0.02	**	237,435
SERCOMM CORP TWD10	**	1,099,998
SERVICEMASTER FDG LLC / 2020-1 SR SECD NT CL A-2-I 2.841% 01-30-2051	**	2,201,719
SERVICENOW INC COM USD0.001	**	43,049,262
SEVEN & I HOLDINGS NPV	**	4,020,240
SEVEN GROUP HLDGS NPV	**	1,301,740
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	994
SFO COML MTG TR FLTG RT 7.24748% DUE 05-15-2038	**	2,976,702
SFS GROUP AG CHF0.1 (REGD)	**	271,008
SG COML MTG SECS 3.055% DUE 10-10-2048	**	3,078,204
SHAKE SHACK INC CL A CL A	**	1,068,736
SHANGHAI ALLIST PH A CNY1	**	229,146
SHANGHAI PUDONG CONSTRUCTION CO LTD (STOCK CONNECT LINE)	**	280,645
SHARKNINJA COM USD0.0001	**	2,346,554
SHAWCOR LTD NEW COM NPV	**	312,720
SHELL INTL FIN B V 2.75% DUE 04-06-2030	**	1,719,796
SHELL INTL FIN B V 3.25% DUE 04-06-2050	**	890,491
SHELL INTL FIN B V 4% DUE 05-10-2046	**	146,277
SHELL INTL FIN B V 4.125% DUE 05-11-2035	**	149,723
SHELL PLC ORD EUR0.07	**	945,844
SHELTER GROWTH CRE 2022-FL4 ISSUER 3.416% 06-19-2037	**	1,609,649
SHENZHEN FUANNA BEDDING & FURNISHIN 'A'CNY1 (STOCK CONNECT)	**	439,167
SHENZHEN LAIBAO HI 'A'CNY1(STOCK CONNECT)	**	577,978
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	52,153
SHERWIN-WILLIAMS CO 4.25% DUE 08-08-2025BEO	**	473,360
SHERWIN-WILLIAMS CO COM	**	6,192,151
SHIBAURA MACHINE CO LTD	**	721,549
SHIBAURA MECHATRON NPV	**	817,393
SHIFT4 PMTS INC CL A CL A	**	2,083,899
SHIKOKU ELEC POWER NPV	**	350,103
SHILCHAR TECH INR10	**	8,681
SHIMOJIMA CO LTD NPV	**	52,989
SHIN ZU SHING CO TWD10	**	325,948
SHINDENGEN ELECTRC NPV	**	32,239
SHIN-ETSU CHEMICAL NPV	**	3,542,310
SHINNIHONSEIYAKU C NPV	**	96,439
SHINSHO CORP NPV	**	60,434
SHINYOUNG SECUR KRW5000	**	57,056

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHIONOGI & CO LTD NPV	**	800,445
SHIRE ACQUISITIONS 3.2% DUE 09-23-2026	**	4,041,195
SHOALS TECHNOLOGIES GROUP INC CL A CL A	**	351,903
SHOCKWAVE MED INC COM	**	2,766,550
SHOUGANG FUSHAN INTL ENERGY HKD0.10	**	89,994
SHRIRAM FINANCE LIMITED	**	807,564
SHYFT GROUP INC COM	**	188,677
SIEGFRIED HLDG AG CHF14.60 (REGD)	**	133,778
SIERRA TIMESHARE 2020-2 RECEIVABLES VACATION TIMESHARE LN 2.32% 07-20-2037	**	283,496
SIERRA TIMESHARE 2021-1 RECEIVABLES VACATION TIMESHARE LN BKD .99 11-20-2037	**	561,266
SIGMA HEALTHCARE LIMITED NPV RIGHTS 19/01/2024	**	23,865
SIGMAXYZ HOLDINGS INC NPV	**	244,786
SIGNIFY NV EUR0.01	**	559,299
SIKA AG CHF0.01 (REG)	**	4,281,512
SILICON LABORATORIES INC COM	**	1,613,694
SILVER LAKE RES NPV	**	1,035,236
SILVERCORP METALS COM NPV	**	505,229
SIMON PPTY GROUP L FIXED 2.45% 09-13-2029	**	423,250
SIMON PPTY GROUP L FIXED 3.25% 09-13-2049	**	145,012
SIMON PPTY GROUP L P 6.25% 01-15-2034	**	544,620
SIMON PROPERTY GROUP INC COM	**	63,190
SIMPLO TECHNOLOGY TWD10	**	27,370
SIMPLY GOOD FOODS CO COM	**	122,166
SIMPSON MFG INC COM	**	460,304
SIMULATIONS PLUS INC COM	**	3,760,790
SINFONIA TECH CO LTD	**	137,409
SINGAPORE AIRLINES NPV	**	2,216,008
SINGAPORE EXCHANGE NPV	**	1,266,103
SINGAPORE(GOVT OF) 2.25% SNR 01/08/36 SGD1000	**	273,671
SINGAPORE(GOVT OF) 3.375% SNR 01/09/33 SGD1000	**	72,180
SINKO INDUSTRIES NPV	**	73,862
SIRIUS REAL ESTATE ORD NPV	**	635,390
SITEONE LANDSCAPE SUPPLY INC COM	**	3,414,125
SITIO ROYALTIES CORP COM CL A	**	6,299,693
SJVN LTD INR10	**	75,274
SK HYNIX INC 000660	**	2,259,671
SKAN GROUP AG CHF0.01 (REGD)	**	98,018
SKANDINAVISKA ENSKILDA BANKEN AB 3.7% 06-09-2025	**	1,631,900
SKECHERS U S A INC CL A CL A ISIN #US8305661055	**	4,188,749
SKF AB SER'B'NPV	**	337,090
SKYLINE CHAMPION CORPORATION COM USD0.0277	**	8,464,006
SKYWARD SPECIALTY INS GROUP INC COM	**	306,953
SKYWEST INC COM	**	727,668
SL CORPORATION KRW500	**	150,656
SLC STUD LN TR FLTG RT 5.7731% DUE 09-15-2039	**	1,406,928
SLC STUDENT LN TR 2010-1 NT CL IA-1 FLTGRATE 11-25-2042 REG	**	349,997
SLEEP NUMBER CORP COM	**	276,476
SLM CORP COM	**	1,973,433

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SLM PRIVATE CR STUDENT LN TR 2006-B A5 12-15-2039 BEO	**	2,017,470
SLM PRIVATE CR STUDENT LN TR 2007-A STUDLN BACKED NT A-4 FLTG 12-16-2041BEO	**	4,768,806
SLM PRIVATE CR STUDENT LOAN TRUST 2004-A06-15-2033 REG	**	1,532,511
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	183,683
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	28,407
SMART GLOBAL HOLDINGS INC COMN STOCK	**	558,246
SMART-CORE HOLDING USD0.00001	**	21,310
SMARTGROUP CORPORATION LIMITED NPV	**	363,509
SMARTSHEET INC CL A CL A	**	4,613,291
SMB PRIVATE ED LN TR 2021-E PVT ED LN BKS NTS CL A-1A 1.68% 02-15-2051	**	1,116,911
SMB PVT ED LN TR 4.48% DUE 05-16-2050	**	2,517,225
SMC CORP NPV	**	5,320,074
SMITH A O CORP COM	**	2,505,846
SMITHS NEWS PLC	**	97,666
SMK CORP NPV	**	45,432
SMRT 2022-MINI 6.684% 01-15-2039	**	2,437,255
SMS CO LTD NPV	**	135,741
SMUCKER J M CO 6.5% 11-15-2053	**	422,909
SNAP-ON INC COM	**	625,627
SNC-LAVALIN GROUP COM NPV	**	504,602
SNOWFLAKE INC CL A CL A	**	12,192,531
SOBHA LTD INR10	**	725,708
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	484,522
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	3,149,391
SOCIONEXT INC NPV	**	372,251
SODICK CO LTD NPV	**	217,697
SOFI PROFESSIONAL LN PROGRAM 2020-C POSTGRADUATE LN AST BKD NT 1.95% 02-15-2046	**	506,995
SOFI TECHNOLOGIES INC COM	**	672,411
SOFTCREATE HLDGS C NPV	**	25,621
SOJITZ CORPORATION	**	668,719
SOLARIA ENERGIA Y COMSTK	**	252,488
SOLASTO CORPORATIO NPV	**	35,392
SOLENO THERAPEUTICS INC COM PAR	**	107,790
SOLID NPV	**	26,446
SOLUM CO. LTD. KRW500	**	110,544
SONIC AUTOMOTIVE INC CL A	**	479,246
SONOCO PROD CO COM	**	3,579,535
SONOCO PRODS CO NT 2.25% 02-01-2027	**	1,709,448
SONOS INC COM	**	1,548,650
SONOVA HOLDING AG COMMON STOCK	**	4,346,582
SONY GROUP CORPORA NPV	**	7,352,766
SOPRA STERIA GROUP	**	1,154,116
SOUND PT CLO XV LTD / SOUND PT CLO SR SECD NT CL A-RR 144A 6.47741% 01-23-2029	**	90,937
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	159,281
SOUTH AFRICA(REPUBLIC OF) 10.5% BDS 21/12/2026 ZAR1 'R186'	**	7,569,158
SOUTH32 LTD NPV	**	2,103,663
SOUTHERN CALIF EDISON CO 1ST & REF MTG FLTG RT 04-01-2024	**	3,906,152
SOUTHERN CALIF EDISON CO 1ST & REF MTG SER 2021 1.1% 04-01-2024	**	98,895

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOUTHERN CALIF EDISON CO 4.2% 03-01-2029	**	392,537
SOUTHERN CALIF EDISON CO 5.3% 03-01-2028	**	2,107,260
SOUTHERN CALIF EDISON CO 5.65% 10-01-2028	**	2,920,946
SOUTHERN CALIF EDISON CO 5.875% 12-01-2053	**	55,094
SOUTHERN CALIF EDISON CO DISC COML PAPER4/2 YRS 1&2 01-16-2024	**	1,246,419
SOUTHERN CALIF EDISON CO SR NT 2.75% 02-01-2032	**	1,807,168
SOUTHERN CO 3.7% DUE 04-30-2030 REG	**	1,509,570
SOUTHERN CO 5.7% 03-15-2034	**	410,642
SOUTHERN CO COM STK	**	14,792,305
SOUTHERN CO FIXED .6% DUE 02-26-2024	**	2,575,286
SOUTHERN CO GAS CAP 3.25% 06-15-2026	**	2,693,335
SOUTHERN COPPER CORP DEL RT 3.875% DUE 04-23-2025	**	2,220,410
SOUTHERN CROSS ELE NPV	**	23,692
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	56,919
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	279,425
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	1,583,406
SOUTHN CAL EDISON 2.85% DUE 08-01-2029	**	638,652
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	**	335,701
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	77,751
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	168,555
SOUTHN COPPER CORP 5.25% DUE 11-08-2042	**	2,616,477
SOUTHN NAT GAS CO 8% DUE 03-01-2032	**	97,153
SOUTHSTATE CORP COM	**	952,765
SOUTHWEST GAS CORP 5.45% 03-23-2028	**	307,138
SOUTHWEST GAS HLDGS INC COM	**	1,220,311
SOUTHWESTERN ELEC PWR CO 5.3% 04-01-2033	**	701,381
SOUTHWESTERN ELEC PWR CO SR NT SER N 1.65% 03-15-2026	**	456,406
SOUTHWESTERN PUBLIC SERVICE CO 3.75% 06-15-2049	**	191,551
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	73,984
SOVOS BRANDS INC COM	**	1,414,326
SPACE CO LTD NPV	**	26,443
SPAIN(KINGDOM OF) 3.45% SNR 30/07/66 EUR1000	**	828,622
SPAIN(KINGDOM OF) TBOND 1.45% 31/10/2071	**	84,055
SPANDANA SPHOORTY INR10	**	252,193
SPAR NORD BANK AS DKK10	**	60,769
SPAREBANK 1 NORD-NORGE GRUNNFONDSBEVIS NOK50	**	390,497
SPAREBANK 1 SMN NOK25	**	108,601
SPAREBANK 1 SR BK NOK25	**	583,380
SPARTANNASH CO COM NPV	**	276,157
SPECTRIS ORD GBP0.05	**	993,844
SPEEDY HIRE ORD GBP0.05	**	44,140
SPIRE MO INC 1ST MTG BD FLTG RATE SER 5.854712% 12-02-2024	**	5,991,814
SPIRE MO INC SER 1ST MTG BD 4.8% 02-15-2033	**	499,989
SPIRIT AEROSYSTEMS 4.6% DUE 06-15-2028	**	1,415,107
SPIRIT AEROSYSTEMS HLDGS INC CL A	**	1,520,705
SPIRIT AIRLS CL AA PASS THRU CTFS 3.375%08-15-2031	**	36,918
SPIRIT RLTY L P SR NT 2.7% 02-15-2032	**	839,324
SPOTIFY TECHNOLOGY S A COM EUR0.025	**	5,666,426

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SPRINT CAP CORP 6.875% DUE 11-15-2028	**	1,287,517
SPRINT CORP FIXED 7.625% DUE 03-01-2026	**	1,060,925
SPROUT SOCIAL INC COM CL A COM CL A	**	1,228,800
SPROUTS FMRS MKT INC COM	**	745,128
SPS COMM INC COM	**	493,323
SPYRE THERAPEUTICS INC COM NEW COM USD0.0001 POST REV SPLIT	**	134,048
SQUARE ENIX HOLDINGS CO LTD NPV	**	165,199
SQUARESPACE INC CL A CL A	**	2,179,749
SRA HOLDINGS INC NPV	**	101,149
SREIT TR 2021-IND FLTG RT 6.14748% DUE 10-15-2038	**	1,959,869
SSAB AB SER'B'NPV	**	1,109,852
SSR MNG INC COM NPV	**	117,585
STABILUS SE COMMON STOCK	**	438,658
STAGWELL INC	**	165,312
STANDARD CHARTERED PLC NT FIXED RATE RESET 144A 1.456% 01-14-2027	**	430,380
STANDEX INTL CORP COM	**	582,997
STANLEY BLACK & DECKER INC COM	**	9,728,577
STAR ASIA INVESTME REIT	**	521,742
STARBUCKS CORP COM	**	13,701,875
STARBUCKS CORP FIXED 2.55% DUE 11-15-2030	**	88,581
STARHILL GLOBAL REIT	**	317,961
STARTS PROCEED INV REIT	**	519,484
STARWOOD MTG 1.172% DUE 05-25-2065	**	232,830
STARWOOD MTG 1.431% DUE 05-25-2065	**	337,855
STARWOOD MTG 1.486% DUE 04-25-2065	**	79,538
STATE STR CORP 2.354% DUE 11-01-2025	**	1,768,401
STATE STR CORP 3.152% 03-30-2031	**	673,905
STATE STR CORP COM	**	10,526,814
STATE STR CORP FLTG RT 4.821% DUE 01-26-2034	**	562,033
STATE STR CORP FLTG RT 4.857% DUE 01-26-2026	**	1,719,241
STATE STREET CORP 5.684% 11-21-2029	**	645,662
STD CHARTERED PLC 2.678% DUE 06-29-2032	**	4,539,618
STD CHARTERED PLC 2.819% DUE 01-30-2026	**	666,185
STEADFAST GROUP NPV	**	364,563
STEEL DYNAMICS INC 1.65% DUE 10-15-2027	**	173,669
STEEL DYNAMICS INC 3.25% DUE 10-15-2050	**	135,395
STEEL DYNAMICS INC 3.45% DUE 04-15-2030 BEO	**	92,119
STEELCASE INC CL A COM	**	6,161,037
STELLA INTL HLDG HKD0.1	**	31,846
STELLA JONES INC COM NPV	**	1,134,634
STELLANTIS N.V COM EUR0.01	**	12,114,947
STEP ENERGY SERVIC COM NPV	**	84,726
STEPAN CO COM	**	4,005,611
STEPSTONE GROUP INC CL A CL A	**	947,866
STEVANATO GROUP S.P.A. COM NPV	**	1,664,717
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	464,959
STOCK CONNECT CHANGJIANG PUBLISHING AND MEDIA CO 'A'CNY1	**	613,213
STOLT-NIELSEN LTD USD1	**	1,473,780

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STOREBRAND ASA SER'A'NOK5	**	662,588
STRABAG SE NPV (BR)	**	342,994
STRATTON MORT21 FRN M/BKD 07/2060 GBP 'A'	**	667,325
STRIDE INC COM USD	**	797,636
STRIDES PHARMA SCIENCE LIMITED	**	47,913
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	182,885
STRUCTURED AST INVT LN TR 2004-7 MTG PASSTHRU CTF CL A8 VAR 08-25-2034 REG	**	2,709,317
STRYKER CORP	**	15,922,761
STRYKER CORP 4.85% 12-08-2028	**	581,196
STYRENIX PERFORMAN INR10	**	22,310
SUBARU CORPORATION NPV	**	1,139,102
SULZER AG CHF0.01 (REGD)	**	699,835
SUMBER ALFARIA IDR10	**	249,911
SUMITOMO DENSETSU NPV	**	132,257
SUMITOMO MITSUI .948% DUE 01-12-2026	**	3,379,545
SUMITOMO MITSUI 1.474% DUE 07-08-2025	**	4,004,667
SUMITOMO MITSUI 2.632% DUE 07-14-2026	**	142,146
SUMITOMO MITSUI FINL GROUP INC 5.464% 01-13-2026	**	947,986
SUMITOMO MITSUI FINL GROUP INC 5.464% 01-13-2026	**	353,586
SUMITOMO MITSUI FINL GROUP INC 5.52% 01-13-2028	**	512,208
SUMITOMO MITSUI FINL GROUP INC 5.52% 01-13-2028	**	4,143,763
SUMITOMO MITSUI FINL GROUP INC 5.716% 09-14-2028	**	541,073
SUMITOMO MITSUI FINL GROUP INC 5.88% 07-13-2026	**	7,099,401
SUMITOMO MITSUI FINL GROUP INC SUMIBK 2.696% 07-16-2024 BEO	**	2,507,450
SUMITOMO OSAKA CEM NPV	**	776,316
SUMITOMO RIKO CO L NPV	**	208,234
SUMITOMO RUBBER NPV	**	1,061,685
SUMMERSET GROUP HOLDINGS LTD	**	978,043
SUN INC NPV	**	58,303
SUNAC CHINA HLDGS HKD0.10	**	35,538
SUNCOR ENERGY INC 4% DUE 11-15-2047	**	317,729
SUNCOR ENERGY INC COM NPV 'NEW'	**	4,023,543
SUNCOR ENERGY INC NEW COM STK	**	3,764,700
SUNG KWANG BEND KRW500	**	93,265
SUNING UNIVERSAL 'A'CNY1 (STOCK CONNECT)	**	54,160
SUNNOVA ENERGY INTL INC COM	**	261,766
SUNNY OPTICAL TECH HKD0.10	**	441,874
SUNOCO LOGISTICS 3.9% DUE 07-15-2026	**	243,075
SUNOCO LOGISTICS PARTNER 4.0% 10-01-2027	**	1,786,859
SUNOCO LOGISTICS PARTNERS 5.4% 10-01-2047	**	458,331
SUNONWEALTH ELECTR TWD10	**	301,233
SUNPLUS INNOVATION TWD10	**	140,500
SUNREX TECHNOLOGY TWD10	**	158,707
SUPALAI PUBLIC CO THB1(NVDR)	**	201,517
SUPER MICRO COMPUTER INC COM USD0.001	**	1,732,849
SUPREMA INC	**	42,124
SUPREME INDUSTRIES INR2	**	445,430
SUPREMEX INC COM NPV	**	52,784

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SURGERY PARTNERS INC COM	**	1,016,482
SURGUTNEFTEGAS PJS RUB1(RUB)	**	58,564
SURMODICS INC COM	**	88,694
SURYA SEMESTA TBK IDR125	**	149,424
SUSCO PCL THB1(NVDR)	**	96,527
SUTTER HEALTH 3.361% DUE 08-15-2050	**	6,112,514
SUZANO AUSTRIA FIXED 6% DUE 01-15-2029	**	4,406,070
SUZUKEN CO LTD NPV	**	1,205,501
SUZUKI MOTOR CORP NPV	**	25,676
SWATCH GROUP CHF2.25(BR)	**	4,007,596
SWEETGREEN INC CL A CL A	**	895,570
SWISS RE AG CHF0.10	**	824,991
SWISSQUOTE GP HLDG CHF0.20 (REGD)(POST SUBD)	**	694,762
SYLVAMO CORP COM	**	487,073
SYMBOTIC INC COM USD0.0001 CLASS A	**	1,737,007
SYNAPTICS INC COM	**	4,214,572
SYNCHRONY CARD ISSUANCE TR SER 23-A2 CL A 5.74% 10-15-2029	**	1,743,879
SYNCHRONY CARD ISSUANCE TR SER 23-A2 CL A 5.74% 10-15-2029	**	7,591,002
SYNCHRONY FINL 4.5% DUE 07-23-2025	**	938,812
SYNCHRONY FINL 4.875% 06-13-2025	**	2,078,229
SYNDAX PHARMACEUTICALS INC COM	**	236,608
SYNEKTIK SA PLN0.50	**	10,738
SYNOVUS FINL CORP COM NEW COM NEW	**	2,402,258
SYSCO CORP 6.0% 01-17-2034	**	216,910
SYSCO CORP COM	**	4,522,286
SYSTEM SUPPORT INC NPV	**	36,905
SYSTEMS TECHNOLOGY KRW500	**	124,771
SYSTENA CORP NPV	**	98,108
T RAD CO LTD JPY50	**	70,024
T.K. CORPN KRW500	**	329,518
TABOOLA COM LTD COM NPV	**	376,498
TAC CONSUMER PCL THB0.25 (NVDR)	**	50,840
TAIKISHA LTD NPV	**	286,860
TAIWAN PCB TECHVES TWD10	**	86,062
TAIWAN SURFACE MOU TWD10	**	187,485
TAJ GVK HOTELS INR2	**	40,849
TAKARA & CO LTD	**	38,601
TAKEDA FIXED 5% DUE 11-26-2028	**	507,896
TAKEDA PHARMACEUTICAL CO LTD SR NT 3.175% 07-09-2050	**	269,140
TAKE-TWO INTERACTIVE SOFTWARE INC 3.55% 04-14-2025	**	1,756,884
TAKE-TWO INTERACTIVE SOFTWARE INC 3.7% 04-14-2027	**	339,514
TAKE-TWO INTERACTIVE SOFTWARE INC 4.95% 04-14-2023	**	2,185,886
TAKUMA CO LTD NPV	**	109,132
TALANX AG NPV	**	496,910
TANDEM DIABETES CARE INC COM NEW COM USD0.001(POST REV SPLT)	**	1,000,336
TANGER INC	**	1,034,039
TARGA RES CORP 4.2% 02-01-2033	**	198,166
TARGA RES FIXED 5.2% DUE 07-01-2027	**	2,648,164

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TARGA RES PARTNERS FIXED 6.15% DUE 03-01-2029	**	2,073,024
TARGET CORP 4.5% DUE 09-15-2032 BEO	**	5,140,116
TARGET CORP COM STK	**	12,277,174
TATA CONSULTANCY S INR1	**	3,140,070
TATNEFT PJSC RUB1(RUB)	**	320,324
TATUNG TWD10	**	124,534
TAYLOR MORRISON HOME CORP COM USD0.00001	**	1,035,897
TC PIPELINES LP 4.375% DUE 03-13-2025	**	591,585
TCW CLO 2019-2 LTD FLTG RT 5.91904% DUE 10-20-2032	**	9,476,330
TE CONNECTIVITY LTD	**	13,472,264
TEACHERS INS & 3.3% DUE 05-15-2050	**	3,703,881
TEACHERS INS & 4.27% DUE 05-15-2047	**	131,136
TEAMVIEWER SE NPV	**	3,898,034
TECHNIP ENERGIES EUR0.01	**	261,045
TECHNIPFMC PLC COM USD1	**	3,146,774
TECHNOGYM S P A	**	216,355
TECHNOLOGY ONE NPV	**	1,140,928
TECNOGLASS INC COMMON STOCK	**	6,081,578
TECSYS INC COM NPV	**	47,277
TEEKAY CORP COM	**	726,047
TEEKAY TANKERS LTD COM USD0.01 (POST REVSPLIT)	**	684,589
TEIJIN LTD NPV	**	1,078,832
TEIKOKU ELECTRIC M NPV	**	152,597
TELADOC HEALTH INC	**	3,294,198
TELECHIPS INC KRW500	**	156,196
TELEDYNE TECHNOLOGIES INC NT .95% 04-01-2024	**	2,695,680
TELEDYNE TECHNOLOGIES INC NT 2.75% 04-01-2031	**	4,174,578
TELEFLEX INC COM	**	7,470,476
TELEFONICA FIXED 4.103% DUE 03-08-2027	**	215,602
TELIX PHARMACEUTIC NPV	**	502,988
TELOS CORP MD COM	**	53,400
TEMAIRAZU INC NPV	**	49,269
TEMPLE & WEBSTER G NPV	**	144,278
TENABLE HLDGS INC COM	**	1,788,049
TENCENT HLDGS LTD HKD0.00002	**	6,478,447
TENET HEALTHCARE CORP COM NEW .	**	1,437,493
TENN VALLEY AUTHORITY 1.5% 09-15-2031	**	91,281
TENNANT CO COM	**	2,502,908
TENNESSEE VALLEY A 0% DUE 04-01-2026 REG	**	1,430,716
TENNESSEE VALLEY AUTH FED 0% CPN IO STRIPS DUE 09-15-2026	**	1,574,301
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	**	2,454,537
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	**	44,198
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	66,497
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	319,392
TENNESSEE VY AUTHORITY 3.875% 03-15-2028	**	3,288,135
TERA PROBE INC NPV	**	387,977
TERADATA CORP DEL COM STK	**	50,428
TERADYNE INC COM	**	1,736,320

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TEREX CORP NEW COM	**	1,361,745
TERRASKY CO LTD COMSTK	**	42,928
TERUMO CORP NPV	**	4,442,339
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	19,443
TESCO ORD GBP0.0633333	**	4,109,535
TESLA AUTO LEASE 5.89% DUE 06-22-2026	**	436,800
TESLA INC COM USD0.001	**	39,909,118
TESS HOLDINGS CO L NPV	**	179,064
TETRA TECH INC NEW COM	**	2,534,498
TEXAS CAP BANCSHARES INC DEL COM	**	1,249,233
TEXAS HEALTH RES FIXED 2.328% DUE 11-15-2050	**	265,231
TEXAS INSTRS INC 1.75% DUE 05-04-2030	**	517,895
TEXAS INSTRS INC 3.875% 03-15-2039	**	323,888
TEXAS INSTRUMENTS INC COM	**	27,332,068
TEXAS NAT GAS SECURITIZATION FIN CORP RE0.0% SER 23-1 CL A1 04-01-2035	**	101,914
TEXAS NAT GAS SECURITIZATION FIN CORP RE0.0% SER 23-1 CL A1 04-01-2035	**	5,707,172
TEXAS ROADHOUSE INC COMMON STOCK	**	6,953,909
TEXTRON INC 3.9% 09-17-2029	**	1,451,623
TEXTRON INC COM	**	1,558,781
TEXTRON INC FIXED 2.45% DUE 03-15-2031	**	597,653
TFI INTERNATIONAL COM NPV	**	1,886,328
TG THERAPEUTICS INC COM	**	257,959
THAI OIL PCL THB10(NVDR)	**	217,945
THAILAND(KINGDOM) 3.39% GTD SNR 17/06/37THB	**	381,627
THANACHART CAPITAL PUBLIC COMPANY LTD THB10 (NVDR)	**	309,479
THE ANUP ENGINEERI INR10	**	224,502
THE CIGNA GROUP	**	32,138,771
THE TRADE DESK INC COM CL A COM CL A	**	7,287,749
THERAVANCE BIOPHARMA INC COM	**	20,232
THERMO FISHER SCIENTIFIC 1.75% 10-15-2028	**	446,445
THERMO FISHER SCIENTIFIC INC COM USD1	**	816,355
THERMO FISHER SCIENTIFIC INC 2.8% 10-15-2041	**	163,811
THERMO FISHER SCIENTIFIC INC 5.0% 12-05-2026	**	1,600,234
THERMON GROUP HLDGS INC	**	466,533
THONBURI HEALTHCAR THB1 (NVDR)	**	28,768
THOUGHTWORKS HLDG INC COM	**	185,262
THUNGELA RESOURCES NPV (DI)	**	392,886
THYSSENKRUPP AG NPV	**	840,402
TI FLUID SYSTEMS ORD GBP0.01	**	468,180
TIAN DI SCIENCE & TECHNOLOGY 'A'CNY1 (STOCK CONNECT LINE)	**	374,503
TIAN GE INTERACTIVE HOLDINGS LTD USD0.0001	**	38,350
TIME WARNER CABLE 6.75% DUE 06-15-2039	**	318,402
TIMES PUB & MEDIA A CNY1 STOCK CONNECT	**	117,455
TIS INC	**	868,320
TITAN CEMENT INTL NPV	**	96,959
TITAN INTL INC ILL COM	**	280,056
TJX COS INC COM NEW	**	23,887,403
TKC CORPORATION NPV	**	101,348

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	203,186
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	2,795,845
T-MOBILE USA INC 2.25% DUE 02-15-2026	**	4,269,595
T-MOBILE USA INC 2.55% 02-15-2031	**	6,105,295
T-MOBILE USA INC 2.625% DUE 04-15-2026 BEO	**	1,295,398
T-MOBILE USA INC 3.0% DUE 02-15-2041 BEO	**	341,731
T-MOBILE USA INC 3.5% 04-15-2025	**	1,910,073
T-MOBILE USA INC 3.875% 04-15-2030	**	4,925,839
T-MOBILE USA INC 4.95% DUE 03-15-2028	**	692,648
T-MOBILE USA INC 5.05% 07-15-2033	**	1,777,008
T-MOBILE USA INC 5.2% DUE 01-15-2033 BEO	**	3,541,174
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	582,586
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	12,509,086
T-MOBILE USA INC SR SECD NT 1.5% 02-15-2026	**	5,836,914
TMX GROUP LIMITED COM NPV	**	5,515,050
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	**	618,581
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	260,352
TN VY AUTH FED ZERO CPN 0% DUE 03-15-2026	**	1,867,109
TOA PAINT THAILAND THB1 (NVDR)	**	207,974
TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 3.151 06-01-2032 BEO TAXABLE	**	4,411,433
TOCALO CO LTD NPV	**	73,121
TOFU RESTAURANT CO TWD10	**	35,320
TOHO HOLDINGS CO.,LTD	**	381,667
TOHOKU ELEC POWER. NPV	**	1,070,583
TOKMANNI GROUP OYJ NPV	**	109,190
TOKYO SEIMITSU CO NPV	**	996,384
TOKYU REIT INC REIT	**	71,312
TOMEN DEVICES CORP NPV	**	216,712
TONG REN TANG TECH 'H'CNY1	**	274,295
TONG YANG INDUSTRY TWD10	**	601,750
TOPBUILD CORP COM	**	3,645,292
TOPGOLF CALLAWAY BRANDS CORP	**	1,301,355
TOPSPORTS INTL COM	**	843,260
TOREX GOLD RES INC COM NPV (POST REV SPLT)	**	210,663
TORIDOLL HLDGS COR NPV	**	91,996
TORONTO DOMINION 3.766% DUE 06-06-2025	**	1,616,719
TORONTO DOMINION 4.108% DUE 06-08-2027	**	2,684,703
TORONTO DOMINION BANK 5.156% 01-10-2028	**	2,018,855
TORONTO DOMINION BK 4.456% 06-08-2032	**	1,313,887
TORONTO DOMINION BK ONT COVERED BD 144A 5.141% 09-13-2029	**	8,290,639
TORONTO DOMINION BK SR MEDIUM TERM BK NT 1.15% DUE 06-12-2025	**	2,555,198
TORONTO DOMINION BK SR MEDIUM TERM BK NT.7% 09-10-2024	**	1,572,365
TORONTO DOMINION BK SR MEDIUM TERM BK NTS BOOK ENTRY 1.45% 01-10-2025	**	1,542,959
TORONTO DOMINION FIXED 5.532% 07-17-2026	**	1,962,369
TORONTO-DOMINION BANK 4.693% 09-15-2027	**	2,117,614
TORONTO-DOMINION BANK MTN 2.8% DUE 03-10-2027	**	3,301,963
TORONTO-DOMINION COM NPV	**	5,326,803
TORRENT POWER INR10	**	230,472

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TOSHIBA TEC CORP NPV	**	229,984
TOTAL CAP INTL 3.461% DUE 07-12-2049	**	158,548
TOVIS CO LTD KRW500	**	115,363
TOWD POINT MORTGA FRN M/BKD 05/2045 GBP 'A'	**	3,399,190
TOWD POINT MT19-13 FRN M/BKD 07/2045 GBP'A1'	**	3,919,630
TOWD PT MTG FD 19 FRN M/BKD 10/2051 GBP 'A1'	**	946,425
TOWD PT MTG TR 2020-1 MTG PASS THRU CTF CL A1 2.71% 01-25-2060	**	194,987
TOWD PT MTG TR 2020-2 ASSET BACKED NT CLA1A VAR RT 04-25-2060	**	238,908
TOYO ENG CORP NPV	**	151,282
TOYO TIRE CORPORATION	**	56,916
TOYODA GOSEI NPV	**	763,738
TOYOTA AUTO 2.35% DUE 01-15-2025	**	78,168
TOYOTA AUTO RECEIVABLES 2022-B OWNER TR ASSET BACKED NT CL A-3 2.93% 09-15-2026	**	6,409,585
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 23-C CL A3 5.16% DUE 04-17-2028	**	332,407
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 23-D CL A3 5.54% DUE 08-15-2028	**	2,645,452
TOYOTA AUTO RECEIVABLES SER 23-A CL A4 4.42% 08-15-2028	**	892,078
TOYOTA MOTOR CREDIT CORP 5.45% 11-10-2027	**	414,547
TOYOTA MTR CORP 0.681% 03-25-2024	**	1,797,015
TOYOTA MTR CORP 1.339% DUE 03-25-2026 BEO	**	2,209,494
TOYOTA MTR CR CORP 4.625% DUE 01-12-2028	**	845,153
TOYOTA MTR CR CORP 5.4% 11-20-2026	**	4,806,679
TOYOTA MTR CR CORP 5.6% DUE 09-11-2025	**	1,630,273
TPG PARTNERS LLC CL A COM	**	3,199,242
TPG SPECIALTY FIXED 3.875% DUE 11-01-2024	**	1,514,943
TRAINLINE PLC ORD GBP0.01	**	219,194
TRANE TECHNOLOGIES PLC COM USD1	**	15,555,454
TRANSACTION CO LTD COMSTK	**	148,411
TRANSCANADA PIPELINES LIMITED 1.0% 10-12-2024	**	905,401
TRANSCOSMOS INC NPV	**	53,465
TRANSMEDICS GROUP INC COM	**	2,093,381
TRANSUNION COM	**	303,080
TRANSURBAN FIN CO 2.45% DUE 03-16-2031	**	145,895
TRAVEL + LEISURE CO COM USD0.01	**	4,081,973
TRAVELERS COS INC COM STK	**	18,148,363
TRAVERE THERAPEUTICS INC COM	**	379,153
TRCNTNTL GAS PIPE 3.25% DUE 05-15-2030	**	1,747,390
TRCNTNTL GAS PIPE 7.85% DUE 02-01-2026	**	1,875,150
TRELLEBORG AB SER'B'NPV	**	193,625
TREND MICRO INC NPV	**	2,345,031
TRI POINTE HOMES INC	**	437,119
TRICAN WELL SERVIC COM NPV	**	8,214
TRINET GROUP INC COM USD0.000025	**	3,081,714
TRINITY HLTH CORP 3.434% DUE 12-01-2048	**	181,316
TRINSEO PLC COM USD0.01	**	229,514
TRIP COM GROUP LTD USD0.00125	**	897,657
TRIPOD TECHNOLOGY TWD10	**	648,083
TRITON CONTAINER INTL LTD / TAL GTD SR NT 3.25% 03-15-2032	**	396,287
TRIUMPH FINANCIAL INC COM USD0.01	**	2,954,633

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRIVENI TURBINE LTD	**	99,261
TROAX GROUP AB NPV	**	10,147
TRUEBLUE INC COM STK	**	218,564
TRUECAR INC COM	**	30,739
TRUIST FINANCIAL CORPORATION 7.161% 10-30-2029	**	232,449
TRUIST FINL CORP 1.887% DUE 06-07-2029	**	1,007,717
TRUIST FINL CORP SR 4.26% 07-28-2026	**	934,380
TRUIST FINL CORP SR MED TERM NTS 5.122% 01-26-2034	**	199,279
TRUIST FINL CORP SR MED TERM NTS BOOK EN6.047% 06-08-2027	**	14,128,741
TRUIST FINL CORP VAR RT 1.267% DUE 03-02-2027	**	880,089
TRUSCO NAKAYAMA NPV	**	34,700
TRUSTEES OF 2.612% DUE 07-01-2026	**	949,727
TRUSTEES OF 3.627% DUE 07-01-2046	**	1,628,144
TRUSTPILOT GROUP P ORD GBP0.01	**	475,519
TSANN KUEN COMSTK	**	25,964
TSC AUTO ID TECHNO TWD10	**	103,846
TSMC ARIZ CORP 2.5% DUE 10-25-2031	**	689,824
TSMC ARIZ CORP 2.5% DUE 10-25-2031	**	2,172,947
TSMC ARIZONA CORP 1.75% 10-25-2026	**	2,135,966
TSUBAKIMOTO CHAIN NPV	**	48,776
TSY INFL IX N/B .125% DUE 10-15-2024 REG	**	117,297
TSY INFL IX N/B TII 0 1/8 01/15/32 01-15-2032	**	8,014,827
TTFB COMPANY LTD SHS	**	88,244
TUI AG ORD REG SHS NPV	**	1,040,126
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	**	966,526
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	**	2,194,199
TUNG HO STEEL ENT TWD10	**	188,899
TUPRAS(T PETR RAF) TRY1 (A SHARES)	**	599,497
TURKIYE SINAI KALK TRY1	**	126,273
TURNING PT BRANDS INC COM	**	32,242
TUTOR PERINI CORP COM	**	208,472
TUYA INC SPON ADS EACH REP 1 CL A ORD SHS	**	97,440
TWILIO INC CL A CL A	**	263,724
TWIST BIOSCIENCE CORP COM	**	815,822
TX NAT GAS SECURITIZATION FIN CORP 5.169% 04-01-2041	**	620,033
TXC CORPN TWD10	**	234,529
TYC BROTHER IND TWD10	**	174,191
TYSON FOODS INC 4.875% DUE 08-15-2034	**	93,255
U S BANCORP 5.775% 06-12-2029	**	5,234,261
U S BANCORP 5.836% 06-12-2034	**	826,815
U S BANCORP MEDIUM FIXED 1.45% 05-12-2025	**	1,551,545
U S BANCORP MEDIUM FIXED 3.375% DUE 02-05-2024	**	9,367,721
U S BANCORP MEDIUM TERM NTS- BOOK TRANCHE # TR 00195 2.215% 01-27-2028	**	551,761
U S TREAS SEC STRIPPED INT PMT TINT 05/15/40	**	226,808
UBER TECHNOLOGIES INC COM USD0.00001	**	28,575,684
UBS (SHENZHEN ENVIC) P-NOTE 12/07/2024	**	811,255
UBS AG 5.125% 15/05/2024	**	992,991
UBS AG LONDON BRH 1.25% 06-01-2026	**	3,082,672

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UBS AG LONDON BRH 5.65% 09-11-2028	**	518,980
UBS AG LONDON BRH 5.8% 09-11-2025	**	766,554
UBS AG LONDON BRH FLTG RT 09-11-2025	**	1,963,697
UBS GROUP AG 0.65%-FRN SNR EMTN 14/01/2028 EUR100000	**	505,395
UBS GROUP AG 2.125% 13/10/2026	**	429,662
UBS GROUP AG 2.193% 06-05-2026	**	380,466
UBS GROUP AG 4.55% 04-15-2026	**	13,129,172
UBS GROUP AG 4.703% DUE 08-05-2027	**	2,583,706
UBS GROUP AG 6.442% 08-11-2028	**	1,558,646
UBS GROUP AG 6.442% 08-11-2028	**	2,116,641
UBS GROUP AG 7.75% 01/03/2029	**	2,549,119
UBS GROUP AG FLTG RT 1.364% DUE 01-30-2027	**	495,305
UBS GROUP AG SR NT 3.75% 03-26-2025	**	734,866
UBS GROUP AG USD0.10 (REGD)	**	10,390,631
UDR INC CORP 3.2% 01-15-2030	**	454,730
UDR INC FIXED 1.9% DUE 03-15-2033	**	83,787
UDR INC MEDIUM TERM NTS BOOK ENTRY 2.1% 08-01-2032	**	314,147
UGI CORP NEW COM	**	5,116,234
U-HAUL HOLDING COMPANY	**	692,008
UIPATH INC CL A CL A	**	428,117
UK(GOVT OF) 0.125% I/L SNR 22/03/24 GBP	**	3,150,041
UK(GOVT OF) IDX/LKD GTD 22/03/2051 GBP	**	131,211
UK(GOVT OF) IDX/LKD SNR 22/03/2068 GBP	**	14,407
UK(GOVT OF) IDX/LKD SNR 22/11/2042 GBP	**	198,803
ULKER BISKUVI SANA TRY1	**	76,512
ULTA BEAUTY INC COM STK USD0.01	**	860,422
ULTRAGENYX PHARMACEUTICAL INC COM	**	2,142,671
ULTRAPAR PARTICIPA COM NPV	**	1,198,997
UMB FINL CORP COM STK	**	1,712,859
UMW HLDGS BERHAD NPV	**	236,482
UNDER ARMOUR INC CL C COM	**	26,703
UNICREDIT SPA RCPT CL X 144A 1.982% 06-03-2027	**	228,678
UNIFI INC COM	**	18,788
UNIMICRON TECHNOLO TWD10	**	716,834
UNION ELEC CO 4.0% DUE 04-01-2048	**	287,330
UNION PAC CORP 2.891% DUE 04-06-2036	**	406,302
UNION PAC CORP 3.2% DUE 05-20-2041	**	521,796
UNION PAC CORP 3.75% 07-15-2025	**	9,850
UNION PAC CORP COM	**	17,886,785
UNIPOL GRUPPO SPA NPV	**	504,463
UNIQA INSURANCE GR NPV	**	39,695
UNISYS CORP COM NEW	**	120,459
UNITED AIR 2019-1 AA PTT 4.15% 08-25-2031	**	140,851
UNITED AIRLINES 2019-1A 2.7% 11-01-2033	**	405,773
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	**	115,862
UNITED ARROWS LTD NPV	**	105,797
UNITED FIRE GROUP INC COM USD0.001	**	26,156

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED MEXICAN STATES 6.338% DUE 05-04-2053	**	712,614
UNITED MEXICAN STS 3.75% 01-11-2028	**	598,550
UNITED MEXICAN STS 4.75% DUE 04-27-2032 REG	**	1,924,688
UNITED MEXICAN STS BDS 2.659% DUE 05-24-2031/11-24-2020 REG	**	259,516
UNITED MEXICAN STS GLOBAL NT 3.25% DUE 04-16-2030 REG	**	633,058
UNITED PARCEL SVC INC CL B	**	4,761,082
UNITED STATES OF AMER INFL INDXD TREAS NOTES 0.25% TB 01-15-25 USD1000 A-2025	**	2,521,864
UNITED STATES OF AMER TREAS BD 2.375% 5-15-2027	**	4,751,953
UNITED STATES OF AMER TREAS BILLS 0% T-BILL 01-02-2024	**	130,400,000
UNITED STATES OF AMER TREAS BOND 3.125% 11-15-2028	**	4,834,961
UNITED STATES OF AMER TREAS BONDS 4.25% 05-15-2039	**	4,857,523
UNITED STATES OF AMER TREAS BONDS 2.0% 08-15-2051	**	5,908,359
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	244,266
UNITED STATES OF AMER TREAS BONDS 2.875% 05-15-2052	**	320,063
UNITED STATES OF AMER TREAS BONDS 3% DUE08-15-2052	**	6,410,320
UNITED STATES OF AMER TREAS BONDS 3.375% 05-15-2044	**	6,018,531
UNITED STATES OF AMER TREAS BONDS 3.375%DUE 08-15-2042 REG	**	33,116,445
UNITED STATES OF AMER TREAS BONDS 3.5% 02-15-2053	**	1,855,781
UNITED STATES OF AMER TREAS BONDS 3.625% 05-15-2053	**	213,684
UNITED STATES OF AMER TREAS BONDS 4.0% 11-15-2042	**	7,217,891
UNITED STATES OF AMER TREAS BONDS 4.0% 11-15-2042	**	50,525,234
UNITED STATES OF AMER TREAS BONDS 4.0% 08-15-2053	**	11,242,969
UNITED STATES OF AMER TREAS BONDS 4.375% 08-15-2043	**	11,782,109
UNITED STATES OF AMER TREAS BONDS 4.375% 08-15-2043	**	8,626,553
UNITED STATES OF AMER TREAS NOTES 2.25% 08-15-2027	**	52,569,051
UNITED STATES OF AMER TREAS NOTES 4.125% 05-31-2025	**	315,873
UNITED STATES OF AMER TREAS NOTES 4.5% DUE 11-15-2033	**	2,735,281
UNITED STATES OF AMER TREAS NOTES 1.125% 01-15-2025	**	79,345,496
UNITED STATES OF AMER TREAS NOTES 1.125% 01-15-2033	**	14,642,239
UNITED STATES OF AMER TREAS NOTES 1.125% 01-15-2033	**	17,004,206
UNITED STATES OF AMER TREAS NOTES 1.125%NTS 08-31-2028 USD	**	7,309,259
UNITED STATES OF AMER TREAS NOTES 2.75% DUE 05-31-2029 REG	**	33,082
UNITED STATES OF AMER TREAS NOTES 2.875%DUE 05-15-2032 REG	**	1,856,719
UNITED STATES OF AMER TREAS NOTES 3.5% 04-30-2030	**	3,914,844
UNITED STATES OF AMER TREAS NOTES 3.625 05-31-2028	**	3,961,094
UNITED STATES OF AMER TREAS NOTES 3.625%05-15-2026	**	3,899,818
UNITED STATES OF AMER TREAS NOTES 3.625%05-15-2026	**	114,791,812
UNITED STATES OF AMER TREAS NOTES 3.75% 06-30-2030	**	15,878,125
UNITED STATES OF AMER TREAS NOTES 3.75% 04-15-2026	**	18,095,945
UNITED STATES OF AMER TREAS NOTES 3.875% 12-31-2027	**	9,991,406
UNITED STATES OF AMER TREAS NOTES 3.875%04-30-2025	**	82,065,797
UNITED STATES OF AMER TREAS NOTES 4.0% 02-29-2028	**	200,820
UNITED STATES OF AMER TREAS NOTES 4.125%06-15-2026	**	67,667,929
UNITED STATES OF AMER TREAS NOTES 4.25% 09-30-2024	**	64,468,406
UNITED STATES OF AMER TREAS NOTES 4.375% 10-31-2024	**	2,987,227
UNITED STATES OF AMER TREAS NOTES 4.375% 10-31-2024	**	144,805,808
UNITED STATES OF AMER TREAS NOTES 4.375%08-31-2028	**	42,917,991
UNITED STATES OF AMER TREAS NOTES 4.375%12-15-2026	**	229,604,757

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES OF AMER TREAS NOTES 4.5% 11-15-2025	**	5,519,551
UNITED STATES OF AMER TREAS NOTES 4.5% 11-15-2025	**	37,171,666
UNITED STATES OF AMER TREAS NOTES 4.625% 03-15-2026	**	21,317,198
UNITED STATES OF AMER TREAS NOTES 4.625%09-30-2028	**	32,864,949
UNITED STATES OF AMER TREAS NOTES 4.625%10-15-2026	**	96,358,233
UNITED STATES OF AMER TREAS NOTES 4.875%11-30-2025	**	3,125,742
UNITED STATES OF AMER TREAS NOTES 5.0% 08-31-2025	**	484,500
UNITED STATES OF AMER TREAS NOTES DTD 10/31/2022 4.125% 10-31-2027	**	5,035,156
UNITED STATES OF AMER TREAS NOTES DTD 10/31/2022 4.125% 10-31-2027	**	8,922,297
UNITED STATES OF AMER TREAS NOTES DTD 11/15/2022 4.125%11-15-2032	**	7,128,789
UNITED STATES OF AMER TREAS NOTES WIT 1 1/8 11/30/26 1.25% DUE 11-30-2026 BEO	**	203,500
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	36,093
UNITED STATES TREAS 2.375% DUE 02-15-2042 REG	**	4,621,875
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	16,722,875
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	5,343,325
UNITED STATES TREAS BDS 2.25% DUE 08-15-2046	**	3,570,898
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	321,688
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	2,686,035
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	971,578
UNITED STATES TREAS BDS 1.875% 11-15-2051	**	3,178,125
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	**	11,260,641
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	**	4,085,591
UNITED STATES TREAS BDS 15/05/2042 3.25%DUE 05-15-2042 REG	**	14,442,891
UNITED STATES TREAS BDS 2% 11-15-2041	**	726,289
UNITED STATES TREAS BDS 2% 11-15-2041	**	43,334,037
UNITED STATES TREAS BDS 2.0% 02-15-2052	**	4,877,852
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	229,406
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	64,310,219
UNITED STATES TREAS BDS 2.25% 08-15-2049	**	350,859
UNITED STATES TREAS BDS 2.25% DUE 05-15-2051 REG	**	451,877
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	**	8,488,246
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	1,637,109
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	17,189,648
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	**	1,839,609
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	276,832
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	489,070
UNITED STATES TREAS BDS 4.375% DUE 11-15-2039	**	1,045,234
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	169,836
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	1,255,313
UNITED STATES TREAS BDS DTD 00209 3.5% DUE 02-15-2039 REG	**	665,219
UNITED STATES TREAS BDS DTD 00218 3.875%DUE 08-15-2040 REG	**	1,956,250
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	1,922,930
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	22,338,033
UNITED STATES TREAS BDS DTD 00300 4.75% 11-15-2053	**	8,517,994
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	**	14,705
UNITED STATES TREAS BDS DTD 02/15/2023 3.875% 02-15-2043	**	6,028,805
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	4,708,422
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	**	658,969

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BDS DTD 11/15/2022 4% 11-15-2052	**	1,784,320
UNITED STATES TREAS BDS DTD 11/15/2023 4.75% 11-15-2043	**	6,716,775
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	9,699,125
UNITED STATES TREAS BDS DTD 2.75% 11-15-2047	**	2,345,742
UNITED STATES TREAS BDS TREASURY BOND 2.375% DUE 11-15-2049 REG	**	1,225,859
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	4,539,082
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	44,901,996
UNITED STATES TREAS INFL INDEX NTS 0.5% 01-15-2028	**	5,056,542
UNITED STATES TREAS NTS .125% DUE 04-15-2025 REG	**	1,263,594
UNITED STATES TREAS NTS .125% DUE 07-15-2030	**	2,172,600
UNITED STATES TREAS NTS .625% DUE 07-15-2032 REG	**	8,634,238
UNITED STATES TREAS NTS 1.5% DUE 11-30-2028 BEO	**	40,491,451
UNITED STATES TREAS NTS 2.375% 03-31-2029	**	36,592,569
UNITED STATES TREAS NTS 2.75% 04-30-2025	**	11,773,615
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	3,839,062
UNITED STATES TREAS NTS 3.125% DUE 08-31-2029 REG	**	105,776
UNITED STATES TREAS NTS 3.625% 12-31-2029	**	15,442,758
UNITED STATES TREAS NTS 3.75% 12-31-2028	**	119,369
UNITED STATES TREAS NTS 4.25% 12-31-2025	**	111,848,369
UNITED STATES TREAS NTS 4.375% 08-15-2026	**	94,104,300
UNITED STATES TREAS NTS 4.625% 11-15-2026	**	149,175,338
UNITED STATES TREAS NTS 4.625% 09-15-2026	**	96,351,771
UNITED STATES TREAS NTS DTD 01/15/2023 3.875% 01-15-2026	**	25,083,436
UNITED STATES TREAS NTS DTD 02/15/2023 3.5% 02-15-2033	**	291,492
UNITED STATES TREAS NTS DTD 02/15/2023 3.5% 02-15-2033	**	2,176,475
UNITED STATES TREAS NTS DTD 02/15/2023 4% 02-15-2026	**	134,156,060
UNITED STATES TREAS NTS DTD 05/31/2023 3.75% 05-31-2030	**	6,947,500
UNITED STATES TREAS NTS DTD 06/15/2022 2.875% DUE 06-15-2025	**	29,716,000
UNITED STATES TREAS NTS DTD 06/30/2021 1.25% 06-30-2028	**	5,177,406
UNITED STATES TREAS NTS DTD 07/15/2023 4.5% 07-15-2026	**	57,282,404
UNITED STATES TREAS NTS DTD 10/31/2022 4% 10-31-2029	**	11,064,883
UNITED STATES TREAS NTS DTD 11/30/2023 4.375% 11-30-2030	**	7,645,560
UNITED STATES TREAS NTS DTD 3.875% 11-30-2029	**	65,651,375
UNITED STATES TREAS NTS T NOTE 2.125% 05-31-2026	**	7,640,625
UNITED STATES TREAS NTS T-NOTE 4.375% 11-30-2028	**	348,773
UNITED STATES TREAS NTS WIT 0 3/4 04/30/26 .75% DUE 04-30-2026 BEO	**	2,193,361
UNITED STATES TREAS SEC STRIP DISC NT 02-15-2049	**	307,298
UNITED STATES TREAS SEC STRIPPED INT PMT00019 02-15-2039 (UNDDATE) REG	**	694,044
UNITED STATES TREAS SEC STRIPPED INT PMT00122 02-15-2040 (UNDDATE) REG	**	1,095,530
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	**	584,473
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	782,733
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	1,779,160
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	1,635,404
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	1,166,787
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,108,584
UNITED STATES TREAS SEC STRIPPED INT PMT316 05-15-2027 (UNDDATE) REG	**	674,021
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2041	**	2,358,838
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2041	**	391,567

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	9,306
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	2,003,210
UNITED STATES TREAS SEC STRIPPED INT PMTNT 194 08-15-2040 (UNDDATE) REG	**	2,589,139
UNITED STATES TREAS TNOTE 2.0% 06-30-2024	**	2,131,256
UNITED STATES TREASURY 2.25% 11-15-2027	**	2,822,930
UNITED STS STL CORP NEW COM	**	523,912
UNITED STS TREAS BILLS DTD 07/13/2023 0%07-11-2024	**	27,296,218
UNITED STS TREAS NTS 0.125% 07-15-2031	**	716,129
UNITED STS TREAS NTS .5% DUE 02-28-2026 REG	**	5,107,388
UNITED STS TREAS NTS .875% 06-30-2026	**	3,145,266
UNITED STS TREAS NTS 1.25% 03-31-2028	**	4,976,854
UNITED STS TREAS NTS DTD .875% 11-15-2030	**	3,291,562
UNITED THERAPEUTICS CORP DEL COM STK	**	1,888,855
UNITEDHEALTH GROUP 1.25% DUE 01-15-2026	**	309,106
UNITEDHEALTH GROUP 2.375% DUE 08-15-2024	**	961,515
UNITEDHEALTH GROUP 3.875% DUE 08-15-2059	**	130,879
UNITEDHEALTH GROUP 5.875% DUE 02-15-2053	**	517,237
UNITEDHEALTH GROUP FIXED 2.95% DUE 10-15-2027	**	1,087,481
UNITEDHEALTH GROUP FIXED 3.875% DUE 12-15-2028	**	312,815
UNITEDHEALTH GROUP FIXED 4.25% DUE 06-15-2048	**	107,650
UNITEDHEALTH GROUP INC 2.0% 05-15-2030	**	129,846
UNITEDHEALTH GROUP INC 2.3% DUE 05-15-2031 BEO	**	130,210
UNITEDHEALTH GROUP INC 3.05% DUE 05-15-2041 BEO	**	321,468
UNITEDHEALTH GROUP INC 3.375% DUE 04-15-2027 REG	**	1,158,926
UNITEDHEALTH GROUP INC 4.0% 05-15-2029	**	1,538,836
UNITEDHEALTH GROUP INC 4.45% DUE 12-15-2048 REG	**	27,562
UNITEDHEALTH GROUP INC 4.5% 04-15-2033	**	7,480,113
UNITEDHEALTH GROUP INC COM	**	73,167,221
UNITEDHEALTH GROUP INC SR NT 4.25% 01-15-2029	**	11,583,118
UNIV CALIF REGTS MED CTR POOLED REV 4.132% DUE 05-15-2032 REG	**	1,770,158
UNIVANICH PALM OIL THB0.5(ALIEN MKT)	**	29,117
UNIVERSAL DISPLAY CORP COM	**	3,258,497
UNIVERSAL ELECTRS INC COM	**	8,038
UNIVERSAL INS HLDGS INC COM	**	147,623
UNIVERSAL SCIENTIFIC IND 'A'CNY1 (STOCK CONNECT)	**	1,234,829
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	564,832
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	7,589,460
UNIVERSITY MICH UNIV REVS TAXABLE-GEN-SER A 4.454% 04-01-2122	**	6,273,918
UNIVERSITY PA TRUSTEES 3.61% DUE 02-15-2119 REG	**	2,157,551
UNIVERSITY VA UNIV REVS 3.227% 09-01-2119 BEO TAXABLE	**	4,025,947
UNUM GROUP	**	411,819
UPLAND SOFTWARE INC COM	**	5,076
UPWORK INC COM	**	686,384
URANIUM ENERGY CORP COM	**	651,840
URBAN OUTFITTERS INC COM	**	460,330
US AIRWAYS GROUP INC 5.9 DUE 10-01-2024	**	1,299,386
US BANCORP	**	27,436,014
US FOODS HLDG CORP COM	**	1,387,866

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
US TREAS BDS DTD 02-15-2011 4.75% DUE 02-15-2041 REG	**	260,372
US TREAS SEC 0 DUE 11-15-2041	**	9,193
US TREAS SEC 0 DUE 11-15-2041	**	349,342
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	1,698,813
US TREAS SEC STRIPPED INT PMT 0 STRIP 15/11/2028 USD1000 11-15-2028 REG	**	1,656,302
US TREAS SEC STRIPPED INT PMT GENERIC TINT PMT 08-15-2028 REG	**	4,181,845
US TREAS SEC STRIPPED INT PMT NT 200 0 11-15-2040 REG	**	1,776,988
US TREAS SEC STRIPPED INT PMT NT 200 0 11-15-2040 REG	**	394,617
US TREAS SEC STRIPPED INT PMT ZCP NT 2060 2-15-2041 REG	**	1,126,327
US TREAS SEC STRIPPED INT PMT ZCP NT 2060 2-15-2041 REG	**	1,036,294
US TREASURY 1.75% DUE 03-15-2025 REG	**	109,691,543
US TREASURY N/B 2.25% 11-15-2024	**	48,881
US TREASURY N/B 2.25% 11-15-2024	**	889,632
US TREASURY N/B 3.125% DUE 08-31-2027 REG	**	106,979
USANA HEALTH SCIENCES INC CDT-SHS	**	166,160
USD INTEREST BEARING DEPOSIT	**	27,216,529
USIMINAS USI SD MG PRF'A'NPV	**	416,535
UTAH ST 3.539% 07-01-2025 BEO TAXABLE	**	3,174,945
UTD AIRLS INC 3.5% DUE 09-01-2031	**	141,938
UTD AIRLS INC 3.7% DUE 09-01-2031	**	465,079
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	311,693
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	2,702,375
UTD CONTL HLDGS FIXED 4.15% DUE 04-11-2024	**	1,746,013
UTD STATES TREAS 2.125% DUE 09-30-2024	**	165,423,497
UTD STATES TREAS 2.75% DUE 07-31-2027	**	144,082
UTD STATES TREAS 2.75% DUE 07-31-2027	**	26,290,168
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2030	**	3,939,991
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2039	**	2,130,513
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2044	**	370,737
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2030	**	2,923,905
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	**	39,841
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	**	194,778
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2042	**	8,746
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	3,764,800
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	1,296,764
UTD TRACTORS IDR250	**	2,283,366
UWM MTG TR 2.5% DUE 12-25-2051	**	1,428,381
UWM MTG TR FLTG RT 3% DUE 01-25-2052	**	1,508,456
UWM MTG TR FLTG RT 5% DUE 11-25-2051	**	2,150,407
V F CORP COM	**	3,837,550
V TECHNOLOGY NPV	**	28,232
VA ELEC & PWR CO 4.45 02-15-2044	**	104,528
VA ELEC & PWR CO 3.15% DUE 01-15-2026	**	3,878,125
VA ELEC & PWR CO 3.8% DUE 04-01-2028	**	160,109
VAIL RESORTS INC COM	**	1,536,984
VAL NATL BANCORP COM	**	2,972,621
VALARIS LTD COM USD0.40	**	476,767
VALE OVERSEAS LTD 6.25% DUE 08-10-2026	**	1,687,495

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	**	3,655,550
VALERO ENERGY CORP COM STK NEW	**	1,614,210
VALERO ENERGY CORP NEW 2.8% 12-01-2031	**	3,296,297
VALHI INC NEW COM NEW COM NEW	**	24,426
VALID SOLUCOES S.A COM NPV	**	21,818
VALMONT INDS INC COM	**	4,361,033
VALOR HOLDINGS NPV	**	55,406
VALUECOMMERCE CO.L NPV	**	132,153
VANDA PHARMACEUTICALS INC COM	**	120,236
VAR ENERGI ASA 5% 05-18-2027	**	6,282,080
VAREX IMAGING CORP COM	**	4,273,246
VARONIS SYS INC COM	**	2,744,738
VAXCYTE INC COM	**	1,254,116
VBG GROUP AB SER'B'NPV	**	222,267
VECTOR GROUP LTD COM STK	**	472,068
VEECO INSTRS INC DEL COM	**	372,391
VEEVA SYS INC CL A COM CL A COM	**	8,658,780
VENTAS RLTY LTD PARTNERSHIP 3.0% 01-15-2030 REG	**	1,413,853
VENTAS RLTY LTD PARTNERSHIP 3.75 DUE 05-01-2024	**	292,912
VERA BRADLEY INC COM STK	**	11,920
VERACYTE INC COM	**	517,436
VERADIGM INC COM USD0.01	**	114,341
VERALTO CORP COM	**	426,189
VERIS RESIDENTIAL INC COM STK USD0.01	**	1,502,184
VERIZON .85% DUE 11-20-2025	**	1,595,888
VERIZON 2.65% DUE 11-20-2040	**	307,242
VERIZON 2.65% DUE 11-20-2040	**	1,171,136
VERIZON 3% DUE 03-22-2027	**	266,379
VERIZON 3.85% DUE 11-01-2042	**	50,387
VERIZON 3.875% DUE 02-08-2029	**	2,319,451
VERIZON 4% DUE 03-22-2050	**	308,812
VERIZON 4.862% DUE 08-21-2046	**	47,882
VERIZON COMMUNICATIONS 4.125% DUE 03-16-2027	**	2,021,326
VERIZON COMMUNICATIONS INC 1.68% 10-30-2030 USD	**	330,079
VERIZON COMMUNICATIONS INC 3.15% DUE 03-22-2030	**	860,396
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	495,159
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	1,259,684
VERIZON COMMUNICATIONS INC NT 2.355% 03-15-2032	**	3,157,525
VERIZON FIXED 2.1% DUE 03-22-2028	**	115,893
VERIZON FIXED 2.1% DUE 03-22-2028	**	6,537,113
VERIZON FIXED 2.55% DUE 03-21-2031	**	1,147,589
VERIZON FIXED 3.5% DUE 11-01-2024	**	1,807,180
VERIZON FIXED 4.016% DUE 12-03-2029	**	836,377
VERIZON FIXED 4.016% DUE 12-03-2029	**	7,085,006
VERIZON MASTER TR SER 23-7 CL A1A 0.0567% 11-20-2029	**	5,138,302
VEROS AUTO 7.12% DUE 11-15-2028	**	549,742
VERRA MOBILITY CORP	**	1,047,105
VERTEX INC CL A CL A	**	1,218,577

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VERTEX PHARMACEUTICALS INC COM	**	17,644,785
VERUS SECURITIZATION TR 2021-3 MTG BACKED NT CL A-3 144A 1.437% 06-25-2066	**	2,071,376
VIACOM INC NEW 5.85% DUE 09-01-2043	**	745,931
VIASAT INC COM	**	67,946
VIATRIS INC SR NT 1.65% 06-22-2025	**	1,917,597
VIATRIS INC SR NT 2.7% 06-22-2030	**	2,859,929
VIATRIS INC SR NT 3.85% 06-22-2040	**	816,990
VIAVI SOLUTIONS INC COM NPV	**	1,407,444
VIBRA ENERGIA S.A. COM NPV	**	1,323,169
VICAT SA EUR4	**	158,251
VICI PROPERTIES LP 4.75% 02-15-2028	**	3,819,607
VICI PROPERTIES LP NEW ISSUE 3YR 4.375% 05-15-2025	**	7,139,130
VICTORIA GOLD CORP COM NPV(POST REV SPLIT)	**	45,394
VICTORY CAP HLDGS INC DEL CL A CL A	**	707,157
VIKING THERAPEUTICS INC COM	**	520,466
VIMEO INC COM	**	144,307
VIR BIOTECHNOLOGY INC COM	**	75,953
VIRGINIA ELEC & PWR CO 3.75% 05-15-2027	**	1,821,944
VIRTU FINL INC CL A CL A	**	715,340
VISA INC 1.9% DUE 04-15-2027 REG	**	185,961
VISA INC 3.15% DUE 12-14-2025	**	644,094
VISA INC 4.3% DUE 12-14-2045	**	346,116
VISA INC COM CL A STK	**	38,485,197
VISION INC NPV	**	246,907
VISTEON CORP COM NEW COM NEW	**	1,611,210
VISTRA CORP COM USD0.01	**	5,161,102
VISUAL PHOTONICS TWD10	**	251,022
VITAL KSK HOLDINGS NPV	**	95,528
VIVA BIOTECH HOLDI USD0.000025	**	58,090
VIVA ENERGY GROUP NPV	**	6,706,765
VMWARE INC 1.4% 08-15-2026	**	228,785
VMWARE INC 1.4% 08-15-2026	**	9,020,525
VMWARE INC 3.9% 08-21-2027	**	8,328,528
VMWARE INC SR NT 1.8% 08-15-2028	**	114,097
VODAFONE GROUP PLC 5.625% DUE 02-10-2053	**	202,691
VODAFONE QATAR QAR1	**	448,414
VOLKSWAGEN AUTO 5.8% DUE 04-20-2028	**	2,234,207
VOLKSWAGEN AUTO LN 5.48% DUE 12-20-2028	**	8,288,966
VOLKSWAGEN AUTO LN ENHANCED TR 2023-1 SER 23-1 CL A2A 5.5% 12-21-2026	**	2,628,586
VOLKSWAGEN AUTO LOAN ENHANCED TRUST SER 23-1 CL A3 5.02% 06-20-2028	**	2,348,048
VOLKSWAGEN GROUP 4.35% DUE 06-08-2027	**	2,711,095
VOLTAMP TRANSFORME INR10	**	165,025
VOLUTION GRP PLC ORD GBP0.01	**	186,853
VOLVO AB SER'B'NPV	**	10,769,123
VORONOI INC KRW500	**	15,681
VOSSLOH AG ORD NPV	**	30,445
VOYA FINL INC COM	**	968,544
VSTRONG AUTO 6.87% DUE 11-15-2027	**	2,427,474

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VT HOLDINGS CO LTD NPV	**	94,980
VTEX COM USD0.0001 CL A	**	31,180
VULCAN MATERIALS CO COM	**	10,088,828
W P CAREY INC 2.25% DUE 04-01-2033	**	663,137
W P CAREY INC 2.4% DUE 02-01-2031	**	76,186
W VA UNIV HLTH SYS 3.129% DUE 06-01-2050	**	279,105
WAH LEE INDUSTRIAL TWD10	**	125,296
WAJAX CORP COM	**	208,419
WALLENIUS WILHELMSEN LOGISTICS ASA	**	255,019
WALMART INC 1.5% DUE 09-22-2028 BEO	**	259,303
WALMART INC 1.8% DUE 09-22-2031 BEO	**	178,229
WALMART INC 2.375% DUE 09-24-2029	**	91,166
WALMART INC 3.95% DUE 09-09-2027 BEO	**	1,010,131
WALMART INC 4.0% DUE 04-15-2026	**	1,616,694
WALMART INC COM	**	4,532,910
WARBY PARKER INC CL A COM CL A COM	**	692,381
WARNER BROS DISCOVERY INC	**	6,955,581
WARNER MUSIC GROUP CORP CL A CL A	**	5,199,607
WARNERMEDIA HLDGS INC 5.141% 03-15-2052	**	1,725,714
WARNERMEDIA HLDGS INC SR NT 3.755% 03-15-2027	**	6,499,752
WARNERMEDIA HLDGS INC SR NT 4.279% 03-15-2032	**	293,255
WARNERMEDIA HOLDINGS INC. 5.05% 03-15-2042	**	2,654,537
WARNERMEDIA HOLDINGS INC. 6.412% 03-15-2026	**	810,350
WARPAINT LONDON ORD GBP0.25	**	47,486
WARRIOR MET COAL INC COM	**	996,372
WASION HOLDINGS LTD	**	162,652
WASTE MANAGEMENT INC 4.875% 02-15-2029	**	1,548,884
WAVESTONE EUR0.025	**	152,381
WAYFAIR INC CL A CL A	**	3,377,581
WEATHERFORD INTL LTD COMMON STOCK	**	1,128,665
WEBLINK INTERNATIO TWD10	**	72,052
WEC ENERGY GROUP 5.15% DUE 10-01-2027	**	220,302
WEC ENERGY GROUP INC 4.75% DUE 01-09-2026	**	8,945,588
WEC ENERGY GROUP INC 5.0% DUE 09-27-2025BEO	**	154,707
WEC ENERGY GROUP INC 5.6% 09-12-2026	**	1,593,250
WEICHAI POWER CO H CNY1	**	405,801
WELL SHIN TECHNOLO TWD10	**	128,027
WELLFLEET CLO 2017-1 LTD / SR SECD NT CLA-1-R-R FLTG 6.46942% 04-20-2029	**	752,424
WELLS FARGO & CO 2.393% 06-02-2028	**	1,044,844
WELLS FARGO & CO 2.406% 10-30-2025	**	6,108,559
WELLS FARGO & CO 2.572% 02-11-2031	**	2,890,451
WELLS FARGO & CO 2.879% 10-30-2030	**	160,231
WELLS FARGO & CO 3% DUE 10-23-2026	**	237,445
WELLS FARGO & CO 3% DUE 10-23-2026	**	3,352,716
WELLS FARGO & CO 3.75% DUE 01-24-2024	**	3,764,898
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	344,387
WELLS FARGO & CO 4.4% DUE 06-14-2046	**	101,158
WELLS FARGO & CO 4.478% 04-04-2031	**	628,824

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & CO 4.48% DUE 01-16-2024	**	8,299,391
WELLS FARGO & CO 4.75% DUE 12-07-2046	**	115,284
WELLS FARGO & CO 4.808% 07-25-2028	**	4,831,186
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	61,108
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	337,462
WELLS FARGO & CO MEDIUM TERM 3.068% 04-30-2041	**	455,023
WELLS FARGO & CO MEDIUM TERM 5.013% 04-04-2051	**	4,577,210
WELLS FARGO & CO MEDIUM TERM SR NTS 6.491% 10-23-2034	**	327,013
WELLS FARGO & CO MEDIUM TERM SR NTS 2.188% 04-30-2026	**	1,083,075
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK3.526% 03-24-2028	**	4,581,982
WELLS FARGO & CO MEDIUM TERM SR NTS BOOKENTRY 3.35% 03-02-2033	**	26,278
WELLS FARGO & CO NEW COM STK	**	41,609,062
WELLS FARGO & CO VAR RT 3.908% DUE 04-25-2026	**	284,267
WELLS FARGO & COMPANY 2.164% 02-11-2026	**	7,391,171
WELLS FARGO & COMPANY 3.584% 05-22-2028	**	26,700,246
WELLS FARGO & COMPANY 4.54% 08-15-2026	**	606,589
WELLS FARGO & COMPANY 4.897% 07-25-2033	**	4,877,745
WELLS FARGO & COMPANY 5.389% 04-24-2034	**	1,207,333
WELLS FARGO & COMPANY 5.389% 04-24-2034	**	2,751,713
WELLS FARGO & COMPANY 5.557% 07-25-2034	**	2,060,918
WELLS FARGO & COMPANY 5.557% 07-25-2034	**	20,405
WELLS FARGO & COMPANY 5.574% 07-25-2029	**	9,754,878
WELLS FARGO & COMPANY 6.303% 10-23-2029	**	316,464
WELLS FARGO & COMPANY 6.303% 10-23-2029	**	9,936,970
WELLS FARGO BANK NATL ASSOCIATION 5.55% 08-01-2025	**	3,943,230
WELLS FARGO BK N A 5.45% DUE 08-07-2026	**	1,017,244
WELLS FARGO BK N A 5.45% DUE 08-07-2026	**	4,618,286
WELLS FARGO BK N A CTF DEP 11-03-2023 FLTG RT11-04-2024	**	6,608,362
WELLS FARGO COML 2.788% DUE 07-15-2048	**	1,421,284
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,050,129
WELLS FARGO COML 3.418% DUE 09-15-2050	**	6,799,727
WELLS FARGO COML 3.426% DUE 03-15-2059	**	2,602,574
WELLS FARGO COML 3.656% DUE 12-15-2048	**	3,930,541
WELLS FARGO COML 3.783% DUE 02-15-2048	**	845,233
WELLS FARGO COML 3.862% DUE 12-15-2039	**	1,728,170
WELLS FARGO COML FLTG RT 3.87366% DUE 06-15-2036	**	1,569,691
WELLS FARGO COML FLTG RT 4.47728% DUE 12-15-2059	**	1,769,488
WELLS FARGO COML MTG TR 2016-C36 SR 16-C36 CL A3 2.807% 11-15-2059	**	794,178
WELLS FARGO COML MTG TR 2016-NXS5 COML MTG PASSTHRU CTF CL 3.372% 01-15-2059	**	3,828,159
WELLS FARGO COML MTG TR 2017-C40 SR 17-C40 CL A2 2.495% 10-15-2050	**	534,944
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	2,082,129
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	4,802,483
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 1.354% 04-15-2054	**	3,740,191
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 2.298% 04-15-2054	**	1,532,380
WELLS FARGO COML MTG TR 2022-C62 COML MTG PASS THRU CTF CL 3.589% 04-15-2055	**	8,211,377
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	**	3,482,498
WELLTOWER INC 4% DUE 06-01-2025	**	98,172
WELLTOWER INC 2.7% DUE 02-15-2027	**	1,444,747

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLTOWER INC 3.1% DUE 01-15-2030	**	225,875
WELLTOWER INC 3.625% DUE 03-15-2024	**	2,458,331
WELLTOWER INC 4.25% DUE 04-01-2026	**	2,560,674
WELSPUN CORP LTD INR5	**	114,519
WELSPUN LIVING LIMITED	**	383,505
WERNER ENTERPRISES INC COM	**	5,826,172
WESCO INTL INC COM	**	1,178,211
WEST PHARMACEUTICAL SVCS INC COM	**	335,218
WESTAMERICA BANCORPORATION COM	**	2,986,120
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	171,281
WESTAR ENERGY INC FIXED 3.25% 09-01-2049	**	106,086
WESTERN ALLIANCE BANCORPORATION COM	**	1,949,884
WESTERN GAS PARTNERS LP 4.75% 08-15-2028	**	1,005,598
WESTERN MIDSTREAM OPER LP 6.35% 01-15-2029	**	6,794,897
WESTERN UN CO FIXED 1.35% DUE 03-15-2026	**	1,652,345
WESTGOLD RESOURCES NPV	**	862,976
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	**	3,597,486
WESTLAKE 1.24% DUE 11-17-2025	**	128,079
WESTLAKE 5.82% DUE 05-17-2027	**	2,010,080
WESTLAKE 6.68% DUE 04-17-2028	**	1,408,477
WESTLAKE 7.01% DUE 11-15-2028	**	1,010,605
WESTN GAS PARTNERS 4.65% DUE 07-01-2026	**	2,828,888
WESTPAC BKG CORP 4.184% DUE 05-22-2028	**	6,160,908
WESTPAC BKG CORP 4.322% DUE 11-23-2031	**	278,964
WESTPAC BKG FIXED 2.668% DUE 11-15-2035	**	407,452
WESTROCK CO CORP BOND 3.75% 03-15-2025	**	3,249,167
WEX INC COM	**	4,838,653
WEYERHAEUSER CO 4.75% 05-15-2026	**	796,453
WEYERHAEUSER CO FIXED 4% DUE 04-15-2030	**	4,577,875
WEYERHAEUSER CO SR NT 4% 03-09-2052	**	822,491
WFRBS COML MTG TR FLTG RT 4.0689997673% DUE 09-15-2057	**	4,208,986
WFRBS COML MTG TR MTG PASS SER 2014-C20 CL C 4.513 05-15-2047	**	934,638
WHA CORPORATION THB0.1(NVDR)	**	423,984
WHIRLPOOL CORP COM	**	2,856,968
WHITEBOX CLO III LTD / WHITEBOX CLO SERIES 21-3A CLASS A115 FLTG 10-15-2034	**	1,796,445
WHITEBOX CLO IV LTD / WHITEBOX CLO 7.46781% 04-20-2036	**	2,311,675
WI TREASURY N/B 28/02/2029 1.875% 02-28-2029	**	6,352,773
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	505,299
WI TREASURY SEC 3.375% 05-15-2033	**	7,693,750
WI TREASURY SEC 3.875% 05-15-2043	**	9,568,750
WIHLBORGS FAST. AB NPV	**	180,778
WIJAYA KARYA BETON IDR100	**	14,046
WILEY JOHN & SONS INC CL A	**	357,837
WILL GROUP INC NPV	**	51,658
WILLFAR CNH	**	206,241
WILLIAMS COMPANIES INC 2.6% 03-15-2031	**	685,053
WILLIAMS COMPANIES INC 4.55 DUE 06-24-2024	**	1,717,423
WILLIAMS COMPANIES INC 5.4% DUE 03-02-2026	**	12,043,825

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WILLIAMS COS INC 5.3% 08-15-2028	**	2,397,741
WILLIAMS PARTNERS 3.75% DUE 06-15-2027	**	2,059,244
WILLIAMS PARTNERS 4.3% DUE 03-04-2024	**	2,423,896
WILLIAMS PARTNERS 4.9% DUE 01-15-2045	**	409,825
WILLIAMS PARTNERS 5.1% DUE 09-15-2045	**	642,615
WILLIAMS PARTNERS 5.4% DUE 03-04-2044	**	242,802
WILLIAMS PARTNERS FIXED 4.85% DUE 03-01-2048	**	273,545
WILLIAMS SONOMA INC COM	**	453,400
WILLSCOT MOBILE MINI HLDGS CORP COM	**	2,996,185
WIND RIV 2019-3 CLO LTD / WIND RIV 1.16431% 04-15-2031	**	498,878
WIND RIV 2019-3 CLO LTD / WIND RIV 1.16431% 04-15-2031	**	6,585,192
WINGARC1ST INC NPV	**	447,138
WINGSTOP INC COM	**	1,182,834
WINNEBAGO INDS INC COM	**	9,881,070
WINPAK LTD COM NPV	**	60,547
WISCONSIN ST GEN FD ANNUAL APPROPRIATIONREV 2.483% 05-01-2027 BEO TAXABLE	**	1,883,168
WISDOM TREE INC	**	219,452
WISTRON NEWEB CORP TWD10	**	1,632,158
WIX.COM LTD COM ILS0.01	**	5,695,826
WOLTERS KLUWER EUR0.12	**	5,681,336
WOLVERINE WORLD WIDE INC COM	**	255,312
WOODWARD INC COM	**	7,888,461
WORKDAY INC CL A COM USD0.001	**	1,014,244
WORKDAY INC SR NT 3.5% 04-01-2027	**	266,278
WORKDAY INC SR NT 3.5% 04-01-2027	**	1,774,866
WORKDAY INC SR NT 3.8% 04-01-2032	**	745,710
WORKDAY INC SR NT 3.8% 04-01-2032	**	3,038,767
WORKIVA INC COM CL A COM CL A	**	8,297,336
WORLD CO LTD NPV	**	660,179
WORLD FINL NETWORK CR CARD MASTER SER 2023-A AST BACKED NT CL 5.02% 03-15-2030	**	1,036,235
WORLD KINECT CORPORATION COM USD0.01	**	661,964
WORLD OMNI AUTO RECEIVABLES SER 22-B CL A3 3.25% 07-15-2027	**	1,446,020
WORLD OMNI AUTO RECEIVABLES TRUST SER 23-C CL A3 5.15% DUE 11-15-2028	**	5,142,328
WORLD OMNI AUTOMOBILE LEASE SECURITIZATISR 23-A CL A-3 5.07% DUE 09-15-2026	**	454,929
WORLDWIDE PLAZA TR 3.5263% DUE 11-10-2036 BEO	**	1,364,690
WOWOW INC NPV	**	25,757
WOWPRIME CORP TWD10	**	321,784
WP CAREY INC 2.45% 02-01-2032	**	1,875,712
WPIL INR10	**	23,970
WRKCO INC 3% DUE 06-15-2033	**	215,842
WRKCO INC 3.9% DUE 06-01-2028	**	47,758
WT MICROELECTRONIC TWD10	**	282,253
WT MICROELECTRONIC TWD10 RIGHT 02/01/2024	**	4,346
XCEL ENERGY INC COM	**	7,327,791
XD INC COM	**	88,303
XEBIO HOLDINGS CO NPV	**	131,553
XENIA HOTELS & RESORTS INC COM	**	557,698
XENON PHARMACEUTICALS INC COMMON STOCK	**	1,473,920

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
XEROX HLDGS CORP COM NEW COM NEW	**	434,274
X-FAB SIL FOUND NPV	**	27,585
XIAMEN JIHONG TECH 'A'CNY1	**	1,001,061
XIANGPIAOPIAO FOOD CO LTD A CNY1 (STOCK CONNECT LINE)	**	457,590
XIANGYU MEDICAL CO CNY1 A (SHANGHAI STOCK CONN	**	166,061
XINHUA WINSHARE PU 'H'CNY1	**	331,989
XJ INTERNATIONAL HOLDINGS CO., LTD.	**	4,334
XP INC COM USD0.00001 CLASS A	**	1,732,951
XPERI INC COM	**	132,725
XPO INC COM	**	2,700,750
XPONENTIAL FITNESS INC COM CL A COM CL A	**	153,133
XYLEM INC COM	**	2,934,363
YADEA GROUP HOLDIN USD0.00001	**	506,030
YAGEO CORP TWD10	**	797,543
YALE UNIV FIXED .873% DUE 04-15-2025	**	15,808,863
YAMABIKO CORPO NPV	**	61,546
YAMAZEN CORP NPV	**	99,854
YANCOAL AUSTRALIA LTD	**	1,678,646
YANGZIJIANG SHIPBU NPV (SGD)	**	900,823
YDUQS PARTICIPAC COM NPV	**	701,548
YE DIGITAL CORPORA NPV	**	23,876
YELP INC COM	**	963,464
YG ENTERTAINMENT INC	**	29,167
YICHANG HEC CHANGJIANG PHARMACTL CO 'H' CNY1	**	230,427
Y-MABS THERAPEUTICS INC COM	**	6,636
YOKOGAWA B HOLDING NPV	**	115,171
YOKOWO CO LTD NPV	**	77,830
YOROZU CORP NPV	**	38,810
YOSSIX HOLDINGS CO LTD NPV	**	117,604
YPSOMED HOLDING AG CHF11.60(REGD)	**	301,326
YTL CORP NPV	**	692,534
YTL POWER INTL NPV	**	884,108
YUEXIU TRANSPORT I HKD0.10	**	35,922
YUM CHINA HLDGS INC COM	**	2,174,665
YUTONG BUS CO LTD 'A'CNY1	**	913,652
ZAMIL IND INV CO SAR10	**	67,090
ZENITAKA CORP NPV	**	36,885
ZENITRON CORP TWD10	**	11,144
ZERIA PHARMACEUTIC NPV	**	75,827
ZHEJIANG BAOXINIAO GARMENT CO., LTD. (STOCK CONNECT)	**	237,631
ZHEJIANG CENTURY HUATONG GROUP CO 'A'CNY1 (STOCK CONNECT)	**	229,499
ZHEJIANG MEORIENT COMMERCE&EXHIBITI A CNY1	**	261,745
ZHEJIANG PUBLISHIN A CNY1	**	660,611
ZHEJIANG SEMIR GARMENT CO LTD 'A'CNY1 (STOCK CONNECT LINE)	**	132,974
ZHEJIANG SUPOR CO 'A'CNY1	**	311,929
ZHENGZHOU COAL MNG MACH-H	**	12,278
ZIGEXN CO LTD NPV	**	93,409
ZILLOW GROUP INC COM USD0.0001	**	1,657,075

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ZIMMER BIOMET HLDGS INC COM	**	4,308,180
ZIMMER BIOMET HLDGS INC NT 2.6% 11-24-2031	**	522,098
ZIMVIE INC COM USD0.01 WI	**	169,832
ZINUS INC KRW500	**	11,391
ZIONS BANCORPORATION N A	**	293,315
ZIPRECRUITER INC CL A CL A	**	666,088
ZOETIS INC 2% DUE 05-15-2030	**	198,155
ZOETIS INC COM USD0.01 CL 'A'	**	18,725,479
ZOETIS INC FIXED 5.4% DUE 11-14-2025	**	1,176,652
ZOMATO LIMITED INR1.00	**	933,752
ZOOMINFO TECHNOLOGIES INC COM USD0.01	**	1,171,619
ZOZO INC	**	2,080,933
ZUMIEZ INC COM	**	241,273
ZUORA INC CL A COM CL A COM	**	321,480
ZURICH INSURANCE GROUP AG CHF0.10	**	7,380,203
ZYLOX-TONBRIDGE MEDICAL TECHNOLOGY 144A	**	19,118
ZYMEWORKS DEL INC COM	**	140,109
ZYXEL GROUP CORPORATION TWD10	**	215,181
Metropolitan Life (wrap contract)	**	119,114,721
Prudential (wrap contract)	**	136,599,486
RGA (wrap contract)	**	71,383,352
Royal Bank of Canada (wrap contract)	**	122,603,504
Voya (wrap contract)	**	169,004,442

TOTAL		$71,268,925,053

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through December 2043)	**	$623,266,436

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

THE BOEING COMPANY 401(k) RETIREMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(a) - SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included: ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
$22,372	$—	$22,372	$—	$—

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
401(k) RETIREMENT PLAN

June 12, 2024	/s/ Michael Cleary
Date	Michael Cleary
Senior Vice President and Controller